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INDEX TO FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(4)
Registration No. 333-189838

PROSPECTUS

OCI Resources LP

5,000,000 Common Units

Representing Limited Partner Interests

         This is the initial public offering of our common units representing limited partner interests. We are offering 5,000,000 common units. Prior to this offering, there has been no public market for our common units. Our common units have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "OCIR."

         Investing in our common units involves risks. Please read "Risk Factors" beginning on page 24.

         These risks include the following:

  •
  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution on our units.

  •
  Our general partner and its affiliates have conflicts of interest with us and our unitholders and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our unitholders.

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  Our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

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  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

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  Unitholders will experience immediate and substantial dilution in net tangible book value of $13.90 per common unit.

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  Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service, or IRS, were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our ability to distribute cash to you could be substantially reduced.

  •
  There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop.

         We qualify as an "emerging growth company" under the Securities Act of 1933, as amended, or the Securities Act, and as such, are allowed to provide in this prospectus more limited disclosures than an issuer that would not so qualify and are eligible for reduced reporting and compliance requirements in the future. Please read "Summary—Emerging Growth Company Status" and "Risk Factors."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total

Public Offering Price	$19.00	$95,000,000

Underwriting Discount(1)	$1.14	$5,700,000

Proceeds to OCI Resources LP (before expenses)	$17.86	$89,300,000

(1)
Excludes a structuring fee of 1.00% of the gross proceeds of this offering payable to Citigroup Global Markets Inc. and Goldman, Sachs & Co. Please read "Underwriting."

         To the extent that the underwriters sell more than 5,000,000 common units in this offering, the underwriters have an option to purchase up to an additional 750,000 common units from OCI Resources LP at the initial public offering price less underwriting discounts.

         The underwriters expect to deliver the common units to purchasers on or about September 18, 2013 through the book-entry facilities of The Depository Trust Company.

Citigroup	Goldman, Sachs & Co.

Barclays	Credit Suisse

Prospectus dated September 13, 2013

OCI

A passionate dedication to safety and operational excellence in mining and processing trona ore into soda ash

i

        You should rely only on the information contained in this prospectus, any free writing prospectus prepared by or on behalf of us or any other information to which we have referred you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or solicitation of an offer to buy our common units in any jurisdiction or under any circumstances in which the offer or solicitation is unlawful. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Industry and Market Data

        The data included in this prospectus regarding the trona ore and soda ash industry, including descriptions of trends in the market and our position and the position of our competitors within the industry, is based on a variety of sources, including independent industry publications, government publications and other published independent sources, information obtained from customers, distributors, suppliers and trade and business organizations and publicly available information, as well as our good faith estimates, which have been derived from management's knowledge and experience in the industry in which we operate. Although we have not independently verified the accuracy or completeness of the third-party information included in this prospectus, based on management's knowledge and experience, we believe that such third-party sources are reliable and that the third-party information included in this prospectus or in our estimates is accurate and complete. In addition, we have provided amounts in this prospectus in metric tons converted to short tons at a ratio of 1 metric ton to 1.10231131 short tons. Unless otherwise specifically defined, references to "tons" shall refer to short tons.

        We include a glossary of some of the industry terms used in this prospectus as Appendix A.

v

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this prospectus, including in the sections entitled "Summary," "Risk Factors," "Cash Distribution Policy and Restrictions on Distributions," "How We Make Distributions to Our Partners," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry" and "Business." We have based such forward-looking statements on management's beliefs and assumptions and on information currently available to us. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and may be identified by the use of forward-looking terminology such as the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "forecast," "potential," "continue," "may," "will," "should" or the negative of these terms or similar expressions. In particular, statements in this prospectus concerning future distributions, if any, are subject to the approval of the board of directors of our general partner and will be based upon circumstances then existing.

        When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

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  changes in general economic conditions in the United States and globally;

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  changes in our relationships with our customers or the loss of major customers, including the American Natural Soda Ash Corporation, or ANSAC;

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  the demand for soda ash and the development of glass and glass making products alternatives;

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  changes in soda ash prices;

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  changes in demand for glass in the construction, automotive and beverage industries;

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  shifts in glass production from the United States to international locations;

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  the ability of our competitors to develop more efficient mining and processing techniques;

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  operating hazards and other risks incidental to the mining, processing and shipment of trona ore and soda ash;

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  natural disasters, weather-related delays, casualty losses and other matters beyond our control;

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  increases in electricity and natural gas prices paid by us;

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  inability to renew our mineral leases and license or material changes in lease or license royalties;

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  inability to renew our rail leases and contracts, disruption in railroad service or increases in rail, vessel and other transportation costs;

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  deterioration in our labor relations;

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  large customer defaults;

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  the price and availability of debt and equity financing;

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  changes in interest rates;

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  changes in the availability and cost of capital;

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  changes in tax status; and

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  the effects of existing and future laws and governmental regulations.

        Forward-looking statements involve risks, uncertainties and assumptions. You should not put undue reliance on any forward-looking statements. After the date of this prospectus, we do not have any intention or obligation to update any forward-looking statement, whether as a result of new information or future events except as required by applicable law.

        The risk factors discussed in "Risk Factors" could cause our results to differ materially from those expressed in forward-looking statements. There may also be other risks that we are unable to predict at this time. All forward-looking statements included in this prospectus are expressly qualified in their entirety by these cautionary statements. The "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with this offering.

TRONA RESERVE INFORMATION

        Reserves are broadly defined as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. In accordance with the guidance of the Securities and Exchange Commission, or the SEC, our trona reserves are categorized as "proven (measured) reserves" and "probable (indicated) reserves," which are defined as follows:

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  Proven (Measured) Reserves—Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

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  Probable (Indicated) Reserves—Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

        In determining whether our reserves meet these standards, our estimates are based on certain important assumptions. Please see "Business—Trona Reserves."

        The information appearing in this prospectus concerning estimates of our proven and probable reserves is based on a reserve report funded by us and prepared by Hollberg Professional Group, PC, or Hollberg Professional Group, an independent mining and geological consulting firm.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements, before investing in our common units. The information presented in this prospectus assumes, unless otherwise indicated, that the underwriters' option to purchase additional common units is not exercised and that the common units otherwise issuable upon the exercise of such option are instead issued to the owners of our general partner. You should read "Risk Factors" for information about important risks that you should consider before buying our common units.

        OCI Resources LP, or OCI Resources, has been recently formed by OCI Wyoming Holding Co., or OCI Holdings, to hold, at the closing of this offering, a controlling 40.98% general partner interest and 10.02% limited partner interest in OCI Wyoming, L.P., or, including any of its subsidiaries, OCI Wyoming. OCI Wyoming owns and operates a trona ore mining and soda ash production facility in the Green River Basin of Wyoming. This general partner interest in OCI Wyoming was previously held by OCI Holdings. OCI Chemical Corporation, or OCI Chemical, owns 100% of the capital stock of OCI Holdings. OCI Chemical is a wholly owned subsidiary of OCI Enterprises Inc., or Enterprises. Enterprises is a majority owned subsidiary of OCI Company Ltd., or OCI Company. NRP Trona LLC, or NRP, an unaffiliated third party, owns a 39.37% general partner interest and 9.63% limited partner interest in OCI Wyoming. We refer to our general partner interest in OCI Wyoming as the "controlling interest" and to NRP's general partner interest as the "noncontrolling interest." Prior to this offering, the 10.02% limited partner interest in OCI Wyoming was held by OCI Wyoming Co., or Wyoming Co., an entity owned by OCI Holdings. References to our general partner refer to OCI Resource Partners LLC, or OCI GP, a wholly owned subsidiary of OCI Holdings. Please read "Summary—Formation Transactions and Partnership Structure."

        Unless the context otherwise requires, references in this prospectus to "the Company," "we," "our," "us," or like terms, when used in a historical context with respect to operations or assets, refer to OCI Wyoming. When used in a historical context with respect to financial results, such terms refer to OCI Holdings, or our "Predecessor," and, unless otherwised noted, financial information for our Predecessor is presented before the noncontrolling interest. When used in the present tense or prospectively, such terms refer to OCI Resources and its subsidiaries, and, unless otherwise noted, financial information for OCI Resources is presented before the noncontrolling interest. When we present financial information on a pro forma basis, such financial information assumes and gives effect to the consummation of this offering and the other transactions described under "Summary—Formation Transactions and Partnership Structure."

        OCI Resources does not have any employees, and we are managed by our general partner, the executive officers of which are employees of Enterprises. In this prospectus, we refer to Enterprises as "our sponsor." Unless the context otherwise requires, references in this prospectus to "our officers" and "our directors" refer to the officers and directors of our general partner.

OCI Resources LP

Overview

        We are a Delaware limited partnership formed by OCI Holdings to operate the trona ore mining and soda ash production business of OCI Wyoming. We own a controlling 40.98% general partner interest and 10.02% limited partner interest in OCI Wyoming, which is one of the largest and lowest cost producers of soda ash in the world, serving a global market from our facility in the Green River Basin of Wyoming. Our facility has been in operation for more than 50 years.

        As of March 31, 2013, OCI Wyoming had proven and probable reserves of approximately 267.1 million short tons of trona, which is equivalent to 145.5 million short tons of soda ash. During the year ended December 31, 2012, OCI Wyoming mined approximately 3.87 million short tons of trona and produced approximately 2.45 million short tons of soda ash. During the six months ended June 30, 2013, OCI Wyoming mined approximately 1.95 million short tons of trona and produced approximately

1.20 million short tons of soda ash. Based on a projected mining rate of 4.0 million short tons of trona per year, OCI Wyoming has enough proven and probable trona reserves to continue mining trona for approximately 67 years.

        The following table sets forth certain operating data regarding our business.

	Year Ended December 31,			Six Months Ended June 30,
	2010	2011	2012	2012	2013
	(millions of short tons, except percentages and ratio data)
Trona ore mined	3.60	3.68	3.87	1.87	1.95
Operating rate(1)	97.6%	98.6%	98.6%	96.2%	95.2%
Ore to ash ratio(2)	1.64:1.0	1.63:1.0	1.59:1.0	1.61:1.0	1.63:1.0
Soda ash volume sold	2.23	2.31	2.45	1.19	1.24

(1)
Operating rate expresses the amount of soda ash produced in a given year as a percentage of our effective capacity for that year. Effective capacity reflects the volume of soda ash that we can produce using our current operational resources, taking into account scheduled and unscheduled downtime and idled capacity. We believe effective capacity is a more accurate measure of our potential output than nameplate capacity, which is theoretically the maximum volume of soda ash we could produce without any downtime or idled capacity.

(2)
Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process.

        Our facility is situated on approximately 880 acres, and our mining operations consist of approximately 23,500 acres of leased and licensed subsurface mining area. We use six large continuous mining machines and ten underground shuttle cars in our mining operations. Our processing assets consist of material sizing units, conveyors, calciners, dissolver circuits, thickener tanks, drum filters, evaporators and rotary dryers. Our facility also includes seven storage silos with total capacity of 65,000 short tons in which we store soda ash before shipment by bulk rail or truck to distributors and end customers. We lease a fleet of more than 1,700 covered hopper cars that serve as dedicated rail transport for approximately 98% of our soda ash.

        Trona, a naturally occurring soft mineral, is also known as sodium sesquicarbonate and consists primarily of sodium carbonate, or soda ash, sodium bicarbonate and water. We process trona ore into soda ash, which is an essential raw material in flat glass, container glass, detergents, chemicals, paper and other consumer and industrial products. The vast majority of the world's trona reserves are located in the Green River Basin. According to IHS Global Inc., or IHS, approximately one quarter of global soda ash is produced by processing trona, with the remainder being produced synthetically through chemical processes. We believe processing soda ash from trona is the cheapest manner in which to produce soda ash. The costs associated with procuring the materials needed for synthetic production are greater than the costs associated with mining trona for trona-based production. In addition, we believe trona-based production consumes less energy and produces fewer undesirable byproducts than synthetic production.

        For the year ended December 31, 2012, before the noncontrolling interest, pro forma total net sales, net income and Adjusted EBITDA were approximately $462.6 million, $114.1 million and $142.5 million, respectively. For the year ended December 31, 2012, after the noncontrolling interest, pro forma net income and Adjusted EBITDA were approximately $57.7 million and $72.7 million, respectively. For the six months ended June 30, 2013, before the noncontrolling interest, pro forma total net sales, net income and Adjusted EBITDA were approximately $219.0 million, $34.7 million and $49.0 million, respectively. For the six months ended June 30, 2013, after the noncontrolling interest, pro forma net income and Adjusted EBITDA were approximately $17.4 million and $25.0 million, respectively. See "OCI Resources LP Unaudited Pro Forma Financial Statements" for details of pro forma adjustments made to prepare our pro forma financial statements before the noncontrolling interest. See "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures" for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and cash flow from operations.

Our Competitive Strengths

        We believe that the following competitive strengths will allow us to execute our business strategies successfully and to achieve our objective of generating and growing cash available for distribution to our unitholders:

        Cost Advantages of Producing Soda Ash from Trona.    We believe that as a producer of soda ash from trona, we have a significant competitive advantage compared to synthetic producers of soda ash. The manufacturing and processing costs for producing soda ash from trona are more cost competitive than other manufacturing techniques, partly because the costs associated with procuring the materials needed for synthetic production are greater than the costs associated with mining trona for trona-based production. In addition, we believe trona-based production consumes less energy and produces fewer undesirable byproducts than synthetic production. Based on our estimates and industry sources, we believe the average cost of production per short ton of soda ash (before freight and logistics costs) from trona is approximately one-third to one-half the cost per short ton of soda ash from synthetic production. We believe that our competitive cost structure, together with our current logistics arrangements, allows us to be competitive globally.

        Substantial Reserve Life from Significant Reserves.    As of March 31, 2013, we had approximately 128.8 million short tons of proven trona reserves and 138.3 million short tons of probable trona reserves as estimated by Hollberg Professional Group. Based on a mining rate of 4.0 million short tons of trona per year, we have enough proven and probable trona reserves to continue mining trona for approximately 67 years.

        Certain Operational Advantages Compared to Other Trona-Based Producers.    We believe we have certain operational advantages over other soda ash producers in the Green River Basin due to the operational characteristics of our facilities as described below. These advantages are manifested in our high productivity and efficiency rates.

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  Location of our mining beds and high purity trona.  Our mining beds are located 800 to 1100 feet below the surface, which is significantly closer to the surface than the mining beds of other operators in the Green River Basin. The relatively shallow depth of our beds compared to other Green River Basin trona mines contributes to favorable ground conditions and improved mining efficiency. In addition, the trona in our mining beds has a higher concentration of soda ash as compared to the trona mined at other locations in the Green River Basin. Our trona ore is generally composed of approximately 85% to 89% pure trona.

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  Advantageous facility layout.  Our surface site includes a high capacity network of natural ponds that we use to recapture soda ash lost in processing trona through a process we introduced in 2009 called deca rehydration. Primarily as a result of this process, we have been able to reduce our ore to ash ratio by 11% over the past three years. Introducing deca into our process has also reduced our energy consumption per short ton of soda ash produced.

        Strong Safety Record.    We have an outstanding track record for safety, and we have among the lowest instances of workplace injury in the U.S. mining industry. Our tradition of excellence in safety has been recognized by the Wyoming State Mine Inspector, which has awarded us its Safety Excellence Award for five consecutive years from 2008 to 2012. We also received three consecutive safety awards from the U.S. Industrial Minerals Association of North America and the Mine Safety and Health Administration from 2009 to 2011. In addition, the safety performance of our facilities, as measured by the number of citations, recordable injuries and lost work day injuries and accident incident rate, exceeds that of our peers in the Green River Basin over the last five years, according to the Mine Safety and Health Administration.

        Stable Customer Relationships.    We have an extensive base of over 75 customers in industries such as flat glass, container glass, detergents, chemicals, paper and other consumer and industrial products. We have long-term relationships with many of our customers due to our competitive pricing, reliable shipping and high quality soda ash. For the year ended December 31, 2012, approximately 70% of our domestic net sales were made to customers with whom we have done business for over ten years. We have a strong, long-standing relationship with our primary export customer, ANSAC. ANSAC is a cooperative that serves as the primary international distribution channel for us and two other U.S. manufacturers of trona-based soda ash. ANSAC is one of the largest purchasers and exporters of soda ash in the world, and, as a result, ANSAC is able to leverage its economies of scale in the markets it serves. We believe that our customer relationships, including our relationship with ANSAC, lead to more stable cash flows and allow us to plan production activity more accurately.

        Experienced Management and Workforce.    Our facility has been in continuous operation for over 50 years. We are able to build on the collective knowledge gained from our experience during this period to continually improve our operations and introduce innovative processes. In addition, many members of OCI Wyoming's senior management team have more than 20 years of relevant industry experience. Our executives lead a highly productive workforce with an average tenure of more than 18 years. We believe our institutional knowledge, coupled with the relative seniority of our workforce, engenders a strong sense of teamwork and collegiality, which has led to one of the safest and most efficient operations in the industry today.

Our Business Strategies

        Our primary business objective is to generate stable cash flows, allowing us to make quarterly cash distributions to our common and subordinated unitholders and, over time, to increase those quarterly cash distributions. To achieve our objective, we intend to execute the following key business strategies:

        Capitalize on the Growing Demand for Soda Ash.    We believe that as one of the leading low-cost producers of trona-based soda ash, we are well-positioned to capitalize on the worldwide growth of soda ash. While consumption of soda ash within the United States is expected to remain relatively stable in the near future, overall worldwide demand for soda ash is projected by IHS to grow from an estimated 59.4 million short tons in 2012 to approximately 82.3 million short tons by 2022, which represents a compounded annual growth rate of 3.3%. We believe that as global demand increases, we will be well positioned to maintain our market share in the principal markets in which we operate by increasing our production through refinements in our production process and without significant additional strategic capital expenditures.

        Increase Operational Efficiencies.    We intend to continue focusing on increasing the efficiency of our operations. More than $400 million in maintenance, efficiency and expansion related capital expenditures have been invested in OCI Wyoming since 1996. We have continued to improve our processing techniques, which have enabled us to reduce our ore to ash ratio by 11% over the past three years. We have identified opportunities to increase our annual production capacity by further streamlining our refining process and implementing certain process efficiencies. We anticipate that we will spend approximately $24.5 million on these projects, which we expect will be completed by early 2015.

        Maintain Financial Flexibility.    We intend to pursue a disciplined financial policy and seek to maintain a conservative capital structure that we believe will provide enhanced stability to our existing cash flows and allow us to consider attractive growth projects and strategic acquisitions in all market environments. Upon the consummation of this offering, we expect OCI Wyoming's liquidity to consist of cash on hand and borrowing availability under a $190 million senior unsecured revolving credit facility, which we refer to as the OCI Wyoming Credit Facility. As of June 30, 2013, after giving effect to OCI Wyoming's entry into the OCI Wyoming Credit Facility and borrowings by OCI Wyoming thereunder prior to the date of this prospectus, which borrowings were used, together with $0.3 million in cash, to refinance $30.0 million of OCI Wyoming's existing debt, fund an $11.5 million special distribution to Wyoming Co. and a $91.5 million aggregate special distribution to NRP and us and pay approximately $1.3 million of debt issuance costs, OCI Wyoming's borrowing availability would have been $35.0 million under the OCI Wyoming Credit Facility. In addition, OCI Resources has $10 million of borrowing availability under its secured revolving credit facility, which we refer to as the Revolving Credit Facility. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt."

        Expand Operations Strategically.    In addition to capacity expansions and process improvements at our current facility, we plan to grow our business through various methods as they become available to us, including: (1) organic growth of our existing business by expanding our customer relationships and by making strategic capital expenditures; (2) acquisition of other businesses involved in mining and processing minerals and manufacturing chemicals; (3) acquisition of other soda ash facilities if and when they become available; and (4) acquisition of shipping, logistical or other ancillary businesses to improve our efficiencies and grow our cash flows. However, none of these opportunities may become available to us, and we may choose not to pursue any opportunities that are presented to us.

 Risk Factors

        An investment in our common units involves risks associated with our business, regulatory and legal matters, our limited partnership structure and the tax characteristics of our common units. The following list of risk factors is not exhaustive. You should carefully consider the risks described in "Risk Factors" beginning on page 24 of this prospectus and the other information in this prospectus before deciding whether to invest in our common units.

Risks Inherent in Our Business

  •
  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution on our units.

  •
  Soda ash prices have been and in the future may be volatile, and lower soda ash prices will negatively affect our financial position and results of operations.

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  A substantial portion of our costs are energy costs and freight costs. Increases in natural gas costs or freight costs could increase our costs significantly and adversely affect our results of operations.

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  All of our operations are conducted at one facility. Any adverse developments at our facility could have a material adverse effect on our results of operations and therefore our ability to make cash distributions to our unitholders.

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  Approximately 98% of our soda ash is shipped via rail and we rely on one rail line to service our facility under a contract that expires in 2014. Interruptions of service on this rail line could adversely affect our results of operations and our ability to make cash distributions to our unitholders.

  •
  Unfavorable economic conditions may reduce demand for our products, which could adversely affect our results of operations.

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  A significant portion of the demand for soda ash comes from glass manufacturers and other industrial end users whose businesses can be adversely affected by economic downturns.

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  A significant portion of our international sales of soda ash are to ANSAC and therefore adverse developments at ANSAC or its customers, or in any of the markets in which we make direct international sales, could adversely affect our ability to compete in certain international markets.

  •
  If our international sales increase as a percentage of total sales, our gross margin would decrease and the average trade credit payment period of our customers would increase, which could adversely affect our financial position and our ability to distribute cash to our unitholders.

  •
  We face intense competition, including from companies that have capital resources greater than ours and that have more diversified operations.

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  Our contracts and exclusive arrangements with our customers have terms of three months to three years, and are not exclusive dealing or take or pay arrangements.

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  Restrictions in the agreements governing OCI Wyoming's indebtedness could limit its operations and our ability to distribute cash to our unitholders.

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  Mining development, exploration and processing operations pose numerous hazards and uncertainties that may negatively affect our business.

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  Restrictions in the Revolving Credit Facility could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

  •
  Our general partner is a guarantor under, and its equity interests and assets (other than its general partner interests in us) are pledged as collateral for, OCI Chemical's $25 million senior secured credit facility; in the event OCI Chemical is unable to meet its obligations under that facility, or is declared bankrupt, OCI Chemical's lenders may gain control of our general partner or, in the case of bankruptcy, our partnership may be dissolved.

  •
  Restrictions in OCI Chemical's credit facility could limit our operations and our ability to distribute cash to our unitholders.

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  We are subject to stringent environmental laws and regulations that may expose us to significant costs and liabilities.

Risks Inherent in an Investment in Us

  •
  Our general partner and its affiliates, including our sponsor, have conflicts of interest with us and our unitholders and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our unitholders.

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  Our sponsor and other affiliates of our general partner are not restricted in their ability to compete with us.

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  Our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

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  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

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  Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without our general partner's consent.

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  Unitholders will experience immediate and substantial dilution in net tangible book value of $13.90 per common unit.

Tax Risks to Common Unitholders

  •
  Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for U.S. federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our ability to distribute cash to you could be substantially reduced.

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  The tax treatment of publicly traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

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  You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Formation Transactions and Partnership Structure

        We are a Delaware limited partnership recently formed in April 2013 by OCI Holdings to own an interest in OCI Wyoming. Prior to this offering the following restructuring transactions were completed:

  •
  OCI Holdings contributed its 50.49% general partner interest in OCI Wyoming to us.

  •
  Wyoming Co., which was owned by OCI Chemical and NRP, restructured its 1% limited partner interest in OCI Wyoming by recapitalizing such limited partner interest into a 19.65% limited partner interest to eliminate, among other things, a $14.5 million annual preferred return to which Wyoming Co. was entitled. As a result of this recapitalization, our general partner interest was reduced to a 40.98% general partner interest and NRP's 48.51% general partner interest was reduced to a 39.37% general partner interest.

  •
  Wyoming Co. redeemed all of its preferred stock and common stock held by NRP in exchange for a 9.63% recapitalized limited partner interest in OCI Wyoming.

As a result of these transactions, (1) we own a 40.98% general partner interest in OCI Wyoming, (2) Wyoming Co., which is now wholly owned by OCI Chemical, owns a 10.02% limited partner interest in OCI Wyoming and (3) NRP owns a 39.37% general partner interest and 9.63% limited partner interest in OCI Wyoming. See "Summary Historical and Pro Forma Financial and Operating Data."

        Also prior to this offering, we and OCI Wyoming entered into the following credit facilities:

  •
  On July 18, 2013, OCI Wyoming entered into the OCI Wyoming Credit Facility and borrowed $135.0 million thereunder to refinance existing debt, fund a special distribution to its partners and pay debt issuance costs, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt—OCI Wyoming Credit Facility."

  •
  On July 18, 2013, OCI Resources entered into the Revolving Credit Facility, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt—Revolving Credit Facility."

        At or prior to the completion of this offering, the following transactions, which we refer to as the formation transactions, will occur:

  •
  Wyoming Co. will contribute its 10.02% limited partner interest in OCI Wyoming to us.

  •
  We will issue to OCI Holdings 4,775,500 common units and 9,775,500 subordinated units, representing an aggregate 72.9% limited partner interest in us.

  •
  We will issue to OCI GP 399,000 general partner units, representing a 2.0% general partner interest in us, and all of our incentive distribution rights.

  •
  We will issue 5,000,000 common units to the public in this offering, representing a 25.1% limited partner interest in us, and will use the proceeds of this offering as described in "Use of Proceeds."

  •
  We will enter into an omnibus agreement with Enterprises and our general partner, as described under "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions."

        The number of common units we will issue to OCI Holdings includes 750,000 common units that will be issued at the expiration of the underwriters' option to purchase additional common units, assuming that the underwriters do not exercise their option. Any exercise of the underwriters' option to purchase additional units would reduce the number of common units shown as issued to OCI Holdings by the number of units purchased by the underwriters in connection with such exercise. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to any exercise will be sold to the public, and any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to OCI Holdings at the expiration of the option period. All of the net cash proceeds from any exercise of the underwriters' option to purchase additional common units will be distributed to OCI Chemical.

        After the completion of this offering, OCI Wyoming may be converted into a Delaware limited liability company. If this conversion occurs, our controlling 40.98% general partner interest and 10.02% limited partner interest in OCI Wyoming would be converted into a 51% controlling limited liability company interest in such limited liability company.

Organizational Structure

        The following is a diagram of our organizational structure after giving effect to this offering and the related transactions.

Public common units	25.1%
OCI Holdings:
Common units(1)	23.9%
Subordinated units	49.0%
General partner units(2)	2.0%

Total	100.0%

(1)
Assumes no exercise of the underwriters' option to purchase additional common units.

(2)
General partner units are held by OCI Holdings indirectly through its ownership of OCI GP.

 Our Management

        We are managed and operated by the board of directors and executive officers of our general partner. As the owner of our general partner, OCI Holdings will have the right to appoint all members of the board of directors of our general partner, including at least three directors meeting the independence standards established by the New York Stock Exchange, or NYSE. At least one of our independent directors will be appointed prior to the date our common units are listed for trading on the NYSE. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operations. For more information about the executive officers and directors of our general partner, please read "Management."

Our Relationship with OCI Company

        OCI Company, the parent company of Enterprises, is a diversified, global company with its common shares listed on the Korea Exchange and its global depositary receipts listed on the Singapore Exchange Securities Trading Limited. OCI Company, its subsidiaries and its affiliates have a product portfolio consisting of inorganic chemicals, petrochemicals and coal chemicals, fine chemicals, specialty gases and renewable energy. OCI Company and its subsidiaries have produced soda ash since the late 1960s. OCI Chemical acquired its interest in OCI Wyoming in 1996.

        Upon the closing of this offering, we intend to enter into an omnibus agreement with Enterprises and our general partner under which we will agree upon certain aspects of our relationship with them, including the provision by Enterprises and certain of its affiliates to us of specified administrative services and employees, our agreement to reimburse Enterprises for the cost of such services and employees, certain indemnification and reimbursement obligations, the use by us of "OCI" as part of our partnership name, and as a trademark and service mark, or as part of a trademark or service mark, for our products and services and other matters. Neither our general partner nor Enterprises will receive any management fee or other compensation in connection with our general partner's management of our business. However, prior to making any distribution on our common units, we will reimburse our general partner and its affiliates, including Enterprises, for all expenses they incur and payments they make on our behalf under the omnibus agreement and our partnership agreement. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Additionally, OCI Chemical or its affiliates act, and following this offering will continue to act under the omnibus agreement, as our marketing and sales agent for all of our sales. Please read "Certain Relationships and Related Party Transactions—Omnibus Agreement."

        Our general partner will own 399,000 general partner units representing a 2.0% general partner interest in us. These general partner units will entitle it to receive 2.0% of all the distributions we make. Our general partner will also own initially all of our incentive distribution rights, which will entitle it to increasing percentages, up to a maximum of 48.0%, of the cash we distribute in excess of $0.5750 per unit per quarter after the closing of our initial public offering. In addition, OCI Holdings will own 4,775,500 common units and 9,775,500 subordinated units. Please read "Certain Relationships and Related Party Transactions."

        While our relationship with OCI Company and its affiliates may provide significant benefits, it is also a source of potential conflicts. For example, OCI Company and its affiliates are not restricted from competing with us. In addition, certain of the executive officers and a majority of the directors of our general partner also serve as officers and/or directors of OCI Holdings or its affiliates, and these officers and directors face conflicts of interest, including conflicts of interest regarding the allocation of their time between us and OCI Company and its affiliates. Please read "Conflicts of Interest and Contractual Duties."

 Summary of Conflicts of Interest and Contractual Duties

        Our general partner has a contractual duty to manage us in a manner it believes is in our best interest. However, the officers and directors of our general partner also have fiduciary duties to manage our general partner in a manner beneficial to OCI Company, the beneficial owner of our general partner, and OCI Company's affiliates. As a result, conflicts of interest may arise in the future between us or our unitholders, on the one hand, and OCI Company, its affiliates and our general partner, on the other hand.

        Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties owed by the general partner to limited partners and the partnership. Our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner under applicable law with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. The effect of these provisions is to restrict the remedies available to our common unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty. Our partnership agreement also provides that affiliates of our general partner, including OCI Company and its other subsidiaries and affiliates, are permitted to compete with us. We may enter into additional agreements with Enterprises and its affiliates in the future relating to the purchase of additional assets, the provision of certain services to us and other matters. In the performance of their obligations under these agreements, Enterprises and its affiliates are not held to a fiduciary duty standard of care to us, our general partner or our limited partners, but rather to the standard of care specified in these agreements. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and each common unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law. For a more detailed description of the conflicts of interest and duties of our general partner, please read "Conflicts of Interest and Contractual Duties." For a description of other relationships with our affiliates, please read "Certain Relationships and Related Party Transactions."

Principal Executive Offices

        Our principal executive offices are located at Five Concourse Parkway, Suite 2500, Atlanta, Georgia 30328, and our telephone number is (707) 375-2300. Our website address will be www.ociresources.com. We intend to activate the website immediately following this offering. We intend to make our periodic reports and other information filed with or furnished to the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Emerging Growth Company Status

        We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we are an emerging growth company, unlike other public companies, we will not be required to:

  •
  provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

  •
  present more than two years of audited financial statements, selected financial data and related Management's Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

  •
  comply with certain new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB;

  •
  comply with certain new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise;

  •
  provide disclosures regarding executive compensation required of larger public companies; or

  •
  obtain unitholder approval of any golden parachute payments not previously approved.

        We intend to take advantage of all of these exemptions, although we have elected to present three years of audited financial statements and related Management's Discussion and Analysis of Financial Condition and Results of Operations and five years of selected financial data in this prospectus.

        We will cease to be an emerging growth company when any of the following conditions apply:

  •
  we have $1.0 billion or more in annual revenues;

  •
  at least $700 million in market value of our common units are held by non-affiliates;

  •
  we issue more than $1.0 billion of non-convertible debt over a three-year period; or

  •
  the last day of the fiscal year following the fifth anniversary of our initial public offering has passed.

        In addition, an emerging growth company can delay its adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period, and as a result, we will comply with any new or revised accounting standards on the relevant dates on which non-emerging growth companies must adopt such standards. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

 The Offering

Common units offered to the public	5,000,000 common units.
5,750,000 common units if the underwriters exercise their option to purchase additional common units in full.
Units outstanding after this offering

9,775,500 common units and 9,775,500 subordinated units, representing a 49.0% and 49.0% limited partner interest in us, respectively. If the underwriters do not exercise their option to purchase additional common units, we will issue all of the additional common units to OCI Holdings at the expiration of the option for no additional consideration. If the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters will be sold to the public, and any remaining common units not purchased by the underwriters pursuant to any such exercise will be issued to OCI Holdings at the expiration of the option period. Accordingly, the exercise of the underwriters' option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

Our general partner will own 399,000 general partner units, representing a 2.0% general partner interest in us.
Use of proceeds

We expect to receive estimated net proceeds of approximately $83.5 million from this offering, after deducting the underwriting discount, the structuring fee and estimated offering expenses. We intend to use the net proceeds from this offering to make (i) a cash payment of approximately $65.5 million to Wyoming Co. in exchange for the contribution of its 10.02% limited partner interest in OCI Wyoming to us and (ii) a distribution of approximately $18.0 million to OCI Chemical.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds to us would be approximately $13.3 million. We intend to distribute the net proceeds from any exercise of such option to OCI Chemical. Please see "Use of Proceeds."

Cash distributions

We intend to pay the minimum quarterly distribution of $0.5000 per unit ($2.00 per unit on an annualized basis) to the extent we have sufficient cash from operations after we establish adequate cash reserves and pay our fees and expenses, including payments to our general partner and its affiliates. We refer to this cash as "available cash," and we define its meaning in our partnership agreement, a copy of which is included in this prospectus as Appendix B. Our ability to distribute cash is also subject to certain restrictions and other factors described in more detail under the caption "Cash Distribution Policy and Restrictions on Distributions."

We intend to pay a prorated distribution covering the period from the completion of this offering through December 31, 2013, based on the number of days in that period.

Our partnership agreement generally provides that we will make any distribution of available cash each quarter in the following manner:

•

first, 98.0% to the holders of common units and 2.0% to our general partner, until each common unit has received the minimum quarterly distribution of $0.5000 plus any arrearages from prior quarters;

• second, 98.0% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received the minimum quarterly distribution of $0.5000; and
• third, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unit has received a distribution of $0.5750.

If cash distributions to our unitholders exceed $0.5750 per unit in any quarter, our general partner will receive, in addition to distributions on its 2.0% general partner interest, increasing percentages, up to 48.0%, of the cash we distribute in excess of that amount. We refer to the additional increasing distributions to our general partner in this prospectus as "incentive distributions" because they are intended to incentivize our general partner to increase distributions to our unitholders. Please see "How We Make Distributions to Our Partners—General Partner Interest and Incentive Distribution Rights."

Prior to making distributions, we will reimburse Enterprises, our general partner and certain of their affiliates for provision of certain general and administrative services and any additional services we may request from them, pursuant to the omnibus agreement and our partnership agreement. Please read "Certain Relationships and Related Party Transactions—Omnibus Agreement" and "The Partnership Agreement—Reimbursement of Expenses."

Pro forma cash available for distribution for the year ended December 31, 2012 and the twelve months ended June 30, 2013 was approximately $59.0 million and $47.2 million, respectively. The amount of available cash we will need to pay the minimum quarterly distribution for four quarters on our common units, subordinated units and general partner units to be outstanding immediately after this offering will be approximately $39.9 million (or an average of approximately $10.0 million per quarter). As a result, we would have generated available cash sufficient to pay the full minimum quarterly distribution of $0.5000 per unit per quarter ($2.00 per unit on an annualized basis) on all of our common, subordinated and general partner units for the year ended December 31, 2012 and the twelve months ended June 30, 2013.

We believe, based on our financial forecast and related assumptions included in "Cash Distribution Policy and Restrictions on Distributions," that we will generate sufficient cash from operations to pay the minimum quarterly distribution of $0.5000 per unit on all of our common units and subordinated units and the corresponding distributions on our general partner's 2.0% interest for the twelve months ending September 30, 2014. However, we do not have a legal or contractual obligation to pay quarterly distributions at our minimum quarterly distribution rate or at any other rate, and we cannot guarantee that we will pay cash distributions to our unitholders in any quarter. Our actual results of operations, cash flows and financial condition during the forecast period may vary from the forecast. Please read "Cash Distribution Policy and Restrictions on Distributions."

Subordinated units

OCI Holdings will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. If we do not pay distributions on our subordinated units, our subordinated units will not accrue arrearages for those unpaid distributions.

Conversion of subordinated units

The subordination period will end on the first business day after we have earned and paid at least $2.00 (the minimum quarterly distribution on an annualized basis) on each outstanding common, subordinated and general partner unit, for each of three consecutive, non-overlapping four-quarter periods ending on or after September 30, 2016, provided that there are no arrearages on our common units at that time. In addition, the subordination period will end upon the removal of our general partner other than for cause if the units held by our general partner and its affiliates are not voted in favor of such removal.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units thereafter will no longer be entitled to arrearages. Please read "How We Make Distributions to Our Partners—Subordination Period."

General partner's right to reset the target distribution levels

Our general partner, as the initial holder of our incentive distribution rights, has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for the prior four consecutive fiscal quarters, and the amount of the total distribution of available cash for each quarter did not exceed adjusted operating surplus for such quarter, to reset the initial target distribution levels at higher levels based on our cash distributions at the time it exercises this reset election. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights would be entitled to exercise this reset right.

The following assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution as the current target distribution levels.

If our general partner elects to reset the target distribution levels, the general partner will be entitled to receive a number of common units and to maintain its general partner interest. The number of common units that will be issued to our general partner in such event will equal that number of common units that would have entitled the holder of such common units to an average aggregate quarterly cash distribution in the two quarters prior to reset equal to the average of the distributions to our general partner on its incentive distribution rights in such prior two quarters. Please see "How We Make Distributions to Our Partners—General Partner's Right to Reset Incentive Distribution Levels."

Issuance of additional units

Our partnership agreement authorizes us to issue an unlimited number of additional units, including units senior to the common units, without the approval of our unitholders. Please read "Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Interests."

Limited voting rights

Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights with respect to matters affecting our business. For example, our unitholders will have no right to appoint our general partner or its directors on an annual or other continuing basis. In addition, our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class.

Upon consummation of this offering, OCI Holdings will own an aggregate of 48.9% of our outstanding common units (or 41.2% of our outstanding common units if the underwriters exercise their option to purchase additional common units in full) and all of our subordinated units, representing 74.4% of the outstanding common and subordinated units in the aggregate. This will give OCI Holdings the ability to prevent the removal of our general partner. Please read "The Partnership Agreement—Voting Rights."

Limited call right

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner will have the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of:

• the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed; and

•

the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Please see "The Partnership Agreement—Limited Call Right."

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2016, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 50% of the cash distributed to you with respect to that period. For later periods, the taxable income allocated to you will increase substantially as compared to cash distributions to you, possibly exceeding cash distributions to you. Please read "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership."

Material U.S. federal income tax consequences	For a discussion of the material U.S. federal income tax consequences that may be relevant to prospective unitholders, you should read "Material U.S. Federal Income Tax Consequences."
Exchange listing	Our common units have been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "OCIR."

Summary Historical and Pro Forma Financial and Operating Data

        The following table sets forth certain summary consolidated historical financial and operating data of our Predecessor, as of the date and for the periods indicated, and summary pro forma financial data of OCI Resources, as of the date and for the periods indicated. At the closing of this offering we will own a controlling 40.98% general partner interest and 10.02% limited partner interest in OCI Wyoming, the entity that owns and operates a trona ore mining and soda ash production business and related assets in the Green River Basin of Wyoming. As a result, NRP's 39.37% general partner interest and 9.63% limited partner interest in OCI Wyoming are reflected as a noncontrolling interest.

        The summary consolidated financial data as of and for the six months ended June 30, 2013 and for the six months ended June 30, 2012 presented in the following table are derived from the unaudited historical condensed financial statements of our Predecessor included elsewhere in this prospectus. The summary consolidated historical financial data as of December 31, 2011 and 2012 and for the years ended December 31, 2010, 2011 and 2012 presented in the following table are derived from the audited historical financial statements of our Predecessor included elsewhere in this prospectus. The summary historical consolidated balance sheet data as of December 31, 2010 is derived from the audited historical consolidated balance sheet of our Predecessor that is not included in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical audited consolidated financial statements of our Predecessor included elsewhere in this prospectus. The following table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The summary pro forma consolidated financial data presented in the following table for the year ended December 31, 2012 and as of and for the six months ended June 30, 2013 are derived from the unaudited pro forma consolidated financial data included elsewhere in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the unaudited pro forma financial data included elsewhere in this prospectus. The following table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The unaudited pro forma consolidated financial statements have been prepared as if the formation transactions and the completion of this offering had taken place on June 30, 2013, in the case of the pro forma balance sheet, and as of January 1, 2012, in the case of the pro forma Statement of Operations for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively.

        Our unaudited pro forma consolidated financial statements give effect to the following transactions:

  •
  OCI Wyoming's closing on July 18, 2013 of the OCI Wyoming Credit Facility and the borrowing of $135.0 million thereunder to refinance existing debt, fund a special distribution to its partners and pay debt issuance costs, each as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt—OCI Wyoming Credit Facility";

  •
  our closing on July 18, 2013 of the Revolving Credit Facility, which we have assumed is undrawn during the pro forma period;

  •
  the contribution by OCI Holdings of its 50.49% general partner interest in OCI Wyoming to us;

  •
  the restructuring of Wyoming Co.'s 1% limited partner interest in OCI Wyoming by recapitalizing such limited partner interest into a 19.65% limited partner interest to eliminate, among other things, a $14.5 million annual preferred return to which Wyoming Co. was entitled. As a result of this recapitalization, our general partner interest was reduced to a 40.98% general partner interest and NRP's 48.51% general partner interest was reduced to a 39.37% general partner interest;

  •
  the redemption of all of the preferred stock and common stock of Wyoming Co. held by NRP in exchange for a 9.63% recapitalized limited partner interest in OCI Wyoming;

  •
  the contribution by Wyoming Co., which is now wholly owned by OCI Chemical, of its 10.02% limited partner interest in OCI Wyoming to us;

  •
  the issuance by us of 4,775,500 common units and 9,775,500 subordinated units, representing an aggregate 72.9% limited partner interest in us, to OCI Holdings;

  •
  the issuance by us of 399,000 general partner units, representing a 2.0% general partner interest in us, and all of our incentive distribution rights, to OCI GP;

  •
  the issuance by us of 5,000,000 common units to the public in this offering, representing a 25.1% limited partner interest in us, and the receipt by us of approximately $83.5 million in net proceeds;

  •
  the application of the net proceeds of this offering as described in "Use of Proceeds"; and

  •
  our entry into an omnibus agreement with Enterprises and our general partner.

        The following unaudited pro forma consolidated financial statements do not necessarily reflect what our financial position and results of operations would have been if we had operated as a publicly traded partnership during the periods shown.

	Historical*					Pro Forma*
	Predecessor					OCI Resources
	Year Ended December 31,			Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2010	2011	2012	2012	2013	2012	2013
	(Dollars in millions, except per unit and operating data)
Income Statement Data:
Total net sales	$363.1	$421.9	$462.6	$235.3	$219.0	$462.6	$219.0
Cost of products sold	182.5	201.5	220.6	108.9	114.6	221.4	115.2
Freight costs	109.2	105.7	110.2	55.2	60.3	110.2	60.3
Total cost of sales	291.7	307.1	330.7	164.1	175.0	331.5	175.5

Gross profit	71.4	114.7	131.8	71.1	44.0	131.0	43.5
Selling and marketing expenses	3.7	4.1	6.6	2.2	2.8	6.6	2.8
General and administrative expenses(1)	5.2	6.7	5.2	3.4	3.8	5.2	3.8

Operating income	62.6	103.9	120.1	65.6	37.4	119.3	36.9

Other (expense) income
Interest income	0.1	0.2	0.2	0.1	—	0.2	—
Interest expense	(2.8)	(1.5)	(1.5)	(0.7)	(0.7)	(4.8)	(2.4)
Other—net	(1.8)	(0.0)	(0.5)	(0.2)	0.2	(0.5)	0.2

Total other expense	(4.5)	(1.4)	(1.9)	(0.8)	(0.5)	(5.2)	(2.2)
Income before provision for income taxes	58.1	102.5	118.2	64.8	36.9	114.1	34.7
Provision for income taxes(2)	6.5	14.6	16.4	9.1	4.9	—	—

Net income	51.6	88.0	101.8	55.7	32.0	114.1	34.7
Net income attributable to noncontrolling interest	36.1	58.2	65.9	35.8	22.0	56.4	17.3

Net income attributable to Predecessor/OCI Resources	$15.5	$29.8	$35.8	$19.9	$10.0	$57.7	$17.4

Net income per limited partner unit:
Common units						$2.89	$0.87
Subordinated units						$2.89	$0.87
Net cash provided by (used in)
Operating activities	$83.0	$90.1	$101.9	$49.6	$45.8
Investing activities	$(7.3)	$(25.8)	$(27.4)	$(11.0)	$(3.8)
Financing activities	$(76.6)	$(48.3)	$(78.5)	$(29.3)	$(61.3)
Balance Sheet Data at period end):
Total assets	$305.0	$352.3	$385.7		$354.8		$396.5
Property, plant and equipment, net	$193.9	$201.0	$204.5		$197.0		$236.6
Long term debt	$56.0	$52.0	$48.0		$46.0		$155.0
Total liabilities	$143.0	$147.2	$153.3		$149.5		$218.8
Other Financial Data:
Adjusted EBITDA(3)	$84.0	$126.1	$142.5	$76.8	$49.0	$142.5	$49.0
Adjusted EBITDA attributable to Predecessor/OCI Resources(3)	$35.5	$56.4	$64.6	$35.1	$21.0	$72.7	$25.0
Operating and Other Data:
Trona ore mined (short tons in millions)	3.60	3.68	3.87	1.87	1.95	3.87	1.95
Operating rate(4)	97.6%	98.6%	98.6%	96.2%	95.2%	98.6%	95.2%
Ore to ash ratio(5)	1.64:1.0	1.63:1.0	1.59:1.0	1.61:1.0	1.63:1.0	1.59:1.0	1.63:1.0
Soda ash volumes sold (short tons in millions)	2.23	2.31	2.45	1.19	1.24	2.45	1.24
Domestic	0.97	0.90	0.83	0.41	0.41	0.83	0.41
International	1.26	1.41	1.62	0.78	0.82	1.62	0.82
Sales
Domestic	$205.3	$203.3	$199.4	$99.7	$100.0	$199.4	$100.0
International	157.8	218.6	263.2	135.5	118.9	263.2	118.9
Maintenance capital expenditures(6)(7)	5.8	9.4	19.5	8.0	3.5	19.5	3.5
Expansion capital expenditures(7)(8)	1.5	16.4	7.9	2.8	0.3	7.9	0.3

*
Certain totals and subtotals may not precisely calculate due to rounding.

(1)
Pro forma general and administrative expenses do not give effect to annual incremental general and administrative expenses of approximately $3.0 million that we expect to incur as a result of being a publicly traded partnership.

(2)
The historical financial statements include U.S. federal income tax expense incurred by our Predecessor. Due to our status as a partnership, OCI Resources will not be subject to U.S. federal income tax and certain state income taxes in the future.

(3)
For a discussion of the non-GAAP financial measure Adjusted EBITDA, please read "—Non-GAAP Financial Measures" below.

(4)
Operating rate expresses the amount of soda ash produced in a given year as a percentage of our effective capacity for that year. Effective capacity reflects the volume of soda ash that we can produce using our current operational resources, taking into account scheduled and unscheduled downtime and idled capacity. We believe effective capacity is a more accurate measure of our potential output than nameplate capacity, which is theoretically the maximum volume of soda ash we could produce without any downtime or idled capacity.

(5)
Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process.

(6)
Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity. Examples of maintenance capital expenditures are expenditures to upgrade, replace or extend the life of mining equipment, to address equipment integrity and safety and to address environmental laws and regulations. Our maintenance and capital expenditures do not include actual or estimated capital expenditures for replacement of our trona reserves. These expenditures are capitalized and depreciated over their estimated useful life.

(7)
Historically, we did not make a distinction between maintenance capital expenditures and expansion capital expenditures; however, we have made an estimate of this distinction for each of the years ended December 31, 2010, 2011 and 2012 and for the six months ended June 30, 2012 and 2013.

(8)
Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements made to increase over the long-term our operating capacity or operating income.

Non-GAAP Financial Measures

        We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation and amortization, unrealized derivative gains and losses and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Adjusted EBITDA is a non-GAAP supplemental financial liquidity and performance measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

  •
  our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or financing methods;

  •
  the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

  •
  our ability to incur and service debt and fund capital expenditures; and

  •
  the viability of capital expenditure projects and the returns on investment of various investment opportunities.

        We believe that the presentation of Adjusted EBITDA in this prospectus provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA are net income and cash flow from operations. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net income or cash flow from operations. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income and cash flows from operations. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

        The following table presents a reconciliation of Adjusted EBITDA to net income and to cash flow from operations, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	Historical*					Pro Forma*
	Predecessor					OCI Resources
	Year Ended December 31,			Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2010	2011	2012	2012	2013	2012	2013
	(Dollars in millions, except per unit and operating data)
Reconciliation of Adjusted EBITDA to net income:
Net income	$51.6	$88.0	$101.8	$55.7	$32.0	$114.1	$34.7
Add:
Depreciation and amortization	23.2	22.2	22.9	11.4	11.4	23.7	11.9
Interest expense (net)	2.7	1.3	1.3	0.6	0.7	4.6	2.4
Provision for income taxes	6.5	14.6	16.4	9.1	4.9	—	—
Adjusted EBITDA	$84.0	$126.1	$142.5	$76.8	$49.0	$142.5	$49.0
Less:
Adjusted EBITDA attributable to noncontrolling interest(2)	48.5	69.7	77.9	41.7	28.0	69.8	24.0

Adjusted EBITDA attributable to Predecessor/OCI Resources(2)	$35.5	$56.4	$64.6	$35.1	$21.0	$72.7	$25.0

Reconciliation of Adjusted EBITDA to cash flow from operations:
Net cash provided by operating activities:	$83.0	$90.1	$101.9	$49.6	$45.8
Add/(Less):
Deferred income taxes	0.5	(2.6)	0.2	0.3	0.4
Increase (decrease) in:
Accounts receivable	3.0	29.6	9.5	0.6	0.8
Inventory	1.1	0.9	10.0	7.0	(1.5)
Other current assets	(2.3)	0.3	(0.3)	0.6	0.8
(Increase) decrease in:
Accounts payable	(0.9)	(4.1)	1.6	2.7	3.0
Affiliates—net	(3.7)	1.9	(3.4)	(1.6)	(11.0)
Accrued expenses and other liabilities	(4.7)	(6.1)	5.1	8.0	5.1
Other(1)	(1.1)	0.1	—	—	—
Interest expense (net)	2.7	1.3	1.3	0.6	0.7
Provision for income taxes	6.5	14.6	16.4	9.1	4.9
Adjusted EBITDA	$84.0	$126.1	$142.5	$76.8	$49.0
Less:
Adjusted EBITDA attributable to noncontrolling interest(2)	48.5	69.7	77.9	41.7	28.0

Adjusted EBITDA attributable to Predecessor/OCI Resources(2)	$35.5	$56.4	$64.6	$35.1	$21.0

*
Certain totals and subtotals may not precisely calculate due to rounding.

(1)
Consists of losses and gains on marked-to-market adjustments to foreign currency exchange contracts.

(2)
Reflects a 49% allocation of profit to the noncontrolling interest in 2010 and a 49.51% allocation of profit to the noncontrolling interest in 2011 and 2012 due to adjusted allocations of profits and losses in accordance with OCI Wyoming's partnership agreement. See "Management—OCI Wyoming Partnership Agreement." The following table illustrates the calculation of Adjusted EBITDA attributable to the non-controlling interest.

	Historical					Pro Forma
	Predecessor					OCI Resources
	Year Ended December 31,			Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2010	2011	2012	2012	2013	2012	2013
	(Dollars in millions, except per unit and operating data)
Adjusted EBITDA	$84.0	$126.1	$142.5	$76.8	$49.0	$142.5	$49.0
Less: Wyoming Co. priority return	14.5	14.5	14.5	7.3	7.3	—	—

Adjusted EBITDA after priority return	69.5	111.6	128.0	69.5	41.7	142.5	49.0
Less: Adjusted EBITDA attributable to Predecessor/OCI Resources(3)	35.5	56.4	64.6	35.1	21.0	72.7	25.0
Add: Wyoming Co. priority return	14.5	14.5	14.5	7.3	7.3	—	—

Adjusted EBITDA attributable to noncontrolling interest	$48.5	$69.7	$77.9	$41.7	$28.0	$69.8	$24.0

(3)
Historical Adjusted EBITDA attributable to controlling interest represents Adjusted EBITDA attributable to OCI Holdings, our Predecessor. Pro Forma Adjusted EBITDA attributable to controlling interest represents Adjusted EBITDA attributable to OCI Resources.

RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        If any of the following risks were to occur, our business, financial condition, results of operations and our ability to distribute cash could be materially adversely affected. In that case, we might not be able to make distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in Our Business and Industry

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution on our units.

        In order to pay the minimum quarterly distribution of $0.5000 per unit, or $2.00 per unit on an annualized basis, we will require available cash of approximately $10.0 million per quarter, or $39.9 million per year, based on the number of common, subordinated and general partner units to be outstanding immediately after completion of this offering. We may not have sufficient available cash each quarter to pay the minimum quarterly distribution.

        The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on several factors, some of which are beyond our control:

  •
  the market prices for soda ash in the markets in which we sell;

  •
  the volume of natural and synthetic soda ash produced worldwide;

  •
  domestic and international demand for soda ash in the flat glass, container glass, detergent, chemical and paper industries in which our customers operate or serve;

  •
  the freight costs we pay to transport our soda ash to customers or various delivery points;

  •
  the cost of electricity and natural gas used to power our operations;

  •
  the amount of royalty payments we are required to pay to our lessors and licensor and the duration of our leases and license;

  •
  political disruptions in the international markets we or our customers serve, including any changes in trade barriers;

  •
  our relationships with our customers and our ability to renew contracts;

  •
  the creditworthiness of our customers;

  •
  regulatory action affecting the supply of, or demand for, soda ash, our ability to mine trona ore, our transportation logistics, our operating costs or our operating flexibility;

  •
  new or modified statutes, regulations, governmental policies and taxes or their interpretations; and

  •
  prevailing U.S. and international economic conditions.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

  •
  the level and timing of capital expenditures we make;

  •
  the level of our operating, maintenance and general and administrative expenses, including reimbursements to our general partner for services provided to us;

  •
  the cost of acquisitions, if any;

  •
  our debt service requirements and other liabilities;

  •
  fluctuations in our working capital needs;

  •
  our ability to borrow funds and access capital markets;

  •
  restrictions on distributions contained in debt agreements to which we or OCI Wyoming are a party;

  •
  the amount of cash reserves established by our general partner; and

  •
  other business risks affecting our cash levels.

For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read "Cash Distribution Policy and Restrictions on Distributions."

The assumptions underlying our forecast of earnings and cash available for distribution included in "Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause our ability to distribute cash to differ materially from those estimates.

        The forecast of cash available for distribution set forth in "Cash Distribution Policy and Restrictions on Distributions" includes our forecast of our results of operations, Adjusted EBITDA and cash available for distribution for the twelve months ending September 30, 2014. We estimate that our total cash available for distribution for the twelve months ending September 30, 2014 will be approximately $53.9 million, as compared to approximately $59.0 million for the year ended December 31, 2012 and approximately $47.2 million for the twelve months ended June 30, 2013, each on a pro forma basis.

        Our management prepared the forecast of cash available for distribution set forth in "Cash Distribution Policy and Restrictions on Distributions" to present estimated cash available for distribution for the twelve months ending September 30, 2014. Such prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information. The assumptions underlying our forecast of cash available for distribution are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could adversely affect our ability to distribute cash from that which is forecasted. If we do not achieve our forecasted results, we may not be able to pay the minimum quarterly distribution or any amount on our common units or subordinated units or the corresponding distribution on our general partner's 2.0% interest, in which event the market price of our common units may decline materially.

        Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained in this prospectus, nor expressed any opinion or any other form of assurance on such information or its achievability. Our independent registered public accounting firm assumes no responsibility for, and disclaims any association with, such prospective financial information.

Soda ash prices have been and in the future may be volatile, and lower soda ash prices will negatively affect our financial position and results of operations.

        Our only product is soda ash, and the market price of soda ash directly affects the profitability of our operations. If the market price for soda ash declines, our sales will decrease. Historically, the global market and, to a lesser extent, the domestic market for soda ash have been volatile, and those markets are likely to remain volatile in the future. In the past, we have reduced production to mitigate the impact of low soda ash prices. Volatility in soda ash prices can make it difficult to predict the cash we may have on hand at any given time, and a prolonged period of low soda ash prices may materially and adversely affect our financial position, liquidity (including our borrowing capacity under the OCI Wyoming Credit Facility), ability to finance planned capital expenditures and results of operations.

        To illustrate the volatility of the price of soda ash, according to IHS data, over the last five years, the weighted average price of soda ash in the U.S. has ranged from a high of $157 per short ton in 2012 to a low of $128 per short ton in 2008. Over the same period, the weighted average price of soda ash in Europe, India and South America, the three regions with the highest soda ash demand outside of the United States and China, ranged from a high of $254 per short ton in 2008 to a low of $204 per short ton in 2010, with a weighted average price of $233 per short ton in 2012 and $243 per short ton for the six months ended June 30, 2013.

        Prices for soda ash may fluctuate in response to relatively minor changes in the supply of and demand for soda ash, market uncertainty and other factors beyond our control. These factors include:

  •
  overall economic conditions;

  •
  the level of customer demand, including in the glassmaking industry;

  •
  the level of production and exports of soda ash globally;

  •
  the level of production of materials used to produce soda ash, including trona ore or synthetic materials, globally;

  •
  the cost of energy consumed in the production of soda ash, including the price of natural gas, electricity and coal;

  •
  the impact of non-ANSAC members increasing their capacity and exports;

  •
  domestic and foreign governmental relations, regulations and taxes; and

  •
  political conditions or hostilities and unrest in regions where we export soda ash.

A substantial portion of our costs are attributable to transportation and freight costs. Increases in freight costs could increase our costs significantly and adversely affect our results of operations.

        Most soda ash is sold inclusive of transportation costs, which make up a substantial portion of the total delivered cost to the customer. We transport our soda ash by rail or truck and ocean vessel. As a result, our business and financial results are sensitive to increases in rail freight, trucking and ocean vessel rates. Increases in transportation costs, including increases resulting from emission control requirements, port taxes and fluctuations in the price of fuel, could make soda ash a less competitive product for glass manufacturers when compared to glass substitutes or recycled glass, or could make our soda ash less competitive than soda ash produced by competitors that have other means of transportation or are located closer to their customers. Under our current rail transport contract, our rail freight rates increase each year based upon an industry price index. We may be unable to pass on our freight and other transportation costs in full because market prices for soda ash are generally determined by supply and demand forces.

An increase in natural gas prices, or an interruption in our natural gas supply would negatively impact our competitive cost position when compared to other foreign and domestic soda ash producers.

        We rely on natural gas as the main energy source in our soda ash production process, and therefore the cost of natural gas is a significant component of the total production cost for our soda ash. Natural gas prices have historically been volatile, with the Henry Hub Natural Gas Spot Price ranging between $1.63 and $18.48 per mmBTU during the period from 1999 to 2013. As of August 2, 2013, the NYMEX natural gas futures closing price for August delivery was $3.35 per mmBTU. Furthermore, the price of natural gas could increase as a result of reduced domestic drilling and production activity due to increased government regulation of that activity. Drilling and production operations are subject to extensive federal, state, local and foreign laws and government regulations concerning, among other things, emissions of pollutants and greenhouse gases, hydraulic fracturing, and the handling of natural gas and other substances used in connection with natural gas operations, such as drilling fluids and wastewater. In addition, natural gas operations are subject to extensive federal, state and local taxation. More stringent legislation, regulation or taxation of natural gas drilling activity in the United States could directly curtail such activity or increase the cost of drilling, resulting in reduced levels of drilling activity and therefore increased natural gas prices.

        Although we have a policy of making forward purchases of approximately one-third of our natural gas needs within six months of use, we have not historically used, and have no current intention of using, derivative instruments to hedge our exposure to natural gas prices. Any material increase in natural gas prices could adversely impact our operations by making us less competitive with other soda ash producers who do not use natural gas as a key input. If U.S. natural gas prices were to increase to a level where foreign soda ash producers were able improve their competitive position on a unit cost basis, this would negatively affect our competitive cost position.

All of our operations are conducted at one facility. Any adverse developments at our facility could have a material adverse effect on our results of operations and therefore our ability to make cash distributions to our unitholders.

        Because all of our operations are conducted at a single facility, an event such as an explosion, fire, equipment malfunction or severe weather conditions that adversely affect our facility could significantly disrupt our trona mining or soda ash production operations and our ability to supply soda ash to our customers. While we maintain business interruption insurance, our policy includes a sizeable deductible and is subject to customary limitations and exclusions. Any sustained disruption in our ability to meet our obligations under our sales agreements could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

Due to our lack of product diversification, adverse developments in the soda ash industry would adversely affect our results of operations and our ability to make cash distributions to our unitholders.

        We rely exclusively on the revenues generated from the production and sale of soda ash. An adverse development in the market for soda ash in U.S. or foreign markets would have a significantly greater impact on our operations and cash available for distribution to our unitholders than it would on other companies that have a more diverse asset and product base. Some of the soda ash producers with which we compete sell a more diverse range of products to broader markets.

Approximately 98% of our soda ash is shipped via rail, and we rely on one rail line to service our facility under a contract that expires in 2014. Interruptions of service on this rail line could adversely affect our results of operations and our ability to make cash distributions to our unitholders.

        We ship approximately 98% of our soda ash from our facility on a single rail line under a contract with the Union Pacific Railroad Company, or Union Pacific. Our current transportation contract with

Union Pacific expires in 2014 and there can be no assurance that it will be renewed on terms favorable to us or at all. Rail operations are subject to various risks that may result in a delay or lack of service at our facility, including mechanical problems, extreme weather conditions, work stoppages, labor strikes and operating hazards. Moreover, if Union Pacific's financial condition were adversely affected, it could decide to cease or suspend service to our facility. If we are unable to ship soda ash by rail, it would be impracticable to ship all of our soda ash by truck and it would be cost-prohibitive to construct a rail connection to the closest alternative rail line that is approximately 140 miles from our facility. Any delay or failure in the rail services on which we rely could have a material adverse effect on our financial condition and results of operations and our ability to make distributions to our unitholders. Moreover, if we do not ship a significant portion of our soda ash production on the Union Pacific rail line during a twelve-month period, we must pay Union Pacific a shortfall payment under the terms of our transportation agreement.

A significant portion of the demand for soda ash comes from glass manufacturers and other industrial end users whose businesses can be adversely affected by economic downturns.

        A significant portion of the demand for soda ash comes from glass manufacturers and other industrial customers. Companies that operate in the industries that glass manufacturers serve, including the automotive, construction and glass container industries, may experience significant fluctuations in demand for their own end products because of economic conditions, changes in consumer demand, or increases in raw material and energy costs. In addition, many large end users of soda ash depend upon the availability of credit on favorable terms to make purchases of raw materials such as soda ash. As interest rates increase or if our customers' creditworthiness deteriorates, this credit may be expensive or difficult to obtain. If these customers cannot obtain credit on favorable terms, they may be forced to reduce their purchases of soda ash. These and other factors may lead some customers to seek renegotiation or cancellation of their existing arrangements with us, which could have a material adverse effect on our results of operations and our ability to distribute cash to unitholders.

A significant portion of our international sales of soda ash are to ANSAC, a U.S. export cooperative, and therefore adverse developments at ANSAC or its customers, or in any of the markets in which we make direct international sales, could adversely affect our ability to compete in certain international markets.

        We, along with two other U.S. trona-based soda ash producers, utilize ANSAC as our exclusive export vehicle for sales to customers in all countries excluding Canada, South Africa and members of the European Community and European Free Trade Area, which provides us with the benefits of large purchases of soda ash and significant economies of scale in managing international sales and logistics. We derived approximately 49.6% of our net sales in 2012 and 44.9% of our net sales in the six months ended June 30, 2013 from sales to ANSAC. Because ANSAC makes sales to its end customers directly and then allocates a portion of such sales to each member, we do not have direct access to ANSAC's customers and we have no direct control over the credit or other terms ANSAC extends to its customers. As a result, we are indirectly vulnerable to ANSAC's customer relationships and the credit and other terms ANSAC extends to its customers. Any adverse change in ANSAC's customer relationships could have a direct impact on ANSAC's ability to make sales and our ability to make sales to ANSAC. In addition, to the extent ANSAC extends credit or other favorable terms to its end customers and those customers subsequently default under sales contracts or otherwise fail to perform, we would have no direct recourse against them.

        Furthermore, from time to time international competition authorities have conducted inquiries into the potentially anti-competitive nature of ANSAC's activities. The Secretariat of Economic Law of the Ministry Justice of Brazil has commenced an investigation into ANSAC's activities in Brazil. We and the two other members of ANSAC have been named in these investigations. An unfavorable outcome in any such investigation could result in our having to pay fines or penalties, either directly or through

ANSAC, or otherwise adversely affect the ability of ANSAC to continue serving export markets. In the event of an unfavorable outcome in any such investigation, the withdrawal of one of the other two members of ANSAC or the dissolution of ANSAC, we would be forced to use alternative methods to facilitate additional direct export sales, resulting in less favorable arrangements in respect of logistics or sales. Any of these developments could lead us to incur significant additional costs and may result in lower pricing for our export sales, which could have a negative impact on our results of operations, financial condition and our ability to distribute cash to our unitholders. For more information about ANSAC, see "Business—Customers."

        In addition, there is currently an anti-dumping commission inquiry underway in southern Africa. Soda ash manufacturers based in southern Africa are claiming that U.S. based manufacturers of soda ash are selling soda ash in the southern African trading region at prices that are lower than domestic prices in the United States. We sell soda ash directly in South Africa to one customer, the annual revenues from which are less than 2% of our total revenues. In July 2013, we received a questionnaire from the South African International Trade Administration Commission, or the ITAC, relating to this inquiry. We understand that other U.S. based suppliers of soda ash and various trade organizations have received the same questionnaire. We are currently determining the appropriate response to this questionnaire. The ITAC will determine whether there is sufficient evidence of dumping and whether there is evidence of injury to the Southern African Customs Union-based manufacturers. Based on the ITAC's findings, it is possible that import duties will be imposed on our soda ash sales to South Africa. We can make no assurances as to the size or impact of any import duties that may be imposed on us.

If the percentage of our international sales increases as a percentage of total sales, our gross margin would decrease and the average trade credit payment period of our customers would increase, which could adversely affect our financial position and our ability to distribute cash to our unitholders.

        From 2010 to 2012, our international sales of soda ash as a percentage of total sales increased from 43.5% to 56.9%. Our gross margin for international sales is lower than our gross margin for domestic sales because the average price of soda ash sold internationally is lower than the average price of soda ash sold domestically. Lower margins could adversely affect our financial position and our ability to distribute cash to our unitholders.

        We typically receive payment for our domestic sales 36 to 47 days following the date of shipment, while for international sales, we typically receive payment 68 to 104 days following the date of shipment. Therefore, an increase in our international sales and a decrease in domestic sales would extend the average time period for our receipt of payment for our soda ash, which could expose us to greater credit risk from our customers, increase our working capital requirements and negatively affect the amount of cash available for distribution to our unitholders.

Our contracts and exclusive arrangements with our customers have terms of three months to three years, and our customers are not obligated to purchase any amount of soda ash from us.

        The terms of our customer contracts vary by geography. Most of our domestic contracts have terms of one to three years. Our European contracts typically have a term of one year, and some Asian contracts have only a three-month term. We understand that ANSAC's customer contract terms also vary by region. Moreover, our customer contracts are not exclusive dealing or take-or-pay arrangements. Additionally, we may lose a customer for any number of reasons, including as a result of a merger or acquisition, the selection of another provider of soda ash, business failure or bankruptcy of the customer or dissatisfaction with our performance or pricing. Loss of any of our major customers could adversely affect our business, results of operations and cash flow.

Increased use of glass substitutes and recycled glass may affect demand for soda ash, which could adversely affect our result of operations.

        Increased use of glass substitutes or recycled glass in the container industry could have a material adverse effect on our results of operations and financial condition. Container glass production is one of the principal end markets for soda ash. Competition from increased use of glass substitutes, such as plastic and recycled glass, has had a negative effect on demand for soda ash. Demand for soda ash by the glass container industry has generally declined over the last ten years. We believe that the use of containers containing alternative materials such as plastic and aluminum will continue to affect negatively the growth in domestic demand for soda ash.

We are exposed to trade credit risk in the ordinary course of our business activities.

        We extend credit to our customers as a normal part of our business, and as such, are subject to the credit risk of our customers, including the risk of loss resulting from nonpayment or nonperformance. Typical industry contract terms are net 30 days from date of shipment for domestic U.S. customers. We have experienced nonperformance by our customers and counterparties in the past, and we take reserves for accounts more than 90 days past due. Some of our customers and counterparties may be highly leveraged and subject to their own operating and regulatory risks. Our credit procedures and policies may not be adequate to eliminate customer credit risk, and we may not adequately assess the creditworthiness of existing or future customers. In addition, even if our procedures work properly, our customers may experience unanticipated deterioration of their creditworthiness. Material nonpayment or nonperformance by our customers could have a material adverse effect on our financial condition and results of operations and on our ability to distribute cash to our unitholders.

We face intense competition, including from companies that have capital resources greater than ours and that have more diversified operations.

        We face competition from a number of soda ash producers in the United States, Europe and Asia, some of which have greater market share and greater financial, production and other resources than we do. Some of our competitors are diversified global corporations that have many lines of business. Some of our competitors have greater capital resources and may be in a better position to withstand a long term deterioration in the soda ash market. Other competitors, even if smaller in size, may have greater experience and stronger relationships in their local markets. Competitive pressures could make it more difficult for us to retain our existing customers and attract new customers, which could have a material adverse effect on our business, financial condition, results of operations and ability to distribute cash to our unitholders. Competition could also intensify the negative impact of factors that decrease demand for soda ash in the markets we serve, such as adverse economic conditions, weather, higher fuel costs and taxes or other governmental or regulatory actions that directly or indirectly increase the cost or limit the use of soda ash. We expect to face competition from Turkey's trona-based soda ash production in the next several years. In addition, China is the largest producer of synthetic soda ash in the world and historically has exported only a small percentage of its production. If Chinese producers, which we believe are supported by government subsidies, and other new producers were to begin exporting significant quantities of soda ash, including on non-commercial terms, the supply of soda ash in the global market could materially increase and put downward pressure on pricing. Please read "Industry—Global Market and Supply and Demand."

Unfavorable economic conditions may reduce demand for our products, which could adversely affect our results of operations.

        Worldwide soda ash demand generally correlates to global economic growth generally. The U.S. economy and global capital and credit markets remain volatile. Worsening economic conditions or factors that negatively affect the economic health of the United States and other parts of the world into which we or ANSAC sells soda ash could reduce our revenues and adversely affect our results of operations. The recent global financial crisis and sovereign debt crises in Europe have led to a global economic slowdown, with the economies of those regions showing significant signs of weakness, resulting in greater volatility in the U.S. economy and in the global capital and credit markets. These markets have been experiencing disruption, including volatility in securities markets, diminished liquidity and credit availability, credit ratings downgrades, failure and potential failures of major financial institutions, unprecedented government support of financial institutions and high unemployment rates. Instability in consumer confidence and increased unemployment have increased concerns of prolonged economic weakness. These developments may adversely affect the ability of our customers to obtain financing to perform their obligations to us. We believe that further deterioration of economic conditions or a prolonged period of economic weakness will have an adverse impact on our results of operations, business and financial condition, as well as our ability to distribute cash to our unitholders.

Our reserve data are estimates based on assumptions that may be inaccurate and are based on existing economic and operating conditions that may change in the future, which could materially and adversely affect the quantities and value of our reserves.

        Our reserve estimates may vary substantially from the actual amounts of minerals we are be able to recover economically from our reserves. There are numerous uncertainties inherent in estimating quantities of reserves, including many factors beyond our control. Estimates of reserves necessarily depend upon a number of variables and assumptions, any one of which may, if incorrect, result in an estimate that varies considerably from actual results. These factors and assumptions relate to:

  •
  future prices of soda ash, mining and production costs, capital expenditures and transportation costs;

  •
  future mining technology;

  •
  the effects of regulation by governmental agencies; and

  •
  geologic and mining conditions, which may not be identified by available exploration data and may differ from our experiences in areas where we currently mine.

Actual production, revenue and expenditures with respect to our reserves will likely vary from our estimates, and these variations may be material.

Restrictions in the agreements governing OCI Wyoming's indebtedness, including the OCI Wyoming Credit Facility, could limit its operations and adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

        On July 18, 2013, OCI Wyoming entered into the OCI Wyoming Credit Facility. The OCI Wyoming Credit Facility contains various covenants and restrictive provisions that limit (subject to certain exceptions) OCI Wyoming's ability to:

  •
  make distributions on or redeem or repurchase its units;

  •
  incur or guarantee additional debt;

  •
  make certain investments and acquisitions;

  •
  incur certain liens or permit them to exist;

  •
  enter into certain types of transactions with affiliates of OCI Wyoming;

  •
  merge or consolidate with another company; and

  •
  transfer, sell or otherwise dispose of assets.

        The OCI Wyoming Credit Facility also contains covenants requiring OCI Wyoming to maintain certain financial ratios. For example, OCI Wyoming is subject to a consolidated fixed charge coverage ratio (as defined in the OCI Wyoming Credit Facility) of not less than 1.00 to 1.00 and a consolidated leverage ratio (as defined in the OCI Wyoming Credit Facility) of not greater than 3.00 to 1.00. OCI Wyoming's ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that OCI Wyoming will meet those ratios and tests.

        In addition, the OCI Wyoming Credit Facility contains events of default customary for transactions of this nature, including (1) failure to make payments required under the OCI Wyoming Credit Facility, (2) events of default resulting from OCI Wyoming's failure to comply with covenants and financial ratios in the OCI Wyoming Credit Facility, (3) the institution of insolvency or similar proceedings against OCI Wyoming, (4) the occurrence of a default under any other material indebtedness OCI Wyoming may have, and (5) the occurrence of a change of control. Please read "—Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent."

        Under the OCI Wyoming Credit Facility, a change of control is triggered if OCI Chemical and its wholly-owned subsidiaries, directly or indirectly, cease to own all of the equity interests, or cease to have the ability to elect a majority of the board of directors (or similar governing body) of OCI GP (or any entity that performs the functions of our general partner). In addition, a change of control would be triggered if we cease to own at least 50.1% of the economic interests in OCI Wyoming or cease to have the ability to elect a majority of the members of OCI Wyoming's partnership committee.

        The provisions of the OCI Wyoming Credit Facility may affect OCI Wyoming's ability to obtain future financing and pursue attractive business opportunities and its flexibility in planning for, and reacting to, changes in business conditions. In addition, OCI Wyoming's failure to comply with the provisions of the OCI Wyoming Credit Facility could result in an event of default, which could enable its lenders, subject to the terms and conditions of the OCI Wyoming Credit Facility, to terminate all outstanding commitments and declare any outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of OCI Wyoming's debt is accelerated, its assets may be insufficient to repay such debt in full. As a result, our results of operations and, therefore, our ability to distribute cash to unitholders, could be materially and adversely affected, and our unitholders could experience a partial or total loss of their investment. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt—OCI Wyoming Credit Facility."

If we are not able to renew our leases and license, it will have a material adverse effect on us. Under the terms of our subsurface mining leases and license, we are required to make minimum royalty payments or annual rentals, and the royalty rates we are required to pay may change with little or no notice to us.

        All of our reserves are held under leases with the State of Wyoming and the U.S. Bureau of Land Management and a license with Anadarko Petroleum or its affiliates. As of June 30, 2013, leases covering approximately 42% of our acreage were scheduled to expire in the next seven years. If we are not able to renew our leases and license, it will have a material adverse effect on our results of operations and cash available for distribution to unitholders.

        Each of those leases and the license requires that minimum royalties or annual rentals be paid regardless of production levels. If our operations do not meet production goals, then it could have an adverse effect on our ability to pay cash distributions due to the ongoing requirement to pay minimum royalty payments despite a lack of production and the corresponding net sales.

        Under our license with Anadarko Petroleum or its affiliates, the applicable royalty rate varies based on an index. Anadarko Petroleum or its affiliates are entitled to adjust their royalty rate if we pay a higher royalty rate to certain other mineral rights owners in Sweetwater County, Wyoming. Any increase in the royalty rates we are required to pay to our lessors or licensor, or any failure by us to renew any of our leases or our license, could have a material adverse impact on our financial condition, results of operations and ability to distribute cash to our unitholders.

Defects in title or loss of any leasehold interests in our properties could limit our ability to conduct mining operations on these properties or result in significant unanticipated costs.

        All of our trona reserves are leased or licensed. A title defect in our leased, licensed or owned property or the loss of any lease or license upon expiration of its term, upon a default or otherwise could adversely affect our ability to mine the associated reserves and/or process the trona that we mine. In some cases, we rely on title information or representations and warranties provided by our lessors, licensor or grantors. We cannot rely on any such representations or warranties with respect to the surface land on which our facility is located because we acquired the surface land in 1991 by quitclaim deed. We have no title insurance for our interests in this property. Any challenge to our title or leasehold interests could delay our operations and could ultimately result in the loss of some or all of our interest in the property. From time to time we also may be in default with respect to leases or the license for properties on which we have mining operations. In such events, we may have to close down or alter significantly the sequence of such mining operations, which may adversely affect our future soda ash production and future revenues. If we mine on property that we do not own, lease or license, we could incur liability for such mining and be subject to regulatory sanction and penalties. Also, in any such case, the investigation and resolution of title issues would divert management's time from our business, and our results of operations could be adversely affected. As a result, our results of operations, business and financial condition, as well as our ability to pay distributions to our unitholders may be materially adversely affected.

Mining development, exploration and processing operations pose numerous hazards and uncertainties that may negatively affect our business.

        Mining and processing operations involve many hazards and uncertainties, including, among other things:

  •
  seismic activity;

  •
  ground failures;

  •
  industrial accidents;

  •
  environmental contamination or leakage;

  •
  fires and explosions;

  •
  unusual and unexpected rock formations or water conditions;

  •
  flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of nature; and

  •
  mechanical equipment failure and facility performance problems.

        These occurrences could damage or destroy our properties or production facilities, or result in personal injury or wrongful death claims, environmental damage to our properties or the properties of others, delays in, or prohibitions on, mining or processing, increased production costs, asset write downs, monetary losses and legal liability, which could have an adverse effect on our results of operations and financial condition. In particular, underground mining and related processing activities present inherent risks of injury to persons and damage to equipment. Our insurance policies provide limited coverage for some of these risks but will not fully cover these risks. Significant mine accidents could occur, potentially resulting in a mine shutdown or leading to liabilities, which could have a material adverse effect on our results of operations, financial condition and cash flows.

We may be unable to obtain, maintain or renew permits necessary for our operations, which could impair our ability to conduct our operations and limit our ability to make distributions to unitholders.

        Our facility and operations require us to obtain a number of permits that impose strict regulations on various environmental and operational matters in connection with mining trona ore and producing soda ash. These include permits issued by various federal, state and local agencies and regulatory bodies. The permitting rules, and the interpretations of these rules, are complex, change frequently and are subject to discretionary interpretations by our regulators, all of which may make compliance difficult or impractical and may impair our existing operations or the development of future facilities. The public, including non-governmental organizations, environmental groups and individuals, have certain statutory rights to comment upon and submit objections to requested permits and environmental impact statements prepared in connection with applicable regulations and otherwise engage in the permitting process, including bringing citizen's lawsuits to challenge the issuance or renewal of permits, the validity of environmental impact statements or the performance of mining activities. If permits are not issued or renewed in a timely fashion or at all or are conditioned in a manner that restricts our ability to conduct our operations economically, our cash flows may decline, which could limit our ability to distribute cash to unitholders.

Equipment upgrades, equipment failures and deterioration of assets may lead to production curtailments, shutdowns or additional expenditures.

        Our operations depend upon critical equipment that require scheduled upgrades and maintenance and may suffer unanticipated breakdowns or failures. As a result, our mining operations and processing may be interrupted or curtailed, which could have a material adverse effect on our results of operations.

        As our mine ages and we deplete our trona reserves, in order to maintain current production rates over the next five to ten years, we expect to need to use smaller mining equipment or two seam mining technique, which will increase our mining costs. In addition, our maintenance capital expenditures do not include actual or estimated capital expenditures for replacement of our trona reserves.

        In addition, assets critical to our trona ore mining and soda ash production operations may deteriorate due to wear and tear or otherwise sooner than we currently estimate. Such deterioration may result in additional maintenance spending and additional capital expenditures. If these assets do not generate the amount of future cash flows that we expect, and we are not able to procure replacement assets in an economically feasible manner, our future results of operations may be materially and adversely affected.

        If any of the equipment on which we depend were severely damaged or were destroyed by fire, abnormal wear and tear, flooding, or otherwise, we may be unable to replace or repair it in a timely manner or at a reasonable cost, which would impact our ability to produce and ship soda ash, which would have a material adverse effect our results of operations, financial condition and our ability to distribute cash to our unitholders.

We may record impairment charges on our assets, including our reserves, that would adversely impact our results of operations and financial condition.

        We are required to perform impairment tests on our assets, including our trona reserves, whenever events or changes in circumstances modify the estimated useful life of or estimated future cash flows from an asset that would indicate that the carrying amount of such asset may not be recoverable or whenever management's plans change with respect to such asset. An impairment in one period may not be reversed in a later period even if prices increase. If we are required to recognize impairment charges in the future, our results of operations and financial condition may be materially and adversely affected.

A shortage of skilled workers could reduce our labor productivity and increase our costs, which could negatively affect our business.

        Our mining and processing operations require personnel with specialized skills and experience. Our ability to be productive and profitable will depend upon our ability to employ and retain skilled workers. If we experience shortages of skilled workers in the future, our labor costs and overall productivity could be materially and adversely affected. If our labor costs increase or if we experience materially increased health and benefits costs, our results of operations could be materially and adversely affected.

Severe weather conditions could have a material adverse impact on our business.

        Our business could be materially adversely affected by severe weather conditions. Severe weather conditions may affect our mining and processing operations by resulting in weather-related damage to our facility and equipment or impact our ability to transport soda ash from our facility. In addition, severe weather conditions could hinder our operations by causing us to halt or delay our operations, which could have a material adverse effect on our results of operations and financial condition.

Our business is subject to inherent risk, including risk relating to natural disasters, some of which we self insure. Our insurance coverage may not be adequate or available to us.

        We are covered by insurance policies maintained by our sponsor. These policies provide limited coverage for some, but not all, of the potential risks and liabilities associated with our businesses. For some risks, we do not obtain insurance or are covered by our sponsor's policies if we believe the cost of available insurance is excessive relative to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and certain types of insurance may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew our or its existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. In addition, we cannot insure against certain environmental and pollution risks. Even where insurance coverage applies, insurers may contest their obligations to make payments. Our insurance coverage may not be adequate to cover us against losses we incur, and coverage under these policies may be depleted or may not be available to us to the extent that we otherwise exhaust its coverage limits. Our results of operations, and therefore our ability to distribute cash to unitholders, could be materially and adversely affected by losses and liabilities from uninsured or under-insured events, as well as by delays in the payment of insurance proceeds or the failure by insurers to make payments.

        We also may incur costs and liabilities resulting from claims for damages to property or injury to persons arising from our operations. We must compensate employees for work-related injuries. If we do not make adequate provision for our workers' compensation liabilities, such claims could harm our future operating results. If we are required to pay for these fines, costs and liabilities, our financial condition, results of operations, and therefore our ability to distribute cash to unitholders, could be adversely affected.

We may be subject to litigation, the disposition of which could have a material adverse effect on our results of operations.

        The nature of our operations exposes us to possible litigation claims, including disputes with customers and providers of shipping services. Some of the lawsuits may seek fines or penalties and damages in large amounts, or seek to restrict our business activities. Because of the uncertain nature of litigation and coverage decisions, we cannot predict the outcome of these matters or whether insurance claims may mitigate any damages to us. Litigation is very costly, and the costs associated with prosecuting and defending litigation matters could have a material adverse effect on our results of operations.

Expansion or improvement of our existing facilities may not result in revenue increases and will be subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our results of operations and financial condition.

        One of the ways we may grow our business is through the expansion or improvement of our existing facility. The construction of additions or modifications to our existing facility involve numerous regulatory, environmental, political, legal and economic uncertainties that are beyond our control. Such expansion or improvement projects may also require the expenditure of significant amounts of capital, and financing may not be available on economically acceptable terms or at all. If we undertake these projects, they may not be completed on schedule, at the budgeted cost, or at all. Moreover, our revenue may not increase immediately upon the expenditure of funds on a particular project. As a result, we may not be able to realize our expected investment return, which could adversely affect our results of operations and financial condition.

We may not achieve the acquisition component of our growth strategy.

        Acquisitions are an important component of our current growth strategy. We can offer no assurance that we will be able to identify any acquisition opportunities, that we will be able to grow our business through acquisitions, or that any assets or business we acquire will perform in accordance with our expectations or that our assessment concerning the value, strengths and weaknesses of assets or business acquired will prove to be correct. We have not made any acquisitions in the past, and there are currently a limited number of producers in North America with businesses similar to ours. In connection with future acquisitions, if any, we may incur debt and contingent liabilities, increased interest expense and amortization expense and significant charges relative to integration costs. In addition, our financial condition and results of operations will be adversely affected if we overpay for acquisitions.

        Acquisitions involve a number of special risks, including:

  •
  unforeseen difficulties extending internal control over financial reporting and performing the required assessment at the newly acquired business or assets;

  •
  potential adverse short-term effects on operating results through increased costs or otherwise;

  •
  diversion of management's attention and failure to recruit new, and retain existing, key personnel of the acquired business or assets;

  •
  failure to implement infrastructure, logistics and systems integration successfully; and

  •
  the risks inherent in the systems of the acquired business and risks associated with unanticipated events or liabilities, any of which could have a material adverse effect on our business, financial condition and results of operations.

We conduct our operations through a joint venture, which subjects us to additional risks that could have a material adverse effect on our financial condition and results of operations.

        OCI Wyoming is a joint venture with an affiliate of NRP. We may also enter into other joint venture arrangements with third parties in the future. NRP has, and these third parties may have, obligations that are important to the success of the joint venture, such as the obligation to pay their share of capital and other costs of the joint venture. The performance of these third party obligations, including the ability of our joint venture partner in OCI Wyoming, to satisfy their respective obligations, is outside our control. If these parties do not satisfy their obligations under the arrangement, our business may be adversely affected.

        Our joint venture arrangement may involve risks not otherwise present without such partner, including, for example:

  •
  our joint venture partner shares certain blocking rights over transactions between OCI Wyoming and its affiliates, including us;

  •
  our joint venture partner may take actions contrary to our instructions or requests or contrary to our policies or objectives;

  •
  although we control OCI Wyoming, we owe contractual duties to OCI Wyoming and its other owners, which may conflict with our interests and the interests of our unitholders; and

  •
  disputes between us and our joint venture partner may result in delays, litigation or operational impasses.

        The risks described above or any failure to continue our joint venture or to resolve disagreements with our joint venture partner could adversely affect our ability to transact the business that is the subject of such joint venture, which would, in turn, negatively affect our financial condition, results of operations and ability to distribute cash to our unitholders. See "Management—OCI Wyoming Partnership Agreement."

Restrictions in the Revolving Credit Facility could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

        On July 18, 2013, we entered into the Revolving Credit Facility. The Revolving Credit Facility contains various covenants and restrictive provisions that limit (subject to certain exceptions) our ability (and the ability of our subsidiaries, including OCI Wyoming) to:

  •
  make distributions on or redeem or repurchase units;

  •
  incur or guarantee additional debt;

  •
  make certain investments and acquisitions;

  •
  incur certain liens or permit them to exist;

  •
  enter into certain types of transactions with affiliates;

  •
  merge or consolidate with another company; and

  •
  transfer, sell or otherwise dispose of assets.

        The Revolving Credit Facility also contains a covenant requiring us to maintain a consolidated fixed charge coverage ratio (as defined in the Revolving Credit Facility) of not less than 1.00 to 1.00. Our ability to meet that financial ratio and test can be affected by events beyond our control, and we cannot assure you that we will meet that ratio and test.

        In addition, the Revolving Credit Facility contains events of default customary for transactions of this nature, including (1) failure to make payments required under the Revolving Credit Facility, (2) events of default resulting from our failure to comply with covenants and financial ratios in the Revolving Credit Facility, (3) the institution of insolvency or similar proceedings against us, (4) the occurrence of a default under any other material indebtedness we (or any of our subsidiaries) may have, including the OCI Wyoming Credit Facility, and (5) the occurrence of a change of control. In addition, our obligations under the Revolving Credit Facility are secured by a pledge of substantially all of our assets (subject to certain exceptions), including the partnership interests in OCI Wyoming held by us.

        Under the Revolving Credit Facility, a change of control is triggered if OCI Chemical and its wholly-owned subsidiaries, directly or indirectly, cease to own all of the equity interests, or cease to have the ability to elect a majority of the board of directors (or similar governing body) of, OCI Holdings or OCI GP (or any entity that performs the functions of our general partner). In addition, a change of control would be triggered if we cease to own at least 50.1% of the economic interests in OCI Wyoming or cease to have the ability to elect a majority of the members of OCI Wyoming's partnership committee.

        The provisions of the Revolving Credit Facility may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of the Revolving Credit Facility could result in an event of default, which could enable our lenders to, subject to the terms and conditions of the Revolving Credit Facility, terminate all outstanding commitments and declare any outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, the lenders could foreclose on our assets, including without limitation our ownership interests in OCI Wyoming, and our unitholders could experience a partial or total loss of their investment. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt—Revolving Credit Facility."

Our level of indebtedness may increase, reducing our financial flexibility.

        In the future, we may incur significant indebtedness in order to make future acquisitions or to develop or expand our facilities and mining capabilities. Our level of indebtedness could affect our operations in several ways, including:

  •
  a significant portion of our cash flows could be used to service our indebtedness;

  •
  a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

  •
  the covenants contained in the agreements governing our outstanding indebtedness will limit our ability to borrow additional funds, dispose of assets, pay distributions and make certain investments;

  •
  a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged, and therefore may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

  •
  our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and our industry; and

  •
  a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, distributions or for general corporate or other purposes.

        A high level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our units or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

Our general partner is a guarantor under, and its equity interests and assets (other than its general partner interests in us) are pledged as collateral for, OCI Chemical's $25 million senior secured credit facility; in the event OCI Chemical is unable to meet its obligations under that facility, or is declared bankrupt, OCI Chemical's lenders may gain control of our general partner or, in the case of bankruptcy, our partnership may be dissolved.

        On July 18, 2013, OCI Chemical entered into a senior secured credit facility, which we refer to as the OCI Chemical Credit Facility. Our general partner is a guarantor under the OCI Chemical Credit Facility, and all of our general partner's assets (other than its general partner interest in us) and OCI Chemical's ownership interest in our general partner are subject to a lien under the OCI Chemical Credit Facility. In the event OCI Chemical is unable to satisfy its obligations under the OCI Chemical Credit Facility and the lenders foreclose on their collateral, the lenders will own our general partner, and effectively all of its assets, which include the general partner interest in us and our incentive distribution rights. In such event, the lenders would own the entity that controls our management and operation. Moreover, in the event OCI Chemical becomes insolvent or is declared bankrupt, our general partner also may be deemed insolvent or declared bankrupt. Under the terms of our partnership agreement, the bankruptcy or insolvency of our general partner may cause a dissolution of our partnership.

Restrictions in the OCI Chemical Credit Facility could limit our operations and our ability to distribute cash to our unitholders.

        We and OCI Wyoming are indirectly affected by certain prohibitions and limitations contained in the OCI Chemical Credit Facility. Specifically, OCI Chemical has agreed (subject to certain exceptions in addition to those described below) that it will not, and will not permit any of its subsidiaries, including OCI Wyoming and us, to:

  •
  make distributions on or redeem or repurchase equity interests, other than distributions to our and OCI Wyoming's unitholders to the extent no default is in effect at such time and that the required financial ratio tests are met prior to and after giving effect to such distribution;

  •
  incur or guarantee additional debt, other than debt incurred under the Revolving Credit Facility or the OCI Wyoming Credit Facility;

  •
  make certain investments and acquisitions, other than investments in each of OCI Wyoming and us in an amount not to exceed $2 million per calendar year, respectively, and other exceptions set forth therein;

  •
  incur certain liens or permit them to exist, other than, with respect to our and OCI Wyoming's liens, an aggregate amount outstanding at any time equal to $200,000 and $1 million, respectively;

  •
  enter into certain types of transaction with affiliates, other than transactions between OCI Wyoming and us;

  •
  merge or consolidate with another company; or

  •
  transfer, sell or otherwise dispose of assets, other than our and OCI Wyoming's dispositions of assets with a net book value not to exceed $500,000 and $2.5 million, respectively, in any given year.

        The OCI Chemical Credit Facility also contains covenants requiring OCI Chemical to maintain certain financial ratios. For example, OCI Chemical is subject to a consolidated fixed charge coverage ratio (as defined in the OCI Chemical Credit Facility) of not less than 1.25 to 1.00 and a consolidated leverage ratio (as defined in the OCI Chemical Credit Facility) of not greater than 3.00 to 1.00. OCI

Chemical's ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that OCI Chemical will meet those ratios and tests.

        Due to its ownership and control of our general partner, OCI Chemical has the ability to prevent OCI Wyoming and us from taking actions that would cause OCI Chemical to violate any covenants in, or otherwise to be in default under, the OCI Chemical Credit Facility. In deciding whether to prevent OCI Wyoming or us from taking any such action, OCI Chemical will have no fiduciary duty to us or our unitholders. Moreover, if we or OCI Wyoming desire to take any action, to the extent such action would not be permitted under the OCI Chemical Credit Facility, OCI Chemical would be required to seek the consent of the lenders under the OCI Chemical Credit Facility. OCI Chemical's compliance with the covenants in the OCI Chemical Credit Facility may restrict our and OCI Wyoming's ability to undertake certain actions that might otherwise be considered beneficial to us, including borrowing under the Revolving Credit Facility or the OCI Wyoming Credit Facility to finance operations or expansions or to distribute cash to our and their respective unitholders.

        Under the OCI Chemical Credit Facility, a change of control is triggered if Enterprises and its wholly-owned subsidiaries, directly or indirectly, cease to own all of the equity interests, or cease to have the ability to elect a majority of the board of directors (or similar governing body) of, OCI Chemical, OCI Holdings or OCI GP (or any entity that performs the functions of our general partner). In addition, a change of control would be triggered if we cease to own at least 50.1% of the economic interests in OCI Wyoming or cease to have the ability to elect a majority of the members of OCI Wyoming's partnership committee.

        Any debt instruments that OCI Chemical or any of its affiliates enter into in the future, including any amendments to the OCI Chemical Credit Facility, may include additional or more restrictive limitations that may impact our ability to conduct our business. These additional restrictions could adversely affect our ability to finance our future operations or capital needs or engage in, expand or pursue our business activities.

We are subject to stringent environmental laws and regulations that may expose us to significant costs and liabilities.

        Our operations are subject to stringent and complex federal, state and local environmental laws and regulations that govern the discharge of materials into the environment or otherwise relate to environmental protection. Examples of these laws include:

  •
  the federal Clean Air Act and analogous state laws that impose obligations related to air emissions;

  •
  the federal Comprehensive Environmental Response, Compensation and Liability Act, known as CERCLA or the Superfund law, and analogous state laws that regulate the cleanup of hazardous substances that may be or have been released at properties currently or previously owned or operated by us or at locations to which our wastes are or have been transported for disposal;

  •
  the federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws that regulate discharges from our facilities into state and federal waters, including wetlands and the Green River;

  •
  the federal Resource Conservation and Recovery Act, or RCRA, and analogous state laws that impose requirements for the storage, treatment and disposal of solid and hazardous waste from our facilities;

  •
  the Endangered Species Act, or ESA; and

  •
  the Toxic Substances Control Act, or TSCA, and analogous state laws that impose requirements on the use, storage and disposal of various chemicals and chemical substances at our facility.

        These laws and regulations may impose numerous obligations that are applicable to our operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from our facility, and the imposition of substantial liabilities and remedial obligations for pollution resulting from our operations. Numerous governmental authorities, such as the U.S. Environmental Protection Agency, or the EPA, and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly corrective actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions limiting or preventing some or all of our operations. In addition, we may experience a delay in obtaining or be unable to obtain required permits or regulatory authorizations, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenue. In addition, future changes in environmental or other laws may result in additional compliance expenditures that have not been pre-funded and which could adversely affect our business and results of operations and our ability to make cash distributions to our unitholders.

        There is a risk that we may incur costs and liabilities in connection with our operations due to historical industry operations and waste disposal practices, our handling of wastes and potential emissions and discharges related to our operations. Private parties, including the owners of the properties on which we operate, may have the right to pursue legal actions to require remediation of contamination or enforce compliance with environmental requirements as well as to seek damages for personal injury or property damage. For example, an accidental release from our facility could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage and fines or penalties for related violations of environmental laws or regulations. Under the terms of the omnibus agreement, our sponsor will indemnify us for certain potential environmental and toxic tort claims, losses and expenses associated with the operation of the assets contributed to us and occurring before the closing date of this offering. OCI Company has not agreed to indemnify us for these or any other losses. The maximum liability of our sponsor for these indemnification obligations will not exceed $10 million, which may not be sufficient to fully compensate us for such claims, losses and expenses. Moreover, our assets constitute substantially all of our sponsor's assets, and our sponsor has not agreed to maintain any cash reserve to fund any indemnification obligations under the omnibus agreement. In addition, changes in environmental laws occur frequently, and any such changes that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations or financial position. We may not be able to recover all or any of these costs from insurance. Please read "Business—Environmental Matters" and "Certain Relationships and Related Party Transactions—Omnibus Agreement" for more information.

The adoption of climate change legislation by Congress could result in increased operating costs and reduced demand for the soda ash we produce.

        Many nations have agreed to limit emissions of "greenhouse gases," or GHGs, pursuant to the United Nations Framework Convention on Climate Change, also known as the "Kyoto Protocol." Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of coal, oil, natural gas and refined petroleum products, are GHGs regulated by the Kyoto Protocol. The United States signed, but did not ratify, the Kyoto Protocol. Although the United States is not participating in the Kyoto Protocol at this time, several states or geographic regions have adopted legislation and regulations to reduce emissions of GHGs. The EPA has adopted two sets of related rules, one of which purports to regulate emissions of GHGs from motor vehicles, and the other of which regulates emissions of GHGs from large stationary sources of emissions such as power plants or industrial facilities. The EPA finalized the motor vehicle rule in April 2010, and it became effective in January 2011. The EPA adopted the stationary source rule, also known as the "Tailoring Rule," in May

2010, and it became effective in January 2011. Additionally, in September 2009, the EPA issued a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the United States, including soda ash manufacturers, beginning in 2011 for emissions occurring in 2010. In addition, the EPA has continued to adopt GHG regulations of other industries, such as the March 2012 proposed GHG rule restricting future development of coal-fired power plants. As a result of this continued regulatory focus, future GHG regulations of the soda ash industry remain a possibility.

        In addition, the U.S. Congress has from time to time considered adopting legislation to reduce emissions of GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG "cap and trade" programs. Although the U.S. Congress has not adopted such legislation at this time, it may do so in the future and many states continue to pursue regulations to reduce GHG emissions. Most of these cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and natural gas processing plants, to acquire and surrender emission allowances corresponding with their annual emissions of GHGs. These programs work by reducing the number of allowances available for purchase each year until the overall GHG emission reduction goal is achieved. As the number of GHG emission allowances declines each year, the cost or value of allowances is expected to escalate significantly. Restrictions on GHG emissions that may be imposed in various states could adversely affect the soda ash industry.

        In addition, there has been public discussion that climate change may be associated with extreme weather conditions, such as more intense hurricanes, thunderstorms, tornados and snow or ice storms, as well as rising sea levels. Another possible consequence of climate change is increased volatility in seasonal temperatures. Some studies indicate that climate change could cause some areas to experience temperatures substantially colder than their historical averages. Extreme weather conditions can interfere with our production and increase our costs, and damage resulting from extreme weather may not be fully insured. However, at this time, we are unable to determine the extent to which climate change may lead to increased storm or weather hazards affecting our operations.

We are subject to strict laws and regulations regarding employee and process safety, and failure to comply with these laws and regulations could have a material adverse effect on our results of operations, financial condition and ability to distribute cash to unitholders.

        We are subject to a number of federal and state laws and regulations related to safety, including the Occupational Safety and Health Administration, or OSHA, the Mine Safety and Administration, or MSHA, and comparable state statutes, the purposes of which are to protect the health and safety of workers. In addition, OSHA requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local governmental authorities, and local residents. Failure to comply with OSHA and MSHA requirements and related state regulations, including general industry standards, record keeping requirements and monitoring and control of occupational exposure to regulated substances, could have a material adverse effect on our results of operations, financial condition and ability to make cash distributions if we are subjected to significant penalties, fines or compliance costs.

All of the net proceeds from this offering will be paid to Wyoming Co. and OCI Chemical. As a result, none of the net proceeds will be available to us to fund our operations, to maintain or grow our asset base or to pay distributions to public unitholders.

        Because we will pay a portion of the net proceeds to Wyoming Co. in exchange for the contribution of its 10.02% limited partner interest in OCI Wyoming to us and distribute all of the remaining net proceeds from the sale of common units in this offering to OCI Chemical, including net proceeds from the sale of additional common units pursuant to the underwriters' option to purchase additional common units, we will not receive any of the net proceeds from this offering. Consequently, none of the net proceeds from this offering will be available to us to fund our operations, to maintain or grow our asset base or to pay distributions to the public unitholders. Please read "Use of Proceeds."

The amount of cash we have available for distribution to holders of our units depends primarily on our cash flow and not solely on profitability, which may prevent us from making cash distributions during periods when we record net income.

        The amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from reserves and working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may pay cash distributions during periods when we record net losses for financial accounting purposes and may not pay cash distributions during periods when we record net income.

Risks Inherent in an Investment in Us

Our sponsor owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including our sponsor, have conflicts of interest with us and our unitholders and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our unitholders.

        Following this offering, our sponsor will own and control our general partner and will appoint all of the officers and directors of our general partner. Although our general partner has a duty to manage us in a manner that is beneficial to us and our unitholders, the executive officers and directors of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to our sponsor. Therefore, conflicts of interest will arise between our sponsor or any of its affiliates, including our general partner, on the one hand, and us or any of our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our common unitholders. These conflicts include the following situations:

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  neither our partnership agreement nor any other agreement requires our sponsor to pursue a business strategy that favors us, and the directors and officers of our sponsor have a fiduciary duty to make these decisions in the best interests of our sponsor, which may be contrary to our interests. Our sponsor may choose to shift the focus of its investment and growth to areas not served by our assets;

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  our general partner is allowed to take into account the interests of parties other than us, such as our sponsor, in exercising certain rights under our partnership agreement, which may effectively limit its duty to our unitholders;

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  many of the officers and a majority of the directors of our general partner are also officers and/or directors of our sponsor and will owe fiduciary duties to our sponsor. The officers of our general partner will also devote significant time to the business of our sponsor and will be compensated by our sponsor accordingly;

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  our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limits our general partner's liabilities and restricts the remedies available to our unitholders for actions that, without such limitations, might constitute breaches of fiduciary duty;

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  except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

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  our largest customer is ANSAC, of which our affiliate, OCI Chemical is one of three members, and our officers periodically serve as chairman of ANSAC;

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  our sponsor and its affiliates are not limited in its ability to compete with us and may compete directly with us for acquisition opportunities;

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  our general partner determines the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership securities and the level of reserves, each of which can affect the amount of cash that we distribute to our unitholders;

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  our general partner determines the amount and timing of any capital expenditure and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. Our partnership agreement does not set a limit on the amount of maintenance capital expenditures that our general partner may determine to be necessary or appropriate. Please read "How We Make Distributions to Our Partners—Capital Expenditures" for a discussion regarding when a capital expenditure constitutes a maintenance capital expenditure or an expansion capital expenditure. This determination can affect the amount of cash that is distributed to our unitholders, which, in turn, may affect the ability of the subordinated units to convert. Please read "How We Make Distributions to Our Partners—Subordination Period";

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  our general partner may cause us to borrow funds to pay cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

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  our partnership agreement permits us to classify up to $20.0 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or to our general partner in respect of the incentive distribution rights;

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  our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

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  our partnership agreement does not restrict our general partner from causing us to pay our general partner or its affiliates for any services rendered to us or from entering into additional contractual arrangements with its affiliates on our behalf;

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  our general partner intends to limit its liability regarding our contractual and other obligations;

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  our general partner may exercise its right to call and purchase our common units if it and its affiliates own more than 80% of the common units;

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  our general partner controls the enforcement of obligations that it and its affiliates owe to us, including our sponsor's obligations under the omnibus agreement and its commercial agreement with us;

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  our general partner decides whether to retain separate counsel, accountants or others to perform services for us;

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  our general partner may transfer its incentive distribution rights without unitholder approval; and

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  our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or the unitholders. Any such election may result in lower distributions to the common unitholders in certain situations.

We expect that we will distribute substantially all of our available cash, which could limit our ability to grow and make acquisitions.

        We expect that we will distribute substantially all of our available cash to our unitholders and will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund any acquisitions and expansion capital expenditures. If we are unable to finance growth externally, our cash distribution policy will impair our ability to grow.

        In addition, because we intend to distribute substantially all of our available cash, we may not grow as quickly as businesses that reinvest their cash to expand ongoing operations. Moreover, our maintenance capital expenditures do not include actual or estimated capital expenditures for replacement of our trona reserves. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or the Revolving Credit Facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy will increase our interest expense, which, in turn, may impact the cash that we have available to distribute to our unitholders.

Our partnership agreement does not contain a requirement for us to pay distributions to our unitholders, and we do not guarantee that we will pay the minimum quarterly distribution or any distribution on the units in any quarter.

        Our partnership agreement does not contain a requirement for us to pay distributions to our unitholders, and we do not guarantee that we will pay the minimum quarterly distribution or any distribution on the units in any quarter. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders (excluding common units held by our general partner and its affiliates) other than in certain circumstances where no unitholder approval is required. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by affiliates of our general partner) after the subordination period has ended. At the closing of this offering, affiliates of our general partner will own, directly or indirectly, approximately 48.9% of the outstanding common units and all of our outstanding subordinated units. Please read "The Partnership Agreement—Amendment of the Partnership Agreement."

Our partnership agreement replaces our general partner's fiduciary duties to holders of our common units with contractual standards governing its duties.

        Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by Delaware law regarding fiduciary duty and replace those duties with several different contractual standards. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us and our unitholders other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action. This provision entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

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  how to allocate business opportunities among us and its affiliates;

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  whether to exercise its limited call right;

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  whether to seek approval of the resolution of a conflict of interest by the conflicts committee of the board of directors of our general partner;

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  how to exercise its voting rights with respect to the units it owns;

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  whether to exercise its registration rights;

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  whether to elect to reset target distribution levels;

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  whether to transfer the incentive distribution rights or any units it owns to a third party; and

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  whether or not to consent to any merger, consolidation or conversion of the partnership or amendment to the partnership agreement.

        By purchasing a common unit, a unitholder is treated as having consented to the provisions in the partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Contractual Duties—Duties of the General Partner."

Our partnership agreement restricts the remedies available to holders of our units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under Delaware law regarding fiduciary duty under state fiduciary duty law. For example, our partnership agreement provides that:

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  whenever our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) makes a determination or takes, or declines to take, any other action in their respective capacities, our general partner, the board of directors of our general partner and any committee thereof (including the conflicts committee), as applicable, is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believed that the decision was in the best interests of our partnership, and, except as specifically provided by our partnership agreement, will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

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  our general partner will not have any liability to us or our unitholders for a decision made in its capacity as a general partner so long as such decisions are made in good faith;

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  our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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  our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is:

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  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates;

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  determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  determined by the board of directors of our general partner to be fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner or the conflicts committee must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to such affiliate transaction or conflict of interest satisfies either of the standards set forth in the third and fourth bullets above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Our sponsor and other affiliates of our general partner are not restricted in their ability to compete with us.

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. Affiliates of our general partner, including our sponsor and its other subsidiaries, are not prohibited from owning assets or engaging in businesses that compete directly or indirectly with us. Our sponsor may make investments in and purchases of entities that acquire, own and operate other soda ash producing assets. Our sponsor will be under no obligation to make any acquisition opportunities available to us. Moreover, while our sponsor may offer us the opportunity to buy additional assets from it, it is under no contractual obligation to accept any offer we might make with respect to such opportunity.

        Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers and directors and our sponsor. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our common unitholders. Please read "Conflicts of Interest and Contractual Duties."

Our general partner, or any transferee holding a majority of the incentive distribution rights, may elect to cause us to issue common units to it in connection with a resetting of the minimum quarterly distribution and target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of our general partner or the holders of our common units. This election could result in lower distributions to holders of our common units in certain situations.

        The holder or holders of a majority of the incentive distribution rights, which is initially our general partner, have the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters (and the amount of each such distribution did not exceed adjusted operating surplus for each such quarter), to reset the minimum quarterly distribution and the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following such a reset election, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution. Our general partner has the right to transfer the incentive distribution rights at any time, in whole or in part, and any transferee holding a majority of the incentive distribution rights will have the same rights as our general partner with respect to resetting target distributions.

        In the event of a reset of our minimum quarterly distribution and target distribution levels, our general partner will be entitled to receive, in the aggregate, a number of common units equal to that number of common units that would have entitled the holder of such units to an aggregate quarterly cash distribution in the two-quarter period prior to the reset election equal to the distribution to our general partner on the incentive distribution rights in the quarter prior to the reset election prior two quarters. Our general partner will also be issued the number of general partner units necessary to maintain its general partner interest in us that existed immediately prior to the reset election (currently 2.0%). We anticipate that our general partner would exercise this reset right to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. However, our general partner or a transferee could also exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on target distribution levels that are less certain in the then-current business environment. This risk could increase if our incentive distribution rights have been transferred to a third-party. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they otherwise would have received had we not issued new common units to our general partner in connection with resetting the target distribution levels. Please read "How We Make Distributions to Our Partners—General Partner's Right to Reset Incentive Distribution Levels."

Holders of our common units have limited voting rights and are not entitled to appoint our general partner or its directors, which could reduce the price at which our common units will trade.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to appoint our general partner or its board of directors. The board of directors of our general partner, including the independent directors, is chosen entirely by our sponsor as a result of its ownership in our general partner and not by our unitholders. As a result of these limitations, the secondary market price at which the common units will trade could decline because of the absence or reduction of a takeover premium in the trading price. Unlike publicly traded corporations, we will not conduct annual meetings of our unitholders to appoint directors or to conduct other matters routinely conducted at annual meetings of stockholders of corporations. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

        If our unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, OCI Holdings will own an aggregate of 74.4% of our outstanding common and subordinated units (or 70.6% of our outstanding common and subordinated units, if the underwriters exercise their option to purchase additional common units in full). Also, if our general partner is removed without cause during the subordination period and no units held by the holders of the subordinated units or their affiliates are voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. Removal of our general partner under these circumstances would adversely affect our common units by prematurely eliminating their distribution and liquidation preference over our subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of unitholder dissatisfaction with the performance of our general partner in managing our partnership will most likely result in the termination of the subordination period and conversion of all subordinated units to common units.

Unitholders will experience immediate and substantial dilution in net tangible book value of $13.90 per common unit.

        The initial public offering price of $19.00 per common unit exceeds our pro forma net tangible book value of $5.10 per common unit. Based on the initial public offering price of $19.00 per common unit, unitholders will incur immediate and substantial dilution of $13.90 per common unit. This dilution results primarily because the assets contributed to us by affiliates of our general partner are recorded at their historical cost in accordance with GAAP, and not their fair value. Please read "Dilution."

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of our sponsor to transfer its ownership interest in our general partner to a third party. In such a situation, the new members of our general partner would be in a position to replace the board of directors and executive officers of our general partner with their own designees and thereby exert significant control over the decisions taken by the board of directors and executive officers of our general partner. This effectively permits a "change of control" without the vote or consent of our unitholders.

The incentive distribution rights held by our general partner, or indirectly held by our sponsor, may be transferred to a third party without unitholder consent.

        Our general partner or our sponsor may transfer the incentive distribution rights to a third party at any time without the consent of our unitholders. If our sponsor transfers the incentive distribution rights to a third party but retains its ownership interest in our general partner, our general partner may not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if our sponsor had retained ownership of the incentive distribution rights. For example, a transfer of incentive distribution rights by our sponsor could reduce the likelihood of our sponsor accepting offers made by us to purchase assets owned by it, as it would have less of an economic incentive to grow our business, which in turn would impact our ability to grow our asset base.

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. We refer to this right in this prospectus as the limited call right. As a result, unitholders may be required to sell their common units at an undesirable time or price and may receive no return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its limited call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. Upon consummation of this offering, and assuming no exercise of the underwriters' option to purchase additional common units, OCI Holdings will own an aggregate of 48.9% of our common units. At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), OCI Holdings will own 74.4% of our common units. For additional information about this right, please read "The Partnership Agreement—Limited Call Right."

We may issue additional units without unitholder approval, which would dilute existing unitholder ownership interests.

        Our partnership agreement does not limit the number of additional limited partner interests we may issue at any time without the approval of our unitholders. Any additional partnership interests that we issue may be senior to the common units in right of distribution, liquidation and voting. The issuance of additional common units or other equity interests of equal or senior rank will have the following effects:

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  our existing unitholders' proportionate ownership interest in us will decrease;

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  the amount of cash available for distribution on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

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  because the amount payable to holders of incentive distribution rights is based on a percentage of the total cash available for distribution, the distributions to holders of incentive distribution rights will increase even if the per unit distribution on common units remains the same;

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  the ratio of taxable income to distributions may increase;

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  the relative voting strength of each previously outstanding unit may be diminished;

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  the market price of the common units may decline;

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  the amounts available for distributions to our common unitholders may be reduced or eliminated; and

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  the claims of the common unitholders to our assets in the event of our liquidations may be subordinated.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement permits our general partner to limit its liability, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public or private markets, including sales by our sponsor or other large holders.

        After this offering, we will have 9,775,500 common units and 9,775,500 subordinated units outstanding, which includes the 5,000,000 common units we are selling in this offering that may be resold in the public market immediately. All of the subordinated units will convert into common units on a one-for-one basis at the end of the subordination period. All of the 4,775,500 common units (4,025,500 if the underwriters exercise their option to purchase additional common units) that are issued to OCI Holdings will be subject to resale restrictions under a 180-day lock-up agreement with the underwriters. Each of the lock-up agreements with the underwriters may be waived at the discretion of Citigroup Global Markets Inc. and Goldman, Sachs & Co. We have agreed to provide registration rights to our sponsor and general partner. Sales by our sponsor or other large holders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Our partnership agreement restricts unitholders' voting rights by providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Cost reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce our earnings and therefore our ability to distribute cash to our unitholders. The amount and timing of such reimbursements will be determined by our general partner.

        Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce our earnings and therefore our ability to distribute cash to our unitholders. Please read "Cash Distribution Policy and Restrictions on Distributions."

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. Following this offering, the price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

        Prior to this offering, there has been no public market for the common units. After this offering, there will be only 5,000,000 publicly traded common units, assuming no exercise of the underwriters' over-allotment option. In addition, OCI Holdings will own 4,775,500 common units and 9,775,500 subordinated units, representing an aggregate 72.9% limited partner interest in us. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Unitholders may not be able to resell their common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

        The initial public offering price for our common units was determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

  •
  the level of our quarterly distributions;

  •
  our quarterly or annual earnings or those of other companies in our industry;

  •
  a change in our relationship with our sponsor or ANSAC;

  •
  announcements by us or our competitors of significant contracts or acquisitions;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  general economic conditions;

  •
  the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

  •
  future sales of our common units; and

  •
  the other factors described in these "Risk Factors."

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business primarily in Wyoming and Georgia. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some jurisdictions. You could be liable for any and all of our obligations as if you were a general partner if a court or government agency were to determine that:

  •
  we were conducting business in a state but had not complied with that particular state's partnership statute; or

  •
  your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

        For a discussion of the implication of the limitations of liability on a unitholder, please read "The Partnership Agreement—Limited Liability."

Unitholders may have liability to repay distributions and in certain circumstances may be personally liable for the obligations of the partnership.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that, for a period of three years from the date of the impermissible distribution, limited partners who received a distribution and who knew at the time of such distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Transferees of common units are liable both for the obligations of the transferor to make contributions to the partnership that were known to the transferee at the time of transfer and for those obligations that were unknown if the liabilities could have been determined from the partnership agreement. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

        We are classified as an emerging growth company. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies, including certain requirements relating to accounting standards and compensation disclosure. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to (1) provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold unitholder advisory votes on executive compensation. We are choosing to "opt out" of the extended transition period for complying with new or revised accounting standards, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. The JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common units less attractive to investors.

        We are an emerging growth company, as defined in the JOBS Act, and we intend to take advantage of certain temporary exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find our common units less attractive if we rely on this exemption. If some investors find our common units less attractive as a result, there may be a less active trading market for our common units, and the secondary market price of our common units may be more volatile.

If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected.

        We are in the early phases of evaluating the design and operation of our internal control over financial reporting and will not complete our review until after this offering is completed. We are not currently required to comply with the SEC's rules implementing Section 404 of the Sarbanes Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded partnership, we will be required to comply with the SEC's rules implementing Sections 302 and 404 of the Sarbanes Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting.

        Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly traded partnership, we will need to implement additional internal controls, reporting systems and procedures and hire additional accounting, finance and legal staff. Furthermore, while we generally must comply with Section 404 of the Sarbanes Oxley Act of 2002 for our fiscal year ending December 31, 2014, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until as late as our first annual report subsequent to our ceasing to be an emerging growth company under the JOBS Act. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our annual report for the fiscal year ending December 31, 2018. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our units.

        Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our units.

The stock exchange on which our common units will be traded does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

        Our common units have been approved for listing on the NYSE, subject to official notice of issuance. Unlike most corporations, we are not required by the stock exchange rules to have, and we do not intend to have, a majority of independent directors on our general partner's board of directors or compensation and nominating and corporate governance committees. Additionally, any future issuance of additional common units or other securities, including to affiliates, will not be subject to shareholder approval rules. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the stock exchange corporate governance requirements. Please read "Management" and "Executive Compensation and Other Information."

We will incur increased costs as a result of being a publicly traded partnership.

        We have no history operating as a publicly traded partnership. As a publicly traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the NYSE, require publicly traded entities to adopt various corporate governance practices that will further increase our costs. Before we are able to make distributions to our unitholders, we must first pay or reserve cash for our expenses, including the costs of being a publicly traded partnership. As a result, the amount of cash we have available for distribution to our unitholders will be affected by the costs associated with being a public company.

        Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded partnership, our board of directors, which will, in fact, be the board of directors of our general partner, are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly traded partnership reporting requirements.

        We also expect to incur significant expense in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

        We estimate that we will incur approximately $3.0 million of incremental costs per year associated with being a publicly traded partnership; however, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

Tax Risks to Common Unitholders

        In addition to reading the following risk factors, please read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of the expected material U.S. federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for U.S. federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our ability to distribute cash to you could be substantially reduced.

        The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for U.S. federal income tax purposes.

        Despite the fact that we are organized as a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for U.S. federal income tax purposes. Although we do not believe, based upon our current operations and on an opinion of counsel, that we will be so treated the IRS could disagree with positions we take, or a change in our business (or a change in current law) could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, which would be taxable as dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, and no income, gains, losses, deductions or credits recognized by us would flow through to you. Because tax would be imposed upon us as a corporation, our after tax earnings, and therefore our ability to distribute cash to you, would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

        Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. We are unable to predict whether any of these changes or other proposals will ultimately be enacted. Any modification to the U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible to meet the exception for certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes. Any such changes could negatively impact the value of an investment in our common units.

Unitholders will be required to pay taxes on their respective shares of our income even if they do not receive any cash distributions from us.

        Because our unitholders will be treated as partners to whom we will allocate taxable income that could be different in amount than the cash we distribute, unitholders will be required to pay U.S. federal income taxes and, in some cases, state and local income taxes on their respective shares of our taxable income whether or not you receive cash distributions from us. Unitholders may not receive cash distributions from us equal to their respective shares of our taxable income or even equal to the actual tax liability that results from that income.

The sale or exchange of 50% or more of our or OCI Wyoming's capital and profits interests during any twelve-month period will result in the termination of our partnership or OCI Wyoming for U.S. federal income tax purposes.

        We will be considered to have terminated as a partnership for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Immediately following this offering, our sponsor will directly and indirectly own more than 50% of the total interests in our capital and profits. Therefore, a transfer by our sponsor of all or a portion of its interests in us could result in a termination of us as a partnership for U.S. federal income tax purposes. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for U.S. federal income tax purposes but instead, after our termination we would be treated as a new partnership for U.S. federal income tax purposes. If we were treated as a new partnership, we would be required to make new tax elections and could be subject to penalties if we were unable to determine that a termination occurred. Similarly, any actual or deemed transfers of 50% or more of the capital of OCI Wyoming in a twelve-month period will cause a termination of OCI Wyoming, resulting in the same deferral of depreciation deductions discussed above with respect to our termination. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Units—Constructive Termination" for a discussion of the consequences of our termination for U.S. federal income tax purposes.

Tax gain or loss on the disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income result in a decrease in your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture of depreciation, depletion or certain other expense deductions and certain other items. In addition, because the amount realized includes a unitholder's share of our liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss" for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

        Investments in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts, or "IRAs", and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from U.S. federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes, and non-U.S. persons will be required to file federal tax returns and pay tax on their shares of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

If the IRS contests the U.S. federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our earnings and therefore our ability to distribute cash to you.

        The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest by the IRS may materially and adversely impact the market for our common units and the price at which they trade. Our costs of any contest by the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our earnings and therefore our ability to distribute cash.

We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Our counsel is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we adopt.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We generally prorate our items of income, gain, loss and deduction between transferors and transferees of our common units based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. Nonetheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service. The use of this proration method may not be permitted under existing Treasury Regulations, and although the U.S. Treasury Department issued proposed Treasury Regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we have adopted. Accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss, and deduction among our unitholders.

A unitholder whose common units are the subject of a securities loan (e.g., a loan to a "short seller" to cover a short sale of common units) may be considered as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

        Because there is no tax concept of loaning a partnership interest, a unitholder whose common units are the subject of a securities loan may be considered as having disposed of the loaned units. In that case, he may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Our counsel has not rendered an opinion regarding the treatment of a unitholder whose common units are the subject of a securities loan. As a result, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

We will adopt certain valuation methodologies and monthly conventions for U.S. federal income tax purposes that may result in a shift of income, gain, loss and deduction between our general partner and our unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and our general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of taxable income, gain, loss and deduction between our general partner and certain of our unitholders. Our counsel has not rendered an opinion regarding these valuation methods.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of taxable gain from our unitholders' sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders' tax returns without the benefit of additional deductions.

You will likely be subject to state and local taxes and return filing requirements in states where you do not live as a result of investing in our common units.

        In addition to U.S. federal income taxes, you may be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if you do not live in any of those jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. As we make acquisitions or expand our business, we may own assets or conduct business in additional states or foreign jurisdictions that impose a personal income tax. It is your responsibility to file all U.S. federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on any U.S. federal non-income tax or any foreign, state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

        We intend to use the estimated net proceeds of approximately $83.5 million from this offering, after deducting underwriting discounts, the structuring fee and offering expenses, to make (i) a cash payment of approximately $65.5 million to Wyoming Co. in exchange for the contribution of its 10.02% limited partner interest in OCI Wyoming to us and (ii) a distribution of approximately $18.0 million to OCI Chemical.

        If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public and the remainder of the 750,000 additional common units, if any, will be issued to OCI Holdings. Any such units issued to OCI Holdings will be issued for no additional consideration. If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds to us would be approximately $13.3 million. The net proceeds from any exercise of the underwriters' option to purchase additional common units will be distributed to OCI Chemical.

 CAPITALIZATION

        The following table shows cash and cash equivalents and capitalization as of June 30, 2013:

  •
  on a historical basis with respect to our Predecessor; and

  •
  on a pro forma basis with respect to OCI Resources after giving effect to this offering and other formation transactions described under "Summary—Formation Transactions and Partnership Structure," including the application of the net proceeds from this offering as described under "Use of Proceeds."

        We derived this table from, you should be read it in conjunction with, and it is qualified in its entirety by reference to, the unaudited historical financial statements of our Predecessor and the unaudited pro forma financial statements of OCI Resources, as of June 30, 2013, and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of June 30, 2013 (Unaudited)
	Predecessor Historical	OCI Resources Pro Forma
	(in millions)
Cash and cash equivalents	$3.4	$4.0

Long-term debt
OCI Wyoming Credit Facility(1)	$30.0	$135.0
Revenue bonds due 2017	8.6	8.6
Revenue bonds due 2018	11.4	11.4
Revolving Credit Facility(2)	—	—
Less: Current portion of long-term debt	(4.0)	—

Total long term debt	$46.0	$155.0

Partnership equity(3)
Predecessor equity	$73.9	—
Common units—public		$83.5
Common units—OCI Holdings		5.1
Subordinated units—OCI Holdings		10.4
General partner interest		3.0
Accumulated other comprehensive loss	(0.1)	(0.1)

Total partners' capital/partners' net investment attributable to OCI Resources LP	73.8	101.7
Noncontrolling interest	131.5	76.0
Total equity	$205.3	$177.7

Total capitalization	$251.3	$332.7

(1)
On July 18, 2013, OCI Wyoming entered into the OCI Wyoming Credit Facility and borrowed $135.0 million under that facility to refinance existing debt, fund a special distribution to its partners and pay debt issuance costs. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt—OCI Wyoming Credit Facility."

(2)
On July 18, 2013, we entered into the Revolving Credit Facility. We do not expect to have any borrowings outstanding under the Revolving Credit Facility at the completion of this offering. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt—Revolving Credit Facility."

(3)
On a pro forma basis, as of June 30, 2013, the public would have held 5,000,000 common units, OCI Holdings would have held an aggregate of 4,775,500 common units and 9,775,500 subordinated units, and our general partner would have held 399,000 general partner units.

 DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of June 30, 2013, our net tangible book value was $101.7 million, or $5.10 per unit. Purchasers of common units in this offering will experience immediate and substantial dilution in net tangible book value per unit for financial accounting purposes, as illustrated in the following table:

Initial public offering price per common unit		$19.00
Pro forma net tangible book value per unit before the offering(1)	$4.93
Increase in pro forma net tangible book value per unit attributable to purchasers in the offering	0.17

Less: Pro forma net tangible book value per unit after the offering(2)		5.10

Immediate dilution in pro forma net tangible book value per unit attributable to purchasers in the offering(3)		$13.90

(1)
Determined by dividing the number of units (4,775,500 common units, 9,775,500 subordinated units and 399,000 general partner units) to be issued to OCI Holdings and its affiliates for its contribution of assets and liabilities to us into the historical net tangible book value of the contributed assets and liabilities.

(2)
Determined by dividing the total number of units to be outstanding after the offering (9,775,500 common units, 9,775,500 subordinated units and 399,000 general partner units) into our pro forma net tangible book value, after giving effect to the application of the net proceeds from this offering.

(3)
Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters' option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in the offering due to any such exercise of the option.

        The following table sets forth the number of units that we will issue and the total consideration contributed to us by OCI Holdings and its affiliates and by the purchasers of common units in this offering upon completion of the transactions contemplated by this prospectus:

	Units Acquired		Total Consideration
	Number	Percent	Amount	Percent
			(Dollars in thousands)
Units owned by OCI Holdings(1)(2)(3)	14,950,000	74.9%	$93,876	49.7%
Public Common Units	5,000,000	25.1%	$95,000	50.3%

Total	19,950,000	100.0%	$188,876	100.0%

(1)
The units acquired by OCI Holdings and our general partner consist of 4,775,500 common units, 9,775,500 subordinated units, and 399,000 general partner units.

(2)
Assumes the underwriters' option to purchase additional common units is not exercised.

(3)
The assets contributed by OCI Holdings and its affiliates were recorded at historical cost in accordance with GAAP. Book value consideration provided by the general partner and its affiliates,

  as of June 30, 2013, after giving effect to the application of net proceeds from this offering, is as follows:

(In thousands)
Book value of net assets contributed	$177,336
Less: Payment to Wyoming Co. and reimbursement and distribution to OCI Chemical from net proceeds from this offering	(83,460)

Total consideration	$93,876

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with the factors and specific assumptions upon which our cash distribution policy is based, which are included under the heading "—Assumptions and Considerations" below. In addition, you should read "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business. For additional information regarding the historical results of operations of our Predecessor and the pro forma results of operations of OCI Resources, you should refer to our historical and pro forma financial statements and the notes to those financial statements included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

        Our partnership agreement requires us to distribute all of our available cash to our unitholders. However, after taking into account reserves established by our general partner for future operations or distributions, there may not be enough available cash to pay the minimum quarterly distribution or any amount in a particular quarter. Our cash distribution policy reflects our belief that our unitholders will be better served if we distribute rather than retain available cash. Generally, our available cash is the sum of our (1) cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (2) cash on hand resulting from working capital borrowings made after the end of the quarter. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to our unitholders than would be the case if we were subject to federal income tax.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that we will distribute quarterly cash distributions to our unitholders. We do not have a legal obligation to pay the minimum quarterly distribution or any other distribution except as provided in our partnership agreement. Our cash distribution policy is subject to certain restrictions, and we may change it at any time. The reasons for such uncertainties in our stated cash distribution policy include:

  •
  Our cash distribution policy will be subject to restrictions on distributions under the agreements governing our outstanding debt, including the Revolving Credit Facility, and OCI Wyoming's outstanding debt, including the OCI Wyoming Credit Facility. The OCI Wyoming Credit Facility and the Revolving Credit Facility each contain various covenants and restrictive provisions that limit (subject to certain exceptions) our ability (and the ability of our subsidiaries, including OCI Wyoming) to: make distributions on or redeem or repurchase units; incur or guarantee additional debt; make certain investments and acquisitions; incur certain liens or permit them to exist; enter into certain types of transactions with affiliates; merge or consolidate with another company; and transfer, sell or otherwise dispose of assets. These facilities also contain covenants requiring us and OCI Wyoming to maintain certain financial ratios and contain customary events of default. For example, OCI Wyoming is subject to a consolidated fixed charge coverage ratio (as defined in the OCI Wyoming Credit Facility) of not less than 1.00 to 1.00 and a consolidated leverage ratio (as defined in the OCI Wyoming Credit Facility) of not greater than 3.00 to 1.00. The Revolving Credit Facility also contains a covenant requiring us to maintain a consolidated fixed charge coverage ratio (as defined in the Revolving Credit Facility) of not less than 1.00 to 1.00. Should we or OCI Wyoming be unable to satisfy these restrictions, or if we or OCI Wyoming otherwise default under the agreements governing our and OCI Wyoming's outstanding debt, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy. In addition, we and OCI Wyoming are indirectly affected by certain prohibitions and limitations contained in the OCI Chemical Credit Facility, which are similar to the covenants and restrictive provisions in the OCI Wyoming Credit Facility and the Revolving Credit Facility. Please read "Risk Factors—Risks Inherent in Our Business and Industry—Restrictions in the agreements governing OCI Wyoming's indebtedness, including the OCI Wyoming Credit Facility, could limit its operations and adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders," "—Restrictions in the Revolving Credit Facility could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders," "—Restrictions in the OCI Chemical Credit Facility could limit our operations and our ability to distribute cash to our unitholders" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt."

  •
  Our general partner will have the authority to establish cash reserves for the prudent conduct of our business, including for future cash distributions to our unitholders, and the establishment of or increase in those reserves could reduce our cash distributions from levels we currently anticipate under our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. If our general partner decides in good faith to establish cash reserves, such decision will be binding on our unitholders.

  •
  Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders other than in certain circumstances where no unitholder approval is required. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by OCI Holdings) after the subordination period has ended. At the closing of this offering, assuming no exercise of the underwriters' over-allotment option, OCI Holdings will own our general partner as well as approximately 48.9% of our outstanding common units and all of our outstanding subordinated units, representing an aggregate 72.9% limited partner interest in us. Please read "The Partnership Agreement—Amendment of the Partnership Agreement."

  •
  Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur on our behalf. Our partnership agreement does not set a limit on the amount of such expenses that may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith if and to what extent to allocate the expenses to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce our ability to pay distributions to our unitholders.

  •
  Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution will be made by our general partner, taking into consideration the terms of our partnership agreement.

  •
  Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs. Our cash available for distribution to common unitholders is directly affected by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase.

  •
  If we make distributions out of capital surplus, as opposed to operating surplus, any such distributions would constitute a return of capital and would result in a reduction in our minimum quarterly distribution and target distribution levels. Please read "How We Make Distributions To Our Partners—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels." We do not anticipate that we will make any distributions from capital surplus.

  •
  Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by the provisions of any existing and future indebtedness, including the OCI Wyoming Credit Facility and the Revolving Credit Facility, applicable state partnership and limited liability company laws and other laws and regulations.

  •
  If and to the extent our cash available for distribution materially declines, we may elect to reduce our quarterly cash distributions in order to service or repay our debt or fund expansion capital expenditures.

Our Ability to Grow May be Dependent on Our Ability to Access External Expansion Capital

        Because we will distribute all of our available cash to our unitholders, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund any acquisitions and our expansion capital expenditures. We do not have any commitment by our general partner or other affiliates, including Enterprises, to provide any direct or indirect financial assistance to us following the closing of this offering. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we intend to distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units and the incremental distributions on the incentive distribution rights may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or the Revolving Credit Facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the available cash that we have available to distribute to our unitholders.

Our Minimum Quarterly Distribution

        Upon the closing of this offering, our partnership agreement will provide for a minimum quarterly distribution of $0.5000 per unit for each complete quarter, or $2.00 per unit on an annualized basis. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under "—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy." Quarterly distributions, if any, will be made within 45 days after the end of each quarter, on or about the 15th day of each August, November, February and May to holders of record on or about the first day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the first business day immediately following the indicated distribution date. We will not make distributions for the period that begins on July 1, 2013 and ends on the day prior to the closing of this offering other than the distribution to be made to OCI Chemical in connection with the closing of this offering as described in "Summary—Formation Transactions and Partnership Structure" and "Use of Proceeds." We intend to pay a prorated distribution covering the period from the completion of this offering through December 31, 2013, based on the number of days in that period.

        The table below sets forth the amount of available cash needed to pay the minimum quarterly distributions on all common units, subordinated units and general partner interest that will be outstanding immediately after the closing of this offering, assuming the underwriters do not exercise their option to purchase additional common units:

		Distributions
	Number of Units
		One Quarter	Annualized
		(Dollars)
Publicly held common units	5,000,000	$2,500,000	$10,000,000
Common units held by OCI Holdings	4,775,500	$2,387,750	$9,551,000
Subordinated units held by OCI Holdings	9,775,500	$4,887,750	$19,551,000
General partner units held by OCI GP	399,000	$199,500	$798,000

Total	19,950,000	$9,975,000	$39,900,000

        Initially, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. In the future, our general partner's initial 2.0% interest in these distributions may be reduced if we issue additional units and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Our general partner will also be the initial holder of our incentive distribution rights. These incentive distribution rights entitle the holder to increasing percentages, up to a maximum of 48.0%, of the cash we distribute in excess of $0.5750 per unit per quarter.

        During the subordination period, before we make any quarterly distributions to our subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution plus any arrearages in distributions of the minimum quarterly distribution from prior quarters. Please read "How We Make Distributions to Our Partners—Subordination Period." We cannot guarantee, however, that we will pay the minimum quarterly distribution on our common units in any quarter.

        Although holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above, our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the Delaware Act or any other law, rule or regulation or at equity. Our partnership agreement provides that, in order for a determination by our general partner to be made in "good faith," our general partner must believe that the determination is in our best interests. Please read "Conflicts of Interest and Contractual Duties."

        Our cash distribution policy, may not be modified or repealed without amending our partnership agreement; however, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above.

        In the sections that follow, we present in detail the basis for our belief that we would have been able to fully fund our annualized minimum quarterly distribution of $2.00 per unit for the twelve months ended June 30, 2013. In those sections, we present two tables, consisting of:

  •
  "Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2012 and the Twelve Months Ended June 30, 2013," in which we present the amount of cash we would have had available for distribution on a pro forma basis for the year ended December 31, 2012 and the twelve months ended June 30, 2013, derived from our unaudited pro forma financial data that are included in this prospectus, as adjusted to give pro forma effect to this offering and the related formation transactions; and

  •
  "Estimated Cash Available for Distribution for the Twelve Months Ending September 30, 2014," in which we forecast our ability to generate sufficient cash available for distribution for us to pay the minimum quarterly distribution on all units for the twelve months ending September 30, 2014.

Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2012 and the Twelve Months Ended June 30, 2013

        If we had completed this offering and related transactions contemplated in this prospectus on January 1, 2012, our unaudited pro forma cash available for distribution for the year ended December 31, 2012 would have been approximately $59.0 million. This amount would exceed by approximately $19.1 million the amount needed to pay the total annualized minimum quarterly distribution of $2.00 per unit on all of our common, subordinated and general partner units for the year ended December 31, 2012.

        If we had completed this offering and related transactions contemplated in this prospectus on July 1, 2012, our unaudited pro forma cash available for distribution for the twelve months ended June 30, 2013 would have been approximately $47.2 million. This amount would exceed by approximately $7.3 million the amount to pay the total annualized minimum quarterly distribution of $2.00 per unit on all of our common, subordinated and general partner units for the twelve months ended June 30, 2013.

        Our unaudited pro forma cash available for distribution for the year ended December 31, 2012 and the twelve months ended June 30, 2013 includes $3.0 million of estimated incremental general and administrative expenses that we expect to incur as a result of becoming a publicly traded partnership. Incremental general and administrative expenses related to being a publicly traded partnership include expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation. These expenses are not reflected in the historical financial statements of our Predecessor or our unaudited pro forma financial statements included elsewhere in this prospectus.

        We have based the pro forma assumptions upon currently available information and estimates and assumptions. The pro forma amounts below do not purport to present the results of our operations had this offering and the related transactions contemplated in this prospectus actually been completed as of the dates indicated. Moreover, the pro forma adjustments made below contain adjustments in addition to or different from the adjustments made on our pro forma financial statements appearing elsewhere herein.

        Furthermore, cash available for distribution is a cash accounting concept, while the historical financial statements of our Predecessor and our pro forma financial statements included elsewhere in this prospectus have been prepared on an accrual basis. As a result, you should view the amount of pro forma cash available for distribution only as a general indication of the amount of cash available for distribution that we might have generated had we completed this offering and the related transactions contemplated in this prospectus on the date indicated.

        The following table illustrates, on a pro forma basis for the year ended December 31, 2012 and the twelve months ended June 30, 2013, the amount of cash that would have been available for distribution to our unitholders, assuming that the offering and the related transactions contemplated by this prospectus had been consummated on January 1, 2012 and July 1, 2012, respectively. The pro forma adjustments presented below give effect to this offering and the related transactions. The pro forma amounts below are presented on a twelve-month basis, and there is no guarantee that we would have had available cash sufficient to pay the full minimum quarterly distribution on all of our outstanding common, subordinated and general partner units for each quarter within the twelve-month periods presented. Certain of the adjustments are explained in further detail in the footnotes to such adjustments.

	Year Ended December 31, 2012	Twelve Months Ended June 30, 2013
	(in millions, except per unit data)
Pro forma net income of OCI Wyoming, L.P.	$118.2	$90.3
Add:
Depreciation and amortization expense	22.9	22.9
Interest expense (net)	3.3	3.3

Pro forma Adjusted EBITDA of OCI Wyoming, L.P.(1)	$144.4	$116.5
Less:
Cash interest expense (net)	3.0	3.0
Maintenance capital expenditures(2)(3)	19.5	15.0
Expansion capital expenditures(3)(4)	7.9	5.4
Incremental net cash interest expense associated with borrowings to fund expansion capital expenditures and amortization payments on existing debt(5)	0.4	0.4
Add:
Borrowings to fund expansion capital expenditures and amortization payments on OCI Wyoming, L.P.'s term loan(6)	7.9	5.4

Pro forma cash available for distribution by OCI Wyoming, L.P.	$121.5	$98.5

Pro forma cash available for distribution on the 40.98% general partner interest and 10.02% limited partner interest in OCI Wyoming, L.P. held by OCI Resources LP	$62.0	$50.2
Less:
Incremental general and administrative expenses associated with being a publicly traded partnership	3.0	3.0
Pro forma cash available for distributions by OCI Resources LP	$59.0	$47.2
Annualized minimum quarterly distribution per unit (based on a minimum quarterly distribution rate of $0.5000 per unit)	$2.00	$2.00
Distributions to:
Public common unitholders	10.00	10.00
OCI Wyoming Holding Co.:
Common units	9.6	9.6
Subordinated units	19.6	19.6
General partner units	0.8	0.8

Total distributions to our unitholders and general partner at the minimum quarterly distribution rate	$39.9	$39.9
Excess of cash available for distribution over aggregate annualized minimum quarterly distribution	$19.1	$7.3

(1)
We believe that, on a pro forma basis for the year ended December 31, 2012 and the twelve months ended June 30, 2013, the amount of Consolidated EBITDA and Consolidated Cash Flow (each as defined in the OCI Wyoming Credit Facility) that OCI Wyoming would have generated would have been sufficient to allow it to distribute all of its net cash flow (as defined in OCI Wyoming's partnership agreement) to its partners, including us, in accordance with its partnership agreement. Under the OCI Wyoming Credit Facility, OCI Wyoming may only distribute cash to its partners if there is no default thereunder then in effect and if, on a pro forma basis after giving effect to such distribution, it has a consolidated fixed charge coverage ratio of not less than 1.00 to 1.00 and a consolidated leverage ratio of not greater than 3.00 to 1.00. The calculation of Consolidated EBITDA under the OCI Wyoming Credit Facility is different than the manner in which we calculate Adjusted EBITDA in this presentation. Please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures" for more information regarding Adjusted EBITDA.

(2)
Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity. Examples of maintenance capital expenditures are expenditures to upgrade, replace or extend the life of mining equipment, to address equipment integrity, safety and environmental laws and regulations. Our maintenance capital expenditures do not include actual or estimated capital expenditures for replacement of our trona reserves. These expenditures are capitalized and depreciated over their estimated useful life.

(3)
Historically, we did not make a distinction between maintenance capital expenditures and expansion capital expenditures. The amounts included are estimates of this distinction.

(4)
Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements made to increase over the long-term our operating capacity or operating income.

(5)
Prior to the restructuring on July 18, 2013, Wyoming Co., as holder of a limited partner interest in OCI Wyoming was entitled to receive an annual priority distribution of approximately $14.5 million. The preferred distribution to Wyoming Co. directly reduced OCI Wyoming's cash available for distribution to OCI Holdings. OCI Wyoming historically paid this priority distribution in equal monthly installments over the course of the fiscal year. On July 18, 2013, Wyoming Co.'s limited partner interest in OCI Wyoming was restructured and the preferred return to which Wyoming Co. was entitled was eliminated.

(6)
Because we expect that, in the future, expansion capital expenditures and amortization payments on existing debt will primarily be funded through external financing sources, we have included borrowings under the OCI Wyoming Credit Facility to offset our expansion capital expenditures and debt amortization payments.

Estimated Cash Available for Distribution for the Twelve Months Ending September 30, 2014

        We forecast that our estimated cash available for distribution during the twelve months ending September 30, 2014 will be approximately $53.9 million. This amount would exceed by $14.0 million the amount needed to pay the total annualized minimum quarterly distribution of $2.00 per unit on all of our common, subordinated and general partner units for the twelve months ending September 30, 2014.

        We are providing the forecast of estimated cash available for distribution to supplement the historical financial statements of our Predecessor and our unaudited pro forma financial statements included elsewhere in this prospectus in support of our belief that we will have sufficient cash available to allow us to pay cash distributions at the minimum quarterly distribution rate on all of our units for the twelve months ending September 30, 2014. You should read "—Assumptions and Considerations" below for a discussion of the material assumptions underlying this belief. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies" for information as to the accounting policies we have followed for the financial forecast.

        Our forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending September 30, 2014. If our estimates are not achieved, we may not be able to pay the minimum quarterly distribution or any other distribution on our common units. The assumptions and estimates underlying the forecast are inherently uncertain and, though we consider them reasonable as of the date of this prospectus, are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecast, including risks and uncertainties contained in "Risk Factors." Accordingly, there can be no assurance that the forecast is indicative of our future performance or that actual results will not differ materially from those presented in the forecast.

        We have prepared the prospective financial information set forth below to present the cash available for distribution for the twelve months ending September 30, 2014. The accompanying prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of our knowledge and belief, our expected course of action and our expected future financial performance. However, this information is not fact and readers of this prospectus should not rely upon this information as being necessarily indicative of future results or to place undue reliance on the prospective financial information.

        Neither our independent registered public accounting firm, nor any other independent accountants, has compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor has either one of them expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

        The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by us as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Please see "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" for a discussion of various factors that could materially affect our financial condition, results of operations, business, prospects and securities. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

        We do not generally plan to publish our business plans and strategies or make external disclosures of our anticipated financial position or results of operations. Accordingly, we do not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we do not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

        Additional information relating to the principal assumptions used in preparing the projections is set forth below.

        In light of the above, the statement that we believe that we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all our outstanding common units, subordinated units and general partner units for the twelve months ending September 30, 2014 should not be regarded as a representation by us or the underwriters or any other person that we will make such distributions. Therefore, you are cautioned not to place undue reliance on this information.

        The following table presents our projection of cash available for distribution for the twelve months ending September 30, 2014 and for each quarter within such twelve-month period.

	Three Months Ending				Twelve Months Ending September 30, 2014
	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014
	(in millions, except per unit data)
Total net sales of OCI Wyoming, L.P.	$119.7	$125.1	$120.2	$124.3	$489.3
Costs and expenses:
Costs of products sold	57.9	61.1	59.5	60.2	238.7
Freight costs	32.9	33.5	32.4	32.9	131.7
Selling, marketing, general and administrative expenses	3.0	3.3	3.3	3.3	13.0

Total costs and expenses	93.8	98.0	95.2	96.4	383.3

Operating income (loss)	25.9	27.2	25.0	27.9	105.9
Interest expense (net)	(1.0)	(0.8)	(1.0)	(0.9)	(3.7)
Net income	$24.9	$26.4	$24.0	$27.0	$102.2
Add:
Depreciation and amortization	5.9	5.6	5.6	5.6	22.5
Interest expense (net)	1.0	0.8	1.0	0.9	3.7

Estimated Adjusted EBITDA of OCI Wyoming, L.P.(1)	$31.8	$32.7	$30.5	$33.4	$128.5
Less:
Cash interest expense (net)	1.0	0.8	1.0	0.9	3.7
Maintenance capital expenditures(2)	4.0	3.1	4.4	1.7	13.3
Expansion capital expenditures(3)	0.9	1.9	10.6	11.2	24.5
Add:
Borrowings to fund expansion capital expenditures	0.9	1.9	10.6	11.2	24.5

Estimated cash available for distribution by OCI Wyoming, L.P.	$26.7	$28.8	$25.1	$30.8	$111.5
Estimated cash available for distribution on the 40.98% general partner interest and 10.02% limited partner interest in OCI Wyoming, L.P. held by OCI Resources LP	$13.6	$14.7	$12.8	$15.7	$56.9
Less:
Incremental general and administrative expenses associated with being a publicly traded partnership	$0.8	$0.8	$0.8	$0.8	$3.0
Estimated cash available for distribution by OCI Resources LP	$12.9	$13.9	$12.1	$15.0	$53.9
Annualized minimum quarterly distribution per unit (based on a minimum quarterly distribution rate of $0.5000 per unit)	$0.5	$0.5	$0.5	$0.5	$2.00
Distributions to:
Public common unitholders	2.5	2.5	2.5	2.5	10.0
OCI Wyoming Holding Co.:
Common units	2.4	2.4	2.4	2.4	9.6
Subordinated units	4.9	4.9	4.9	4.9	19.6
General partner units	0.2	0.2	0.2	0.2	0.8

Total distributions to our unitholders and general partner at the minimum quarterly distribution rate	$10.0	$10.0	$10.0	$10.0	$39.9
Excess of cash available for distribution over aggregate annualized minimum quarterly distribution	$2.9	$3.9	$2.1	$5.0	$14.0

(1)
We project that, for the three months ending December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014 and the twelve months ending September 30, 2014, the amount of Consolidated EBITDA and Consolidated Cash Flow (each as defined in the OCI Wyoming Credit Facility) that OCI Wyoming would have generated would have been sufficient to allow it to distribute all of its net cash flow (as defined in OCI Wyoming's partnership agreement) to its partners, including us, in accordance with its partnership agreement and as required by the OCI Wyoming Credit Facility. Under the OCI Wyoming Credit Facility, OCI Wyoming may only distribute cash to its partners if there is no default thereunder then in effect and if, on a pro forma basis giving effect to such distribution, it will have a consolidated fixed charge coverage ratio of not less than 1.00 to 1.00 and a consolidated leverage ratio of not greater than 3.00 to 1.00. The calculation of Consolidated EBITDA under the Wyoming Credit Facility is different than the manner in which we calculate Adjusted EBITDA in this table. Please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures" for more information regarding Adjusted EBITDA.

(2)
Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity. Examples of maintenance capital expenditures are expenditures to upgrade, replace or extend the life of mining equipment, to address equipment integrity, safety and environmental laws and regulations. Our maintenance and capital expenditures do not include actual or estimated capital expenditures for replacement of our trona reserves. These expenditures are capitalized and depreciated over their estimated useful life.

(3)
Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements made to increase over the long term our operating capacity or operating income.

Assumptions and Considerations

        Set forth below are the material assumptions and estimates that we have made in order to demonstrate our ability to generate the minimum estimated cash available for distribution to pay the total annualized minimum quarterly distribution to all unitholders for the twelve months ending September 30, 2014. While the assumptions disclosed in this prospectus are not all-inclusive, the assumptions listed are those that we believe are significant to our forecasted results of operations. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved.

        Total net sales.    We estimate that our total net sales from soda ash operations will be $489.3 million for the twelve months ending September 30, 2014, consisting of $203.5 million of domestic sales and $285.7 million of international sales, as compared to $462.6 million for the twelve months ended December 31, 2012, consisting of $199.4 million of domestic sales and $263.2 million of international sales. The anticipated increase in total net sales of $26.7 million is due to higher estimated volumes offset by lower estimated prices.

  •
  We estimate that our total soda ash sales volumes for the twelve months ending September 30, 2014 will be 2.6 million short tons, consisting of 0.8 million short tons sold domestically and 1.8 million short tons sold internationally. For the twelve months ended December 31, 2012, our total soda ash sales volumes were 2.5 million short tons, consisting of 0.8 million short tons sold domestically and 1.6 million short tons sold internationally. The increase in international sales volume is due to growing global demand for soda ash and our efforts to increase market share in direct export markets with strengthening economies. Our estimated soda ash sales volumes include our planned outages of our mining and surface operations for approximately one week in the second and third quarters of each year to repair and replace equipment and parts.

  •
  We estimate that our domestic average sales price for the twelve months ending September 30, 2014 will be 3.1% higher than our domestic average sales price for the year ended December 31, 2012. We estimate that our international average sales price for the twelve months ending September 30, 2014 will be 0.5% lower than our international average sales price for the year ended December 31, 2012. Prices have been impacted from slower than expected demand growth in markets such as China, which has led to excess capacity and higher inventory levels. As the global economy improves, we anticipate that stronger demand growth will begin to absorb this excess capacity, and we expect prices will begin to recover. We base our estimate of domestic and direct export sales prices on currently prevailing market prices and outlook and our current contracts. Our domestic contracts typically set a sales price for a one-year period. We estimate ANSAC sales prices based on information provided by ANSAC regarding their assessment of their customer outlook.

        Cost of products sold.    We estimate that our cost of products sold will be $238.7 million for the twelve months ending September 30, 2014, as compared to $220.6 million for the twelve months ended December 31, 2012. The anticipated increase of approximately $18.1 million is primarily due to an increase of approximately $10.0 million in energy costs.

  •
  We estimate that our energy costs will be $63.9 million for the twelve months ending September 30, 2014 as compared to $53.9 million for the twelve months ended December 31, 2012. This increase is primarily due to increases in our production volumes as described above and estimated increases in the price of natural gas and electricity.

  •
  We estimate that depreciation and amortization expense will be $22.5 million for the twelve months ending September 30, 2014, as compared to $22.9 million for the twelve months ended December 31, 2012. Depreciation expense is consistently assumed to be based on the average depreciable asset lives and depreciation methodologies, taking into account estimated total capital expenditures primarily consisting of maintenance and expansion capital expenditures as described below.

        Freight costs.    We estimate that our freight costs will be $131.7 million for the twelve months ending September 30, 2014, as compared to $110.2 million for the twelve months ended December 31, 2012. The increase of $21.5 million is primarily attributable to an increase in export sales volumes as described above.

        Selling and marketing expense and general and administrative expense.    We estimate that selling and marketing expense and general and administrative expense will be $16.0 million for the twelve months ending September 30, 2014, which includes approximately $3.0 million in expenses associated with being a publicly traded partnership, as compared to $11.8 million for the twelve months ended December 31, 2012, which excludes incremental expenses associated with being a publicly traded partnership.

        Net cash interest expense.    We estimate net cash interest expense will be $3.7 million for the twelve months ending September 30, 2014, as compared to $1.3 million for the twelve months ended December 31, 2012. The increase in net interest expense and cash interest expense is based upon the following:

  •
  We have assumed that, during the twelve months ending September 30, 2014, OCI Wyoming, L.P.'s interest expense will be $3.7 million as compared to $1.5 million for the twelve months ended December 31, 2012. In addition, in July 2013, OCI Wyoming, L.P. borrowed $135.0 million to refinance existing debt, fund a special distribution to its partners and pay debt issuance costs under the OCI Wyoming Credit Facility and will borrow $24.5 million to fund expansion capital expenditures during the twelve months ending September 30, 2014, and we assume that such borrowings will remain outstanding through September 30, 2014.

  •
  The balance of the term loan under OCI Wyoming's previous credit facility was equal to $32.0 million at December 31, 2012. The balance on this loan was approximately $30.0 million at June 30, 2013 and it was repaid in July 2013 with borrowings under the OCI Wyoming Credit Facility.

  •
  The balance of OCI Wyoming, L.P.'s demand revenue bonds was equal to $20.0 million at December 31, 2012 and is not expected to change during the twelve months ending September 30, 2014.

  •
  We have assumed that OCI Resources LP will have no borrowings outstanding under the Revolving Credit Facility during the twelve months ending September 30, 2014.

        Capital expenditures.    We estimate that total capital expenditures will be $37.8 million for the twelve months ending September 30, 2014, as compared to $27.4 million for the twelve months ended December 31, 2012. The anticipated increase in capital expenditures is based upon the following assumptions:

  •
  We estimate that maintenance capital expenditures will be $13.3 million for the twelve months ending September 30, 2014 compared to $19.5 million for the twelve months ended

    December 31, 2012. Our maintenance capital expenditures are estimated based on the anticipated upkeep and overhaul requirements of our mining equipment and facilities. The majority of maintenance capital expenditures for the twelve months ending September 30, 2014 are related to investments in increasing surface tailings capacity and upgrades to our condensate system.

  •
  We estimate expansion capital expenditures will be $24.5 million for the twelve months ending September 30, 2014, compared to $7.9 million for the twelve months ended December 31, 2012. Expansion capital expenditures for the twelve months ending September 30, 2014 include investments in projects designed to (1) increase our production yield further through continued debottlenecking of our materials flow and the introduction of other process efficiencies and (2) reactivate idle units. We anticipate that the productivity improvements from these capital expenditures will take effect in the second half of 2014. Expansion capital expenditures in the twelve months ended December 31, 2012 included $3.9 million of expenditures to investigate expansion projects for future consideration.

        Historically, we did not make a distinction between maintenance capital expenditures and expansion capital expenditures; however, we have made an estimate of this distinction for the twelve months ended December 31, 2012.

        Regulatory, Industry and Economic Factors.    Our forecast for the twelve months ending September 30, 2014 is based on the following significant assumptions related to regulatory, industry and economic factors:

  •
  There will not be any new federal, state or local regulation of the portions of the soda ash industry, or any new interpretation of existing regulations, that will be materially adverse to our business.

  •
  There will not be any material adverse change in the soda ash industry, commodity prices, capital or insurance markets or in general economic conditions.

  •
  There will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our facilities or those of third parties on which we depend.

  •
  We will not make any acquisitions, divestitures or significant capital expenditures other than as described above.

        While we believe that our assumptions supporting our estimated cash available for distribution for the twelve months ending September 30, 2014 are reasonable in light of our current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual cash available for distribution that we generate could be substantially less than the amounts that we currently expect to generate and could, therefore, be insufficient to permit us to make the full minimum quarterly distribution on all of our units, in which event the market price of our common units could decline materially.

 HOW WE MAKE DISTRIBUTIONS TO OUR PARTNERS

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

General

Intent to Distribute the Minimum Quarterly Distribution

        Beginning with the quarter ending December 31, 2013, on or about the 15th day of each of February, May, August and November, we intend to distribute to the holders of record of common and subordinated units on or about the first day of each such month at least the minimum quarterly distribution of $0.5000 per unit, or $2.00 on an annualized basis, to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. The initial minimum quarterly distribution period will be the period from and including the closing date of the offering through December 31, 2013.

        Even if we do not modify or terminate our cash distribution policy, the amount of distributions and the decision to make any distribution will be made by our general partner. Our partnership agreement does not contain a requirement for us to pay distributions to our unitholders, and we do not guarantee that we will pay the minimum quarterly distribution or any distribution on the units in any quarter. However, our partnership agreement does contain provisions intended to motivate our general partner to make steady, increasing and sustainable distributions over time.

General Partner Interest and Incentive Distribution Rights

        Initially, our general partner will be entitled to 2.0% of all quarterly distributions from our inception until our liquidation. Our general partner has the right, but not the obligation, to contribute up to a proportionate amount of capital to us to maintain its current general partner interest. The general partner's initial 2.0% interest in these distributions will decrease if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us sufficient to maintain its 2.0% general partner interest.

        Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48.0%, of the cash we distribute from operating surplus (as defined below) in excess of $0.5750 per unit per quarter. The maximum distribution of 48.0% does not include any distributions that our general partner may receive on common units or subordinated units that it owns or on its general partner interest.

Operating Surplus and Capital Surplus

General

        Any distributions we make will be characterized as made from "operating surplus" or "capital surplus." Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions will be made to first our unitholders. If our quarterly distributions exceed the first target distribution level described below, then operating surplus distributions will also be made to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. If we do make any capital surplus distribution; however, we will distribute such amount pro rata to all unitholders. The holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

        In determining operating surplus and capital surplus, we will only take into account our proportionate share of our interest in our consolidated subsidiaries, so long as they are not wholly owned, as well as our proportionate share of entities accounted for under the equity method.

Operating Surplus

        We define operating surplus as:

  •
  $20.0 million (as described below); plus

  •
  all of our cash receipts after the closing of this offering, including amounts received by us from Enterprises under the omnibus agreement to the extent such amounts offset operating expenditures or lost revenue, and excluding cash from interim capital transactions (as defined below) and, under certain circumstances, the termination of hedge contracts; plus

  •
  working capital borrowings, if any, made after the end of a period but on or before the date of determination of operating surplus for the period; plus

  •
  cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued on the closing date of this offering, to finance all or a portion of replacement, improvement or expansion capital expenditures in respect of the period from such financing until the earlier to occur of (1) the date the related capital improvement commences commercial service and (2) the date that it is abandoned or disposed of; plus

  •
  cash distributions paid in respect of debt or equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of (1) the date the capital asset is placed in service and (2) the date that it is abandoned or disposed of; less

  •
  all of our operating expenditures (as defined below) after the closing of this offering; less

  •
  the amount of cash reserves or our proportionate share of cash reserves in the case of subsidiaries that are not wholly owned established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

  •
  any cash loss realized on disposition of an investment capital expenditure.

We will include in operating surplus, when collected, cash receipts equal to our proportionate share of accounts receivable existing on the closing date of this offering that are retained by Enterprises.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $20.0 million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, by including, as described above, certain cash distributions on equity interests in operating surplus, we will increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

        The proceeds of working capital borrowings increase operating surplus, and repayments of working capital borrowings are generally operating expenditures, as described below. Therefore, we will reduce operating surplus when we repay working capital borrowings. However, if we do not repay a working capital borrowing during the twelve-month period following such borrowing, it will be deemed to be repaid at the end of such period, thereby decreasing operating surplus at such time. When such working capital borrowing is, in fact, repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

        We define operating expenditures in our partnership agreement, which generally means all of our cash expenditures, including:

  •
  taxes,

  •
  reimbursement of expenses to our general partner or its affiliates,

  •
  payments made in the ordinary course of business under interest rate hedge agreements or commodity hedge agreements (provided that (1) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, we will amortize such amounts over the life of the applicable interest rate hedge contract or commodity hedge contract, and (2) we will include in operating expenditures payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date of such contracts in equal quarterly installments over the remaining scheduled life of such contract),

  •
  compensation of officers and directors of our general partner,

  •
  repayment of working capital borrowings,

  •
  debt service payments, and

  •
  payments made in the ordinary course of business under any hedge contracts.

However, operating expenditures will not include:

  •
  repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  investment capital expenditures;

  •
  payment of transaction expenses relating to interim capital transactions;

  •
  distributions to our partners (including distributions in respect of our incentive distribution rights); or

  •
  repurchases of equity interests except to fund obligations under employee benefit plans.

Capital Surplus

        Capital surplus is defined in our partnership agreement as any cash distributed in excess of our operating surplus. Accordingly, we will generate capital surplus generally only by the following (which we refer to as "interim capital transactions"):

  •
  borrowings, refinancings or refundings of indebtedness other than working capital borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business;

  •
  sales of our equity and debt securities;

  •
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets; and

  •
  capital contributions received.

Characterization of Cash Distributions

        Our partnership agreement requires that we treat all cash we distribute as coming from operating surplus until the sum of all cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as a distribution of capital surplus. As described above, operating surplus includes up to $20.0 million, which does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

        We distinguish between maintenance capital expenditures and expansion capital expenditures. Maintenance capital expenditures are cash expenditures (including expenditures for the construction of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity. Maintenance capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures, as described in detail in the next paragraph. Examples of maintenance capital expenditures are expenditures to upgrade, replace or extend the life of mining equipment and to address equipment integrity, safety and environmental laws and regulations. Our maintenance capital expenditures do not include actual or estimated capital expenditures for replacement of our trona reserves. These expenditures are capitalized and depreciated over their estimated useful life. Given the nature of our business, we expect that our maintenance capital expenditures will be reasonably predictable, and we do not expect the amount of our actual maintenance capital expenditures to differ substantially from period to period.

        Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition and/or construction of complementary assets to grow our business and to expand existing facilities, such as projects that increase production from existing facilities, to the extent such capital expenditures are expected to increase our long-term operating capacity or operating income. Expansion capital expenditures will also include interest (and related fees) on debt that we incur to finance all or any portion of the construction of such capital improvement in respect of the period (1) commencing when we enter into a binding obligation to commence construction of a capital improvement and (2) ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is disposed of or abandoned. We will not consider capital expenditures made solely for investment purposes to be expansion capital expenditures.

        Investment capital expenditures are those capital expenditures that are not maintenance capital expenditures or expansion capital expenditures. We expect that investment capital expenditures will consist largely of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of assets that are in excess of the maintenance of our existing operating capacity, but which are not expected to expand, for more than the short term, our operating capacity.

        As described above, investment capital expenditures and expansion capital expenditures are not included in operating expenditures. Therefore, they will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction of a capital asset in respect of a period that (1) begins when we enter into a binding obligation to commence construction of a capital improvement and (2) ends on the earlier to occur of the date any such capital asset commences commercial service and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized, and we will treat cash receipts from an investment capital expenditure as a cash receipt for purposes of calculating operating surplus only to the extent such cash receipt is a return on principal.

        Our general partner will allocate capital expenditures that we make in part for ongoing capital purposes, replacement capital purposes, investment capital purposes and/or expansion capital purposes as ongoing capital expenditures, replacement capital expenditures, investment capital expenditures or expansion capital expenditures.

Subordination Period

General

        Our partnership agreement provides that, during the subordination period (which we describe below), the common units will have the right to receive distributions from operating surplus each quarter in an amount equal to $0.5000 per common unit, defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before we may make any distributions from operating surplus on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of this subordination provision is to increase the likelihood that, during the subordination period, there will be sufficient cash from operating surplus to pay the minimum quarterly distribution on the common units.

Determination of Subordination Period

        OCI Holdings will initially own all of our subordinated units. Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending September 30, 2016, if each of the following has occurred:

  •
  distributions from operating surplus on each of the outstanding common units; subordinated units and the related distribution on the general partner interest equaled or exceeded the sum of the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units, subordinated units and the related distribution on the general partner interest during those periods on a fully diluted weighted average basis; and

  •
  there were, on such date, no arrearages in payment of minimum quarterly distribution on the common units.

Expiration Upon Removal of the General Partner

        In addition, if the unitholders remove our general partner other than for cause:

  •
  the subordinated units then held by any person will immediately and automatically convert into common units on a one-for-one basis, so long as (1) neither such person nor any of its affiliates voted any of its units in favor of removal and (2) such person is not an affiliate of the successor general partner;

  •
  if all of the subordinated units convert pursuant to this provision, all cumulative common unit arrearages on the common units will be extinguished, and the subordination period will end; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Expiration of the Subordination Period

        When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions.

Adjusted Operating Surplus

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period. It therefore excludes net increases in working capital borrowings and net draw-downs of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  any net increase in working capital borrowings (or our proportionate share of any net increase in working capital borrowings in the case of subsidiaries that are not wholly owned) with respect to that period; less

  •
  any net decrease in cash reserves (or our proportionate share of any net decrease in cash reserves in the case of subsidiaries that are not wholly owned) for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings (or our proportionate share of any net decrease in working capital borrowings in the case of subsidiaries that are not wholly owned) with respect to that period; plus

  •
  any net increase in cash reserves (or our proportionate share of any net increase in cash reserves in the case of subsidiaries that are not wholly owned) for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

  •
  any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods under to the third bullet point above.

Distributions from Operating Surplus During the Subordination Period

        If we make a distribution from operating surplus for any quarter during the subordination period, our partnership agreement requires that we make the distribution in the following manner:

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in the payment of the minimum quarterly distribution on the common units with respect to any prior quarters;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        This discussion assumes that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions from Operating Surplus After the Subordination Period

        If we make distributions of cash from operating surplus for any quarter after the end of the subordination period, our partnership agreement requires that we make the distribution in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        This discussion assumes that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

        Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute up to a proportionate amount of capital to us in order to maintain its 2.0% general partner interest if we issue additional units. Our general partner's 2.0% interest, and the percentage of our cash distributions to which our general partner is entitled from such 2.0% interest, will be proportionately reduced if we issue additional units in the future (other than (1) the issuance of common units upon exercise by the underwriters of their option to purchase additional common units or upon the expiration of such option, (2) the issuance of common units upon conversion of outstanding subordinated units or (3) the issuance of common units upon a reset of the incentive distribution rights), and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. It may, instead, fund its capital contribution by contributing to us common units or other property.

        Incentive distribution rights represent the right to receive increasing percentages (13.0%, 23.0% and 48.0%) of quarterly distributions from operating surplus after we have achieved the minimum quarterly distribution and the target distribution levels. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to certain restrictions in our partnership agreement.

        The following discussion assumes that our general partner maintains its 2.0% general partner interest and that our general partner continues to own the incentive distribution rights.

        If for any quarter:

  •
  we have distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then we will make additional distributions from operating surplus for that quarter in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.5750 per unit for that quarter (the "first target distribution");

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $0.6250 per unit for that quarter (the "second target distribution");

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $0.7500 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Distributions from Operating Surplus

        The following table illustrates the percentage allocations of distributions from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under the column heading "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any distributions from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution per Unit Target Amount." The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution also apply to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner (1) include its 2.0% general partner interest, (2) assume that our general partner has contributed any additional capital necessary to maintain its 2.0% general partner interest, (3) our general partner has not transferred its incentive distribution rights and (4) assume there are no arrearages on common units.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution per Unit Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.5000	98.0%	2.0%
First Target Distribution	above $0.5000 up to $0.5750	98.0%	2.0%
Second Target Distribution	above $0.5750 up to $0.6250	85.0%	15.0%
Third Target Distribution	above $0.6250 up to $0.7500	75.0%	25.0%
Thereafter	above $0.7500	50.0%	50.0%

General Partner's Right to Reset Incentive Distribution Levels

        Under our partnership agreement, our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish its right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder, or holders of a majority, of our incentive distribution rights may exercise this right. The following discussion assumes that our general partner continues to hold all of the incentive distribution rights at the time that a reset election is made.

        Our general partner's right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions are payable, may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when (1) there are no subordinated units outstanding and (2) we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for the prior four consecutive fiscal quarters, and the amount of each such distribution did not exceed adjusted operating surplus for such quarter, respectively. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights when an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied.

        The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the then existing levels of incentive distribution payments being made to our general partner.

        In connection with any resetting of the minimum quarterly distribution amount and target distribution levels, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the cash distribution per common unit during such two-quarter period. Our general partner's general partner interest in us (currently 2.0%) will be maintained at the percentage immediately prior to the reset election.

        The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels would be equal to the amount determined by dividing (x) the amount of cash distributions received by our general partner in respect of its incentive distribution rights for the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

        Following a reset election, a baseline minimum quarterly distribution amount will equal the cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to be correspondingly higher, such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        Because a reset election can only occur after the subordination period expires, the reset minimum quarterly distribution will have no significance except as a baseline for the target distribution levels.

        The following table illustrates the percentage allocation of distributions of available cash from operating surplus between the unitholders and our general partner at various distribution levels (1) under the distribution provisions of our partnership agreement in effect at the closing of this offering and (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly distribution amount per common unit during the two fiscal quarter immediately preceding the reset election was $0.7500.

		Marginal Percentage Interest in Distributions
	Quarterly Distribution per Unit Prior to Reset	Unitholders	General Partner	Quarterly Distribution Per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	$0.5000	98.0%	2.0%	$0.7500
First Target Distribution(1)	above $0.5000 up to $0.5750	98.0%	2.0%	above $0.7500 up to $0.8625
Second Target Distribution(2)	above $0.5750 up to $0.6250	85.0%	15.0%	above $0.8625 up to $0.9375
Third Target Distribution(3)	above $0.6250 up to $0.7500	75.0%	25.0%	above $0.9375 up to $1.1250
Thereafter	above $0.7500	50.0%	50.0%	above $1.1250

(1)
This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(2)
This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(3)
This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

        The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and our general partner, including in respect of its incentive distribution rights, or IDRs, based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there are 19,551,000 common units outstanding, our general partner's 2.0% interest has been maintained, and the average distribution to each common unit would be $0.7500 per quarter for the two consecutive non-overlapping quarters prior to the reset.

	Prior to Reset(1)
			General Partner Cash Distributions
		Common Unitholders Cash Distribution
	Quarterly Distribution per Unit		Common Units	General Partner Units	IDRs	Total	Total Distribution
Minimum Quarterly Distribution	$0.5000	$2,500,000	$7,275,500	$199,500	—	$7,475,000	$9,975,000
First Target Distribution	above $0.5000 up to $0.5750	375,000	1,091,325	29,925	—	1,121,250	1,496,250
Second Target Distribution	above $0.5750 up to $0.6250	250,000	727,550	23,001	$149,508	900,059	1,150,059
Third Target Distribution	above $0.6250 up to $0.7500	625,000	1,818,875	65,170	749,455	2,633,500	3,258,500
Thereafter	above $0.7500	—	—	—	—	—	—

		$3,750,000	$10,913,250	$317,596	$898,963	$12,129,809	$15,879,809

(1)
The sums of some columns and rows may not foot due to rounding.

        The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and our general partner, including in respect of its incentive distribution rights, with respect to the quarter after the reset occurs. The table reflects that as a result of the reset there would be 20,749,617 common units outstanding, our general partner has maintained its 2.0% general partner interest, and the average distribution to each common unit would be $0.7500. The hypothetical number of common units to be issued to our general partner upon the reset was calculated by dividing (1) the average of the amounts received by the general partner in respect of its incentive distribution rights for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $898,963, by (2) the average of the cash distributions made on each common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $0.7500.

After Reset(1)
General Partner Cash Distributions
Common Unitholders Cash Distribution
	Quarterly Distribution per Unit		Common Units	General Partner Units	IDRs	Total	Total Distribution
Minimum Quarterly Distribution	$0.7500	$3,750,000	$11,812,213	$317,596	—	$12,129,809	$15,879,809
First Target Distribution	above $0.7500 up to $0.8625	—	—	—	—	—	—
Second Target Distribution	above $0.8625 up to $0.9375	—	—	—	—	—	—
Third Target Distribution	above $0.9375 up to $1.1250	—	—	—	—	—	—
Thereafter	above $1.1250	—	—	—	—	—	—

		$3,750,000	$11,812,213	$317,596	—	$12,129,809	$15,879,809

(1)
The sums of some columns and rows may not foot due to rounding.

        Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion. However, our general partner may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

        Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, we will make all distributions from capital surplus as if they were from operating surplus.

Effect of a Distribution From Capital Surplus

        Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier after any such distribution of capital surplus for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and target distribution levels to zero. We will then make all future distributions from operating surplus, with 50.0% is paid to all unitholders, pro rata, and 2.0% to our general partner and 48.0% to the holder of our incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels;

  •
  the unrecovered initial unit price; and

  •
  the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution.

        For example, if a two-for-one split of the common units should occur, each of the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50.0% of its initial level, and each subordination unit would be split into two subordination units. We will not make any such adjustment by reason of the issuance of additional units for cash or property.

        In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries are treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter. In such case, the general partner would determine such reduction by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner's estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner's estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

General

        If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain or loss upon our liquidation to achieve this goal, and cash may be distributed to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

        The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to the partners in the following manner:

  •
  first, to our general partner to the extent of any negative balance in its capital account;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, 98.0% to all common and subordinated unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.0% to the common and subordinated unitholders, pro rata, and 2.0% to our general partner, for each quarter of our existence;

  •
  fifth, 85.0% to all common and subordinated unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the common and subordinated unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

  •
  sixth, 75.0% to all common and subordinated unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the common and subordinated unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence; and

  •
  thereafter, 50.0% to all common and subordinated unitholders, pro rata, and 50.0% to our general partner.

        The percentage interests set forth above assume that our general partner has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the fourth bullet point above will no longer apply.

Manner of Adjustments for Losses

        If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gain that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

  •
  first, 98.0% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts, and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100.0% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer apply.

Adjustments to Capital Accounts

        Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for U.S. federal income tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners' capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. In the event we make negative adjustments to the capital accounts as a result of such loss, we will allocate future positive adjustments resulting from the issuance of additional units in a manner designed to reverse the prior negative adjustments, and we will make special allocations upon liquidation in a manner that results, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

        The following table sets forth certain selected historical financial and operating data of our Predecessor, as of the date and for the periods indicated, and selected pro forma financial data of OCI Resources, as of the date and for the periods indicated. We own a controlling 40.98% general partner interest and 10.02% limited partner interest in OCI Wyoming, the entity that owns and operates a trona ore mining and soda ash production business and related assets in the Green River Basin of Wyoming. As a result, NRP's 39.37% general partner interest and 9.63% limited partner interest in OCI Wyoming are reflected as a noncontrolling interest.

        The selected financial data as of and for the six months ended June 30, 2013 and for the six months ended June 30, 2012 presented in the following table are derived from the unaudited historical condensed financial statements of our Predecessor included elsewhere in this prospectus. The selected historical financial data as of December 31, 2011 and 2012 and for the years ended December 31, 2010, 2011 and 2012 presented in the following table are derived from the audited historical financial statements of our Predecessor included elsewhere in this prospectus. The selected historical financial data as of and for the years ended December 31, 2008 and 2009 are derived from the unaudited historical financial statements of our Predecessor, which are not included in this prospectus, and the balance sheet data as of December 31, 2010 presented in the following table have been derived from the audited historical balance sheet of our Predecessor, which also is not included in this Prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical audited consolidated financial statements of our Predecessor included elsewhere in this prospectus. The following table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The selected pro forma consolidated financial data presented in the following table for the year ended December 31, 2012 and as of and for the six months ended June 30, 2013 are derived from the unaudited pro forma consolidated financial data included elsewhere in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the unaudited pro forma financial data included elsewhere in this prospectus. The following table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The unaudited pro forma consolidated financial statements have been prepared as if the formation transactions and the completion of this offering had taken place on June 30, 2013, in the case of the pro forma balance sheet, and as of January 1, 2012, in the case of the pro forma Statement of Operations for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively.

        Our unaudited pro forma consolidated financial statements give effect to the following transactions:

  •
  OCI Wyoming's closing on July 18, 2013 of the OCI Wyoming Credit Facility and borrowing of $135.0 million thereunder to refinance existing debt, fund a special distribution to its partners and pay debt issuance costs, each as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt—OCI Wyoming Credit Facility";

  •
  our closing of the Revolving Credit Facility on July 18, 2013, which we have assumed is undrawn during the pro forma period;

  •
  the contribution by OCI Holdings of its 50.49% general partner interest in OCI Wyoming to us;

  •
  the restructuring of Wyoming Co.'s 1% limited partner interest in OCI Wyoming by recapitalizing such limited partner interest into a 19.65% limited partner interest to eliminate, among other things, a $14.5 million annual preferred return to which Wyoming Co. was entitled. As a result of this recapitalization, our general partner interest was reduced to a 40.98% general partner interest and NRP's 48.51% general partner interest was reduced to a 39.37% general partner interest;

  •
  the redemption of all of the preferred stock and common stock of Wyoming Co. held by NRP in exchange for a 9.63% recapitalized limited partner interest in OCI Wyoming;

  •
  the contribution by Wyoming Co., which is now wholly owned by OCI Chemical, of its 10.02% limited partner interest in OCI Wyoming to us;

  •
  the issuance by us of 4,775,500 common units and 9,775,500 subordinated units, representing an aggregate 72.9% limited partner interest in us, to OCI Holdings;

  •
  the issuance by us of 399,000 general partner units, representing a 2.0% general partner interest in us, and all of our incentive distribution rights, to OCI GP;

  •
  the issuance by us of 5,000,000 common units to the public in this offering, representing a 25.1% limited partner interest in us, and the receipt by us of approximately $83.5 million in net proceeds;

  •
  the application of the net proceeds of this offering as described in "Use of Proceeds"; and

  •
  our entry into an omnibus agreement with Enterprises and our general partner.

	Historical*							Pro Forma*
	Predecessor							OCI Resources
	Year Ended December 31,					Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2008	2009	2010	2011	2012	2012	2013	2012	2013
	(Dollars in millions, except per unit and operating data)
Income Statement Data:
Total net sales	$405.0	$326.2	$363.1	$421.9	$462.6	$235.3	$219.0	$462.6	$219.0
Cost of products sold	197.1	160.4	182.5	201.5	220.6	108.9	114.6	221.4	115.2
Freight costs	112.2	90.6	109.2	105.7	110.2	55.2	60.3	110.2	60.3
Total cost of sales	309.3	251.0	291.7	307.1	330.7	164.1	175.0	331.5	175.5

Gross profit	95.7	75.2	71.4	114.7	131.8	71.1	44.0	131.0	43.5
Selling and marketing expenses	4.4	3.4	3.7	4.1	6.6	2.2	2.8	6.6	2.8
General and administrative expenses(1)	6.7	4.7	5.2	6.7	5.2	3.4	3.8	5.2	3.8

Operating income	84.6	67.1	62.6	103.9	120.1	65.6	37.4	119.3	36.9

Other (expense) income
Interest income	0.4	0.1	0.1	0.2	0.2	0.1	—	0.2	—
Interest expense	(7.8)	(3.5)	(2.8)	(1.5)	(1.5)	(0.7)	(0.7)	(4.8)	(2.4)
Other—net	4.2	0.1	(1.8)	(0.0)	(0.5)	(0.2)	0.2	(0.5)	0.2

Total other expense	(3.2)	(3.3)	(4.5)	(1.4)	(1.9)	(0.8)	(0.5)	(5.2)	(2.2)
Income before provision for income taxes	81.4	63.7	58.1	102.5	118.2	64.8	36.9	114.1	34.7
Provision for income taxes(2)	3.8	8.8	6.5	14.6	16.4	9.1	4.9	—	—

Net income	77.6	54.9	51.6	88.0	101.8	55.7	32.0	114.1	34.7
Net income attributable to noncontrolling interests	68.5	38.8	36.1	58.2	65.9	35.8	22.0	56.4	17.3

Net income attributable to Predecessor/OCI Resources	$9.1	$16.1	$15.5	$29.8	$35.8	$19.9	$10.0	$57.7	$17.4

Net income per limited partner unit:
Common units								$2.89	$0.87
Subordinated units								$2.89	$0.87
Net cash provided by (used in)
Operating activities	$100.6	$81.6	$83.0	$90.1	$101.9	$49.6	$45.8
Investing activities	$(27.3)	$(15.4)	$(7.3)	$(25.8)	$(27.4)	$(11.0)	$(3.8)
Financing activities	$(54.3)	$(77.7)	$(76.6)	$(48.3)	$(78.5)	$(29.3)	$(61.3)
Balance Sheet Data (at period end):
Total assets	$342.9	$315.4	$305.0	$352.3	$385.7		$354.8		$396.5
Property, plant and equipment, net	$216.2	$208.9	$193.9	$201.0	$204.5		$197.0		$236.6
Long term debt	$114.3	$91.3	$56.0	$52.0	$48.0		$46.0		$155.0
Total liabilities	$203.0	$179.6	$143.0	$147.2	$153.3		$149.5		$218.8
Other Financial Data:
Adjusted EBITDA(3)	$111.5	$89.8	$84.0	$126.1	$142.5	$76.8	$49.0	$142.5	$49.0
Adjusted EBITDA attributable to Predecessor/OCI Resources(3)	$28.5	$38.4	$35.5	$56.4	$64.6	$35.1	$21.0	$72.7	$25.0
Operating and Other Data:
Trona ore mined (short tons in millions)	4.17	3.19	3.60	3.68	3.87	1.87	1.95	3.87	1.95
Operating rate(4)	97.3%	89.5%	97.6%	98.6%	98.6%	96.2%	95.2%	98.6%	95.2%
Ore to ash ratio(5)	1.80:1.0	1.78:1.0	1.64:1.0	1.63:1.0	1.59:1.0	1.61:1.0	1.63:1.0	1.59:1.0	1.63:1.0
Soda ash volumes sold (short tons in millions)	2.30	1.84	2.23	2.31	2.45	1.19	1.24	2.45	1.24
Domestic	1.24	1.02	0.97	0.90	0.83	0.41	0.41	0.83	0.41
International	1.06	0.82	1.26	1.41	1.62	0.78	0.82	1.62	0.82
Sales
Domestic	$235.7	$185.6	$205.3	$203.3	$199.4	$99.7	$100.0	$199.4	$100.0
International	169.3	140.5	157.8	218.6	263.2	135.5	118.9	263.2	118.9
Maintenance and capital expenditures(6)(7)	9.8	6.6	5.8	9.4	19.5	8.0	3.5	19.5	3.5
Expansion capital expenditures(7)(8)	19.0	9.0	1.5	16.4	7.9	2.8	0.3	7.9	0.3

*
Certain totals and subtotals may not precisely calculate due to rounding.

(1)
Pro forma general and administrative expenses do not give effect to annual incremental general and administrative expenses of approximately $3.0 million that we expect to incur as a result of being a publicly traded partnership.

(2)
The historical financial statements include U.S. federal income tax expense incurred by our Predecessor. Due to our status as a partnership, OCI Resources will not be subject to U.S. federal income tax and certain state income taxes in the future.

(3)
For a discussion of the non-GAAP financial measure Adjusted EBITDA, please read "—Non-GAAP Financial Measures" below.

(4)
Operating rate expresses the amount of soda ash produced in a given year as a percentage of our effective capacity for that year. Effective capacity reflects the volume of soda ash that we can produce using our current operational resources, taking into account scheduled and unscheduled downtime and idled capacity. We believe effective capacity is a more accurate measure of our potential output than nameplate capacity, which is theoretically the maximum volume of soda ash we could produce using all of our available resources without any downtime or idled capacity.

(5)
Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process.

(6)
Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity. Examples of maintenance capital expenditures are expenditures to upgrade, replace or extend the life of mining equipment, to address equipment integrity and safety and to address environmental laws and regulations. Our maintenance and capital expenditures do not include actual or estimated capital expenditures for replacement of our trona reserves. These expenditures are capitalized and depreciated over their estimated useful life.

(7)
Historically, we did not make a distinction between maintenance capital expenditures and expansion capital expenditures; however, we have made an estimate of this distinction for each of the years ended December 31, 2010, 2011 and 2012 and for the six months ended June 30, 2012 and 2013.

(8)
Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements made to increase over the long term our operating capacity or operating income.

Non-GAAP Financial Measures

        We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation and amortization, unrealized derivative gains and losses and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Adjusted EBITDA is a non-GAAP supplemental financial liquidity and performance measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

  •
  our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or financing methods;

  •
  the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

  •
  our ability to incur and service debt and fund capital expenditures; and

  •
  the viability of capital expenditure projects and the returns on investment of various investment opportunities.

        We believe that the presentation of Adjusted EBITDA in this prospectus provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA are net income and cash flow from operations. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net income or cash flow from operations. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income and cash flows from operations. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

	Historical*							Pro Forma*
	Predecessor							OCI Resources
	Year Ended December 31,					Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2008	2009	2010	2011	2012	2012	2013	2012	2013
	(Dollars in millions)
Reconciliation of Adjusted EBITDA to net income (loss):
Net income	$77.6	$54.9	$51.6	$88.0	$101.8	$55.7	$32.0	$114.1	$34.7
Add:
Depreciation and amortization	22.7	22.6	23.2	22.2	22.9	11.4	11.4	23.7	11.9
Interest expense (net)	7.4	3.4	2.7	1.3	1.3	0.6	0.7	4.6	2.4
Provision for income taxes	3.8	8.8	6.5	14.6	16.4	9.1	4.9	—	—
Adjusted EBITDA	111.5	89.8	84.0	126.1	142.5	76.8	49.0	142.5	49.0
Less: Adjusted EBITDA attributable to noncontrolling interest(2)	83.0	51.4	48.5	69.7	77.9	41.7	28.0	69.8	24.0

Adjusted EBITDA attributable to Predecessor/OCI Resources(2)	$28.5	$38.4	$35.5	$56.4	$64.6	$35.1	$21.0	$72.7	$25.0

Reconciliation of Adjusted EBITDA to cash flow from operations:
Net cash provided by operating activities:	$100.6	$81.6	$83.0	$90.1	$101.9	$49.6	$45.8
Add/(Less):
Deferred income taxes	(1.7)	(3.8)	0.5	(2.6)	0.2	0.3	0.4
Increase (decrease) in:
Accounts receivable	3.9	(18.1)	3.0	29.6	9.5	0.6	0.8
Inventory	2.3	2.2	1.1	0.9	10.0	7.0	(1.5)
Other current assets	1.7	2.7	(2.3)	0.3	(0.3)	0.6	0.8
(Increase) decrease in:
Accounts payable	(8.8)	6.8	(0.9)	(4.1)	1.6	2.7	3.0
Affiliates—net	—	2.2	(3.7)	1.9	(3.4)	(1.6)	(11.0)
Accrued expenses and other liabilities	1.5	2.9	(4.7)	(6.1)	5.1	8.0	5.1
Other(1)	0.8	1.1	(1.1)	0.1	—	—	—
Interest expense (net)	7.4	3.4	2.7	1.3	1.3	0.6	0.7
Provision for income taxes	3.8	8.8	6.5	14.6	16.4	9.1	4.9
Adjusted EBITDA	$111.5	$89.8	$84.0	$126.1	$142.5	$76.8	$49.0
Less:
Adjusted EBITDA attributable to noncontrolling interest(2)	83.0	51.4	48.5	69.7	77.9	41.7	28.0

Adjusted EBITDA attributable to Predecessor/OCI Resources(2)	$28.5	$38.4	$35.5	$56.4	$64.6	$35.1	$21.0

*
Certain totals and subtotals may not precisely calculate due to rounding.

(1)
Consists of losses (gains) on marked-to-market adjustments to foreign currency exchange contracts.

(2)
Reflects a 49% allocation in profit to the noncontrolling interest in 2008, 2009 and 2010 and a 49.51% allocation of profit to the noncontrolling interest in 2011 and 2012 due to adjusted allocations of profits and losses in accordance with

  OCI Wyoming's partnership agreement. See "Management—OCI Wyoming Partnership Agreement." The following table illustrates the calculation of Adjusted EBITDA attributable to the noncontrolling interest.

	Historical							Pro Forma
	Predecessor							OCI Resources
	Year Ended December 31,					Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2008	2009	2010	2011	2012	2012	2013	2012	2013
						(Unaudited)			(Unaudited)
	(Dollars in millions)
Adjusted EBITDA	$111.5	$89.8	$84.0	$126.1	$142.5	$76.8	$49.0	$142.5	$49.0
Less:
Wyoming Co. priority return	55.7	14.5	14.5	14.5	14.5	7.3	7.3	—	—

Adjusted EBITDA after priority return	55.8	75.3	69.5	111.6	128.0	69.5	41.7	142.5	49.0
Less:
Adjusted EBITDA attributable to Predecessor/OCI Resources(3)	28.5	38.3	35.5	56.4	64.6	35.1	21.0	72.7	25.0
Add: Wyoming Co. priority return	55.7	14.5	14.5	14.5	14.5	7.3	7.3	—	—

Adjusted EBITDA	$83.0	$51.4	$48.5	$69.7	$77.9	$41.7	$28.0	$69.8	$24.0

(3)
Historical Adjusted EBITDA attributable to controlling interest represents Adjusted EBITDA attributable to OCI Holdings, our Predecessor. Pro Forma Adjusted EBITDA attributable to controlling interest represents Adjusted EBITDA attributable to OCI Resources.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        You should read the following discussion of the historical financial condition and results of operations of OCI Holdings, or our Predecessor, in conjunction with our Predecessor's historical consolidated financial statements and accompanying notes and the other financial information included elsewhere in this prospectus. Those financial statements include detailed information regarding the basis of presentation for the following information and have been prepared in accordance with GAAP.

        Some of the information contained in this discussion includes forward-looking statements based on assumptions about our future business. These statements are subject to risks and uncertainties that may result in actual results differing from statements we make. Our future results and financial condition may differ materially from those contained in the forward-looking statements. Please see "Cautionary Statement Concerning Forward-Looking Statements" for more information. You should also review the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from historical results or the results described in or implied by the forward-looking statements.

        Our Predecessor's financial position, results of operations and cash flows reflected in our Predecessor's consolidated financial statements include all expenses allocable to our business, but may not be indicative of those that would have been achieved had we operated as a separate public entity for all periods presented or of future results. We have derived the following financial information from the historical financial statements and accounting records of our Predecessor included in this prospectus, and it reflects significant assumptions and allocations. The financial statements of our Predecessor are substantially the same as the financial statements of OCI Wyoming, except the financial statements of our Predecessor give effect to the non-controlling 48.51% general partner interest owned by NRP and the 1.0% limited partner interest owned by Wyoming Co. and include corporate income tax expense.

Overview

        We are a Delaware limited partnership formed by OCI Holdings to own a 40.98% general partner interest and 10.02% limited partner interest in, and to operate the trona ore mining and soda ash production business of, OCI Wyoming. OCI Wyoming is currently one of the world's largest producers of soda ash, serving a global market from its facility in the Green River Basin of Wyoming. Our facility has been in operation for more than 50 years.

        NRP owns a 39.37% general partner interest and 9.63% limited partner interest in OCI Wyoming. NRP acquired its interest in OCI Wyoming in January 2013 from Anadarko Holding Company, who held an antecedent interest for all periods presented in this discussion. See "Summary—Organizational Structure."

Factors Affecting Our Results of Operations

Soda Ash Supply and Demand

        Our net sales, earnings and cash flow from operations are primarily affected by the global supply of, and demand for soda ash, which, in turn, directly impacts the prices we and other producers charge for our products.

        Demand for soda ash in the United States is driven in large part by general economic growth and activity levels in the end-markets that the glass-making industry serve, such as the automotive and construction industries. Because the United States is a well-developed market, we expect that demand levels will remain stable for the near future. Because future U.S. capacity growth is expected to come from the four major producers in the Green River Basin, we also expect that U.S. supply levels will remain relatively stable in the near term.

        Soda ash demand in international markets has increased steadily over the last several years, primarily due to economic growth in emerging markets, especially China, Europe and South America. We expect that continued economic growth in these markets will fuel further increases in demand, which will likely result in increased exports primarily from the United States and to a limited extent, from China, the first and second largest suppliers of soda ash to international markets, respectively.

        See "Industry—Global Market and Supply and Demand" and "—Soda Ash Pricing."

Sales Mix

        Because demand for soda ash in the United States has remained relatively stable in recent years, we have focused on international markets to expand our business, and we expect to continue to do so in the near future. As a result, our operations have been and continue to be sensitive to fluctuations in freight and shipping costs and changes in international prices, which have historically been more volatile than domestic prices. Our gross profit will be impacted by the mix of domestic and international sales as a result of changes in input costs and our average selling prices.

Energy Costs

        One of the primary drivers of our profitability is our energy costs. Because we depend upon natural gas and electricity to power our trona ore mining and soda ash processing operations, our net sales, earnings and cash flow from operations are sensitive to changes in the prices we pay for these energy sources. Our cost of energy, particularly natural gas, has been relatively low in recent years, and, despite the historic volatility of natural gas prices, we believe that we will continue to benefit from relatively low prices in the near future.

How We Evaluate Our Business

Productivity of Operations

        Our soda ash production volume is primarily dependent on the following three factors: (1) operating rate, (2) quality of our mined trona ore and (3) recovery rates. Operating rate is a measure of utilization of the effective production capacity of our facilities and is determined in large part by productivity rates and mechanical on-stream times, which is the percentage of actual run times over the total time scheduled. We implement two planned outages of our mining and surface operations each year, typically in the second and third quarters. During these outages, which last approximately one week, we repair and replace equipment and parts. The quality of our mine ore is determined by measuring the trona ore recovered as a percentage of the deposit, which includes both trona ore and insolubles. Plant recovery rates are generally determined by calculating the soda ash produced divided by the sum of the soda ash produced plus soda ash that is not recovered from the process. All of these factors determine the amount of trona ore we require to produce one short ton of soda ash, which we refer to as our "ore to ash ratio." For the year ended December 31, 2012 and the six months ended June 30, 2013, our ore to ash ratio was 1.59:1.0 and 1.63:1.0, respectively, which means we required approximately 1.59 million and 1.63 million short tons of trona ore, respectively, to produce approximately 1.0 million short tons of soda ash. We enhanced our ore to ash ratio in recent years primarily by capturing the soda ash contained in a precipitate and natural by-product called "deca" and estimate that the deca rehydration process has offset our trona ore requirements by approximately 11% since 2009.

Freight and Logistics

        The soda ash industry is logistics intensive and involves careful management of freight and logistics costs. These freight costs make up a large portion of the total delivered cost to the customer. Union Pacific is our largest provider of domestic rail freight services and accounted for 63.9%, 74.4%, 81.9% and 80.8% of our total rail freight costs in the United States during each of the years ended

December 31, 2010, 2011 and 2012 and the six months ended June 30, 2013, respectively. Our agreement with Union Pacific expires in 2014 and generally requires that the freight rate we are charged be increased annually based on a published index tied to certain rail industry metrics. We generally pass on to our customers increases in our freight costs but we may be unsuccessful in doing so.

Sales

        Net sales include the amounts we earn on sales of soda ash. We recognize revenue from our sales when there is persuasive evidence of an arrangement between us and the customer, products have been delivered to the customer, pricing is fixed or determinable and collection is reasonably assured. Substantially all of our sales are derived from sales of soda ash, which we sell through our exclusive sales agent, OCI Chemical. A small amount of our sales is derived from sales of production purge, which is a by-product liquor solution containing soda ash that is produced during the processing of trona ore. For the purposes of our discussion below, we include these transactions in domestic sales of soda ash and in the volume of domestic soda ash sold.

        Sales prices for sales through ANSAC include the cost of freight to the ports of embarkation for overseas export or to Laredo, Texas for sales to Mexico. Sales prices for other international sales may include the cost of rail freight to the port of embarkation, the cost of ocean freight to the port of disembarkation for import by the customer and the cost of inland freight required for delivery to the customer.

Cost of products sold

        Expenses relating to employee compensation, energy, including natural gas and electricity, royalties and maintenance materials constitute the greatest components of cost of products sold. These costs generally increase in line with increases in sales volume.

        Energy.    A major item in our cost of products sold is energy, comprised primarily of natural gas and electricity. We primarily use natural gas to fuel our above-ground processing operations, including the heating calciners, and use electricity to power our underground mining operations, including our continuous mining machines, or continuous miners, and shuttle cars. Natural gas prices have historically been volatile, ranging between $1.63 and $18.48 per mmBTU at the Henry Hub Natural Gas Spot Price during the period from 1999 to 2013. As of August 2, 2013, the NYMEX natural gas futures closing price for August delivery was $3.35 per mmBTU.

        Employee Compensation.    Our employee compensation expenses are affected by headcount and salary levels, as well as incentive compensation paid. Retirement benefits for certain individuals that provide services to us are provided by Enterprises under the OCI Pension Plan for Salaried Employees and OCI Pension Plan for Hourly Employees. Enterprises accounts for post-retirement benefits provided to employees on an accrual basis over an employee's period of service. Enterprises' post-retirement benefits, excluding pensions, are not funded, and had a benefits obligation of $23.7 million at December 31, 2012 and $23.3 million at June 30, 2013. Enterprises has the right to modify or terminate the benefits at will. We also reimburse OCI Chemical for contributions it makes on our behalf to the OCI 401(k) Retirement Plan based upon specified percentages of employee contributions.

        Royalties.    We pay royalties to the State of Wyoming, the U.S. Bureau of Land Management and Anadarko Petroleum or its affiliates, which are calculated based upon a percentage of the value of soda ash sold, or a certain sum per each ton of such products. As a result of the Soda Ash Royalty Reduction Act of 2006, which temporarily reduced the royalty required to be paid for soda ash produced from federal leases, we paid a lower royalty under the leases from the federal government during 2010 and the first ten months of 2011 but returned to the pre-Act levels in October of 2011. See "Business—Leases and Licenses." We also pay a production and trona severance tax to the State of

Wyoming that is calculated based on a formula that utilizes the volume of trona ore mined and the value of the soda ash produced.

Selling and Marketing Expenses and General and Administrative Expenses

        Selling and marketing expenses and general and administrative expenses incurred by OCI Chemical and its affiliates on our behalf are allocated to us based on the time the employees of those companies spend on our business and the actual direct costs they incur on our behalf. Selling and marketing expenses and general and administrative expenses incurred by ANSAC on our behalf are allocated to us based on the proportion of ANSAC's total volumes sold for a given period attributable to the soda ash sold by us to ANSAC.

        After the completion of this offering, we will incur expenses of being a publicly traded partnership. In the future, we expect selling and marketing expense and general and administrative expense to be comprised primarily of such amounts we reimburse to Enterprises pursuant to our omnibus agreement with Enterprises and expenses attributable to our status as a publicly traded partnership, such as:

  •
  expenses associated with quarterly and annual reporting;

  •
  tax return and Schedule K-1 preparation and distribution expenses;

  •
  Sarbanes-Oxley compliance expenses;

  •
  expenses associated with listing on the NYSE;

  •
  independent auditor fees;

  •
  legal fees;

  •
  investor relations expenses;

  •
  registrar and transfer agent fees;

  •
  director and officer liability insurance expenses; and

  •
  director compensation.

Adjusted EBITDA

        We define Adjusted EBITDA as net income (loss) plus interest expense, income taxes, depreciation and amortization, unrealized derivative gains and losses and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Adjusted EBITDA is a non-GAAP supplemental financial liquidity measure and performance measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

  •
  our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or financing methods;

  •
  the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

  •
  our ability to incur and service debt and fund capital expenditures; and

  •
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

        The GAAP measures most directly comparable to Adjusted EBITDA are net income and cash flow from operations. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net income or cash flow from operations. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income and cash flows from operations. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Results of Operations

        The following tables set forth our results of operations for the six months ended June 30, 2012 and 2013 and the years ended December 31, 2010, 2011 and 2012, both in dollars and as a percentage of sales.

	Six Months Ended June 30,
	2012		2013
	(dollar amounts in millions; trona ore and volume data in millions of short tons)
		% of Sales(1)		% of Sales(1)
Statement of Operations Data:
Sales	$235.3	100.0%	$219.0	100.0%
Cost of products sold	108.9	46.3	114.6	52.4
Freight costs	55.2	23.5	60.3	27.6

Gross profit	71.1	30.2	44.0	20.1

Selling and marketing expenses and general and administrative expenses	5.5	2.3	6.6	3.0
Operating income	65.6	27.9	37.4	17.1
Other (expense) income	(0.8)	(0.3)	(0.5)	(0.2)
Tax provision	9.1	3.9	4.9	2.2

Net income	55.7	23.7	32.0	14.6

Less: Net income attributable to noncontrolling interest	(35.8)	(15.2)	(22.0)	(10.1)

Net income attributable to OCI Wyoming Holding Co.	$19.9	8.5	$10.0	4.6
Other comprehensive income (loss)	—	—	0.1	0.1
Comprehensive income	55.7	23.7	32.1	14.7
Comprehensive income attributable to noncontrolling interest	35.8	15.2	22.0	10.1
Comprehensive income attributable to unitholders	19.9	8.5	10.1	4.6

Operating and Other Data:
Trona ore mined	1.87		1.95
Operating rate(2)	96.2		95.2
Ore to ash ratio(3)	1.61: 1.0		1.63: 1.0
Soda ash volume sold	1.19		1.24
Domestic	0.41		0.41
International	0.78		0.82

(1)
Percentages may not total to 100% due to rounding.

(2)
Operating rate expresses the amount of soda ash produced in a given year as a percentage of our effective capacity for that year. Effective capacity reflects the volume of soda ash that we can produce using our current operational resources, taking into account scheduled and unscheduled downtime and idled capacity. We believe effective capacity is a more accurate measure of our potential output than nameplate capacity, which is theoretically the maximum volume of soda ash we could produce without any downtime or idled capacity.

(3)
Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process.

	Year Ended December 31,
	2010		2011		2012
	(dollar amounts in millions; trona ore and volume data in millions of short tons)
		% of Sales(1)		% of Sales(1)		% of Sales(1)
Statement of Operations Data:
Sales	$363.1	100.0%	$421.9	100.0%	$462.6	100.0%
Cost of products sold	182.5	50.3	201.5	47.8	220.6	47.7
Freight costs	109.2	30.1	105.7	25.0	110.2	23.8

Gross profit	71.4	19.7	114.7	27.2	131.8	28.5

Selling and marketing expenses and general and administrative expenses	8.9	2.4	10.8	2.6	11.8	2.5
Operating income	62.6	17.2	103.9	24.6	120.0	26.0
Other (expense) income	(4.5)	(1.2)	(1.4)	(0.3)	(1.9)	(0.4)
Tax provision	6.5	1.8	14.6	3.4	16.4	3.6

Net income	51.6	14.2	88.0	20.9	101.8	22.0

Less: Net income attributable to noncontrolling interest	(36.1)	(9.9)	(58.2)	(13.8)	(65.9)	(14.3)

Net income attributable to OCI Wyoming Holding Co.	$15.5	4.3%	$29.8	7.1%	$35.8	7.7%
Other comprehensive income (loss)	1.4	0.4	(0.5)	(0.1)	0	0
Comprehensive income	53.0	14.6	87.5	20.7	101.8	22.0
Comprehensive income attributable to noncontrolling interest	(36.1)	(9.9)	(57.9)	(13.7)	(65.9)	(14.3)
Comprehensive income attributable to unitholders	16.9	4.7	29.6	7.0	35.9	7.8

Operating and Other Data:
Trona ore mined	3.60	—	3.68	—	3.87	—
Operating rate(2)	97.6	—	98.6	—	98.6	—
Ore to ash ratio(3)	1.64: 1.0	—	1.63: 1.0	—	1.59: 1.0	—
Soda ash volume sold	2.23	—	2.31	—	2.45	—
Domestic	0.97	—	0.90	—	0.83	—
International	1.26	—	1.41	—	1.62	—

(1)
Percentage may not total to 100% due to rounding.

(2)
Operating rate expresses the amount of soda ash produced in a given year as a percentage of our effective capacity for that year. Effective capacity reflects the volume of soda ash that we can produce using our current operational resources, taking into account scheduled and unscheduled downtime and idled capacity. We believe effective capacity is a more accurate measure of our potential output than nameplate capacity, which is theoretically the maximum volume of soda ash we could produce without any downtime or idled capacity.

(3)
Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process.

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

        Sales.    Our average sales price decreased 10.8% to $177.00 per short ton for the six months ended June 30, 2013, as compared to $198.40 per short ton for the year ended June 30, 2012. Our sales decreased by 6.9% to $218.9 million for the six months ended June 30, 2013 from $235.2 million for the six months ended June 30, 2012, primarily as a result of the following:

  •
  International sales. International sales decreased by 12.3% to $118.9 million for the six months ended June 30, 2013, compared to $135.5 million for the six months ended June 30, 2012, primarily as a result of the 17.6% decrease in average sales price to $144.3 per short ton for the six months ended June 30, 2013, compared to $175.1 per short ton for the six months ended June 30, 2012. The decrease in the average sales price was due to lower global demand in 2013 compared to 2012. The lower average sales price was partially offset by a 6.5% increase in sales volume to approximately 0.82 million tons for the six months ended June 30, 2013, from approximately 0.78 million tons for the six months ended June 30, 2012. International sales accounted for approximately 54.3% of our sales for the six months ended June 30, 2013, compared to 57.6% for the six months ended June 30, 2012.

  •
  Domestic sales. Domestic sales increased by 0.3% to $100.0 million for the six months ended June 30, 2013, compared to $99.7 million for the six months ended June 30, 2012, primarily as a result of a 0.5% increase in volume to approximately 0.414 million short tons for the six months ended June 30, 2013, from approximately 0.412 million short tons for the six months ended June 30, 2012. Such increase in sales volume was offset by a slight decrease in average sales price from $242.4 per short ton for the six months ended June 30, 2012 to $242.1 per short ton in the first six months of 2013. More volume was sold to larger, lower priced customers during the six months ended June 30, 2013. Domestic sales accounted for approximately 45.7% of our sales for the six months ended June 30, 2013, compared to 42.4% for the six months ended June 30, 2012.

        Cost of products sold.    Our cost of products sold increased by 5.2% to $114.6 million for the six months ended June 30, 2013 from $108.9 million for the six months ended June 30, 2012, primarily as a result of the following:

  •
  an increase of 19.1% in maintenance costs to $8.1 million for the six months ended June 30, 2013, compared to $6.8 million for the six months ended June 30, 2012, as a result of reducing expenditures to critical items only for the six months ended June 30, 2012 and these costs returning to normal levels for the six months ended June 30, 2013;

  •
  an increase of 19.7% in raw material costs to $7.3 million for the six months ended June 30, 2013, compared to $6.1 million for the six months ended June 30, 2012. This is primarily attributable to an increase in sales volume as well as an increase in the price of certain raw material used in our mining and refining processes. Raw material usage rates in the six months ended June 30, 2013 was similar to the corresponding period in 2012;

  •
  an increase of 11.8% in the cost of electricity from $11.9 million to $13.3 million for the six months ended June 30, 2012 compared to the six months ended June 30, 2013 due to higher rates. The energy consumed on a per ton of soda ash produced basis did not materially change for the six months ended June 30, 2013, compared to the six months ended June 30, 2012;

  •
  an increase of 0.7% in employee compensation costs to $30.9 million for the six months ended June 30, 2013, as compared to $30.7 million for the six months ended June 30, 2012, due to a 2.6% increase in salaries and wages offset by a 2.6% decrease in fringe benefit expense due mostly to a change in post-retirement medical costs for certain retirees. Headcount remained relatively the same;

  •
  a decrease of 9.1% in production tax to $3.0 million for the six months ended June 30, 2013, compared to $3.3 million for the six months ended June 30, 2012, due to decreases in the average sales price. Production tax is paid annually and is determined by reference to the average sales prices and volume of trona ore mined during the previous year;

  •
  a decrease of 15.8% in royalties paid to $9.6 million for the six months ended June 30, 2013, as compared to $11.4 million for the six months ended June 30, 2012, due to a 10.8% decrease in average sales price, which was partially offset by a 4.4% increase in volume of soda ash sold;

  •
  a decrease of 26.3% in trona severance tax to $1.4 million for the six months ended June 30, 2013, compared to $1.9 million for the six months ended June 30, 2012, due to decreases in the average sales price.

        Freight costs.    Our freight costs increased 9.2% to $60.3 million for the six months ended June 30, 2013 from $55.2 million for the six months ended June 30, 2012, primarily due to an increase in freight costs related to increased domestic and international sales volumes.

        Gross profit.    Gross profit decreased by 38.1% to $44.0 million for the six months ended June 30, 2013, compared to $71.1 million for the six months ended June 30, 2012, primarily due to the 10.8% decrease in average selling price. Also contributing to the decrease in gross profit was a 5.2% increase in cost of product sold and a 9.2% increase in freight costs, which offset the 4.4% increase in sales volume.

        Selling and marketing expenses and general and administrative expenses.    Our selling and marketing expenses and general and administrative expenses increased 20.0% to $6.6 million for the six months ended June 30, 2013 from $5.5 million for the six months ended June 30, 2012, primarily due to an increase in allocated charges from ANSAC caused by higher participation percentage of total ANSAC volume.

        Operating income.    As a result of the foregoing, operating income decreased by 43.0% to $37.4 million for the six months ended June 30, 2013 compared to $65.6 million for the six months ended June 30, 2012.

        Other (expense) income.    Our other non-operating (expense) income decreased by 37.5% to ($0.5) million for the six months ended June 30, 2013, compared to ($0.8) million for the six months ended June 30, 2012.

        Provision for income taxes.    Our provision for income taxes decreased by 46.2% to $4.9 million for the six months ended June 30, 2013, compared to $9.1 million for the six months ended June 30, 2012, which was primarily due to our decreased income before tax.

        Net income.    As a result of the foregoing, net income decreased by 42.6% to $32.0 million for the six months ended June 30, 2013, compared to $55.7 million for the six months ended June 30, 2012.

        Other comprehensive income (loss).    Our other comprehensive income increased to $0.1 million for the six months ended June 30, 2013 from income of $0.0 million for the six months ended June 30, 2012.

        Comprehensive income.    Our comprehensive income decreased by 42.4% to $32.1 million for the six months ended June 30, 2013, compared to $55.7 million for the six months ended June 30, 2012 due to the decrease in net income.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

        Sales.    Our average sales price increased 3.1% to $188.4 per short ton for the year ended December 31, 2012, as compared to $182.8 per short ton for the year ended December 31, 2011. For the year ended December 31, 2012, our sales increased by 9.7% to $462.6 million from $421.9 million for the year ended December 31, 2011, as a result of the following:

  •
  International sales.    International sales increased by 20.4% to $263.2 million for the year ended December 31, 2012, compared to $218.6 million for the year ended December 31, 2011, primarily as a result of the 15.6% increase in sales volumes to ANSAC and our direct sales customers to approximately 1.6 million tons for the year ended December 31, 2012, from approximately 1.4 million tons for the year ended December 31, 2011. This increase was due primarily to increased demand for soda ash in North Africa and Indonesia. International sales accounted for approximately 56.9% of our sales for the year ended December 31, 2012, compared to international sales of 51.8% for the year ended December 31, 2011.

  •
  Domestic sales.  Domestic sales decreased by 1.9% to $199.4 million for the year ended December 31, 2012, compared to $203.3 million for the year ended December 31, 2011, primarily as a result of the 8.0% decrease in volume to approximately 0.8 million short tons for the year ended December 31, 2012, from approximately 0.9 million short tons for the year ended December 31, 2011. This decrease was due in part to a decrease in domestic market share during the year ended December 31, 2012, resulting from price competition. Such decrease in sales was offset in part by an increase of 3.1% in average sales prices over the period. Domestic sales accounted for approximately 43.1% of our sales for the year ended December 31, 2012, compared to 48.2% for the year ended December 31, 2011.

        Cost of products sold.    Our cost of products sold increased by 9.5% to $220.6 million for the year ended December 31, 2012 from $201.5 million for the year ended December 31, 2011, due primarily to:

  •
  an increase of 104% in royalties paid to $20.4 million for the year ended December 31, 2012, as compared to $10.0 million for the year ended December 31, 2011, due to a 7.6% increase in volume of soda ash produced and a 9.7% increase in sales and an increase in royalty rates payable to the federal government from 2.0% to 6.0% due to the expiration in October of 2011 of the Soda Ash Royalty Reduction Act of 2006;

  •
  an increase of 13.4% in employee compensation costs to $60.9 million for the year ended December 31, 2012, as compared to $53.7 million for the year ended December 31, 2011, due to a 4.7% increase in salaries and wages as a result of an increase in pay and a 29.7% increase in fringe benefit expense, due mostly to a decrease in actuarial discount rates relating to the OCI Pension Plan for Salaried Employees and OCI Pension Plan for Hourly Employees to reflect a general decrease in market interest rates;

  •
  an increase of 9.9% in maintenance costs to $14.7 million for the year ended December 31, 2012, compared to $13.4 million for the year ended December 31, 2011, due to increased maintenance required for our mining assets;

  •
  an increase of 15.8% in production tax to $5.2 million for the year ended December 31, 2012, compared to $4.5 million for the year ended December 31, 2011, due to increases in the average sales price and volume of trona ore mined during the year ended December 31, 2011 compared to the year ended December 31, 2011, as production tax is paid annually and is determined by reference to average sales prices and volume of trona ore mined during the previous year; and

  •
  an increase of 8.5% in trona severance tax to $3.5 million for the year ended December 31, 2012, compared to $3.2 million for the year ended December 31, 2011, due to increases in the average sales price and volume of trona ore mined during the year ended December 31, 2012, compared to the year ended December 31, 2011, as severance tax payable is paid monthly determined by reference to average sales prices and volume of trona ore mined during the previous year.

The increase in cost of products sold was offset in part by a 7.2% decrease in energy costs to $53.9 million for the year ended December 31, 2012, compared to $58.0 million for the year ended December 31, 2011, due to a 20.2% decrease in average natural gas prices, offset in part by an increase in electricity prices on an mmBTU basis. The percentage increase in cost of products sold was slightly less than the percentage increase in sales largely due to the effect of lower natural gas prices. Our energy consumed on a per ton of soda ash produced basis did not materially change for the year ended December 31, 2012, compared to the year ended December 31, 2011.

        Freight costs.    Our freight costs increased 4.2% to $110.2 million for the year ended December 31, 2012 from $105.7 million for the year ended December 31, 2011, primarily due to a 6.4% increase in sales volume. The percentage increase in freight costs was less than the percentage increase in sales volume because all of the increase in sales volume was attributable to international sales, which have a lower average cost of freight than domestic sales, which decreased over the period.

        Gross profit.    Gross profit increased by 14.9% to $131.8 million for the year ended December 31, 2012, compared to $114.7 million for the year ended December 31, 2011, primarily due to the 6.4% increase in sales volume sold and also due to a 3.1% increase in average sales price over the period, which outpaced the 9.5% increase in cost of products sold and the 4.2% increase in freight costs.

        Selling and marketing expenses and general and administrative expenses.    Our selling and marketing expenses and general and administrative expenses increased 8.8% to $11.8 million for the year ended December 31, 2012, from $10.8 million for the year ended December 31, 2011, primarily due to an increase of $0.6 million in allowance for bad debt due to one of our European customers filing for bankruptcy and increases in allocated charges from ANSAC and Enterprises and its affiliates due to increased sales.

        Operating income.    As a result of the foregoing, operating income increased by 15.6% to $120.0 million for the year ended December 31, 2012, compared to $103.9 million for the year ended December 31, 2011.

        Other (expense).    Our other non-operating (expense) increased by 36.7% to $1.9 million for the year ended December 31, 2012, compared to $1.4 million for the year ended December 31, 2011.

        Provision for income taxes.    Our provision for income taxes increased by 13.0% to $16.4 million for the year ended December 31, 2012, compared to $14.6 million for the year ended December 31, 2011, which was primarily due to our increased net income before tax and the reversal of certain deferred tax timing differences.

        Net income.    As a result of the foregoing, net income increased by 15.7% to $101.8 million for the year ended December 31, 2012, compared to $88.0 million for the year ended December 31, 2011.

        Other comprehensive income (loss).    Our other comprehensive income (loss) increased to $0.0 million for the year ended December 31, 2012 from a loss of $0.5 million for the year ended December 31, 2011 due to a change in the fair value of our interest rate swap instruments.

        Comprehensive income.    Our comprehensive income increased by 16.4% to $101.8 million for the year ended December 31, 2012, compared to $87.5 million for the year ended December 31, 2011, primarily as a result of the foregoing.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

        Sales.    Our average sales price increased 12.5% to $182.8 per short ton for the year ended December 31, 2011, compared to $162.4 per short ton for the year ended December 31, 2010. For the year ended December 31, 2011, our sales increased by 16.2% to $421.9 million, from $363.1 million for the year ended December 31, 2010, primarily as a result of the following:

  •
  International sales.  International sales increased by 38.5% to $218.6 million for the year ended December 31, 2011, compared to $157.8 million for the year ended December 31, 2010, primarily as a result of the 11.2% increase in sales volumes to ANSAC and our direct international customers to approximately 1.4 million short tons for the year ended December 31, 2011 from approximately 1.2 million short tons for the year ended December 31, 2010. This increase was primarily driven by increased demand for soda ash outside of the United States, in particular, in Mexico, Brazil and Indonesia. International sales accounted for approximately 51.8% of our sales for the year ended December 31, 2011, compared to international sales of 43.5% for the year ended December 31, 2010.

  •
  Domestic sales.  Domestic sales decreased slightly by 1.0% to $203.3 million for the year ended December 31, 2011, compared to $205.3 million for the year ended December 31, 2010, primarily as a result of a 7.1% decrease in sales volumes to approximately 0.9 million short tons for the year ended December 31, 2011, from approximately 1.0 million short tons for the year ended December 31, 2011. This decrease was due in part to a decrease in domestic market share because of price competition, offset in part by an increase of 6.5% in average sales prices over the period. Domestic sales accounted for approximately 48.2% of our sales for the year ended December 31, 2011, compared to 56.5% for the year ended December 31, 2010.

        Cost of products sold.    Our cost of products sold for the year ended December 31, 2011 increased 10.4% to $201.5 million, from $182.5 million for the year ended December 31, 2010, due primarily to:

  •
  an increase of 15.4% in energy costs for the year ended December 31, 2011, compared to the year ended December 31 2010, primarily due to a 16.2% increase in sales and a 2.9% increase in the volume of soda ash produced. In December 2010, we also elected to replace coal as a source of power for some of our energy needs with natural gas, which during such period was more expensive on an mmBTU basis than coal. We elected to use natural gas over coal at that time despite the higher cost because (1) natural gas would provide a more efficient fuel source for calcining, which results in a higher throughput and (2) our ability to purchase coal at lower than market rates pursuant to a long-term coal supply contract was ending;

  •
  an increase of 17.6% in royalties paid to $10.0 million for the year ended December 31, 2011, compared to $8.5 million for the year ended December 31, 2010, due to higher sales and an increase in royalty rates during a portion of the last quarter of 2011 due to the expiration in October of 2011 of the Soda Ash Royalty Reduction Act of 2006;

  •
  an increase of 5.9% in employee compensation costs to $53.7 million for the year ended December 31, 2011, compared to $50.7 million for the year ended December 31, 2010, due to a 7.5% increase in salaries and wages and a 4.7% increase in fringe benefit expense, both of which were driven mostly by an increase in headcount to support increased production levels;

  •
  an increase of 47.9% in materials costs to $12.3 million for the year ended December 31, 2011 compared to $8.3 million for the year ended December 31, 2010, due to higher utilization of the deca feed stock during the year ended December 31, 2011, compared to the year ended December 31, 2010;

  •
  an increase of 24.2% in trona severance tax to $3.2 million for the year ended December 31, 2011, compared to $2.6 million for the year ended December 31, 2010, due to increases in the average sales price and volume of trona ore mined during the year ended December 31, 2011 compared to the year ended December 31, 2010, as severance tax is paid annually determined by reference to average sales prices and volume of trona ore mined during the previous year.

        The percentage increase in cost of products sold was less than the percentage increase in sales because average sales prices increased and the average freight costs attributable to the incremental increase in sales for the year ended December 31, 2011 were lower than the average freight costs for 2010 sales.

        Freight costs.    Our freight costs decreased 3.2% to $105.7 million for the year ended December 31, 2011, from $109.2 million for the year ended December 31, 2010, despite an increase in sales volume as the average freight costs attributable to the incremental increase in sales for the year ended December 31, 2011 were lower than the average freight costs for sales during the year ended December 31, 2010.

        Gross profit.    Gross profit increased by 60.6% to $114.7 million for the year ended December 31, 2011, compared to $71.4 million for the year ended December 31, 2010, primarily due to a 3.2% increase in sales volume as well as a 12.5% increase in average sales price and a 3.2% decrease in freight cost, which outpaced the 10.4% increase in cost of products sold.

        Selling and marketing expenses and general and administrative expenses.    Our selling and marketing expenses and general and administrative expenses increased 21.3% to $10.8 million for the year ended December 31, 2011 from $8.9 million for the year ended December 31, 2010, primarily due to increased sales.

        Operating income.    As a result of the foregoing, operating income increased by 66.1% to $103.9 million for the year ended December 31, 2011, compared to $62.6 million for the year ended December 31, 2010.

        Other (expense).    Our other non-operating expense decreased by 69.5% to $1.4 million for the year ended December 31, 2011, compared to $4.5 million for the year ended December 31, 2010, due primarily to a decrease of 45.7% to $1.5 million of interest expense for the year ended December 31, 2011, compared to $2.8 million for the year ended December 31, 2010. This decrease was due to lower interest rates on our borrowings after we refinanced previously outstanding term loan debt under OCI Wyoming's previous credit facility.

        Provision for income taxes.    We recorded income tax of $14.6 million for the year ended December 31, 2011, compared to $6.5 million for the year ended December 31, 2010, which was primarily due to our increased net income before tax and the reversal of certain deferred tax timing differences.

        Net income.    As a result of the foregoing, net income increased by 70.4% to $88.0 million for the year ended December 31, 2011, compared to $51.6 million for the year ended December 31, 2010.

        Other comprehensive income (loss).    Our other comprehensive loss was $0.5 million for the year ended December 31, 2011, compared to a other comprehensive income of $1.4 million for the year ended December 31, 2010, and changed due to a change in the fair value of our interest rate swap instruments.

        Comprehensive income.    Our comprehensive income increased by 65.1% to $87.5 million for the year ended December 31, 2011, compared to $53.0 million for the year ended December 31, 2010, primarily as a result of the foregoing.

 Liquidity and Capital Resources

        Historically, sources of liquidity for OCI Wyoming included cash generated from operations and borrowings under a credit facility and capital calls from partners. We use cash and require liquidity primarily to finance and maintain our operations, fund capital expenditures for our property, plant and equipment, make cash distributions to holders of our partnership interests, pay the expenses of our general partner and satisfy obligations arising from our indebtedness. Our ability to meet these liquidity requirements will depend on our ability to generate cash flow from operations.

        Subsequent to this offering, we expect our sources of liquidity to include:

  •
  cash generated from our operations;

  •
  $10.0 million available for borrowing under the Revolving Credit Facility, subject to borrowing base availability;

  •
  $35.0 million out of $190 million available for borrowing and undrawn under the OCI Wyoming Credit Facility, subject to borrowing base availability;

  •
  issuances of additional partnership units; and

  •
  the incurrence of debt.

        We expect our ongoing working capital and capital expenditures to be funded by cash generated from operations and borrowings under the OCI Wyoming Credit Facility. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements and long-term capital expenditure requirements and to make quarterly cash distributions. However, we are subject to business and operational risks that could adversely affect our cash flow and access to borrowings under the Revolving Credit Facility and the OCI Wyoming Credit Facility. Our ability to satisfy debt service obligations, to fund planned capital expenditures and to make acquisitions will depend upon our future operating performance, which, in turn, will be affected by prevailing economic conditions, our business and other factors, some of which are beyond our control.

Capital Requirements

        Working capital is the amount by which current assets exceed current liabilities. As of June 30, 2013, we had a working capital surplus of $93.7 million as compared to a working capital surplus of $115.5 million as of December 31, 2012 and $96.3 million as of December 31, 2011.

        Our working capital requirements have been, and will continue to be, primarily driven by changes in accounts receivable and accounts payable, which generally fluctuate with changes in the market prices of soda ash in the normal course of our business. We typically receive payment for our domestic sales 36 to 47 days following the date of shipment. For international sales, we typically receive payment 68 to 104 days following the date of shipment. Therefore, as international sales increase, our accounts receivable will also increase, which will result in an increase in our working capital requirements. Other factors impacting changes in accounts receivable and accounts payable could include the timing of collections from customers and payments to suppliers, as well as the level of spending for maintenance and growth capital expenditures. A material adverse change in operations or available financing under the Revolving Credit Facility and the OCI Wyoming Credit Facility could impact our ability to fund our requirements for liquidity and capital resources. Historically, we have not made working capital borrowings to finance our operations.

Capital Expenditures

        Our operations require investments to expand, upgrade or enhance existing operations and to meet evolving environmental and safety regulations. We distinguish between maintenance capital expenditures and expansion capital expenditures. Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity. Examples of maintenance capital expenditures are expenditures to upgrade and replace mining equipment and to address equipment integrity, safety and environmental laws and regulations. Our maintenance capital expenditures do not include actual or estimated capital expenditures for replacement of our trona reserves. Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements made to increase, over the long term, our operating income or operating capacity. Examples of expansion capital expenditures include the acquisition and/or construction of complementary assets to grow our business and to expand existing facilities, such as projects that increase production from existing facilities, to the extent such capital expenditures are expected to increase our long-term operating capacity or operating income.

        Historically, we did not make a distinction between maintenance capital expenditures and expansion capital expenditures; however, we have made an estimate of this distinction for each of the years ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2012 and 2013 in the table below.

Capital Expenditures	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012	Six Months Ended June 30, 2012	Six Months Ended June 30, 2013
	(Dollars in millions)			(Unaudited) (Dollars in millions)
Maintenance	$5.8	$9.4	$19.5	$8.0	$3.5
Expansion	1.5	16.4	7.9	2.8	0.3

Total	$7.3	$25.8	$27.4	$10.8	$3.8

        Major maintenance projects in 2010 included upgrades to mine infrastructure, rail track improvements and production process improvements. In 2011, major expansion projects included the completion of a major expansion to our rail yard, rebuilds of continuous miners, and improvements to the pond complex attributable to our increased deca processing capacity. In 2012, we made significant investments in rebuilding mine shuttlecars, projects designed to increase our yield versus the prior year, as well as the investigation of additional projects for future consideration. For the year ending December 31, 2013, we have budgeted $17.2 million in capital expenditures, including for soda ash processing equipment improvements, mining extension projects and maintenance of our tailing ponds.

Cash Flows

        The following is a summary of cash provided by or used in each of the indicated types of activities:

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2013
	(Dollars in millions)
Cash provided by (used in):
Operating activities	$49.6	$45.8
Investing activities	$(11.0)	$(3.8)
Financing activities	$(29.3)	$(61.3)

        Operating Activities.    Our operating activities during the six months ended June 30, 2013 provided $45.8 million, a decrease of 7.7% from the $49.6 million generated during the six months ended June 30, 2012. The decrease was primarily due to the $23.7 million decrease in Net Income during the six months ended June 30, 2013, compared to the six months ended June 30, 2012. This decrease was partially offset by $1.5 million increase in our inventory during the six months ended June 30, 2013, compared to a $7.0 million decrease during the six months ended June 30, 2012 and $11.0 million provided by the net change in Due to/Due from affiliates for the six months ended June 30, 2013, compared to $1.6 million provided during the six months ended June 30, 2012.

        Investing Activities.    We used $3.8 million in cash during the six months ended June 30, 2013 in investing activities, which related primarily to funding capital expenditures as described in "Capital Expenditures" above. This amount represented a decrease of 65.5% compared to net investments of $11.0 million during the six months ended June 30, 2012, which was primarily due to a smaller capital plan for 2013 as compared to 2012.

        Financing Activities.    Cash used in financing activities of $61.3 million during the six months ended June 30, 2013 increased by 109% as compared to the six months ended June 30, 2012 due to distributions to majority and non-controlling interests of $52.0 million in the six months ended June 30, 2013 compared to $20.0 million in the same period in 2012 as a result of increased available cash. For the six months ended June 30, 2013 as well as the six months ended June 30, 2012, our financing activities consisted of a $2.0 million reduction of long-term debt and $7.3 million in priority return distributions.

	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012
	(Dollars in millions)
Cash provided by (used in):
Operating activities	$83.0	$90.1	$101.9
Investing activities	$(7.3)	$(25.8)	$(27.4)
Financing activities	$(76.6)	$(48.3)	$(78.5)

        Operating Activities.    Our operating activities during the year ended December 31, 2012 provided $101.9 million, an increase of 13.0% over the $90.1 million generated during the year ended December 31, 2011, primarily as a result of a $13.8 million increase in net income before the noncontrolling interest during the year ended December 31, 2012, compared to the year ended December 31, 2011, which was offset, in part, by an increase of $9.5 million in our accounts receivable, due to an increase in international sales which have longer collection terms, an increase of $10.0 million in inventories and a decrease of $5.1 million in our accrued expenses and other liabilities. Our operating activities during the year ended December 31, 2011 provided $90.1 million, an increase of 8.6% over the $83.0 million generated during the year ended December 31, 2010, primarily as a result of a $36.4 million increase in net income before the noncontrolling interest during the year ended December 31, 2011, compared to the year ended December 31, 2010, which was offset, in part, by an increase of $29.6 million in our accounts receivable due to an increase of $0.9 million in inventories and an increase of $6.1 million in our accrued expenses and other liabilities.

        Investing Activities.    We used $27.4 million in cash during the year ended December 31, 2012 to fund our investing activities, which related primarily to funding capital expenditures as described in "Capital Expenditures" above. This amount represented an increase of 6.4% compared to net investments of $25.8 million during the year ended December 31, 2011. Our cash used in investing activities of $25.8 million during the year ended December 31, 2011 represented a 254.9% increase from the $7.3 million used in investing activities during the year ended December 31, 2010, which was primarily due to an increase in capital expenditures during 2011.

        Financing Activities.    Cash used in financing activities of $78.5 million during the year ended December 31, 2012 reflected a 62.5% increase compared to the $48.3 million used during the year ended December 31, 2011, primarily due to an increase of $30.2 million in our cash distributions to our partners. For the year ended December 31, 2011, our financing activities used 36.9% less cash as compared to the year ended December 31, 2010, primarily due to a $31.3 million reduction of long term debt during the year ended December 31, 2010 and a $15.1 million increase in our cash distributions to partners during the year ended December 31, 2011.

Debt

  OCI Wyoming Demand Revenue Bonds

        OCI Wyoming has issued two series of variable rate demand revenue bonds, which we refer to as the revenue bonds. One series of its revenue bonds are due October 1, 2018. Interest on these revenue bonds is payable monthly at an annual rate of 0.28% and 0.20% at December 31, 2012 and 2011, respectively. OCI Wyoming's other series of revenue bonds are due August 1, 2017. Interest on these revenue bonds is payable monthly at an annual rate of 0.28% and 0.20% at December 31, 2012 and 2011, respectively. OCI Wyoming's revenue bonds require it to maintain direct pay letters of credit totaling $20.3 million. The loan agreements and reimbursement agreements related to such letters of credit contain covenants relating to OCI Wyoming's obligations with respect to such bonds and letters of credit, as well as other covenants consistent with the covenants in the OCI Wyoming Credit Facility. An event of default under the OCI Wyoming Credit Facility will cause an event of default under the reimbursement agreements.

  OCI Wyoming Credit Facility

        On July 18, 2013, OCI Wyoming entered into a $190 million senior unsecured revolving credit facility, which we refer to as the OCI Wyoming Credit Facility, with Bank of America, N.A., as administrative agent, and a syndicate of lenders, which will mature on the fifth anniversary of the closing date of such credit facility. The OCI Wyoming Credit Facility provides for revolving loans to fund working capital requirements, capital expenditures, to consummate permitted acquisitions and for all other lawful partnership purposes. As of July 18, 2013, we had borrowings outstanding in the amount of $135.0 million under the OCI Wyoming Credit Facility that were used, together with $0.3 million in cash, to refinance $30.0 million of an existing credit facility, to fund an $11.5 million special distribution to Wyoming Co. and a $91.5 million aggregate special distribution to NRP and us, and to pay approximately $1.3 million of debt issuance costs. The OCI Wyoming Credit Facility has an accordion feature that allows OCI Wyoming to increase the available revolving borrowings under the facility by up to an additional $75.0 million, subject to OCI Wyoming receiving increased commitments from existing lenders or new commitments from new lenders and the satisfaction of certain other conditions. In addition, the OCI Wyoming Credit Facility includes a sublimit up to $20.0 million for same-day swing line advances and a sublimit up to $40.0 million for letters of credit. OCI Wyoming's obligations under the OCI Wyoming Credit Facility are guaranteed by each of its material domestic, and to the extent no material adverse tax consequences would result, foreign wholly owned subsidiaries. OCI Wyoming's obligations under the OCI Wyoming Credit Facility are unsecured.

        The OCI Wyoming Credit Facility contains various covenants and restrictive provisions that limit (subject to certain exceptions) OCI Wyoming's ability to:

  •
  make distributions on or redeem or repurchase units;

  •
  incur or guarantee additional debt;

  •
  make certain investments and acquisitions;

  •
  incur certain liens or permit them to exist;

  •
  enter into certain types of transactions with affiliates of OCI Wyoming;

  •
  merge or consolidate with another company; and

  •
  transfer, sell or otherwise dispose of assets.

        The OCI Wyoming Credit Facility also requires quarterly maintenance of a consolidated leverage ratio (as defined in the OCI Wyoming Credit Facility) of not more than 3.00 to 1.00 and a consolidated fixed charge coverage ratio (as defined in the OCI Wyoming Credit Facility) of not less than 1.00 to 1.00.

        In addition, the OCI Wyoming Credit Facility contains events of default customary for transactions of this nature, including (i) failure to make payments required under the OCI Wyoming Credit Facility, (ii) events of default resulting from our failure to comply with covenants and financial ratios in the OCI Wyoming Credit Facility, (iii) the occurrence of a change of control, (iv) the institution of insolvency or similar proceedings against OCI Wyoming and (v) the occurrence of a default under any other material indebtedness OCI Wyoming may have. Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of the OCI Wyoming Credit Facility, the lenders may terminate all outstanding commitments under the OCI Wyoming Credit Facility and may declare any outstanding principal of the OCI Wyoming Credit Facility debt, together with accrued and unpaid interest, to be immediately due and payable.

        Under the OCI Wyoming Credit Facility, a change of control is triggered if OCI Chemical and its wholly-owned subsidiaries, directly or indirectly, cease to own all of the equity interests, or cease to have the ability to elect a majority of the board of directors (or similar governing body) of OCI GP (or any entity that performs the functions of our general partner). In addition, a change of control would be triggered if we cease to own at least 50.1% of the economic interests in OCI Wyoming or cease to have the ability to elect a majority of the members of OCI Wyoming's partnership committee.

        Loans under the OCI Wyoming Credit Facility bear interest at OCI Wyoming's option at either:

  •
  a Base Rate, which equals the highest of (i) the federal funds rate in effect on such day plus 0.50%, (ii) the administrative agent's prime rate in effect on such day and (iii) one-month LIBOR plus 1.0%, in each case, plus an applicable margin; or

  •
  a LIBOR Rate plus an applicable margin.

        The unused portion of the OCI Wyoming Credit Facility is subject to an unused line fee ranging from 0.275% to 0.350% per annum based on OCI Wyoming's then current consolidated leverage ratio.

  Revolving Credit Facility

        On July 18, 2013, we entered into a $10 million senior secured revolving credit facility, which we refer to as the Revolving Credit Facility, with Bank of America, N.A., as administrative agent, and a syndicate of lenders, which will mature on the fifth anniversary of the closing date of such credit facility. The Revolving Credit Facility provides for revolving loans to be available to fund distributions on our units and working capital requirements and capital expenditures, to consummate permitted acquisitions and for all other lawful partnership purposes. At July 18, 2013, we had no outstanding borrowings under the Revolving Credit Facility. In addition, the Revolving Credit Facility includes a sublimit up to $5.0 million for same-day swing line advances and a sublimit up to $5.0 million for letters of credit. Our obligations under the Revolving Credit Facility are guaranteed by each of our material domestic subsidiaries other than OCI Wyoming, and to the extent no material adverse tax consequences would result, foreign wholly owned subsidiaries. In addition, our obligations under the Revolving Credit Facility are secured by a pledge of substantially all of our assets (subject to certain exceptions), including the partnership interests held in OCI Wyoming by us.

        The Revolving Credit Facility contains various covenants and restrictive provisions that limit (subject to certain exceptions) our ability to (and the ability of our subsidiaries, including without limitation, OCI Wyoming to):

  •
  make distributions on or redeem or repurchase units;

  •
  incur or guarantee additional debt;

  •
  make certain investments and acquisitions;

  •
  incur certain liens or permit them to exist;

  •
  enter into certain types of transactions with affiliates;

  •
  merge or consolidate with another company; and

  •
  transfer, sell or otherwise dispose of assets.

        The Revolving Credit Facility also requires quarterly maintenance of a consolidated fixed charge coverage ratio (as defined in the Revolving Credit Facility) of not less than 1.00 to 1.00.

        In addition, the Revolving Credit Facility contains events of default customary for transactions of this nature, including (i) failure to make payments required under the Revolving Credit Facility, (ii) events of default resulting from our failure to comply with covenants and financial ratios, (iii) the occurrence of a change of control, (iv) the institution of insolvency or similar proceedings against us or our material subsidiaries and (v) the occurrence of a default under any other material indebtedness we (or any of our subsidiaries) may have, including the OCI Wyoming Credit Facility. Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of the Revolving Credit Facility, the lenders may terminate all outstanding commitments under the Revolving Credit Facility and may declare any outstanding principal of the Revolving Credit Facility debt, together with accrued and unpaid interest, to be immediately due and payable.

        Under the Revolving Credit Facility, a change of control is triggered if OCI Chemical and its wholly-owned subsidiaries, directly or indirectly, cease to own all of the equity interests, or cease to have the ability to elect a majority of the board of directors (or similar governing body) of, OCI Holdings or OCI GP (or any entity that performs the functions of our general partner). In addition, a change of control would be triggered if we cease to own at least 50.1% of the economic interests in OCI Wyoming or cease to have the ability to elect a majority of the members of OCI Wyoming's partnership committee.

        Loans under the Revolving Credit Facility bear interest at our option at either:

  •
  a Base Rate, which equals the highest of (i) the federal funds rate in effect on such day plus 0.50%, (ii) the administrative agent's prime rate in effect on such day and (iii) one-month LIBOR plus 1.0%, in each case, plus an applicable margin; or

  •
  a LIBOR Rate plus an applicable margin.

        The unused portion of the Revolving Credit Facility is subject to an unused line fee ranging from 0.275% to 0.350% based on our then current consolidated leverage ratio.

 Contractual Obligations

        The following table sets forth a summary of our significant contractual obligations as of December 31, 2012:

	Payments Due by Period
	2013	2014 - 2016	2017 - 2018	After 2018	Total
	(Dollars in millions)
Long-term debt(1):
Revenue bonds	$—	$—	$8.6	$11.4	$20.0
Wyoming Credit Facility	4.0	28.0	—	—	32.0
Interest	1.0	0.9	0.1	—	2.0
Land lease and easement	0.1	0.2	0.2	1.8	2.3
Total	$5.1	$29.0	$9.0	$13.2	$56.4

(1)
On July 18, 2013, OCI Wyoming entered into the OCI Wyoming Credit Facility and borrowed $135.0 million under that facility as described in "—Debt—OCI Wyoming Credit Facility." On July 18, 2013, OCI Resources entered into the Revolving Credit Facility but does not expect to have any borrowings under that facility at the closing of this offering, as described in "—Debt—Revolving Credit Facility."

        Retirement Plans.    Benefits provided under the OCI Pension Plan for Salaried Employees and OCI Pension Plan for Hourly Employees are based upon years of service and an employee's average compensation during the final years of service. Each plan covers substantially all full-time Wyoming Co. and OCI Chemical employees hired before May 1, 2001. Enterprises's funding policy is to contribute annually at least the minimum required contribution and keep plan assets at least equal to 80% of projected liabilities. Our reimbursements to Enterprises are based on the proportion of the plan's total liabilities allocable to our employees based upon years of service and an employee's average compensation during the final years of service. Our allocated portion of Enterprises's contributions to the retirement plan for the year ended December 31, 2012 was $9.0 million. The dollar amount of a cash reimbursement to the plan sponsor in any particular year will vary as a result of gains or losses sustained by the pension plan assets during the year due to market conditions. We do not expect the variability of contribution requirements to have a significant effect on our financial position, results of operations or liquidity.

        The personnel who operate OCI Wyoming are employees of Wyoming Co. Enterprises directly charges us for the payroll and benefit costs associated with these employees and retirees. Enterprises carries the obligation for retirement and other employee-related benefits in its financial statements.

        Savings Plan.    The OCI 401(k) Retirement Plan covers all eligible hourly and salaried employees. Eligibility is limited to all domestic residents and any foreign expatriates who are in the United States indefinitely. This plan permits employees to contribute specified percentages of their compensation, while we make contributions based upon specified percentages of employee contributions. This Plan was amended such that employees hired on or subsequent to May 1, 2001 receive an additional contribution from us based on a percentage of each employee's base pay. Our allocated portion of Enterprises's contribution to the savings plan for the year ended December 31, 2012 was $2.4 million.

        Postretirement Benefits.    Most of the employees are eligible for postretirement benefits other than pensions if they reach retirement age while still employed. Enterprises's postretirement benefits excluding pensions, are not funded, and Enterprises has the right to modify or terminate the benefits at will. Our allocated portion of the post-retirement benefit cost for the year ended December 31, 2012 was was $2.2 million.

 Impact of Inflation

        Although the impact of inflation has slowed in recent years, it is still a factor in the U.S. economy and may increase our cost to acquire or replace properties, plant and equipment. Inflation may also increase our costs of labor and supplies. To the extent permitted by competition, regulation and existing agreements, we pass along increased costs to our customers in the form of higher selling prices, and we expect to continue this practice.

Critical Accounting Policies

        Revenue Recognition.    We recognize revenue and record the related accounts receivable when the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) ownership has transferred to the customer, which occurs upon shipment; (3) the selling price is fixed, determinable or reasonably estimated sale price has been agreed with the customer; and (4) collectability is reasonably assured. Returns and allowances have been provided based on estimated returns and claims. Customer rebates are accounted for as sales deductions and are held in liability accounts until payments are made to the customers.

Recently Issued Accounting Standards

        In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income, or in two separate but consecutive statements. Additionally, ASU 2011-05 eliminates the option to present comprehensive income and its components as part of the statement of stockholder's equity. With the exception of the indefinite deferral of the provisions that require companies to present, in both net income and other comprehensive income, adjustments of items that are reclassified from other comprehensive income to net income. ASU 2011-05 became effective for 2012. We elected to present comprehensive income, the components of net income, and the components of other comprehensive income, in a single continuous statement.

Off-Balance Sheet Arrangements

        We have a self-bond agreement with the Wyoming Department of Environmental Quality under which we commit to pay directly for reclamation costs. As of December 31, 2012, the amount of the bond was $21.3 million, which is the amount we would need to pay the State of Wyoming for reclamation costs if we cease mining operations currently. The amount of this self-bond increased to $27.1 million in August 2013 and is subject to change upon periodic re-evaluation by the Land Quality Division.

        OCI Wyoming's revenue bonds require it to maintain stand-by letters of credit totaling $20.3 million.

        For more information, see "—Debt."

Seasonality

        We do not experience significant seasonality of demand.

Quantitative and Qualitative Disclosure about Market Risk

        Our exposure to the financial markets consists of changes in interest rates relative to the balance of our outstanding debt obligations and derivatives that we have employed from time to time to manage our exposure to changes in market interest rates, foreign currency rate and commodity prices. We do not use financial instruments or derivatives for trading or other speculative purposes.

        On a pro forma basis, after giving effect to this offering, the aggregate principal amount of variable rate debt we had outstanding under our debt instruments as of December 31, 2012 was $52.0 million. This debt had a weighted average annual interest rate of 1.2% as of December 31, 2012. We estimate that a 1% change in interest rates would impact our pre-tax income by approximately $0.5 million, based on the debt outstanding as of December 31, 2012.

        The table below provides information about our debt obligations that are sensitive to changes in interest rates, as of December 31, 2012 on a pro forma basis after giving effect to this offering and the anticipated use of proceeds from this offering. For debt obligations, the table presents principal cash flows and related weighted average annual annual interest rates by expected maturity dates.

        Energy costs represent a large part of our cost of products sold. Natural gas is a large component of that expense. We purchase natural gas primarily from two suppliers: BP Energy and Anadarko. The purchase price we pay does not include the cost of freight so we much arrange and pay for the cost of transporting the natural gas from the gas compressor facility approximately 20 miles from the plant to our facility. We have a separate contract for transportation of gas with an affiliate of DCP Midstream. We pay a fixed amount to reserve capacity on a daily basis. In order to reduce risk of price fluctuating, we engage in forward purchases of natural gas. Historically, we have purchased approximately 6% of the anticipated gas volume to be purchased for the next 18 months. An additional 11% is purchased for the upcoming 12 months. Lastly, 17% is purchased for the next 6 months. Therefore, historically, we have purchased approximately 33% of the anticipated natural gas needs for the next 6 months to be purchased in advance. As gas price falls below budget price, an additional 33% of the anticipated natural gas needs can, at our discretion, be purchased to cover the next 12 months. We can give no assurance that we will continue this practice.

        Our sales to ANSAC are denominated in U.S. dollars but our sales to other international customers may be denominated in a foreign currency, which exposes us to foreign currency fluctuations. To reduce that risk we generally hedge one half of our anticipated currency exposure for the next budget period as early as October of the prior year. As we finalize customer contracts, we increase this percentage up to 80% of expected sales.

        We have entered into an interest rate swap designed to hedge our exposure to possible increases in interest rates. This contract had an aggregate notional value of $26.0 million and a fair value of $0.6 million as of December 31, 2012.

	2013	2014	2015	2016	2017	Thereafter	Total	Fair Value
	(Dollars in millions)
Debt with variable interest rate(1)
Principal payable	$4.0	$28.0	—	—	$8.6	$11.4	$52.0	(0.6)
Average variable rate payable	1.3%	1.3%	0.3%	0.3%	0.3%	0.3%	0.9%

(1)
In July 2013, OCI Wyoming entered into the OCI Wyoming Credit Facility and borrowed $135.0 million under that facility as described in "—Debt—OCI Wyoming Credit Facility." In July 2013, OCI Resources entered into the Revolving Credit Facility but does not expect to have any borrowings under that facility at the closing of this offering, as described in "—Debt—Revolving Credit Facility."

INDUSTRY

Introduction

        Soda ash, the common name for sodium carbonate (Na2CO3), is a white, alkaline chemical in powder or granular form that can be produced both from a mineral called trona or synthetically through chemical processes. Trona ore, a naturally occurring soft mineral, is also known as sodium sesquicarbonate (a mixture of sodium carbonate and bicarbonate), and is found in only a few areas of the world, including the United States, Turkey, Africa and China. The Green River Basin, which is the base of operations for OCI Wyoming and three other large soda ash producers, contains the vast majority of the world's trona reserves, as estimated by the U.S. Geological Survey.

        Soda ash is one of the most commonly used industrial minerals and is an essential raw material in the manufacture of several products, including flat glass, container glass, detergents, chemicals, paper and other consumer and industrial products. In terms of global uses by volume, soda ash is most often used as an agent to lower the melting temperature of silica sand in the manufacture of glass products, including flat glass used in building construction and vehicle windshields, and glass containers, such as bottles. The global soda ash market in 2012 was approximately 59.4 million short tons in terms of volume, according to IHS. IHS estimates total global nameplate manufacturing capacity for 2012 at approximately 65.4 million metric tons (equivalent to 72.1 million short tons). According to IHS, global demand for soda ash grew 2.8% annually over the last five years and is expected to grow 5% annually through 2017, primarily as a result of growth in demand in China. IHS estimates that the seven largest global soda ash producers represent 39% of the total global soda ash production by global nameplate capacity.

Soda Ash Production Methods

        According to IHS, approximately one quarter of global soda ash capacity is produced from trona ore, with the remainder being synthetic soda ash produced through chemical processes, as described below.

  Production of soda ash from trona

        Soda ash is produced by mining and processing trona ore. In the Green River Basin, trona deposits are mined through conventional underground mining techniques similar to those employed in the mining of other soft minerals like coal, namely, "room and pillar" and "longwall" mining, as well as through solution mining. In room and pillar mining, underground mineral seams are mined in a network of "rooms." As these rooms are cut and formed, continuous mining machines, or continuous miners, simultaneously load trona onto shuttle cars for hoisting to the surface. "Pillars" composed of trona are left behind in these rooms to support the roofs of the mines. Room and pillar mining allows flexibility to fit irregular target boundaries around faults and is often used to mine smaller blocks or thinner seams. In longwall mining, heavy machinery is used to cut and remove the trona from the wide face of a mine and hoist it to the surface. Temporary hydraulic powered roof supports hold the roof of the mine in place as extraction proceeds. As mining continues, supports known as roof bolts are placed in the ceiling of the mine to avoid collapse. Longwall mining provides high production rates with low operating costs. However it requires large areas of medium to thick seams.

        In conventional trona mining, once the trona ore is hoisted to the surface, it is screened for impurities and crushed into smaller pieces in preparation for processing. The crushed trona is then heated to eliminate unwanted gases, creating crude sodium carbonate. Next, the sodium carbonate is dissolved in water, and the resulting solution, which is referred to as "liquor," is filtered to remove impurities. After thickening and filtration, the liquor is then crystallized in an evaporator producing sodium carbonate mono hydrate. The crystals are then drawn off and passed through a centrifuge to remove excess water and dried to form soda ash. The dried product is screened once more to remove remaining small particles. The resulting soda ash is then stored in product silos for shipment to customers.

        Trona ore processing produces a natural byproduct called "deca", which is short for sodium carbonate deca hydrate. The deca is derived from the process of "purging" in the evaporation phase, in which a portion of the liquor is expunged from the process in order to meet quality parameters. The purged liquor stream is pumped out to ponds, where the solar evaporation enables deca crystals to precipitate out within the ponds. Some producers are able to recover soda ash from these ponds by exposing the deca crystals to additional evaporation and then blending the separated deca crystals with partially processed trona ore at the dissolving stage prior to filtering.

        In contrast to conventional mining, solution mining is used in situations where minimal seam width or deep mining beds prohibit the use of conventional underground mining techniques. In solution mining, ore is extracted by dissolving it in a leaching solution and pumping the dissolved ore to the surface for processing.

  Synthetic production of soda ash

        For the year ended December 31, 2012, synthetic production capacity accounted for approximately 75% of global soda ash production capacity. There are two primary methods for synthetic production: the "Solvay process" and the "Hou process." Named after Ernest Solvay, a Belgian chemist who developed the process in the 1860s, the Solvay process combines limestone, salt and ammonia to produce soda ash and calcium chloride. Calcium chloride has limited saleable value and is usually disposed of as waste. The other method for synthetic production is referred to as the "Hou process," named after Debang Hou, the Chinese chemist who developed the process in the 1930s. The Hou process is similar to the Solvay process, except that instead of producing calcium chloride as a by-product, ammonium chloride is produced. Ammonium chloride is used for fertilizer and its commercial value is dependent on the price of fertilizers in which it is used.

        Trona-based soda ash producers have significantly lower soda ash production costs than synthetic producers due in part to the lower cost of raw trona compared to the salt, calcium carbonate and ammonia required for synthetic production and due in part to relatively lower energy requirements in processing soda ash. Furthermore, trona-based producers of soda ash produce fewer quantities of waste byproducts than synthetic producers. By minimizing waste byproducts, trona-based producers of soda ash avoid incurring extra costs associated with disposing of such byproducts. Synthetic producers, on the other hand, tend to locate their manufacturing facilities near customers, resulting in significantly lower freight and logistics costs for their product compared to soda ash manufactured from trona ore at a distant mine. Based on IHS studies and our own research, we estimate that the cost of production of trona-based soda ash is approximately one-third to one-half the cost of production of synthetic soda ash. The following chart compares production costs of trona-based soda ash and the more common synthetic soda ash processes.

 Relative Soda Ash Production Costs by Process
(Multiple of Trona Based Production)

                             Source: IHS.

        In the table above, assumptions for natural gas, coal, steam, electricity, salt, limestone, coke, ammonium chloride and other inputs and components of production are average prices for 2012.

Wyoming's Green River Basin

        The Green River Basin is located on what geologists call Lake Gosiute, which is a prehistoric alkaline lake bed located in southwestern Wyoming that extends over an area of greater than 1,000 square miles. The Green River Basin is the base of operations for OCI Wyoming and three other large soda ash producers (FMC Alkali Chemicals, or FMC, Solvay Chemicals Inc., or Solvay, and Tata Chemicals (Soda Ash) Partners, or Tata), and is home to the largest known trona reserves in the world.

        The chart below reflects the relative capacity of the North American soda ash producers in 2012, including Searles Minerals and Industria del Álcali, S.A. de C.V., which operate in California and Mexico, respectively.

North America Soda Ash Producers
Total Capacity of Approximately 14 million Short Tons

                                            Source: IHS.

        Because energy costs constitute a significant portion of the cost to produce soda ash in the Green River Basin and around the world, producers in the Green River Basin benefit from the availability of relatively low cost shale gas in the area.

End-Market Uses for Soda Ash

        Soda ash is a key raw material in many consumer and industrial products. Soda ash is most often used to produce glass, such as flat glass and container glass. It is also used in detergents, chemicals, paper and other consumer and industrial products. The following chart depicts the relative percentages for soda ash end markets.

Soda Ash Consumption by End Market (by volume)

                                            Source: IHS.

  Glass Industry

        Glass production is the predominant use of soda ash, with glass producers accounting for more than 50% of global demand in 2011. Glass producers use soda ash as an agent to lower the temperatures required to form glass.

        Flat glass producers as a group are the largest consumers of soda ash globally. Flat glass, also known as sheet or plate glass, is commonly used for windows, doors, glass walls and windshields. Flat glass is primarily produced for the automotive and construction end-markets, with a portion also being used in mirrors, solar panels, signs and optical glass. Major global flat glass producers include Asahi Glass Co. Ltd., Compagnie de Saint-Gobain, Nippon Sheet Glass, Guardian Industries Corp., PPG Industries, Inc. and Cardinal Glass Company.

        Container glass is the second largest application for soda ash, with beverage bottles, accounting for the largest share in this end-market. Other uses include wine and non-alcoholic beverage containers, as well as food, cosmetics and laboratory glassware. Major global container glass producers include Owens-Illinois, Inc., Saint-Gobain and Ardagh Group S.A.

        Soda ash is also used to produce other glass products, including consumer and specialty glass products, such as fiberglass yarns, scientific glassware, tableware, lighting, television screens, optical glass, glass ceramics and computer flat panel displays.

  Detergents

        Soda ash is used in a number of detergent products, primarily as washing powders (heavy duty detergents). Its main functions are as a builder agent in detergent powder and as a water softener, but it also has a direct cleaning action.

  Chemical Industry

        Soda ash is utilized in the chemical industry as a source of sodium. Soda ash also enhances the reactivity and solubility of many inorganic compounds in water. It is used as a major raw material in the production of sodium phosphates, sodium silicates and certain photographic chemicals. Additionally, soda ash is used in the production of sodium bicarbonate (baking soda), an essential ingredient in many consumer applications as well as paints, coatings and dialysis products.

  Paper

        Soda ash is mixed with sulphur dioxide to form sodium sulphite, which is used to soften wood chips and control the pH level in the pulp cooking process. Soda Ash is also used in the water treatment process in paper plants and can be a major component of the bleaching process.

Global Market and Supply and Demand

  Domestic Market

        Demand for soda ash in the United States has been relatively steady in recent years, due to the development of alternatives to glass containers and slow economic growth generally, which has limited the demand for glass required for automobile production and construction, including in housing. Because all producers of soda ash in the United States produce soda ash from trona, these producers have lower production costs than synthetic producers of soda ash and are, therefore, able to simultaneously operate in this stable U.S. market and the growing international market.

  Export Market

        Because of the relatively steady demand for soda ash in the United States, U.S. soda ash producers increasingly rely on exports, including to emerging markets such as Latin America and Asia. The United States is the world's largest exporter of soda ash, exporting approximately 6.17 million short tons in 2011, comprising approximately 45% of domestic soda ash production. Such production volume is approximately three times the volume of China, the world's second largest exporter. The following chart reflects U.S. global export volumes.

2012 U.S. Exports of Soda Ash (in thousands of short tons)

                                Source: IHS.

  Global Supply and Demand

        Because soda ash is a basic chemical that is a key element in several industrial processes, we believe soda ash demand, in particular in the flat glass market, to be correlated to industrial production. Between 2007 and 2012, global soda ash demand grew by approximately 3% annually, according to IHS. The growth in demand was primarily driven by demand growth in China, which grew approximately 7% annually, while demand in the rest of the world grew approximately 1% annually. The lower than normal demand growth for the rest of the world over this time period was due to the global recession in 2009. During the downturn, global soda ash demand fell by almost 8%. However, demand for soda ash recovered strongly after the recession with growth led by emerging markets. Global demand surpassed pre-recession levels by 2011. During the same time period, aggressive capacity expansion in China caused global capacity to outpace demand growth, which led to lower operating rates. As depicted in the chart below, this trend of Chinese overcapacity is expected to continue in the near term, keeping global operating rates in the 80% to 85% range. Conversely, U.S. operating rates are expected to stay at approximately 90% in the foreseeable future due to the low cost advantage of trona-based soda ash production which allows U.S. producers to competitively export soda ash. Given the fact that it is extremely difficult to run at 100% operating rates due to production unit turnarounds, scheduled and unscheduled downtime and process bottlenecks, we believe that U.S. producers are essentially running at maximum capacity and are expected to do so into the foreseeable future.

 Global Capacity, Demand and Operating Rate for Soda Ash

                             Source: IHS.

        The majority of future capacity additions are higher cost synthetic soda ash in mainland China, which we believe are supported by government subsidies. Other meaningful capacity additions are expected to come online in Turkey in 2015 and 2016, according to IHS. These additions in Turkey will consist of trona-based soda ash capacity, which we believe will likely displace local higher-cost synthetic capacity in the European market. The chart below reflects projected soda ash capacity additions in China, the United States, Turkey and the rest of the world, including India and CIS/Russia. We believe that, as suggested by the chart below, China may curtail capacity expansion over the next several years.

Projections of Soda Ash Capacity Additions
By Country (in thousands of short tons)

                          Source: IHS.

Demand for soda ash differs significantly from region to region, with a number of locales requiring significant import volumes to meet soda ash demands.

  •
  Asia and Emerging Markets.  Northeast Asia is the largest regional soda ash consuming market in the world, with China representing the largest single national market for soda ash globally. Chinese soda ash demand growth, which is driven by domestic industrial development, and production used for export purposes, is expected to continue to be robust. The engine of future demand growth, however, is expected to come from emerging economies. In particular, according to IHS, Brazil and India are expected to exceed average global demand growth due to their current economic growth forecasts and expectations, which is expected to result in industrial development, including construction.

Soda Ash Consumption by Region

                         Source: IHS.

  •
  Western Europe and North America.  We expect Western European and North American soda ash demand to remain generally stable for the foreseeable future. We also expect recovering demand for housing and automobiles to increase demand for flat glass as the U.S. economy recovers from low levels seen throughout the recent financial crisis. Because container glass consumption in most mature economies such as Western Europe and the United States is stable—as alternative packaging materials such as plastic bottles and aluminium cans have already replaced traditional glass bottles for many applications—we expect that demand for soda ash in this end market will generally remain relatively steady.

 Soda Ash Pricing

        As reflected in the table below, North American soda ash industry prices have increased steadily from 2006 to 2012 compared to the volatility seen in the global markets over the last six years. This improvement was driven by a relative decline in natural gas prices coupled with a significant increase in soda ash demand from emerging markets. Historically, soda ash prices in the United States have been lower than global prices. Synthetic producers outside the United States have raised prices as their energy and other input costs increased, which increased global soda ash prices. As a result, U.S. producers have captured incremental demand and improved their operating margins. For international sales, soda ash prices are generally inclusive of transportation and freight costs, including rail freight, trucking and ocean vessel rates. In North America, soda ash prices generally exclude transportation and freight costs.

Historical Soda Ash Prices
($ per short ton)

                  Source: IHS.

BUSINESS

Overview

        We are a Delaware limited partnership formed by OCI Holdings to operate the trona ore mining and soda ash production business of OCI Wyoming. We own a controlling 40.98% general partner interest and 10.02% limited partner interest in OCI Wyoming, which is one of the largest and lowest cost producers of soda ash in the world, serving a global market from our facility in the Green River Basin of Wyoming. Our facility has been in operation for more than 50 years.

        As of March 31, 2013, OCI Wyoming had proven and probable reserves of approximately 267.1 million short tons of trona, which is equivalent to 145.5 million short tons of soda ash. During the year ended December 31, 2012, OCI Wyoming mined approximately 3.87 million short tons of trona and produced approximately 2.45 million short tons of soda ash. During the six months ended June 30, 2013, OCI Wyoming mined approximately 1.95 million short tons of trona and produced approximately 1.20 million short tons of soda ash. Based on a projected mining rate of 4.0 million short tons of trona per year, OCI Wyoming has enough proven and probable trona reserves to continue mining trona at its 2012 mining rate for approximately 67 years.

        The following table sets forth certain operating data regarding our business.

	Year Ended December 31,			Six Months Ended June 30,
	2010	2011	2012	2012	2013
	(millions of short tons, except percentages and ratio data)
Trona ore mined	3.60	3.68	3.87	1.87	1.95
Operating rate(1)	97.6%	98.6%	98.6%	96.2%	95.2%
Ore to ash ratio(2)	1.64:1.0	1.63:1.0	1.59:1.0	1.61:1.0	1.63:1.0
Soda ash volume sold	2.23	2.31	2.45	1.19	1.24

(1)
Operating rate expresses the amount of soda ash produced in a given year as a percentage of our effective capacity for that year. Effective capacity reflects the volume of soda ash that we can produce using our current operational resources, taking into account scheduled and unscheduled downtime and idled capacity. We believe effective capacity is a more accurate measure of our potential output than nameplate capacity, which is theoretically the maximum volume of soda ash we could produce without any downtime or idled capacity.

(2)
Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process.

        Our facility is situated on approximately 880 acres, and our mining operations consist of approximately 23,500 acres of leased and licensed subsurface mining area. We use six large continuous mining machines and ten underground shuttle cars in our mining operations. Our processing assets consist of material sizing units, conveyors, calciners, dissolver circuits, thickener tanks, drum filters, evaporators and rotary dryers. Our facility also includes seven storage silos with total capacity of 65,000 short tons in which we store soda ash before shipment by bulk rail or truck to distributors and end customers. We lease a fleet of more than 1,700 covered hopper cars that serve as dedicated rail transport for approximately 98% of our soda ash.

        Trona, a naturally occurring soft mineral, is also known as sodium sesquicarbonate and consists primarily of sodium carbonate, or soda ash, sodium bicarbonate and water. We process trona ore into soda ash, which is an essential raw material in flat glass, container glass, detergents, chemicals, paper and other consumer and industrial products. The vast majority of the world's trona reserves are located in the Green River Basin. According to IHS, approximately one-quarter of global soda ash is produced by processing trona, with the remainder being produced synthetically through chemical processes. We believe processing soda ash from trona is the cheapest manner in which to produce soda ash. The costs associated with procuring the materials needed for synthetic production are greater than the costs associated with mining trona for trona-based production. In addition, we believe trona-based production consumes less energy and produces fewer undesirable byproducts than synthetic production.

Our Competitive Strengths

        We believe that the following competitive strengths will allow us to execute our business strategies successfully and to achieve our objective of generating and growing cash available for distribution to our unitholders:

        Cost Advantages of Producing Soda Ash from Trona.    We believe that as a producer of soda ash from trona, we have a significant competitive advantage compared to synthetic producers of soda ash. The manufacturing and processing costs for producing soda ash from trona are more cost competitive than other manufacturing techniques partly because the costs associated with procuring the materials needed for synthetic production are greater than the costs associated with mining trona for trona-based production. In addition, we believe trona-based production consumes less energy and produces fewer undesirable byproducts than synthetic production. Based on our estimates and industry sources, we believe the average cost of production per short ton of soda ash (before freight and logistics costs) from trona is approximately one-third to one-half the cost per short ton of soda ash from synthetic production. In addition, synthetic producers of soda ash incur additional costs associated with storing or disposing of, or attempting to resell, the by-products the synthetic processes produce. Even after taking into account the higher freight and logistics costs associated with our soda ash exports, we believe we can be cost competitive with synthetic soda ash operations who are typically located closer to customers than we are. We believe that our competitive cost structure, together with our current logistics arrangements, allows us to be competitive globally.

        Substantial Reserve Life from Significant Reserves.    As of March 31, 2013, we had approximately 128.8 million short tons of proven reserves and 138.3 million short tons of probable reserves of trona, which is equivalent to 145.5 million short tons of soda ash, as estimated by Hollberg Professional Group, an independent mining and geological consulting firm. Based on a projected mining rate of 4.0 million short tons of trona per year, we have enough proven and probable trona reserves to continue mining trona for approximately 67 years.

        Certain Operational Advantages Compared to Other Trona-Based Producers.    We believe we have certain operational advantages over other soda ash producers in the Green River Basin due to the operational characteristics of our facilities as described below. These advantages are manifested in our high productivity and efficiency rates.

  •
  Location of our mining beds and high purity trona.  Our mining beds are located 800 to 1100 feet below the surface, which is significantly closer to the surface than the mining beds of other operators in the Green River Basin. The relatively shallow depth of our beds compared to other Green River Basin trona mines contributes to favorable ground conditions and improved mining efficiency. Our competitive advantage resides in the fact that we can mine and roof bolt continuously while mining. In addition, the trona in our mining beds has a higher concentration of soda ash as compared to the trona mined at other locations in the Green River Basin, which is typically imbedded or mixed with greater amounts of halite and other impurities. Our trona ore is generally composed of approximately 85% to 89% pure trona.

  •
  Advantageous facility layout.  Our surface site includes a high capacity network of natural ponds that we use to recapture soda ash lost in processing trona through a process we introduced in 2009 called deca rehydration. Primarily as a result of this process, we have been able to reduce our ore to ash ratio by 11% over the past three years. While other producers in the Green River Basin also utilize deca rehydration, our natural pond complex enables us to spread deca-saturated water over a large surface area, which facilitates evaporation and access to the resulting deca. Additionally, we can transfer water from one pond to another, a process we call "de-watering," leaving the first pond dry. De-watering enables us to use front loaders and other hauling equipment to move dry deca from that "de-watered" pond to our processing facility. Other producers in the area instead need to utilize costly dredging techniques to extract deca from their ponds, and the recovered deca is wet, and therefore requires more energy to process than dry deca. Introducing deca into our process has also reduced our energy consumption per short ton of soda ash produced.

        Partly due to these operational advantages over other producers, we believe we have the most efficient soda ash production facility in the Green River Basin both in terms of short tons of soda ash produced per employee and in energy consumed per short ton of soda ash produced. In 2011, we used approximately 4.0 mmBTUs of energy per short ton of soda ash processed, as compared to an average of 5.4 mmBTUs of energy for the other three operators in the Green River Basin according to the Wyoming Department of Environmental Quality and our internal estimates. In addition, for the year ended December 31, 2012, we produced approximately 5,700 short tons of soda ash per employee according to the Wyoming State Mine Inspectors Annual Report and the Wyoming Department of Environmental Quality. Based on historical production statistics we believe this production metric exceeds that of the other three operators in the Green River Basin.

        Strong Safety Record.    We have an outstanding track record for safety, and we have among the lowest instances of workplace injury in the U.S. mining industry. Our tradition of excellence in safety has been recognized by the Wyoming State Mine Inspector, which has awarded us its Safety Excellence Award for five consecutive years from 2008 to 2012. We also received three consecutive safety awards from the U.S. Industrial Minerals Association of North America and the Mine Safety and Health Administration from 2009 to 2011. In addition, the safety performance of our facilities, as measured by the number of citations, recordable injuries and lost work day injuries and accident incident rate, significantly exceeds that of our peers in the Green River Basin over the last five years, according to the Mine Safety and Health Administration. We believe this emphasis on, and track record of, safety keeps the morale of our existing employees high and enables us to recruit and retain the most qualified workers in the Green River Basin.

        Stable Customer Relationships.    We have an extensive base of over 75 customers in industries such as flat glass, container glass, detergents, chemicals, paper and other consumer and industrial products. We have long-term relationships with many of our customers due to our competitive pricing, reliable shipping and high quality soda ash. For the year ended December 31, 2012, approximately 70% of our domestic net sales were made to customers with whom we have done business for over ten years. We believe that these relationships lead to stable cash flows. We have a strong, long-standing relationship with our primary export customer, ANSAC. ANSAC is a cooperative that serves as the primary international distribution channel for us and two other U.S. manufacturers of trona-based soda ash. ANSAC is one of the largest purchasers and exporters of soda ash in the world and, as a result, is able to leverage its economies of scale in the markets it serves. We believe that our customer relationships, including our relationship with ANSAC, lead to more stable cash flows and allow us to plan production activity more accurately.

        Experienced Management and Workforce.    Our facility has been in continuous operation for over 50 years. We are able to build on the collective knowledge gained from our experience during this period to continually improve our operations and introduce innovative processes. In addition, many members of OCI Wyoming's senior management team have more than 20 years of relevant industry experience. Kirk Milling, our Chief Executive Officer and the current Chairman of ANSAC, has more than 24 years of senior level experience in the chemical industry and nearly 15 years at OCI Chemical. Mike Hohn, the head of OCI Chemical's soda ash division, has 25 years of experience running industrial mineral extraction and processing operations, including five years at OCI Wyoming. Our executives lead a highly productive workforce with an average tenure of more than 18 years. We believe our institutional knowledge, coupled with the relative seniority of our workforce, engenders a strong sense of teamwork and collegiality, which has led to one of the safest and most efficient operations in the industry today.

Our Business Strategies

        Our primary business objective is to generate stable cash flows, allowing us to make quarterly cash distributions to our common and subordinated unitholders and, over time, to increase those quarterly cash distributions. To achieve our objective, we intend to execute the following key business strategies:

        Capitalize on the Growing Demand for Soda Ash.    We believe that as one of the leading low-cost producers of trona-based soda ash, we are well-positioned to capitalize on the worldwide growth of soda ash. While consumption of soda ash within the United States is expected to remain relatively stable in the near future, overall worldwide demand for soda ash is projected by IHS to grow from an estimated 53.9 million metric tons (equivalent to approximately 59.4 million short tons) in 2012 to almost 75 million metric tons (equivalent to approximately 82.3 million short tons) by 2022, which represents a compounded annual growth rate of 3.3%. Through ANSAC and our own exports, as well as our long-standing relationship with domestic customers, we believe that as global demand increases, we will be well positioned to maintain our market share in the principal markets in which we operate by increasing our production through refinements in our production process and without significant additional strategic capital expenditures.

        Increase Operational Efficiencies.    We intend to continue focusing on increasing the efficiency of our operations. From 1996, when OCI Chemical acquired its interest in OCI Wyoming, until the end of 2012, investments in OCI Wyoming have totaled more than $400 million in maintenance, efficiency and expansion related capital expenditures, including a new processing unit and other infrastructure improvements. In addition, we have continued to improve our processing techniques. These improvements have enabled us to reduce our ore to ash ratio by 11% over the past three years. We plan to continue to invest in our operations and improve our competitive position as one of the most cost efficient producers of soda ash in the world. We have identified opportunities to increase our annual production capacity by further streamlining our refining process and implementing certain process efficiencies. We anticipate that we will spend approximately $24.5 million on these projects, which we expect will be completed by early 2015.

        Maintain Financial Flexibility.    We intend to pursue a disciplined financial policy and seek to maintain a conservative capital structure that we believe will provide enhanced stability to our existing cash flows and allow us to consider attractive growth projects and strategic acquisitions in all market environments. Upon the consummation of this offering, we expect OCI Wyoming's liquidity to consist of cash on hand and borrowing availability under the OCI Wyoming Credit Facility. As of June 30, 2013, after giving effect to OCI Wyoming's entry into the OCI Wyoming Credit Facility and borrowings under that facility prior to the date of this prospectus, OCI Wyoming's borrowing availability would have been $35.0 million under the OCI Wyoming Credit Facility. In addition, OCI Resources has $10 million of borrowing availability under the Revolving Credit Facility. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt."

        Expand Operations Strategically.    In addition to capacity expansions and process improvements at our current facility, we plan to grow our business through various methods as they become available to us, including: (1) organic growth of our existing business by expanding our customer relationships and by making strategic capital expenditures; (2) acquisition of other businesses involved in mining and processing minerals and manufacturing chemicals; (3) acquisition of other soda ash facilities if and when they become available; and (4) acquisition of shipping, logistical or other ancillary businesses to improve our efficiencies and grow our cash flows. However, none of these opportunities may become available to us, and we may choose not to pursue any opportunities that are presented to us.

        We can provide no assurance that we will be able to utilize our strengths described above. For further discussion of the risks that we face, please read "Risk Factors."

Our Relationship with OCI Company

        OCI Company, the parent company of Enterprises, is a diversified, global company with its common shares listed on the Korea Exchange and its global depositary receipts listed on the Singapore Exchange Securities Trading Limited. OCI Company, its subsidiaries and its affiliates have a product portfolio consisting of inorganic chemicals, petrochemicals and coal chemicals, fine chemicals, specialty gases and renewable energy. OCI Company and its subsidiaries have produced soda ash since the late 1960s. OCI Chemical acquired its interest in OCI Wyoming in 1996.

        Upon the closing of this offering, we intend to enter into an omnibus agreement with Enterprises and our general partner under which we will agree upon certain aspects of our relationship with them, including the provision by Enterprises and certain of its affiliates to us of specified administrative services and employees, our agreement to reimburse Enterprises for the cost of such services and employees, certain indemnification and reimbursement obligations, the use by us of "OCI" as part of our partnership name, and as a trademark and service mark, or as part of a trademark or service mark, for our products and services and other matters. Neither our general partner nor Enterprises will receive any management fee or other compensation in connection with our general partner's management of our business. However, prior to making any distribution on our common units, we will reimburse our general partner and its affiliates, including Enterprises, for all expenses they incur and payments they make on our behalf under the omnibus agreement and our partnership agreement. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Additionally, OCI Chemical or its affiliates act, and following this offering will continue to act under the omnibus agreement, as our marketing and sales agent for all of our sales. Please read "Certain Relationships and Related Party Transactions—Omnibus Agreement."

        Our general partner will own 399,000 general partner units representing a 2.0% general partner interest in us. These general partner units will entitle it to receive 2.0% of all the distributions we make. Our general partner will also own initially all of our incentive distribution rights, which will entitle it to increasing percentages, up to a maximum of 48.0%, of the cash we distribute in excess of $0.5750 per unit per quarter after the closing of our initial public offering. In addition, OCI Holdings will own 4,775,500 common units and 9,775,500 subordinated units. Please read "Certain Relationships and Related Party Transactions."

 Our Operations

        Our Green River Basin surface operations are situated on approximately 880 acres, and our mining operations consist of approximately 23,500 acres of leased and licensed subsurface mining area. Our facility is accessible by both road and rail. The following map provides an aerial overview of our surface operations:

        The following map shows the known sodium leasing area within the Green River Basin, including the boundaries of our leased and licensed subsurface mining area:

OCI WYOMING
FMC GRANGER
Bridger Power Line
MILES
0 1 2 3 4 5
Known Sodium Leasing Area (KSLA)
FMC WESTVACO
TATA
UPRR
I-80
Mechanically Mineable Trona Area (MMTA)
SOLVAY
I-80
UPRR
I-80
OCI WYOMING L.P.
CURRENT SODIUM LEASES
KNOWN SODIUM LEASING AREA
GREEN RIVER BASIN, WY
BUREAU OF LAND MANAGEMENT
Scale 1" = 24,000'
KSLA BOUNDARY
GREEN RIVER
OCI LEASE BOUNDARY
MECHANICAL MINING TRONA AREA
RAIL ROAD
ROADS
OCI REFINERY

        The Green River Basin geological formation holds the largest, and one of the highest purity, deposits of trona ore in the world. Trona, a naturally occurring soft mineral, is also known as sodium sesquicarbonate and consists primarily of sodium carbonate, or soda ash, sodium bicarbonate and water. Our reserves contain trona deposits having a purity between 85 to 89% by weight, which means that insoluble impurities and water make up approximately 10% to 15% of our trona. As of March 31, 2013, OCI Wyoming had proven and probable reserves of approximately 267.1 million short tons of trona, which is equivalent to 145.5 million short tons of soda ash, and during the year ended December 31, 2012, OCI Wyoming mined approximately 3.87 million short tons of trona and produced approximately 2.45 million short tons of soda ash. During the six months ended June 30, 2013, OCI Wyoming mined approximately 1.95 million short tons of trona and produced approximately 1.20 million short tons of soda ash. Based on current mining techniques and 2012 soda ash prices, OCI Wyoming has enough proven and probable trona reserves to continue mining trona at its 2012 mining rate for approximately 67 years.

        Our mining leases and license are located in two mining beds, designated by the U.S. Geological Survey as beds 24 and 25, at depths of 800 to 1100 feet, respectively, below the surface. Mining these beds affords us several competitive advantages. First, the depth of our beds is shallower than other actively mined beds in the Green River Basin, which allows us to use a continuous mining technique to mine trona and roof bolt the ceiling simultaneously. In addition, mining two beds that are on top of one another allows for production efficiencies because we are able to use a single hoisting shaft to service both beds.

        The following graphic shows a cross-section of the strategic areas of the Green River Basin where we mine trona.

Source: Management.

Our Production Processes

        Our production process consist three discrete steps: mining, processing and shipping.

        Mining.    We have six large mining equipment units, called "continuous miners," with five that are actively positioned to mine at any one time and one continuous miner that is placed in reserve. Our continuous miners are in good working condition and range in years of service from approximately 3 years to 24 years. Those miners are paired with ten underground shuttle cars that transport trona ore to the shafts for hoisting to the surface. Our mine operations employ room-and-pillar excavation techniques. In room and pillar mining, underground mineral seams are mined in a network of "rooms." As these rooms are cut and formed, our continuous miners simultaneously load the trona ore produced onto shuttle cars for hoisting to the surface. "Pillars" composed of trona are left behind to provide roof support to the mines.

        Processing.    Once our trona is mined, it is partially crushed and hoisted to the surface for processing. We then undertake several stages of processing to convert the raw trona into soda ash. We screen and crush the trona and use a calcining, or heating, process to liberate free moisture and carbon dioxide, thereby producing raw soda ash. This raw soda ash is then dissolved in water and a dilute recycled soda ash solution to produce a higher concentrated solution, or liquor. We have one customer that purchases liquor, as opposed to processed soda ash, from us. For the year ended December 31, 2012, net sales of liquor accounted for less than one percent of our total net sales.

        We remove insoluble materials and other impurities by thickening and filtering the liquor. We then add activated carbon to our filters to remove organic impurities, which can cause color contamination in the final product. The resulting clear liquid is then crystallized in evaporators, producing sodium carbonate monohydrate. The crystals are then drawn off and passed through a centrifuge to remove excess water. We then dry the resulting material in a product dryer to form anhydrous sodium carbonate, or soda ash. The resulting processed soda ash is then stored in seven on-site storage silos to await shipment by bulk rail or truck to distributors and end customers. Our storage silos can hold up to 65,000 short tons of processed soda ash at any given time. Our facility is in good working condition and has been in service for over 50 years.

        Deca Rehydration.    The evaporation stage of our trona ore processing produces a precipitate and natural byproduct called deca. "Deca", short for sodium carbonate decahydrate, is one part soda ash and ten parts water. Solar evaporation causes deca to crystallize and precipitate to the bottom of the four main surface ponds at our Green River Basin facility. In 2009 we implemented a process called deca rehydration, which enables us to recover soda ash from the deca-rich purged liquor as a byproduct of our processing process. We capture the soda ash contained in deca by allowing the deca crystals to evaporate in the sun and separating the dehydrated crystals from the soda ash. We then blend the separated deca crystals with partially processed trona ore at the dissolving stage of our production process described above. This process enables us to reduce our waste storage needs and convert what is typically a waste product into a usable raw material. Primarily as a result of this process, we have been able to reduce our ore to ash ratio by 11% over the past three years.

        Energy Consumption.    We believe we have one of the most efficient mining and soda ash production surface operations in the world. In 2012, we used 4.0 mmBTUs of energy in the form of electricity and natural gas to produce each short ton of soda ash. We believe this to be the lowest energy consumption of any soda ash producer in North America. In addition, we and other producers of soda ash in the Green River Basin benefit from relatively low cost and stable supplies of coal and natural gas in Wyoming, which further enhances our competitive cost advantage over other regions of the world.

        Shipping and Logistics.    All of our soda ash is shipped by rail or truck from our Green River Basin operations. We ship approximately 98% of our soda ash to our customers initially via rail under a contract with Union Pacific that expires in 2014, and our plant receives rail service exclusively from Union Pacific. The rail freight rate we are charged under our agreement increases annually based on a published index tied to certain rail industry metrics. If we do not ship a significant portion of our soda ash production on the Union Pacific rail line during a twelve-month period, we must pay Union Pacific a shortfall payment under the terms of our transportation agreement. We lease a fleet of more than 1,700 hopper cars that serve as dedicated modes of shipment to our domestic customers. For export, we ship our soda ash on unit trains consisting of approximately 100 cars to two primary ports: Port Arthur, Texas and Portland, Oregon. From these ports, our soda ash is loaded onto ships for delivery to ports all over the world. ANSAC provides logistics and support services for all of our export sales. For domestic sales, OCI Chemical provides similar services.

        The flow chart below illustrates the steps of our mining, processing and shipping operations.

Customers

        Our largest customer is ANSAC, which buys soda ash from us and other member companies for further export to its customers. ANSAC takes soda ash orders directly from its overseas customers and then purchases soda ash for resale from its member companies pro rata based on each member's production volumes. ANSAC is the exclusive distributor for its members to the markets it serves. However, we negotiate directly with, and export to, customers in markets not served by ANSAC. For the year ended December 31, 2012 and the six months ended June 30, 2013, ANSAC accounted for approximately 49.6% and 44.9%, respectively, of our net sales. In addition to ANSAC, for the year ended December 31, 2012, we had more than 75 domestic customers and 15 foreign customers to whom we made sales directly, including sales to Ardagh Group S.A. that accounted for 11.0%, 11.8% and 11.4% of net sales during the years ended December 31, 2010, 2011 and 2012, respectively. For the year ended December 31, 2012 and the six months ended June 30, 2013, 7.3% and 9.4%, respectively, of our total sales were through direct exports not involving ANSAC and its affiliated distributors. OCI Chemical serves as the marketing and sales agent for OCI Wyoming with respect to all of its U.S. domestic and export sales, including sales to ANSAC.

        For customers other than ANSAC, we typically enter into contracts having terms ranging from three months to three years. Under these contracts, customers generally agree to purchase either minimum estimated volumes of soda ash or a certain percentage of their soda ash requirements from us. Although we do not have a "take or pay" arrangement with our customers, substantially all of our sales are made pursuant to written agreements and not through spot sales.

        Our customers, including end users to whom ANSAC makes sales overseas, consist primarily of:

  •
  Glass manufacturing companies, which account for more than 50% of the consumption of soda ash around the world, including Owens-Illinois Inc., Guardian Industries, Ardagh and Arc International; and

  •
  Chemical and detergent manufacturing companies, including Elementis plc, Church and Dwight Co. Inc., PQ Corporation, Procter and Gamble Company and Innophos Holdings Inc.

        For accounts in North America, we typically enter into sales contracts with our customers having terms of one to three years. Under these contracts, we agree to supply an estimated annual tonnage of soda ash to a customer at a fixed price for a given calendar year. Generally speaking, we have long-term relationships with the majority of our customers, meaning we have been a supplier to them for more than five years.

Leases and Licenses

        We are party to nine mining leases and one license, which give us subsurface mining rights. Some of our leases are renewable at our option upon expiration. We pay royalties to the State of Wyoming, the U.S. Bureau of Land Management and Anadarko Petroleum or its affiliates, which are calculated based upon a percentage of the quantity or gross value of soda ash and related products at a certain stage in the mining process, or a certain sum per each ton of such products. These royalty payments are typically subject to a minimum domestic production volume from our Green River Basin facility, although we are obligated to pay minimum royalties or annual rentals to our lessors and licensor regardless of actual sales.

        The royalty rates we pay to our lessors and licensor may change upon our renewal of such leases and license. Under our license with Anardarko Petroleum or its affiliates, the applicable royalty rate varies based on an index. Anadarko Petroleum or its affiliates are entitled to adjust their royalty rate if we pay a higher royalty rate to certain other mineral rights owners in Sweetwater County, Wyoming. Any increase in the royalty rates we are required to pay to our lessors and licensor, or any failure by us to renew any of our leases and license, could have a material adverse impact on our results of operations, financial condition or liquidity.

        The following is a summary of the material terms of our leases and our license as of June 30, 2013:

Name of Lessor or Licensor	Number of Leases or Licenses as of June 30, 2013	Total Approximate Acreage as of June 30, 2013	Expiration Date Range	Renewals	Year of Commencement	Royalty Rate
Anadarko Petroleum or its Affiliates	1	12,441 acres	N/A	Renewed until 2061 in 2010	1962	7% of soda ash sold (calculated on a netback basis); scheduled to increase to 8% on October 1, 2016. If royalty rates paid to other lessors are higher, royalty rates are increased to match.
U.S. Government	4	7,934 acres	2017-2018	We have a preferential renewal right upon application to the Department of the Interior, Bureau of Land Management(1)	1961	6% of gross output
State of Wyoming	5	3,079 acres	2019	No contractual right to renewal, but leases have been historically renewed for consecutive 10-year periods	1969	6% of gross value

(1)
Renewals are typically for ten-year periods.

        The foregoing descriptions of the material terms of our leases and our license do not purport to be complete descriptions of our leases and our license, and are qualified in their entirety by reference to the full text of the leases and license, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Properties and Assets

        Our Green River Basin facility is situated on approximately 880 acres in the Green River Basin of Wyoming. We own the surface land and its improvements in fee, which we acquired pursuant to a quitclaim deed in 1991. See "Risk Factors—Risks Inherent in Our Business or Industry—Defects in title or loss of any leasehold interests in our properties could limit our ability to conduct mining operations on these properties or result in significant unanticipated costs." We have operated our facility since 1996, prior to which Rhone-Poulene was the operator. In addition, we have approximately 23,500 acres of subsurface leased/licensed mining areas. Four ponds on the property of our Green River Basin facility enable us to store the byproducts from our refining process. We draw the water necessary for our refining processes from the nearby Green River. Our mining assets consist of two mining beds with five active mining faces at any one given time. The mine is served by three separate mine shafts.

        Our general partner leases 21,688 square feet of office space for its headquarters in Atlanta, Georgia.

        We believe that our facilities are adequate for our current and anticipated needs.

 Trona Reserves

        As of March 31, 2013, we had proven reserves of approximately 128.8 million short tons and probable recoverable reserves of approximately 138.3 million short tons of trona, which is equivalent to 145.5 million short tons of soda ash. The estimates of our proven and probable reserves are derived from a reserve report funded by us and prepared by Hollberg Professional Group, an independent mining and geological consulting firm.

        Hollberg Professional Group performed a mineral reserve estimate on our trona mineral assets, which are contained in beds 24 and 25 of the Green River Basin, at depths of 800 and 1100 feet below the surface, respectively. To ensure continuity and mineability of our trona reserves, Hollberg Professional Group's estimates are based on geological data provided by us and third parties, which were generated from historical exploration drill holes, borings within the mine space, and mine observations and measurements, including core samples. In addition, Hollberg Professional Group reviewed and analyzed our reserve base maps and current mining plans, and developed a life of mine plan with respect to the predicted life of our reserves using a non-subsidence design.

        Our trona reserve estimates include reserves that can be economically and legally extracted and processed into soda ash at the time of their determination. Our trona reserves are categorized as "proven (measured) reserves" and "probable (indicated) reserves," which are defined as follows:

  •
  Proven (Measured) Reserves—Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

  •
  Probable (Indicated) Reserves—Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

        For purposes of categorizing our proven reserves, Hollberg Professional Group's estimates applied exploration and mine measurements and drill hole data within a one-quarter mile radius, and required at least 8-feet of trona thickness and a trona ore grade of at least 85% (with 15% of clays, shales and other impurities). For purposes of categorizing our probable reserves, Hollberg Professional Group's estimates applied exploration and mine measurements and drill hole data within a three-quarter mile radius, and required at least 8-feet of trona thickness and a trona ore grade of at least 85% (with 15% of clays, shales and other impurities). To assess the economic viability of our reserves, Hollberg Professional Group reviewed our cost of products sold and average sales price of soda ash for the three years ended December 31, 2012 and the three months ended March 31, 2013.

        In determining whether our reserves meet these proven and probable standards, Hollberg Professional Group made certain assumptions regarding the remaining life of our reserves, including, among other things, that:

  •
  our cost of products sold per short ton will remain consistent with our cost of products sold for the three years ended December 31, 2012 and the three months ended March 31, 2013, which was approximately $77.00 per short ton of soda ash;

  •
  the average CIF (carriage, insurance, and freight) sales price will remain consistent with our historical average CIF sales price for the three years ended December 31, 2012 and the three months ended March 31, 2013, which was approximately $174.00 per short ton of soda ash;

  •
  we will achieve an annual mining rate of approximately 4.0 million short tons of trona;

  •
  we will process soda ash with a 90% recovery rate without accounting for our deca rehydration process,

  •
  the ore to ash ratio for the stated trona reserves is 1.835:1.0 (short tons of trona run-of-mine to short tons of soda ash);

  •
  our run-of-mine ore estimate contains dilution from the mining process;

  •
  we will, in approximately 30-40 years, make necessary equipment modifications to operate at a seam height of 7-feet, although our current mining limit is 9 to 10 feet;

  •
  we will, within the next five to ten years, conduct "two-seam mining," which means to perform continuous mining simultaneously on beds 24 and 25 in close proximity;

  •
  our mining costs will remain consistent with 2012 levels until we begin two-seam mining, at which time our mining costs for the two-seam mine tonnage will increase by approximately 25%;

  •
  our processing costs will remain consistent with 2012 levels;

  •
  we will continue to conduct only conventional mining using the room and pillar method and a non-subsidence mine design;

  •
  we have and will continue to have valid leases and licenses in place with respect to the reserves, and that these leases and licenses can be renewed for the life of the mine based on our extensive history of renewing leases and licenses;

  •
  we have and will continue to have the necessary permits to conduct mining operations with respect to the reserves; and

  •
  we will maintain the necessary tailings storage capacity to maintain tailings disposal between the mine and surface placement for the life-of-mine.

        Our reserves are subject to leases with the State of Wyoming and the U.S. Bureau of Land Management and a license with Anadarko Petroleum or its affiliates. Please read "—Leases and Licenses" for a summary of these leases and our license, including expiration date ranges.

        The following table presents our estimated proven and probable trona reserves at March 31, 2013:

Right of Access and Extraction	Proven Trona Reserves	Average Run-of-Mine Grade of Proven Trona Reserves (% Trona)(1)	Probable Trona Reserves	Average Run-of-Mine Grade of Probable Trona Reserves (% Trona)(1)	Total Proven and Probable Trona Reserves(2)	Soda Ash Produced from Total Proven and Probable Trona Reserves(3)
	(In millions of short tons except %)(4)
License with Anadarko Petroleum or its affiliates	71.5	86.2%	67.4	85.6%	138.9	75.6
Leases with the U.S. Government	50.8	86.5	52.3	85.4	103.1	56.1
Leases with the State of Wyoming	6.5	87.2	18.7	86.2	25.2	13.8

Total(5)	128.8	86.4%	138.3	85.6%	267.1	145.5

(1)
For purposes of these estimates, the minimum grade for reported tonnage is 85%.

(2)
The average run-of-mine trona grade, or the percentage of the raw trona mined that comprises soda ash, of our proven and probable trona reserves is approximately 86.4% and 85.6%, respectively. These estimates assume out-of-seam dilution of 4 inches. The price used to estimate our proven and probable trona reserves was our historical average CIF (carriage, insurance and freight) sales price for the three years ended December 31, 2012 and the three months ended March 31, 2013, which was approximately $174.00 per short ton of soda ash.

(3)
Soda ash conversion assumes a 90% recovery rate, resulting in an ore to ash ratio of 1.835:1.0.

(4)
The sums of some of the rows and columns may not foot due to rounding.

(5)
Except percentages, which are averages.

        Our reserve estimates will change from time to time as a result of mining activities, analysis of new engineering and geologic data, modification of mining plans or mining methods and other factors. Please see "Risk Factors—Risks Inherent in Our Business or Industry—Our reserve data are estimates based on assumptions that may be inaccurate and are based on existing economic and operating conditions that may change in the future, which could materially and adversely affect the quantities and value of our reserves."

Competition

        Soda ash is a commodity chemical traded globally with numerous producers and consumers worldwide. We compete with both North American and international soda ash producers. There are two ways to consider how we compete: (1) versus our fellow North American competitors; and (2) versus our worldwide competitors. Against our principal North American competitors, subsidiaries of FMC, Solvay and Tata in the Green River Basin and Searles Valley Minerals in California, we believe we have a number of competitive advantages, including operational advantages that improve our relative cost position, life of our mineral reserves, our strong safety record, customer relationships and an experienced management team and workforce. Against our principal worldwide competitors, Solvay, Tata and Nirma Group, virtually all of their production is manufactured from synthetic processes and we believe, as a producer of soda ash from trona, we have a significant competitive advantage, even after considering the fact that we generally have higher logistics costs to move the soda ash from Wyoming to regions around the world. This is because the costs associated with procuring the materials needed for synthetic production are greater than the costs associated with mining trona. In addition, we believe trona-based production consumes less energy and produces fewer undesirable by-products than synthetic production. Please see "Business—Our Competitive Strengths."

Insurance

        Because all of our operations are conducted at a single facility, an event such as an explosion, fire, equipment malfunction or severe weather conditions could significantly disrupt our trona mining or soda ash production operations and our ability to supply soda ash to our customers. To mitigate this risk, we maintain property, casualty and business interruption insurance in amounts and with coverage and deductibles that we believe are adequate for our current operations.

Environmental Matters

        Our mining and processing operations, which have been conducted at our Green River Basin facility for many years, are subject to strict regulation by federal, state and local authorities with respect to protection of the environment. We have a rigorous compliance program to ensure that our facilities comply with environmental laws and regulations. However, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. Modifications or changes in enforcement of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental or climate change, or changes in the operation of our business or the discovery of additional or unknown environmental contamination, could require expenditures which might be material to our results of operations or financial conditions.

        We summarize below certain environmental laws applicable to us that regulate discharges of substances into the air and water, the management and disposal of hazardous substances and wastes, the clean-up of contaminated sites, the protection of groundwater quality and availability, plant and wildlife protection, and climate change. Our failure to comply with any of the below laws may result in the assessment of administrative, civil and criminal penalties, the imposition of clean-up and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations.

  Clean Air Act

        The federal Clean Air Act and comparable state laws restrict the emission of air pollutants from many sources. Under the Clean Air Act, our facility has been issued a Title V operating permit, which regulates emissions to air from our operations. In particular, our operations are subject to technology-based standards pursuant to the Clean Air Act's New Source Performance Standards for Nonmetallic Mineral Processing Plants, which limit particulate matter emissions. In addition, our boilers are subject to technology-based standards pursuant to the Clean Air Act's National Emission Standards for Hazardous Air Pollutants for Major Source: Industrial, Commercial and Institutional Boilers and Process Heaters, which were published in final form in January 2013. These laws and regulations may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants.

  Clean Water Act

        The Federal Water Pollution Control Act, which we refer to as the Clean Water Act, and comparable state laws impose restrictions and controls regarding the discharge of pollutants into regulated waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the federal EPA or the state. We do not discharge any wastewater from our operations into the Green River, the nearest river system to our Green River Basin facility. However, the discharge of storm water runoff from our facility is governed by a general permit issued by the Wyoming Department of Environmental Quality. In particular, the general permit requires our compliance with a Storm Water Pollution Prevention Plan. We periodically monitor groundwater wells at our processing facility, most of which are proximate to our surface pond complex, for salinity, conductivity and other parameters pursuant to permits issued by the Wyoming Department of Environmental Quality. Permitted interceptor trenches are used to collect saline groundwater to prevent discharge and impact to the Green River.

  Resource Conservation and Recovery Act

        The federal Resource Conservation and Recovery Act, or RCRA, and analogous state laws, impose requirements for the careful generation, handling, storage, treatment and disposal of nonhazardous and hazardous solid wastes. Based on the amount of hazardous waste our operations generate (more than 100 kilograms but less than 1,000 kilograms per month), we have been classified under RCRA as a Small Quantity Generator. RCRA limits and regulates the manner and duration of our on-site storage/accumulation of hazardous waste, requires us to dispose of our hazardous waste off-site using manifests, licensed transporters and licensed disposal facilities, and imposes certain training and operational requirements on us.

  Comprehensive Environmental Response, Compensation, and Liability Act

        The federal Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, (otherwise known as "Superfund") and comparable state laws impose liability in connection with the release of hazardous substances into the environment. CERCLA imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a hazardous substance into the environment. These persons include the current and past owner or operator of the disposal site or the site where the release occurred and those who disposed or arranged for the disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. Wyoming's Environmental Quality Act also creates the potential for liability in connection with the release of hazardous substances into the environment, and has been construed to impose liability without regard to fault. We have not received notice that we are a potentially responsible party at any Superfund site.

  Climate Change Legislation and Regulations

        In response to findings that emissions of carbon dioxide, methane and other greenhouse gases, or GHGs, present an endangerment to public health and the environment, the EPA has adopted rules requiring the monitoring and annual reporting of GHG emissions from specified sources, including soda ash processors like us. We are monitoring and reporting GHG emissions from our operations, and we believe we are in substantial compliance with the rules. In the past, the U.S. Congress has considered, but not enacted, legislation that would impose requirements to reduce emissions of GHGs. The State of California recently enacted regulations establishing a so-called GHG "cap-and-trade" system designed to reduce GHG emissions. Our operations are not currently subject to any federal or state requirement to reduce GHG emissions. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations limiting, or otherwise imposing a tax or financial penalty for, emissions of GHGs from our equipment and operations might be material to our results of operations or financial conditions.

  Wyoming Department of Environmental Quality—Land Quality Division

        Our operations are subject to oversight by the Land Quality Division of the Wyoming Department of Environmental Quality. In particular, our principal mine permit issued by the Land Quality Division requires us to "self-bond" for the estimated future cost to reclaim the area of our processing facility, surface pond complex and on-site sanitary landfill. The current amount of that self-bond is $27.1 million. The amount of the bond is subject to change based upon periodic re-evaluation by the Land Quality Division.

Mining and Workplace Safety

        The U.S. Mine Safety and Health Administration, or MSHA, is the primary regulatory organization governing safety matters associated with trona ore mining. Accordingly, MSHA regulates underground mines and the industrial mineral processing facilities associated with trona ore mines. MSHA administers the provisions of the Federal Mine Safety and Health Act of 1977 and enforces compliance with that statute's mandatory safety and health standards. As part of MSHA's oversight, representatives perform at least four unannounced inspections (quarterly) annually for our entire facility. To date these inspections have not resulted in any citations for major violations of MSHA's Code of Federal Regulations.

        We also are subject to the requirements of the U.S. Occupational Safety and Health Act, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers.

In addition, the OSHA Hazard Communication Standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and the public.

        Our Green River Basin facility maintains a rigorous safety program. Our employees and contractors are required to complete 40 hours of initial training, as well as eight-hour annual refresher sessions. These training programs cover all of the potential site-specific hazards present at the facility. As a direct result of our commitment to safety, the Green River Basin facility has had an exceptional safety record in recent years. During the year ended December 31, 2012, our facility had only two lost work day injuries and only five recordable injuries as reported by MSHA. Over the five years ended December 31, 2012, the Green River Basin facility averaged 1.4 lost work day injuries and only 3.4 recordable injuries as reported by MSHA, which we believe to be better than the industry average.

Employees/Labor Relations

        As of June 30, 2013, we had 413 employees located at our facility in the Green River Basin, 122 of whom were full-time salaried employees. None of our employees was covered by a collective bargaining agreement as of June 30, 2013. Management believes the relationship with our employees is good.

Legal Proceedings

        From time to time we are party to various claims and legal proceedings related to our business. We are not aware of any claims or legal proceedings material to us. However, we cannot predict the nature of any future claims or proceedings, nor the ultimate size or outcome of existing claims and legal proceedings and whether any damages resulting from them will be covered by insurance.

MANAGEMENT

Management of OCI Resources

        Our general partner, OCI GP, will manage our operations and activities on our behalf through its directors and officers. Following this offering, 48.9% of our outstanding common units and all of our outstanding subordinated units and incentive distribution rights will be directly or indirectly owned by OCI Holdings. As a result of its ownership of our general partner, OCI Holdings will have the right to appoint all members of the board of directors of our general partner, including the independent directors. Our unitholders will not be entitled to appoint the directors of our general partner or otherwise directly participate in our management or operation. Our general partner owes certain duties to our unitholders as well as a fiduciary duty to its owners.

        The directors of our general partner will oversee our operations. Upon the closing of this offering, we expect that our general partner will have three directors, at least one of whom will be independent as defined under the independence standards established by the NYSE and the Exchange Act. OCI Holdings will appoint all members to the board of directors of our general partner, and, when the size of our board increases to five directors, we will have at least three directors who are independent as defined under the independence standards established by the NYSE. The NYSE does not require a listed publicly traded partnership, such as ours, to have, and we do not intend to have, a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating and corporate governance committee. However, our general partner is required to have an audit committee of at least three members within 12 months of the date our common units are first traded on the NYSE, and all our audit committee members are required to meet the independence and experience standards established by the NYSE and the Exchange Act.

        In identifying and evaluating candidates as possible director-nominees of our general partner, Enterprises will assess the experience and personal characteristics of the possible nominee against the following individual qualifications, which Enterprises may modify from time to time:

  •
  possesses integrity, competence, insight, creativity and dedication together with the ability to work with colleagues while challenging one another to achieve superior performance;

  •
  has attained prominent position in his or her field of endeavor;

  •
  possesses broad business experience;

  •
  has ability to exercise sound business judgment;

  •
  is able to draw on his or her past experience relative to significant issues facing us;

  •
  has experience in our industry or in another industry or endeavor with practical application to our needs;

  •
  has sufficient time and dedication for preparation as well as participation in board and committee deliberations;

  •
  has no conflict of interest;

  •
  meets such standards of independence and financial knowledge as may be required or desirable; and

  •
  possesses attributes deemed appropriate given the then current needs of the board.

        All of the executive officers of our general partner are employees of Enterprises and will devote such portion of their productive time to our business and affairs as is required to manage and conduct our operations. Our executive officers will manage the day-to-day affairs of our business and conduct our operations. We will also utilize a significant number of employees of Enterprises to operate our business and provide us with general and administrative services.

        Following the consummation of this offering, neither our general partner nor OCI Holdings will receive any management fee or other compensation in connection with our general partner's management of our business, but we will reimburse our general partner and its affiliates, including OCI Holdings, OCI Chemical and Enterprises, for all expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which OCI Holdings and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to Enterprises by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read "Executive Compensation and Other Information—Reimbursement of Expenses of Our General Partner."

Directors and Executive Officers of Our General Partner

        The following table shows information for the current directors and executive officers of our general partner as of the date of this prospectus.

Directors, Executive Officers and Other Significant Employees

Name	Age	Position
Kirk H. Milling	47	Director, President and Chief Executive Officer of our General Partner
Choungho (Charles) Kim	44	Chief Financial Officer of our General Partner
Nicole C. Daniel	44	General Counsel and Secretary of our General Partner
Michael J. Hohn	49	General Manager of OCI Wyoming, L.P.
Mark J. Lee	45	Director of our General Partner
William P. O'Neill, Jr.	68	Director of our General Partner

        Directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Executive officers serve at the discretion of the board. There are no family relationships among any of our directors or executive officers.

        Kirk H. Milling was appointed as a director and President and Chief Executive Officer of our general partner in April 2013. He has served in positions of increasing responsibility for OCI Chemical since 1999 and currently serves as the President and Chief Executive Officer of Enterprises and OCI Chemical and as Managing Director of OCI Europe. He became the Chairman of OCI Energy and OCI Solar Power, wholly-owned subsidiaries of Enterprises, in January 2011. Mr. Milling has been a director of ANSAC since 2001 and currently serves as Chairman. Mr. Milling has a Bachelor of Science in Biochemistry from Texas A&M University and a Master of Business Administration from the University of Connecticut. We believe that Mr. Milling's many years of senior level experience in the chemical industry provide him with a deep understanding of OCI Wyoming's industry, business needs and strategies, and qualify him to serve as a member of the board of directors of our general partner.

        Choungho (Charles) Kim was appointed Chief Financial Officer of our general partner in April 2013 and was appointed Chief Financial Officer of Enterprises, OCI Chemical, OCI Energy and OCI Solar Power in September 2012. Mr. Kim joined the OCI Company group having recently served since 2009 as Finance Team Leader and strategic planning Team Leader for OCI Company Ltd., the Seoul, Korea-based parent of Enterprises Inc. Mr. Kim has nearly 20 years of senior management experience with OCI Company and Enterprises, including leadership roles in finance, strategic planning and treasury. Mr. Kim has a Bachelor of Business Administration from Kon-Kuk University and is a certified Foreign Exchange Manager.

        Nicole C. Daniel was appointed General Counsel and Secretary of our general partner in July 2013. Prior to joining our general partner, from 2002 to 2013, Ms. Daniel was with Albemarle Corporation, a specialty chemical company, most recently serving as Vice President, Deputy General Counsel and Chief Compliance Officer. Ms. Daniel received a Bachelor of Arts degree in Government from The College of William and Mary and a Juris Doctor from Indiana University Maurer School of Law.

        Michael J. Hohn served as Site Manager of OCI Wyoming from September 2007 to October 2012, at which time he was named head of OCI Chemical's soda ash division. Mr. Hohn has more than 25 years of experience in the chemical industry, most recently with BASF (formerly Engelhard Corporation) prior to joining OCI. He earned a Bachelor of Science in Mining Engineering at South Dakota School of Mines and Technology and a Master of Business Administration at Georgia College and State University. Mr. Hohn also serves as President of the Wyoming Mining Association, 2012-2013, and was appointed a director of ANSAC in April 2013.

        Mark J. Lee was appointed as a director of our general partner in April 2013. He has served as Chief Financial Officer and Executive Vice President of OCI Company since September 2012. Prior to joining OCI Company, from August 2007 to September 2012, Mr. Lee was a partner with Orrick, Herrington and Sutcliffe LLP in Hong Kong. He received a Bachelor of Arts in Professional Option Business from the University of Chicago, a Master of Business Administration from The University of Chicago Booth School of Business, with a concentration in Corporation Finance and a Juris Doctor from The University of Pennsylvania Law School. We believe that Mr. Lee's financial acumen and knowledge of corporate governance and business matters provide him with the necessary skills to be a member of the board of directors of our general partner.

        William P. O'Neill, Jr. was elected as a director of our general partner in July 2013. He has been with International Raw Materials Ltd., or IRM, since its founding in 1979 as President. Based in Philadelphia, IRM is an international marketing company specializing in the wholesale distribution of fertilizers and industrial chemicals. Mr. O'Neill currently serves on the Executive Committee of the Agricultural Retailers Association. He is the most recent past Chair of the Fertilizer Industry Round Table. Additionally, he served as an independent director and audit committee chair for Columbian Chemicals Company from 2006 through 2009. Mr. O'Neill received a Bachelor of Science in Economics from Wharton School of the University of Pennsylvania. In 1988, he returned to Wharton attending the Advanced Management Program and, in 2006, The Directors Consortium. He also is a graduate of and was an instructor for the U.S. Army Artillery Officers Candidate School. We believe that Mr. O'Neill's many years of senior level experience in the chemical industry and knowledge of corporate governance and business matters provide him with the necessary skills to be a member of the board of directors of our general partner.

Committees of the Board of Directors

        Upon the consummation of this offering, the board of directors of our general partner will have an audit committee and a conflicts committee.

Audit Committee

        Our general partner will have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act. In compliance with the requirements of the NYSE, OCI Holdings will appoint at least one independent member of the board of directors of our general partner by the effective date of this prospectus. OCI Holdings will appoint a second independent member within 90 days of the date our common units first trade on the NYSE and will appoint a third independent director within 12 months of the date our common units first trade on the NYSE. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and partnership policies and controls. The audit committee will have the sole authority to (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and (3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee and our management, as necessary.

Conflicts Committee

        At least two independent members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is in our best interest. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, including OCI Holdings, may not hold an ownership interest in our general partner or its affiliates other than common units or awards under any long-term incentive plan, equity compensation plan or similar plan implemented by our general partner or the partnership and must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors. Any matters approved by the conflicts committee will be conclusively deemed to be in our best interest, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. Any unitholder challenging any matter approved by the conflicts committee will have the burden of proving that the members of the conflicts committee did not believe that the matter was in the best interests of our partnership. Moreover, any acts taken or omitted to be taken in reliance upon the advice or opinions of experts such as legal counsel, accountants, appraisers, management consultants and investment bankers, where our general partner (or any members of the board of directors of our general partner including any member of the conflicts committee) reasonably believes the advice or opinion to be within such person's professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith.

OCI Wyoming Partnership Agreement

        OCI Resources, NRP and Wyoming Co. are parties to the Second Amended and Restated Agreement of Limited Partnership of OCI Wyoming, L.P., a Delaware limited partnership, which we refer to as the OCI Wyoming Partnership Agreement.

        Under the OCI Wyoming Partnership Agreement, OCI Wyoming's business is managed by a seven member partnership committee, with four representatives appointed by OCI Resources and three representatives appointed by NRP. OCI Resources prepares the annual budget for OCI Wyoming's operations, and the partnership committee must approve any action that is materially inconsistent with such budget. The partnership committee must approve, among other things, certain transactions proposed to be undertaken by OCI Wyoming, including capital expenditures in excess of $1 million and must unanimously approve any transaction between OCI Wyoming and OCI Resources or any of its affiliates. The partnership committee can also require each partner to contribute additional capital if at any point OCI Wyoming requires additional capital. Such additional contributions, if any, would be made in accordance with the partners' respective percentage interests or, as between OCI Resources and NRP only, as they may agree.

        OCI Wyoming is required to distribute available cash on a quarterly basis, (1) first, to the partners in proportion to the total amount distributable to each such partner until each such partner receives an amount equal to the excess, if any, of (i) the cumulative additional capital contributions made by such partner from the date of the OCI Wyoming Partnership Agreement to the end of the quarter preceding the quarter during which such distribution is made, over (ii) the sum of all prior distributions to such partner during that same period, and (2) second, the balance, if any, to the partners pro rata in accordance with their respective percentage interests. The allocation of OCI Wyoming's profits and losses among its partners is pro rata in accordance with their respective percentage interests, except that such allocation cannot cause a deficit in the limited partner capital accounts of Wyoming Co. or NRP. Under the partnership agreement, if the allocation of OCI Wyoming's losses would cause a deficit in the limited partner capital account of Wyoming Co. or NRP, then those losses are allocated among OCI Resources and NRP pro rata in accordance with their respective percentage interest. Available cash consists of the sum of all cash and cash equivalents of OCI Wyoming on hand at the end of such quarter and all or any portion of additional cash and cash equivalents of OCI Wyoming on hand on the date of determination of available cash with respect to such quarter resulting from financing arrangements entered into solely for working capital purposes or to pay distributions to the partners made subsequent to the end of such quarter, less the amount of any cash reserves established by the partnership committee to (i) provide for the proper conduct of the business of OCI Wyoming (including reserves for future capital expenditures and for anticipated future credit needs of OCI Wyoming) subsequent to such quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which OCI Wyoming is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions in subsequent periods, in each case, as determined by the partnership committee. Available cash with respect to the quarter in which the partnership is liquidated and any subsequent quarter shall equal zero. All amounts withheld for tax reasons are treated as having been distributed to the partners. If the amounts withheld with respect to each partner exceed the amounts distributed to that partner, that partner must contribute to OCI Wyoming an amount equal to such excess.

        The OCI Wyoming Partnership Agreement does not limit the partners' rights to compete with OCI Wyoming, nor does it limit OCI Wyoming's ability to compete with its partners.

        Each of OCI Resources and NRP has the preemptive right to subscribe pro rata, in proportion to their respective percentage interest in OCI Wyoming, for any additional interest in OCI Wyoming. The conditions of such subscription are determined by the partnership committee.

        OCI Resources cannot (unless certain conditions are met) transfer any of its interests. Any transfer of interests, except any transfer arising out of any pledge of any interest (including the exercise of remedies with respect to such pledge) by OCI Resources pursuant to its credit facility, in OCI Wyoming is subject to a right of first refusal by the other partners, although a partner may at any time transfer all or any portion of its interests to any affiliate. In addition, OCI Chemical cannot transfer or cause or permit to be transferred any portion of its interests in any person 80% of the fair market value of the assets of which, whether held directly or indirectly, consist of an interest in OCI Wyoming unless (i) after such transfer, such interest will continue to be held by an affiliate of OCI Chemical, or (ii) prior to such transfer, such interest was transferred in a permitted transfer.

        The foregoing description of the OCI Wyoming Partnership Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

        We and our general partner were formed in April 2013. Accordingly, our general partner has not accrued and will not accrue any obligations with respect to compensation of its directors and executive officers for the fiscal year ended December 31, 2012 or any prior periods. Because the executive officers of our general partner are employed by Enterprises or its affiliates, compensation of the executive officers, other than the long-term incentive plan benefits described below, will be set by Enterprises or the applicable affiliate. The executive officers of our general partner will continue to participate in the employee benefit plans and arrangements of Enterprises or its affiliates, including plans that may be established in the future, and will participate in the OCI Resource Partners LLC 2013 Long-Term Incentive Plan, or the Plan, as described below under "2013 Long-Term Incentive Plan." Our general partner has not entered into any employment agreements with any of its executive officers.

Compensation Discussion and Analysis

        We do not directly employ any of the persons responsible for managing our business, and we do not have a compensation committee. We are managed by our general partner, the executive officers of which are employees of Enterprises or its affiliates. References to "our directors" or "our executive officers" refer to the directors or executive officers of our general partner. The compensation of Enterprises' or its affiliates' employees that perform services on our behalf, including our general partner's executive officers, other than awards that may be granted under the Plan, is determined and approved by Enterprises. Awards granted under the Plan are approved by the board of directors of our general partner (or a committee designated by such board). We reimburse Enterprises for such services and compensation, and our reimbursement is governed by the omnibus agreement and will be based on Enterprises' methodology used for allocating general and administrative expenses to us. Such expenses are allocated to us based on the time the employees spend on our business and the actual direct costs they incur on our behalf.

        We were formed in April 2013. Accordingly, we are not presenting any compensation for historical periods. Compensation paid or awarded by us in the fiscal year ending December 31, 2013 with respect to our general partner's executive officers will reflect only the portion of compensation paid by Enterprises that is allocated to us pursuant to and subject to the terms of the omnibus agreement, plus the amount of awards granted under the Plan to such individuals. Enterprises has ultimate decision making authority with respect to the compensation of our executive officers, other than awards that may be granted under the Plan. The following discussion relating to compensation is based on information provided by Enterprises and describes Enterprises' executive compensation philosophy and practices in all material respects. The elements of compensation discussed below, other than awards that may be granted under the Plan, and Enterprises' decisions with respect to determinations on payments, will not be subject to approvals by the board of directors of our general partner.

        With respect to compensation objectives and decisions regarding our named executive officers for the fiscal year ending December 31, 2013, Enterprises will approve the compensation of our named executive officers, other than awards that may be granted under the Plan, in a manner consistent with the objectives of its compensation program, which is to attract and retain the best possible executive talent, to tie annual and long-term cash and equity to achievement of measurable corporate and individual performance goals and objectives, and to align executives' incentives with unitholder value creation. The board of directors of our general partner will approve named executive officers' awards granted under the Plan for the fiscal year ending December 31, 2013 consistent with the purpose of the Plan, which is described below. Overall, Enterprises' executive compensation program is intended to create the opportunity for total compensation that is comparable with that available to executives at other companies of similar size in comparable industries. All compensation determinations are discretionary and are, as noted above, subject to the decision-making authority of Enterprises or the board of directors of our general partner, as applicable.

        The elements of the compensation program discussed below are intended to tie a substantial portion of executives' overall compensation to the key strategic goals of financial and operational performance, as measured by specific formulas for objective metrics. We expect that compensation for our executive officers for the fiscal year ending December 31, 2013 will continue to be structured consistent with these goals.

        The primary elements of the compensation program are a combination of base salary and annual and long-term incentives, including both cash bonuses and equity-based awards granted under the Plan. For the fiscal year ending December 31, 2013, elements of compensation for our named executive officers are expected to be the following:

  •
  annual base salary;

  •
  annual cash bonus;

  •
  awards granted under the Plan; and

  •
  Enterprises' other benefits, including welfare and retirement benefits, perquisites, severance benefits and change of control benefits, plus other benefits on the same basis as other eligible Enterprises employees.

        With regard to base salaries, Enterprises seeks to compensate executive officers for their performance throughout the year with annual base salaries that are fair and competitive within the marketplace and which ensure the attraction, development and retention of superior talent. Enterprises believes that executive officer base salaries should be competitive with salaries for executive officers in similar positions and with similar responsibilities in the marketplace, adjusted for financial and operating performance, each executive officer's personal performance, length of service with us and previous work experience. With respect to annual cash bonuses, Enterprises seeks to reward executive officers for their contribution to financial and operational success. Awards granted under the Plan are meant to align executive officers' interests with those of unitholders and our long-term performance. The annual cash bonus, in combination with base salaries and equity incentive awards, are intended to yield competitive total cash compensation levels for the executive officers and drive performance in support of Enterprises' business strategies as well as our own. The portion of any base salary, annual cash bonus and benefits cost allocable to us will be based on Enterprises' methodology used for allocating general and administrative expenses.

2013 Long-Term Incentive Plan

Background

        Effective July 25, 2013, our general partner adopted the Plan in order to assist us and our "parents" and "subsidiaries" (within the meaning of Form S-8 under the Securities Act) in attracting and retaining valued employees, officers, consultants and non-employee directors by offering them a greater stake in our success and a closer identity with us, and to encourage ownership of our common units by such individuals.

        The description of the Plan set forth below is a summary of the material features of the Plan. This summary, however, does not purport to be a complete description of all the provisions of the Plan. This summary is qualified in its entirety by reference to the Plan, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Effective Date; Termination; Amendment

        The Plan became effective on July 25, 2013 and unless terminated earlier, the Plan will terminate on July 25, 2023. The board of directors of our general partner may amend, alter, suspend, discontinue or terminate the Plan without the consent of unitholders or participants, except that, without the approval of our unitholders, no amendment, alteration, suspension, discontinuation or termination shall be made if unitholder approval is required by any federal, state or foreign law or regulation or by the rules of any exchange on which the common units may then be listed; provided, however, that, generally, without the consent of the participant, no amendment, alteration, suspension, discontinuation or termination of the Plan may materially and adversely affect the rights of such participant under any award theretofore granted to him.

Eligible Individuals

        All employees, officers, consultants and non-employee directors of us and our parents and subsidiaries are eligible to be selected to participate in the Plan.

Administration

        The Plan may be administered by the board of directors of our general partner or any committee that such board may designate to administer the Plan, which we refer to as the Administrator. If the Plan is administered by such a committee, then each member of such committee will qualify as (1) a "non-employee director" as then defined under Rule 16b-3 under the Exchange Act and (2) an "independent" director under the rules of the NYSE (subject to any grace periods for new public companies). In addition, with respect to the grant of any Qualified Award (as defined below), the Administrator will consist of at least two directors, each of whom is an "outside director" within the meaning of Internal Revenue Code Section 162(m). Subject to the provisions of the Plan, the Administrator has the authority in its discretion to, among other things, (i) select the eligible individuals who will receive awards pursuant to the Plan; (ii) determine the type or types of awards to be granted, (iii) determine the number of common units or the amount of cash to which an award will relate, the terms and conditions of any award granted under the plan and all other matters to be determined in connection with an award; (iv) determine whether, to what extent, and under what circumstances an award may be cancelled, forfeited, or surrendered; and (v) correct any defect or supply any omission or reconcile any inconsistency in the Plan. The Administrator may delegate, within limits and subject to the terms it may establish from time to time, the authority to perform administrative functions under the Plan.

Common Units Subject to the Plan

        Subject to adjustment as provided in the Plan, a total of 956,000 common units are available for awards under the Plan. Any common units tendered by a participant in payment of the tax liability with respect to an award, including common units withheld from any such award, will not be available for future awards under the Plan. Common units awarded under the Plan may be reserved or made available from our authorized and unissued common units or from common units reacquired (through open market transactions or otherwise). Any common units issued under the Plan through the assumption or substitution of outstanding grants from an acquired company will not reduce the number of common units available for awards under the Plan. If any common units subject to an award under the Plan are forfeited, any common units counted against the number of common units available for issuance pursuant to the Plan with respect to such award will again be available for awards under the Plan.

Awards

        Under the terms of the Plan, awards in the form of common units, phantom units, distribution equivalent rights, or DERs, cash awards and other unit-based awards may be granted. Awards generally will be evidenced by an award agreement that provides terms and conditions of the award that are in addition to those set forth in the Plan.

Common Units

        An award of common units is a grant by the Administrator of a specified number of common units, which units vest based upon the passage of time and/or the achievement of performance goals. In addition, the Administrator may grant awards of common units that are not subject to any vesting restrictions. Unless provided otherwise by the Administrator, during the vesting period, common units granted under the Plan may not be transferred or assigned other than by will or the laws of descent and distribution. Unless otherwise provided in the applicable award agreement, during the vesting period, grantees of common units will have all the rights of a common unit holder with respect to such common units, including, without limitation, the right to receive distributions thereon (whether in cash or property). Any such distributions will be subject to the same restrictions as the underlying common units on which they were granted, unless otherwise provided by the Administrator (and the Administrator may, in its sole discretion, withhold any cash distributions paid on common units granted under the Plan until the restrictions applicable to such common units have lapsed). Unless otherwise provided in an award agreement or as may be determined by the Administrator, upon a participant's termination of employment or other service for any reason, all unvested common units granted under the Plan to such participant will be forfeited with no further compensation due the participant.

Phantom Units

        Phantom units are rights to receive common units, cash or a combination of both at the end of a specified period having a value equal to or less than a specified number of common units. The Administrator may subject phantom units to restrictions based upon the passage of time and/or the achievement of performance goals. Until phantom units are settled in common units (if applicable), participants will have none of the rights of a common unit holder with respect to such phantom units, provided that grantees of phantom units may receive DERs, as described below. Unless otherwise provided in an award agreement, upon a participant's termination of employment or other service for any reason, all unvested phantom units granted under the Plan to such participant will be forfeited with no further compensation due the participant.

DERs

        The Administrator is permitted to grant DERs in tandem with awards under the Plan (other than an award of common units), or DERs may be granted alone. DERs entitle the participant to receive cash equal to the amount of any cash distributions made by us during the period the DER is outstanding. Payment of a DER issued in connection with another award may be subject to the same vesting terms as the award to which it relates or different vesting terms, in the discretion of the Administrator.

Cash Awards

        Under the terms of the Plan, the Administrator may grant cash awards to participants. Unless determined otherwise by the Administrator, cash awards will be paid upon the achievement of the performance goals established by the Administrator. As a condition to receiving payment of a cash award, a participant must not have incurred a termination of employment or other service prior to the applicable payment date (unless determined otherwise by the Administrator or required by the terms of an employment, consulting or similar agreement).

Other Unit-Based Awards

        The Administrator may, in its discretion, grant awards (in addition to those described above) based, in whole or in part, on the value or performance of a common unit or denominated or payable in common units. Upon settlement, such award may be paid in common units, cash or a combination thereof, as provided in the award agreement.

Qualified Performance-Based Awards

        If at any time we are (or any parent or subsidiary is) subject to Internal Revenue Code Section 162(m), then the Administrator may grant awards of common units, phantom units, DERs,

other unit-based awards and/or cash that are intended to constitute "qualified performance-based compensation," or Qualified Awards, and thus be exempt from the deduction limitations of Internal Revenue Code Section 162(m). The vesting, earning, settlement or payment of Qualified Awards must be based on one or more of the following performance goals: (i) specified levels of or increases in return on capital, equity or assets; (ii) earnings measures/ratios (on a gross, net, pre-tax or post-tax basis); (iii) net economic profit and operating profit; (iv) net income; (v) operating income; (vi) sales; (vii) sales growth; (viii) gross margin; (ix) direct margin; (x) common unit price (including but not limited to growth measures and total equityholder return); (xi) per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); (xii) inventory turns; (xiii) financial return ratios; (xiv) market share; (xv) balance sheet measurements such as receivable turnover; (xvi) improvement in or attainment of expense levels; (xvii) improvement in or attainment of working capital levels; (xviii) debt reduction; (xix) strategic innovation, including but not limited to entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement; (xx) customer or employee satisfaction; and (xxi) individual objectives. These performance goals may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or any parent or subsidiary, or any division, department or function within us or any parent or subsidiary. Performance goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Awards that are not intended to be Qualified Awards may be subject to any performance goals determined by the Administrator, if any (including the performance goals set forth above).

        The maximum number of common units that a participant may receive under Qualified Awards with respect to any one calendar year may not exceed 250,000 common units. The maximum cash payment that a participant may receive with respect to Qualified Awards in respect of any one calendar year may not exceed $2 million.

        In the event that any entity whose employees, officers, consultants or non-employee directors who are covered by this Plan is at any time subject to Internal Revenue Code Section 162(m), the Administrator is under no obligation to grant Qualified Awards, and whether such awards are granted is in the sole discretion of the Administrator.

Certain Corporate Events

        In the event that any equity dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or common unit exchange, extraordinary or unusual cash distribution or other similar transaction or event affects the common units such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Plan, then the Administrator shall proportionately and equitably adjust any or all of (i) the number and kind of common units underlying outstanding awards or to which an outstanding award relates, (ii) the number and kind of common units which may thereafter be issued in connection with awards and (iii) the aggregate number and kind of common units available under the Plan (including any individual award limits), or, if deemed appropriate, make provision for a cash payment with respect to any outstanding award. In addition, the Administrator is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards, including any performance goals, in recognition of unusual or nonrecurring events (including, without limitation, events described above) affecting us or any of our direct or indirect parents or subsidiaries, or in response to changes in applicable laws, regulations, or accounting principles.

Change in Control

        Upon the occurrence of a change in control (as defined in the Plan), the Administrator, in its sole discretion, generally may take one or more of the following actions with respect to any awards that are outstanding immediately prior to such change in control: (a) accelerate the vesting of outstanding awards; (b) require the purchaser (or its parent), following a change in control, to assume outstanding awards and/or to substitute such awards with awards involving the equity of such purchaser (or its parent) on terms and conditions necessary to preserve the rights of participants with respect to such awards; (c) settle outstanding awards if permitted by applicable law; (d) cancel outstanding awards to the extent that the applicable performance goals have not been achieved as of immediately prior to the change in control; or (e) take such other actions as the Administrator deems appropriate to preserve the rights of participants with respect to their awards.

Taxes

        Participants who are subject to the reporting requirements of Section 16 of the Exchange Act may elect to direct the Administrator to withhold common units that would otherwise be received upon the vesting or settlement of an award to satisfy the withholding taxes applicable to such award.

Compensation of Directors

        Officers or employees of Enterprises or its affiliates who also serve as directors of our general partner will not receive additional compensation for such service. Our general partner anticipates that its directors who are not also officers or employees of Enterprises or its affiliates will receive compensation on an annual basis as a retainer and for attending meetings of the board of directors and committees thereof as follows:

  •
  An annual retainer of approximately $60,000, of which approximately $30,000 will be paid in the form of an annual cash retainer and the remaining $30,000 will be paid in a grant of units under the Plan.

  •
  The cash meeting fee of $1,500 for each board and committee meeting attended in person. If a director participates in a meeting by telephone, the meeting fee will be $750.

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  For the audit committee chair and the conflicts committee chair, an annual committee chair retainer of $15,000 and $5,000, respectively.

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  For audit committee members and conflicts committee members, an annual committee retainer of $10,000 and $2,500, respectively.

        In addition, each non-employee director will be reimbursed for out-of-pocket expenses in connection with attending such meetings. Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law pursuant to our partnership agreement.

Reimbursement of Expenses of Our General Partner

        Our general partner will not receive any management fee or other compensation for its management of our partnership under the omnibus agreement with Enterprises or otherwise. Under the terms of the omnibus agreement, we will reimburse Enterprises and its affiliates for all expenses they incur and payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner or its affiliates in connection with operating our business. We will also reimburse Enterprises and its affiliates for direct expenses incurred on our behalf and expenses allocated to us as a result of our becoming a public entity. The omnibus agreement does not set a limit on the amount of expenses for which Enterprises and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid, if any, to persons who perform services for us or on our behalf and expenses allocated to Enterprises by its affiliates. The partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read "Certain Relationships and Related Party Transactions—Omnibus Agreement" and "The Partnership Agreement—Reimbursement of Expenses."

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our units that will be owned upon the consummation of this offering by:

  •
  each person known by us to be a beneficial owner of more than 5% of our units;

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  each of the directors of our general partner;

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  each of the named executive officers of our general partner; and

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  all directors and executive officers of our general partner as a group.

        The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

        Percentage of total units to be beneficially owned after this offering is based on 9,775,500 common units outstanding. The table assumes that the underwriters' option to purchase additional units is not exercised.

Name of Beneficial Owner(1)	Common Units To Be Beneficially Owned(2)	Percentage of Common Units To Be Beneficially Owned	Subordinated Units To Be Beneficially Owned	Percentage of Subordinated Units To Be Beneficially Owned	Percentage of Total Common and Subordinated Units To Be Beneficially Owned
OCI Company Ltd.(2)	4,775,500	48.9%	9,775,500	100.0%	74.4%
Kirk H. Milling	—	—%	—	—%	—%
Choungho Kim	—	—%	—	—%	—%
Nicole C. Daniel	—	—%	—	—%	—%
Mark J. Lee	—	—%	—	—%	—%
William P. O'Neill, Jr.	—	—%	—	—%	—%
All directors and executive officers as a group (5 people)	—	—%	—	—%	—%

(1)
Unless otherwise indicated, the address for all beneficial owners is Five Concourse Parkway, Suite 2500, Atlanta, Georgia 30328.

(2)
OCI Company, a widely-held, publicly-traded company on the Korea Stock Exchange, is the ultimate parent company of OCI Holdings, the sole member of our general partner. OCI Holdings is also the owner of 4,775,500 common units and 9,775,500 subordinated units. OCI Company may, therefore, be deemed to beneficially own the units held by OCI Holdings but disclaims such beneficial ownership. The address for OCI Company is 50 Sogong-Dong, Jung-Gu, Seoul, 100-718, Korea.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Upon the consummation of this offering, OCI Holdings will own 4,775,500 common units and 9,775,500 subordinated units representing a 72.9% limited partner interest in us, and will own and control our general partner. In addition, our general partner will own general partner units representing a 2.0% general partner interest in us and all of our incentive distribution rights.

        The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm's length negotiations. These terms and agreements are not necessarily at least as favorable to us as the terms that could have been obtained from unaffiliated third parties.

Distributions and Payments to Our General Partner and Its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and any liquidation of OCI Resources LP.

Formation Stage

The aggregate consideration received by our general partner and its affiliates for the contribution of their interests	• 4,775,500 common units;
• 9,775,500 subordinated units;
• 399,000 general partner units representing a 2.0% general partner interest; and
• all of our incentive distribution rights.

We expect to receive estimated net proceeds of approximately $83.5 million from this offering, after deducting the underwriting discount, the structuring fee and estimated offering expenses. We intend to pay a portion of the net proceeds to Wyoming Co. in exchange for the contribution of its 10.02% limited partner interest in OCI Wyoming to us and distribute all of the remaining net proceeds of this offering to OCI Chemical.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds to us would be approximately $13.3 million. We intend to distribute the net proceeds from any exercise of such option to OCI Chemical. If the underwriters do not exercise their option to purchase additional common units, we will issue common units to OCI Holdings upon the expiration of the option for no additional consideration. Please see "Use of Proceeds."

Operational Stage

Distributions to our general partner and its affiliates	We will generally make cash distributions 98.0% to our unitholders, pro rata, including our general partner and its affiliates as the holders of an aggregate of 4,775,500 common units and all of the subordinated units, and 2.0% to our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of the distributions, up to 48.0% of the distributions we make above the highest target distribution level.

Assuming we have sufficient cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner would receive annual distributions of approximately $0.8 million on its general partner interest and OCI Holdings would receive annual distributions of $29.1 million on its common and subordinated units.

Payments to our general partner and its affiliates

Neither our general partner nor Enterprises will receive a management fee or other compensation in connection with our general partner's management of us, but, prior to making any distribution on our common units, we will reimburse Enterprises and certain of its affiliates, including OCI Holdings, OCI Chemical and Enterprises, for all expenses they incur and payments they make on our behalf pursuant to the omnibus agreement. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and such affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by such affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.

Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of Our General Partner."

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Agreements Governing the Transactions

        In connection with this offering, we have entered into or will enter into various documents and agreements with Enterprises and its affiliates that will effect the transactions relating to our formation, including the transfer of an ownership interest in OCI Wyoming. While we believe the terms of these agreements with related parties to be comparable to the terms of agreements used in similarly structured transactions, they will not be the result of arm's-length negotiations. All of the transaction expenses incurred in connection with our formation transactions will be paid from the net proceeds of this offering.

Omnibus Agreement

        In connection with the consummation of this offering, we will enter into an omnibus agreement with our general partner and Enterprises that will address certain aspects of our relationship with Enterprises and its affiliates, including:

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  our obligation to reimburse Enterprises and its affiliates for certain direct operating expenses they pay on our behalf;

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  our obligation to reimburse Enterprises and its affiliates for providing us corporate, general and administrative services, including our allocated portion of the cost of insurance for our operations;

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  Enterprises' obligation to indemnify or reimburse us for losses or expenses relating to or arising from (i) certain preclosing environmental liabilities; (ii) certain title and rights-of-way matters; (iii) our failure to have certain necessary governmental consents and permits; (iv) certain preclosing tax liabilities; (v) the use of the name "OCI" and other trademarks; and (vi) assets retained by Enterprises and its affiliates;

  •
  our obligation to indemnify Enterprises for losses attributable to the ownership or operation of our assets after the closing of this offering; and

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  our use of "OCI" as part of our or any of our subsidiaries' names, and as a trademark and service mark, or as part of a trademark or service mark, for our or our subsidiaries' products and services and other matters.

  Reimbursement of General and Administrative Expense

        Under the omnibus agreement, Enterprises will, or will cause its affiliates to, perform centralized corporate, general and administrative services for us, such as legal, corporate recordkeeping, planning, budgeting, regulatory, accounting, billing, business development, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, investor relations, cash management and banking, payroll, internal audit, taxes and engineering. In exchange, we will reimburse Enterprises and its affiliates for the expenses incurred by them in providing these services. The omnibus agreement will further provide that we will reimburse Enterprises and its affiliates for our allocable portion of the premiums on any insurance policies covering our assets.

        Enterprises will agree to perform all services under the relevant provisions of the omnibus agreement using at least the same level of care, quality, timeliness and skill as it does for itself and its affiliates and with no less than the same degree of care, quality, timeliness and skill as its past practice in performing the services for itself and our business.

        We will also reimburse Enterprises for any additional state income, franchise or similar tax paid by Enterprises resulting from the inclusion of us (and our subsidiaries) in a combined state income, franchise or similar tax report with Enterprises as required by applicable law. The amount of any such reimbursement will be limited to the tax that we (and our subsidiaries) would have paid had we not been included in a combined group with Enterprises.

  Indemnification

        Pursuant to the omnibus agreement, we will be entitled to indemnification from Enterprises for certain liabilities and we will be required to indemnify Enterprises for certain liabilities. However, our assets constitute substantially all of Enterprises' assets. Enterprises' indemnification obligations to us will include the following:

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  Environmental. For a period of three years after the closing of this offering, Enterprises will indemnify us for certain potential environmental and toxic tort claims, losses and expenses associated with the operation of the assets contributed to us and occurring on or before the closing date of this offering. The maximum liability of Enterprises for these indemnification obligations will not exceed $10 million and Enterprises will not have any obligation under these indemnification obligations until our aggregate losses exceed $500,000, after which Enterprises shall be liable for the full amount of such claims in excess of $500,000. Enterprises will have no indemnification obligations with respect to environmental or toxic tort claims made as a result of additions to, or modifications of, environmental laws promulgated on or after the closing of this offering.

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  Title. For a period of three years after the closing of this offering, Enterprises will indemnify us for losses relating to our failure to have valid and indefeasible easement rights, rights-of-way, leasehold and/or fee ownership interests in and to the lands on which our assets are located, and such failure renders us liable to a third party or prevents us from using or operating our assets in substantially the same manner that our assets were used and operated immediately prior to the closing of this offering.

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  Governmental consents and permits. For a period of three years after the closing of this offering, Enterprises will indemnify us for losses relating to our failure to have any consent or license or governmental permit or waiver where such failure prevents us from using or operating our assets in substantially the same manner that our assets were used and operated immediately prior to the closing of this offering.

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  Taxes. Until 60 days after the expiration of any applicable statute of limitations, Enterprises will indemnify us for any income taxes attributable to operations or ownership of the assets prior to the closing of this offering, including any such income tax liability of Enterprises and its affiliates that may result from our formation transactions or that arises under Treasury Regulation Section 1.1502-6.

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  Use of "OCI." For a period of three years after the closing of this offering, Enterprises will indemnify us for losses relating to the use of "OCI" as part of our or any of our subsidiaries' names, and as a trademark and service mark, or as part of a trademark or service mark, for our or our subsidiaries' products and services and other matters.

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  Retained Assets. Enterprises will indemnify us indefinitely for losses relating to assets and investments owned by Enterprises and its affiliates that are not contributed to us.

        In no event will Enterprises be obligated to indemnify us for any claims, losses or expenses or income taxes referred to in the bullets above to the extent either (i) reserved for in our financial statements as of December 31, 2012, or (ii) we recover any such amounts under available insurance coverage or other recoveries against any third party.

        We will indemnify Enterprises for all losses attributable to the post-closing operations of the assets contributed to us, to the extent not subject to Enterprises' indemnification obligations.

  Competition

        Under our partnership agreement, Enterprises and its affiliates are expressly permitted to compete with us. Enterprises and any of its affiliates may acquire, construct or dispose of assets (including assets relating to our lines of business) in the future subject to certain obligations to offer us the opportunity to purchase or construct those assets.

  Amendment and Termination

        The omnibus agreement can be amended by written agreement of all parties to the agreement. However, we may not agree to any amendment or modification that would, in the reasonable determination of our general partner, be adverse in any material respect to the holders of our common units without prior approval of the conflicts committee. So long as there is not a change of control of our general partner, our sponsor or us, the omnibus agreement will remain in full force and effect unless mutually terminated by the parties. If there is a change of control of our general partner, our sponsor or us, the omnibus agreement will terminate, provided the indemnification obligations described above will remain in full force and effect in accordance with their terms.

Transactions with Affiliates

        OCI Chemical and OCI Wyoming are party to a sales agreement dated July 18, 1961 but have waived the provisions of that agreement since January 1, 2005. Under the current business arrangement, OCI Chemical contracts with customers, including ANSAC, for the sale of the soda ash that OCI Wyoming produces, and OCI Wyoming delivers soda ash directly to the customers. Though OCI Chemical is the contractual party with customers, any risk of loss related to soda ash is passed directly to OCI Wyoming, except in circumstances where the buyer takes ownership of soda ash at the shipping point. OCI Wyoming invoices the customers, and risk of loss from collecting accounts receivable remains with OCI Wyoming. OCI Wyoming also bears any risk of loss from liability claims related to soda ash. OCI Chemical receives sales proceeds directly from customers on behalf of OCI Wyoming, and OCI Chemical then transfers the total proceeds of the sales directly to OCI Wyoming, less OCI Chemical's actual costs of sales and marketing. OCI Chemical's costs are allocated to OCI Wyoming by Enterprises based on the amount of time spent by OCI Chemical providing such services. For the year ended December 31, 2012 and the six months ended June 30, 2013, these charges amounted to approximately $4.0 million and $1.4 million, respectively. OCI Chemical also contracts with various land and sea carriers for freight transportation on behalf of OCI Wyoming. All such actual freight costs are charged directly to OCI Wyoming.

        Substantially all of OCI Wyoming's selling and marketing expenses and general and administrative expenses are expenses charged to OCI Wyoming by Enterprises and OCI Chemical for actual expenses incurred by them on behalf of OCI Wyoming and include expenses relating to salaries, benefits, office supplies, professional fees, travel, computers and rent.

        OCI Wyoming also makes sales of soda ash to OCI Alabama, LLC, or OCI Alabama, an affiliate of OCI Chemical that manufactures sodium percarbonate. These sales of soda ash to OCI Alabama were approved by the partnership committee of OCI Wyoming in 2002, and are not made pursuant to any written sales agreement. The price of such sales is based on the average price of arms' length sales made by OCI Wyoming to similar size businesses. For the year ended December 31, 2012 and the six months ended June 30, 2013, sales to OCI Alabama were approximately $7.4 million and $3.9 million, respectively.

        OCI Chemical is a member company of ANSAC, and had an approximate 22%, 31% and 37% participation interest at December 31, 2010, 2011 and 2012, respectively. Kirk Milling, the chief executive officer of OCI Chemical and director and chief executive officer of our general partner, has served as a director of ANSAC since 2001, and Michael Hohn, the head of OCI Chemical's soda ash division, was appointed a director of ANSAC in April 2013. We made approximately 49.6% and 44.9% of our total net sales for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively, through OCI Chemical's membership in ANSAC. In addition, ANSAC provides logistics and support services for all of our export sales.

        The personnel who operate our assets are employees of Enterprises. Enterprises directly charges us for the payroll and benefit costs associated with employees and carries the obligations for other employee-related benefits in its financial statements. We are allocated a portion of Enterprises' defined benefit pension plan liability and postretirement benefit liability for the employees providing services to us based on an actuarial assessment of that liability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations" and Note 8 to the financial statements.

Procedures for Review, Approval and Ratification of Transactions with Related Persons

        We expect that the board of directors of our general partner will adopt policies for the review, approval and ratification of transactions with related persons. For the purposes of the policy, a "related person" is expected to be any director or executive officer of our general partner, any unitholder known to us to be the beneficial owner of more than 5% of the our common units, and any immediate family member of any such person, and a "related person transaction" is expected to be generally a transaction in which we are, or our general partner or any of our subsidiaries is, a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Transactions resolved under the conflicts provision of the partnership agreement are not required to be reviewed or approved under the policy. Please read "Conflicts of Interest and Contractual Duties—Conflicts of Interest."

        The policy will set forth certain categories of transactions that are deemed to be pre-approved by the audit committee of the board of directors of our general partner under the policy. After applying these categorical standards and weighing all of the facts and circumstances, the audit committee of the board of directors of our general partner must then either approve or reject the transaction in accordance with the terms of the policy.

        We also anticipate the board of directors of our general partner will adopt a written policy, under which a director would be expected to bring to the attention of the board of directors of our general partner any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or our general partner on the other. The resolution of any such conflict or potential conflict should, at the discretion of the board of directors of our general partner in light of the circumstances, be determined by a majority of the disinterested directors.

        The policy for the review, approval and ratification of transactions with related persons and the other policies described above will be adopted in connection with the closing of this offering, and as a result, the transactions described above were not reviewed according to such procedures.

 CONFLICTS OF INTEREST AND CONTRACTUAL DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Enterprises, on the one hand, and us and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a duty to manage us in a manner beneficial to us and our limited partners. The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership. Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. Our partnership agreement also specifically defines the remedies available to limited partners for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. Our general partner may seek the approval of such resolution from the conflicts committee of the board of directors of our general partner. There is no requirement that our general partner seek the approval of the conflicts committee for the resolution of any conflict, and, under our partnership agreement, our general partner may decide to seek such approval or resolve a conflict of interest in any other way permitted by our partnership agreement, as described below, in its sole discretion. Our general partner will decide whether to refer the matter to the conflicts committee on a case-by-case basis. An independent third party is not required to evaluate the fairness of the resolution.

        Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners if the resolution of the conflict is:

  •
  approved by the conflicts committee;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

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  determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  determined by the board of directors of our general partner to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        If our general partner does not seek approval from the conflicts committee and our general partner's board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee of our general partner's board of directors may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to subjectively believe that he is acting in the best interests of the partnership or meets the specified standard, for example, a transaction on terms no less favorable to the partnership than those generally being provided to or available from unrelated third parties. Please read "Management—Committees of the Board of Directors—Conflicts Committee" for information about the conflicts committee of our general partner's board of directors.

        Conflicts of interest could arise in the situations described below, among others.

         Neither our partnership agreement nor any other agreement requires Enterprises to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Enterprises' directors and officers have a fiduciary duty to make these decisions in the best interests of Enterprises, which may be contrary to our interests.

        Because some of the officers and directors of our general partner are also directors and/or officers of Enterprises, such directors and officers have fiduciary duties to Enterprises that may cause them to pursue business strategies that disproportionately benefit Enterprises or which otherwise are not in our best interests.

         Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm's-length negotiations.

        Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations. Our partnership agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates that does not receive unitholder or conflicts committee approval, must be determined by the board of directors of our general partner to be:

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

        Our general partner and its affiliates have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

         Our general partner's affiliates may compete with us and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

        Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than those incidental to its ownership of interests in us. However, affiliates of our general partner are permitted to engage in other businesses or activities, including those that might be in direct competition with us Enterprises or its affiliates may acquire, construct or dispose of assets (including assets relating to our lines of business) in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to the general partner and its affiliates. As a result, neither the general partner nor any of its affiliates have any obligation to present business opportunities to us.

         Our general partner is allowed to take into account the interests of parties other than us, such as Enterprises, in resolving conflicts of interest.

        Our partnership agreement contains provisions that permissibly modify and reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner or otherwise, free of any duty or obligation whatsoever to us and our unitholders, including any duty to act in the best interests of us or our unitholders, other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples of decisions that our general partner may make in its individual capacity include the allocation of corporate opportunities among us and our affiliates, the exercise of its limited call right, its voting rights with respect to the units it owns, whether to reset target distribution levels, whether to transfer the incentive distribution rights or any units it owns to a third party and whether or not to consent to any merger, consolidation or conversion of the partnership or amendment to the partnership agreement.

         We do not have any officers or employees and rely solely on officers and employees of our general partner and its affiliates.

        Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. There could be material competition for the time and effort of the officers and employees who provide services to our general partner.

        Most of the officers of our general partner are also officers and/or directors of Enterprises or its affiliates. These officers will devote such portion of their productive time to our business and affairs as is required to manage and conduct our operations. These officers are also required to devote time to the affairs of Enterprises or its affiliates and are compensated by them for the services rendered to them. Our non-executive directors devote as much time as is necessary to prepare for and attend board of directors and committee meetings.

         Our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties and limits our general partner's liabilities and the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty under applicable Delaware law.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our limited partners for actions that might constitute breaches of fiduciary duty under applicable Delaware law. For example, our partnership agreement:

  •
  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

  •
  provides that the general partner shall not have any liability to us or our limited partners for decisions made in its capacity so long as such decisions are made in good faith;

  •
  generally provides that in a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our public common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest is either on terms no less favorable to us than those generally being provided to or available from unrelated third parties or is "fair and reasonable" to us, considering the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us, then it will be presumed that in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us challenging such decision, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

  •
  provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors, as the cases may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

        By purchasing a common unit, a common unitholder will be deemed to have agreed to become bound by the provisions in the partnership agreement, including the provisions discussed above.

         Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

        Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

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  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for equity interests of the partnership, and the incurring of any other obligations;

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  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

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  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

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  the negotiation, execution and performance of any contracts, conveyances or other instruments;

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  the distribution of cash held by the partnership;

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  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

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  the maintenance of insurance for our benefit and the benefit of our partners and indemnitees;

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  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other entities;

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  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

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  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

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  the purchase, sale or other acquisition or disposition of our equity interests, or the issuance of additional options, rights, warrants and appreciation rights relating to our equity interests; and

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  the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

        Please read "The Partnership Agreement" for information regarding the voting rights of unitholders.

         Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

        The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

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  amount and timing of asset purchases and sales;

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  cash expenditures;

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  borrowings;

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  issuance of additional units; and

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  the creation, reduction or increase of reserves in any quarter.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

  •
  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

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  hastening the expiration of the subordination period.

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read "How We Make Distributions to Our Partners—Subordination Period."

        Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates, but may not lend funds to our general partner or its affiliates.

         We reimburse our general partner and its affiliates for expenses.

        We reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read "Certain Relationships and Related Party Transactions—Omnibus Agreement."

         Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party to such agreements has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement permits our general partner to limit its or our liability, even if we could have obtained terms that are more favorable without the limitation on liability.

         Common units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us free of any liability or obligation to us or our partners. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right."

         Limited partners have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the limited partners, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

         We may not choose to retain separate counsel for ourselves or for the holders of common units.

        The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may also perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

         Our general partner may elect to cause us to issue common units to it in connection with a resetting of the minimum quarterly distribution and the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of our general partner or our unitholders. This may result in lower distributions to our common unitholders in certain situations.

        Our general partner has the right, at any time when there are no subordinated units outstanding, if it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters and the amount of each such distribution did not exceed the adjusted operating surplus for such quarter, respectively, to reset the initial minimum quarterly distribution and cash target distribution levels at higher levels based on the average cash distribution amount per common unit for the two fiscal quarters prior to the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution amount. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may be expected to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels related to our general partner incentive distribution rights. Please read "How We Make Distributions to Our Partners—General Partner Interest and Incentive Distribution Rights."

Duties of the General Partner

        The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

        Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited or restricted by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner beneficial both to its owner, Enterprises, as well as to our limited partners. Without these provisions, the general partner's ability to make decisions involving conflicts of interests would be restricted. These provisions benefit our general partner by enabling it to take into consideration all parties involved in the proposed action. These provisions also strengthen the ability of our general partner to attract and retain experienced and capable directors. These provisions represent a detriment to the limited partners, however, because they restrict the remedies available to limited partners for actions that, without those provisions, might constitute breaches of fiduciary duty, as described below and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicted interests. The following is a summary of:

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  the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary;

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  the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware law on our general partner; and

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  certain rights and remedies of limited partners contained in the Delaware Act.

  State law fiduciary duty standards

        Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner of a Delaware limited partnership to use that amount of care that an ordinarily careful and prudent person would use in similar circumstances and to consider all material information reasonably available in making business decisions. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present unless such transaction were entirely fair to the partnership.

  Partnership agreement standards

        Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith," meaning that it subjectively believed that the decision was in our best interests, and will not be subject to any other standard under applicable law, other than the implied contractual covenant of good faith and fair dealing. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation whatsoever to us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. These standards reduce the obligations to which our general partner would otherwise be held under applicable Delaware law.

        Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the public common unitholders or the conflicts committee of the board of directors of our general partner must be determined by the board of directors of our general partner to be:

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

        If our general partner does not seek approval from the public common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held. In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us or, our limited partners for losses sustained or liabilities incurred as a result of any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such person acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

  Rights and remedies of limited partners

        The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has wrongfully refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties, if any, or of the partnership agreement.

        A transferee of or other person acquiring a common unit will be deemed to have agreed to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Description of the Common Units—Transfer of Common Units." The failure of a limited partner to sign our partnership agreement does not render the partnership agreement unenforceable against that person.

        Under the partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. If you have questions regarding the duties of our general partner, please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and "How We Make Distributions to Our Partners." For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

Duties

        Wells Fargo Bank, N.A. will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed or has not accepted its appointment within 30 days of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

  •
  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

 THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix B. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions, please read "How We Make Distributions to Our Partners";

  •
  with regard to the duties of, and standards of care applicable to, our general partner, please read "Conflicts of Interest and Contractual Duties";

  •
  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units"; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material U.S. Federal Income Tax Consequences."

Organization and Duration

        OCI Resources LP was formed on April 22, 2013 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose, as set forth in our partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

        Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of mining trona ore and producing soda ash, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read "How We Make Distributions to Our Partners."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

        For a discussion of our general partner's right to contribute capital to maintain its 2.0% general partner interest if we issue additional units, please read "—Issuance of Additional Interests."

 Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require:

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  during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, voting as separate classes; and

  •
  after the subordination period, the approval of a majority of the outstanding common units, voting as a single class.

        In voting their common and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No approval right.
Amendment of the partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Dissolution."
Withdrawal of our general partner

Under most circumstances, the approval of unitholders holding at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2023 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."
Transfer of our general partner interest	No approval right. Please read "—Transfer of General Partner Interest."
Transfer of incentive distribution rights	No approval right. Please read "—Transfer of Subordinated Units and Incentive Distribution Rights."
Reset of incentive distribution levels	No approval right.
Transfer of ownership interests in our general partner	No approval right. Please read "—Transfer of Ownership Interests in the General Partner."

        If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

  •
  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

  •
  brought in a derivative manner on our behalf;

  •
  asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

  •
  asserting a claim arising pursuant to any provision of the Delaware Act; or

  •
  asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. Each of the partners and each person or group holding any beneficial interest in us is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

        Following the completion of this offering, we expect that our subsidiaries will conduct business in one state and we may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests (except for general partner interests) for the consideration and on the terms and conditions determined by our general partner without the approval of any limited partners.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

        Upon issuance of additional limited partner interests (other than the issuance of common units upon exercise by the underwriters of their option, or the expiration of the option, to purchase additional common units, the issuance of common units in connection with a reset of the incentive distribution target levels or the issuance of common units upon conversion of outstanding partnership interests), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner's 2.0% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests or to make additional capital contributions to us whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The common unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

        No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

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  enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, OCI Holdings will own approximately 48.9% of our outstanding common units and all of our subordinated units.

No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  an amendment that our general partner determines to be necessary or appropriate in connection with authorization or issuance of additional partnership interests;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

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  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

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  a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

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  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

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  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

  •
  do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

        Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for U.S. federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the partnership agreement (requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction. If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

        We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

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  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

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  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

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  the entry of a decree of judicial dissolution of our partnership; or

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  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within 90 days thereafter, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an individual or entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

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  neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, dispose of our assets and apply the proceeds of the liquidation as described in "How We Make Distributions to Our Partners—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2023 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2023, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest."

        If our general partner gives notice of withdrawal, the holders of a unit majority may, prior to the effective date of such withdrawal, appoint a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a separate class, and the outstanding subordinated units, voting as a separate class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner's removal. At the closing of this offering, OCI Holdings will own 48.9% of our outstanding common units and all of our subordinated units.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

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  the subordination period will end and all outstanding subordinated units will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner; and

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  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

        In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days after the effective date of such departing general partner's withdrawal or removal, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert within 45 days after the effective date of such withdrawal or removal, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and all its and its affiliates' incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

        At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of any limited partner or any other person. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

        At any time, Enterprises and its affiliates may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third-party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        At any time, our general partner may sell or transfer its incentive distribution rights without the approval of any limited partner or any other person.

Transfer of Limited Partner Interests

        By acceptance of any limited partner interests pursuant to a transfer in accordance with our partnership agreement, each transferee of a limited partner interest will be admitted as a limited partner with respect to the limited partner interest so transferred when such transfer and admission is reflected in our books and records. Each transferee:

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  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

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  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

        Our general partner will cause any transfers to be recorded on our books and records.

        We may, at our discretion, treat the nominee holder of limited partner interests as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Limited partner interests are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred limited partner interests.

        Until a limited partner interest has been transferred on our books, we and the transfer agent may treat the record holder of the interest as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

 Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove OCI GP as our general partner or from otherwise changing our management. Please read "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read "—Meetings; Voting."

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

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  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

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  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

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  our general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

Limited Call Right

        If at any time our general partner and its affiliates own more than 80% of the total limited partner interests of any class then outstanding, our general partner will have the right, which it may assign and transfer in whole or in part to any of its affiliates or beneficial owners or to us, exercisable at its option to purchase all, but not less than all, of the limited partner interests of the class then outstanding held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 90, days' notice. The purchase price in the event of this purchase is the greater of:

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  the highest cash price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

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  the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days preceding the date that is three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Units."

Redemption of Ineligible Holders

        In order to avoid a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which we have an interest as the result of any federal, state or local law or regulation concerning the nationality, citizenship or other related status of any unitholder, our general partner may at any time request unitholders to certify as to, or provide other information with respect to, their nationality, citizenship or other related status.

        The certifications as to nationality, citizenship or other related status can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

        If a unitholder fails to furnish the certification or other requested information within a reasonable period of time specified by our general partner or if our general partner determines, with the advice of counsel, upon review of such certification or other information that a unitholder does not meet the status set forth in the certification, we will have the right to redeem all of the units held by such unitholder at the current market price (the date of determination of which will be the date fixed for redemption).

        The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5.0% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the limited partners may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class or classes for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "The Partnership Agreement—Issuance of Additional Interests." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

 Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

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  any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

  •
  any person who is or was serving at the request of a general partner, any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries; and

  •
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner and its affiliates for all direct and indirect expenses they incur or payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner and its affiliates in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on our or the SEC's website.

        We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known business, residence or mailing address of each partner;

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  information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each partner and the date on which each became a partner;

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  copies of our partnership agreement, our certificate of limited partnership and related amendments thereto; and

  •
  certain information regarding the status of our business and financial condition.

        Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under "—Indemnification" for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements of the Securities Act is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions on registrable securities and fees and expenses of counsel and advisors to selling holders.

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered by this prospectus and assuming that the underwriters do not exercise their option to purchase additional common units, our general partner and its affiliates, including our sponsor, will own an aggregate of 4,775,500 common units and 9,775,500 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. All of the common units and subordinated units held by OCI Holdings are subject to the lock-up restrictions described below. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

Rule 144

        The 5,000,000 common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act. Any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 under the Securities Act or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the common units outstanding, which will equal approximately 97,755 units immediately after this offering; or

  •
  the average weekly reported trading volume of our common units for the four calendar weeks prior to the sale.

        At the closing of this offering, the following common units will be restricted and may not be resold publicly except in compliance with the registration requirements of the Securities Act, Rule 144 or otherwise:

  •
  4,775,500 common units owned by our sponsor and its affiliates; and

  •
  any units acquired by any of our affiliates.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned his common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our Partnership Agreement and Registration Rights

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. Any issuance of additional common units or other equity interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Interests."

        Under our partnership agreement, our general partner and its affiliates will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold, which, immediately after this offering, will equal 4,775,500 common units and 9,775,500 subordinated units. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units or other partnership securities to require registration of any of these units or other partnership securities and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

Lock-Up Agreements

        We, our general partner, our general partner's officers, directors and equity holders, our affiliates, including OCI Holdings and Enterprises, and their officers and directors have agreed with the underwriters not to sell or offer to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section sets forth the material U.S. federal income tax consequences to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations thereunder, or the Treasury Regulations, and current administrative rulings and pronouncements, and court decisions, all of which are subject to change or differing interpretations, possibly with retroactive effect. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder of an investment in the common units to vary substantially from those described below. Unless the context otherwise requires, references in this section to "we" or "us" refer to OCI Resources LP and its subsidiaries.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Dechert LLP and are based on the accuracy of representations made by us to them for this purpose. This section generally applies only to our unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes), who purchase units in this offering, who do not materially participate in the conduct of our business activities and who hold such units as capital assets. It does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to each of our particular unitholders in light of the unitholder's circumstances (for example, unitholders whose functional currency is not the U.S. dollar). This section is not intended to be wholly applicable to all categories of unitholders, some of which may be subject to special rules (such as corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, "expatriated entities," certain former citizens or residents of the United States, tax-deferred or other retirement accounts (including individual retirement accounts, or IRAs), employee benefit plans, unitholders who hold common units as part of a hedging, conversion or integrated transaction or a straddle, or unitholders deemed to sell common units under the constructive sale provisions of the Code). The U.S. federal income tax laws are complex, and their impact can vary based upon the individual's particular circumstances. Accordingly, we encourage each unitholder to consult the unitholder's own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of common units and potential changes in applicable tax laws.

        We are relying on the opinion and advice of Dechert LLP with respect to the matters described in this section. An opinion of counsel represents only that counsel's best legal judgment. There can be no assurances that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences described herein. Accordingly, the opinions and statements made in this section may not be sustained by a court if contested by the IRS. Any such contest of the matters described in this section may materially and adversely impact the market for our common units and the prices at which our common units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

        For the reasons described below, Dechert LLP has not rendered an opinion with respect to the following U.S. federal income tax issues: (1) the treatment of a unitholder whose common units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees"); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

 Taxation of the Partnership

Partnership Status

        A partnership is not a taxable entity for U.S. federal income tax purposes and incurs no U.S. federal income tax liability. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.

        Section 7704 of the Code provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes unless 90% or more of a partnership's gross income for every taxable year it is considered a publicly traded partnership consists of "qualifying income," or the Qualifying Income Exception, in which case the partnership may continue to be treated as a partnership for U.S. federal income tax purposes. Qualifying income includes (1) income and gains derived from the exploration, development, mining or production, processing, refining, transportation, and marketing of any mineral or natural resource (such as the sale of soda ash), (2) interest (other than from a financial business), (3) dividends, (4) gains from the sale of real property and (5) gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that more than 90% of our current gross income is qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time.

        Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Dechert LLP is of the opinion that we and each of our operating subsidiaries will be treated as a partnership for U.S. federal income tax purposes. In rendering its opinion, Dechert LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Dechert LLP has relied include:

          (a)   neither we nor any of our operating subsidiaries has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes; and

          (b)   for each taxable year, including the year of our initial public offering, more than 90% of our gross income will be income of a character that Dechert LLP has opined is "qualifying income" within the meaning of Section 7704(d) of the Code.

        We believe that these representations are true and will be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us for U.S. federal income tax purposes so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

        The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time, possibly with retroactive effect. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

        If for any reason we are taxable as a corporation for U.S. federal income tax purposes in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely reduce the value of our common units substantially. Any distribution made to a unitholder at a time we are treated as a corporation would be (1) a taxable dividend to the extent of our current or accumulated earnings and profits, then (2) a nontaxable return of capital to the extent of the unitholder's tax basis in its units and then (3) taxable capital gain.

        The remainder of this discussion assumes that we will be treated as a partnership for U.S. federal income tax purposes.

Entity-Level Taxation

        Even though we (as a partnership for U.S. federal income tax purposes) are not subject to U.S. federal income tax, we may elect to conduct some portion of our operations through corporate subsidiaries. Such subsidiaries would be subject to corporate-level tax, which would reduce the cash otherwise available for distribution to us and, in turn, to our unitholders. Moreover, some of our subsidiaries and operations may be subject to income and other taxes in the jurisdictions in which they are organized or from which they receive income. Such taxation will reduce the amount of cash we have available for distribution to unitholders.

Tax Consequences of Unit Ownership

Limited Partner Status

        Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of common units, will be treated as partners of the partnership for U.S. federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans." Unitholders who are not treated as partners of the partnership as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

        Subject to the discussion below under "—Tax Consequences of Unit Ownership—Entity-Level Collections of Unitholder Taxes" with respect to payments we may be required to make on behalf of our unitholders, and aside from any taxes paid by our corporate subsidiaries (please read "—Taxation of the Partnership—Entity-Level Taxation" above), we will not pay any U.S. federal income tax. Rather, each unitholder will be required to report on its U.S. federal income tax return for each taxable year its share of our income, gains, losses and deductions for our taxable year or years ending with or within the unitholder's taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

        A unitholder's tax basis in its units initially will be the amount paid for those units plus the unitholder's share of our liabilities. Subsequent basis adjustments include (1) increases by the unitholder's share of our income and any increases in such unitholder's share of our liabilities, and (2) decreases, but not below zero, by the amount of all distributions, the unitholder's share of our losses, any decreases in its share of our liabilities, and by the unitholder's share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those units from the date of closing through the record date for distributions for the period ending December 31, 2016, will be allocated, on a cumulative basis, an amount of U.S. federal taxable income that will be 50% or less of the cash distributed with respect to that period. For later periods, the taxable income allocated to you will increase substantially as compared to cash distributions to you, possibly exceeding cash distributions to you. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure that these estimates will prove to be correct, and our counsel has not opined on the accuracy of such estimates. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could affect the value of units. For example, the ratio of taxable income to cash distributions to a purchaser of units in this offering would be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

  •
  the earnings from operations exceeds the amount required to make minimum quarterly distributions on all common units, yet we only distribute the minimum quarterly distribution on all units; or

  •
  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce additional deductions during the period described above, such as to repay indebtedness outstanding at the time of such offering or to acquire property that is not eligible for depreciation or amortization for U.S. federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

        In addition, these estimates do not take into account the alternative minimum tax. The ratio of a unitholder's alternative minimum taxable income to distributions will generally be higher than the estimates stated above for regular federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Alternative Minimum Tax" and "—Tax Treatment of Operations—Trona Depletion."

Treatment of Distributions

        Distributions made by us to a unitholder will not be taxable to the unitholder, unless such distributions exceed the unitholder's tax basis in its common units, in which case the unitholder will recognize gain taxable in the manner described below under "—Disposition of Units."

        Any reduction in a unitholder's share of our liabilities will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional units may decrease the unitholder's share of our liabilities. For purposes of this analysis, a unitholder's share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) will be based upon that unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent of such appreciation (or depreciation), with any excess liabilities allocated based on the unitholder's share of our profits. Please read "Disposition of Units."

        A non-pro rata distribution of money or property (including a deemed distribution as a result of the reduction in a unitholder's share of our liabilities as described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation, depletion and certain other expense recapture and substantially appreciated "inventory items," both as defined in Section 751 of the Code, or Section 751 Assets. To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution.

Limitations on Deductibility of Losses

        A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (1) the unitholder's tax basis in its common units and (2) in the case of a unitholder that is an individual, estate, trust or a certain type of closely held corporations, the amount for which the unitholder is considered to be "at risk" with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its common units, reduced by (1) any portion of that basis attributable to the unitholder's share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder's share of nonrecourse liabilities) cause the unitholder's at risk amount to be less than zero at the end of any taxable year.

        Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of common units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used.

        In addition to the basis and at risk limitations, a passive activity loss limitation limits the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from "passive activities" (including trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us and will not be available to offset a unitholder's salary or active business income. Passive losses that exceed a unitholder's share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  interest expense allocated against portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder's share of a publicly traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

        If we are required or elect under applicable law to pay any U.S. federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of U.S. federal income tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their own tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated amongst our unitholders in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated first among our unitholders in accordance with their percentage interests in us, to the extent of their positive capital accounts, and thereafter to our general partner. At any time that distributions are made with respect to common units and not with respect to subordinated units, or that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of such distributions.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units, or a Book-Tax Disparity. As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will be given effect for U.S. federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including (1) his relative contributions to us, (2) the interests of all the partners in profits and losses, (3) the interest of all the partners in cash flow and (4) the rights of all the partners to distributions of capital upon liquidation. Dechert LLP is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election" and

"—Disposition of Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

Treatment of Securities Loans

        A unitholder whose common units are loaned (for example, a loan to a "short seller" to cover a short sale of common units) may be treated as having disposed of those common units. If so, such unitholder would no longer be treated for U.S. federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (1) any of our income, gain, loss or deduction allocated to those common units would not be reportable by the lending unitholder and (2) any cash distributions received by the unitholder as to those common units may be treated as ordinary taxable income.

        Due to a lack of controlling authority, Dechert LLP has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read "—Disposition of Units—Recognition of Gain or Loss."

Tax Rates

        Beginning January 1, 2013, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (including, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. However, these rates are subject to change by new legislation at any time.

        In addition, a 3.8% Medicare tax on certain net investment income earned by individuals, estates, and trusts applies for taxable years beginning after December 31, 2012. For these purposes, net investment income includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of common units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder's net investment income from all investments or (2) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

        We intend to make the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us, including a purchaser of units in this offering.

        The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of common units due to lack of controlling authority. Because a unitholder's tax basis for its common units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in its common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read "—Disposition of Units—Recognition of Gain or

Loss." If a challenge to such treatment were sustained, the gain from the sale of common units may be increased without the benefit of additional deductions.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The timing of deductions attributable to a Section 743(b) adjustment to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c) type gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Section 704(c) principles with respect to an asset with respect to which the adjustment is allocable. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the IRS will not successfully challenge the determinations we make or that the IRS will not reduce or disallow altogether any resulting deductions. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If the IRS grants such permission, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is generally 26% on the first $179,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Treatment of Operations

Accounting Method and Taxable Year

        We will use the calendar year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its common units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year. As a result, such unitholder will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Units—Allocations Between Transferors and Transferees."

Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Units—Recognition of Gain or Loss."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Part or all of the goodwill, going concern value and other intangible assets we acquire in connection with this offering may not produce any amortization deductions because of the application of the anti-churning restrictions of Section 197 of the Code. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

        The costs we incur in offering and selling our common units, called syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Trona Depletion

        In general, we are entitled to depletion deductions with respect to trona mined by OCI Wyoming from the underlying mineral property. We generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for trona is 14%.

        Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Percentage depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of our percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is an item of tax preference that increases the alternative minimum taxable income of our unitholders in computing the alternative minimum tax. Please read "—Tax Consequences of Unit Ownership—Alternative Minimum Tax." Upon the disposition of the mineral property, a portion of the gain, if any, equal to the lesser of the deductions for depletion which reduce the adjusted tax basis of the mineral property plus deductible development and mining exploration expenses, or the amount of gain recognized upon the disposition, will be treated as ordinary income to us.

Deduction for U.S. Production Activities

        Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction (the "Section 199 deduction") equal to 9% of our qualified production activities income that is allocated to such unitholder.

        Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

        For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder's qualified production activities income from other sources (if any). Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder's share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules (please read "—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses").

        The amount of a unitholder's Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder's allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we will pay material wages that will be allocated to our unitholders.

        Because the Section 199 deduction is required to be computed separately by each unitholder and its availability is dependent upon each unitholder's own factual circumstances, no assurance can be given to a particular unitholder as to the availability or extent of the Section 199 deduction to such unitholder. Prospective unitholders are urged to consult their own tax advisors to determine whether the Section 199 deduction would be available to them.

Valuation and Tax Basis of Our Properties

        The U.S. federal income tax consequences of the ownership and disposition of our common units will depend, in part, on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and are not binding on the IRS or the courts. There can be no assurances that the IRS will not assert that these estimates and determinations of tax basis are incorrect. If estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their U.S. federal income tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

        A unitholder will be required to recognize gain or loss on a sale, exchange or other disposition of common units equal to the difference between the unitholder's amount realized in the sale, exchange or other disposition and the unitholder's tax basis in the common units sold. A unitholder's amount realized includes the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such common units. Because the amount realized includes a unitholder's share of our liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale, exchange or other disposition.

        Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a common unit held for more than one year will, subject to certain limited exceptions, be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of common units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation, depletion or certain other expense recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of common units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests for U.S. federal income tax purposes. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

        Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of our common units. We urge any unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions to consult its own tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

        In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, or the Allocation Date. However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed Treasury Regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Dechert LLP is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders for U.S. federal income tax purposes. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who disposes of common units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

        A unitholder who sells or purchases any of its common units is, except as described below, required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

        We will be considered to have "constructively" terminated as a partnership for U.S. federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same common unit during a twelve-month period are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder's taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31, except as described below, would require that we file two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, under an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership. Similarly, any actual or deemed transfers of 50% or more of the capital and profits of OCI Wyoming in a twelve-month period will cause a termination of OCI Wyoming, resulting in the same deferral of depreciation deductions discussed above with respect to our termination.

Uniformity of Units

        Because we cannot match transferors and transferees of common units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to comply completely with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of the common units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our common units. These positions may include reducing the depreciation, depletion, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Dechert LLP is unable to opine as to validity of such filing positions.

        A unitholder's basis in its common units for U.S. federal income tax purposes is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read "—Disposition of Units—Recognition of Gain or Loss" above and "—Tax Consequences of Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of our common units. If such a challenge were sustained, the uniformity of our common units might be affected, and, under some circumstances, the gain from the sale of our common units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

        Ownership of our common units by employee benefit plans, tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or non-U.S. persons should consult their own tax advisors before investing in our common units. Employee benefit plans and most tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

        Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of their ownership of our common units. Consequently, they will be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective U.S. federal tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on an IRS Form W-8BEN or applicable substitute or successor form in order to claim an applicable exemption from, or reduction of, these withholding taxes.

        In addition, because a foreign corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain to the extent reflected in its earnings and profits, and as adjusted for changes in the foreign corporation's "U.S. net equity." That tax may be reduced or eliminated by an applicable income tax treaty between the United States and the country in which such foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A non-U.S. unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that common unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," part or all of a non-U.S. unitholder's gain may be treated as effectively connected with that unitholder's indirect U.S.

trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder will be subject to U.S. federal income tax upon the sale, exchange or other disposition of a common unit if (1) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (2) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the five-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, non-U.S. unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their common units.

  Additional Withholding Requirements

        Under recently enacted legislation, a 30% U.S. federal withholding tax generally will apply to (1) interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States ("FDAP Income") and (2) gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States, in each case, paid to a "foreign financial institution" or "foreign non-financial entity," as defined under the Code, unless the foreign financial institution undertakes certain diligence and reporting obligations and enters into certain agreements with the U.S. Treasury or the foreign non-financial entity certifies that it does not have, or furnishes identifying information regarding, any substantial United States owner, as applicable. These withholding provisions will generally apply to payments of FDAP Income received by a unitholder with respect to our common units on or after January 1, 2014 and may apply to payments of gross proceeds from the sale or disposition of our common units on or after January 1, 2017. Non-U.S. unitholders are urged to consult their own tax advisors regarding the possible implications of this legislation on their investment in our common units.

Administrative Matters

Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes the unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative pronouncements or interpretations of the IRS.

        The IRS may audit our U.S. federal income tax information returns. Neither we nor Dechert LLP can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the common units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability and may result in an audit of the unitholder's own tax returns. Any audit of a unitholder's tax returns could result in adjustments unrelated to our returns.

        Publicly traded partnerships are for most purposes treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes, and our partnership agreement so designates our general partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, providing that the Tax Matters Partner does not have that authority with respect to the unitholder. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

        A unitholder must file a statement on IRS Form 8082 identifying the treatment of any item on its U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (1)   the name, address and U.S. taxpayer identification number of the beneficial owner and the nominee;

          (2)   a statement regarding whether the beneficial owner is:

            (a)   a non-U.S. person;

            (b)   a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

            (c)   a tax-exempt entity;

          (3)   the amount and description of units held, acquired or transferred for the beneficial owner; and

          (4)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of U.S. federal income tax that is attributable to one or more specified causes, including negligence or disregard of rules or Treasury Regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

 State, Local and Other Tax Considerations

        In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident and the unitholder may be required to file income tax returns in such jurisdictions. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. We currently conduct business or own property only in Wyoming and Georgia. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us and consult their own tax advisors.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Dechert LLP has not rendered an opinion on the U.S. federal non-income, or state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns or other reports that may be required of it.

 INVESTMENT IN OCI RESOURCES LP BY EMPLOYEE BENEFIT PLANS AND IRAS

  Certain ERISA Considerations

        An employee benefit or other plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity whose assets are considered to be "plan assets" for purposes of ERISA or Section 4975 of the Code (any of the foregoing, a "Plan"), will generally be subject to the fiduciary rules under ERISA and the Code, as applicable. In addition to the imposition of general fiduciary standards, ERISA, together with the corresponding provisions of the Code, prohibits a wide range of transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan. These prohibitions may apply regardless of whether our assets are "plan assets," as discussed below. Every purchaser of a our common units will be responsible for ensuring, among other things, that the acquisition and holding of Interests do not and will not constitute or result in a prohibited transaction.

        The U.S. Department of Labor has issued a regulation (the "Regulation") regarding what constitutes assets of a Plan for purposes of ERISA and Section 4975 of the Code. Under the Regulation, if a Plan acquires an equity interest in an entity, which interest is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan's assets would include, for these purposes, both the interest and an undivided interest in each of the entity's underlying assets, unless certain specified exceptions apply. One such exception applies in the case of an "operating company," which generally is an entity primarily engaged, directly or through majority-owned subsidiaries, in the production or sale of a product or service, other than the investment of capital.

        The Regulation defines a "publicly-offered security" as a security that is "widely held," "freely transferable," and either part of a class of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") if the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred. Our common units are being sold in an offering registered under the Securities Act and have been registered under the Exchange Act.

        The Regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control.

        The Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." It is noted that the Regulation only establishes a presumption in favor of the finding of free transferability where the restrictions are consistent with the particular types of restrictions listed in the Regulation.

        Potential Plan investors should consider, among other things, the "plan assets" rules applicable for purposes of ERISA and Section 4975 of the Code, in connection with making a decision regarding whether to acquire and hold our common units.

        FIDUCIARIES OF PLANS SHOULD CONSULT WITH COUNSEL AND THEIR OTHER ADVISORS REGARDING, AMONG OTHER THINGS, CONSIDERATIONS THAT MAY ARISE UNDER ERISA AND THE CODE, AS APPLICABLE, BEFORE INVESTING IN OUR COMMON UNITS.

UNDERWRITING

        Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter's name.

Underwriter	Number of Common Units
Citigroup Global Markets Inc.	2,000,000
Goldman, Sachs & Co.	2,000,000
Barclays Capital Inc.	500,000
Credit Suisse Securities (USA) LLC	500,000

Total	5,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel, including the validity of the common units, and to other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters are obligated to purchase all the common units (other than those covered by the underwriters' over-allotment option described below) if they purchase any of the common units. If any underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.684 per common unit. After the common units are released for sale to the public, if all the common units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the common units by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

Option to Purchase Additional Common Units

        If the underwriters sell more common units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 750,000 additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter's initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering.

No Sales of Similar Securities

        We, our general partner, our general partner's officers, directors and equity holders, our affiliates, including OCI Holdings and Enterprises, and their officers and directors, have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of each of Citigroup Global Markets Inc. and Goldman, Sachs & Co., offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, whether any such transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise, subject to certain exceptions.

        Citigroup Global Markets Inc. and Goldman, Sachs & Co., in their sole discretion, may together release any of the securities subject to these lock-up agreements at any time without notice, which shall be with notice. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our partnership occurs or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Neither Citigroup Global Markets Inc. nor Goldman, Sachs & Co. has any present intention or any understanding, implicit or explicit, to release any of the common units or other securites subject to the look-up agreement prior to the expiration of the 180-day restricted period described above.

Listing

        Our common units have been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "OCIR". The underwriters have undertaken to sell common units to a minimum of 400 beneficial owners in lots of 100 or more common units to meet the NYSE's distribution requirements for trading.

        Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the common units was determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

        The representatives have advised us that the underwriters do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common units offered by them.

Commissions and Discounts

        The representatives have advised us that the underwriters propose initially to offer the common units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.684 per common unit. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units.

	Paid by OCI Resources LP
	No Exercise	Full Exercise
Per common unit	$1.14	$1.14
Total	$5,700,000	$6,555,000

        We will pay a structuring fee equal to an aggregate of 1.00% of the gross proceeds from this offering to Citigroup Global Markets Inc. and Goldman, Sachs & Co. for the evaluation, analysis and structuring of our partnership.

        We also have agreed to reimburse the underwriters for up to $25,000 of any fees and expenses of counsel related to the review by the Financial Industry Regulatory Authority, Inc., or FINRA, of the terms of sale of the common units offered by this prospectus.

        We estimate that the total expenses of this offering, not including the underwriting discount and structuring fee, will be approximately $4.9 million, all of which will be paid by us.

Price Stabilization, Short Positions and Penalty Bids

        In connection with this offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters' over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in this offering.

  •
  "Covered" short sales are sales of common units in an amount up to the number of common units represented by the underwriters' option to purchase additional common units.

  •
  "Naked" short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters' option to purchase additional common units.

  •
  Covering transactions involve purchases of common units either pursuant to the underwriters' over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase common units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  To close a covered short position, the underwriters must purchase common units in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option.

  •
  Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase common units originally sold by that syndicate member.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. The representatives may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. The representatives will allocate common units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell common units to online brokerage account holders.

Underwriter Relationships

        Certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking and advisory services for us, our general partner, OCI Company and our respective affiliates from time to time in the ordinary course of their business for which they have received customary fees and reimbursement of expenses.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

        We, our general partner and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        Because FINRA views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Legends

Notice to Prospective Investors in the United Kingdom

        Our partnership may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 (FSMA) that is not a "recognised collective investment scheme" for the purposes of FSMA (CIS) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

            (i)  if our partnership is a CIS and is marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001, as amended (the CIS Promotion Order) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

           (ii)  otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Financial Promotion Order) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

          (iii)  in both cases (1) and (2) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as "relevant persons"). Our partnership's common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to our partnership.

Notice to Prospective Investors in Germany

        This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Capital Investment Act (Vermögensanlagengesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 2 no. 4 of the German Capital Investment Act, and in Section 2 paragraph 11 sentence 2 no.1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        The offering does not constitute an offer to sell or the solicitation of an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

        Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be distributed in connection with any such public offering.

        We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (CISA). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in the EEA

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

 VALIDITY OF OUR COMMON UNITS

        The validity of our common units will be passed upon for us by Dechert LLP, Washington, D.C. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The financial statements of Predecessor included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The balance sheet of OCI Resources LP included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The information included in this prospectus relating to the estimates of our proven and probable trona reserves is derived from a reserve report funded by us and prepared by Hollberg Professional Group, PC. This information is included in this prospectus upon the authority of said firm as an expert.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 regarding our common units. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and our common units offered in this prospectus, we refer you to the full registration statement and the exhibits and schedules filed as part of the registration statement under the Securities Act. The registration statement of which this prospectus forms a part, including the exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates or from the SEC's web site on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        Upon completion of the offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. Our website address on the Internet will be www.ociresources.com, and we intend to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. After this offering, documents filed by us can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

        We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

OCI RESOURCES LP

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Introduction

        The unaudited pro forma financial statements of OCI Resources LP ("OCI Resources") for the year ended December 31, 2012 and as of and for the six months ended June 30, 2013 are derived from the historical audited and unaudited condensed financial statements of OCI Wyoming Holding Co., our predecessor for accounting purposes (the "Predecessor"), respectively. These pro forma financial statements have been prepared to reflect (1) the formation and restructuring of OCI Resources, (2) the entry by OCI Wyoming, L.P. ("OCIWLP") into a new credit facility (the "OCIWLP Credit Facility") and related use of proceeds and (3) OCI Resources' initial public offering (the "Offering") and related use of proceeds (collectively, the "Transactions").

        The unaudited pro forma balance sheet and the unaudited pro forma statements of income were derived by adjusting the historical audited and unaudited condensed financial statements of the Predecessor. The adjustments are based upon currently available information and certain estimates and assumptions. Actual effects of these transactions may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments are factually supportable and give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial data.

        The pro forma adjustments have been prepared as if the transactions to be effected at the closing of the Offering had taken place on January 1, 2012 for the respective income statements and as of June 30, 2013 for the balance sheet. The unaudited pro forma financial statements have been prepared on the assumption that OCI Resources will be treated as a partnership for federal income tax purposes. The unaudited pro forma financial statements should be read in conjunction with the notes accompanying such unaudited pro forma financial statements and with the historical audited and unaudited financial statements and related notes set forth elsewhere in this prospectus.

        Our unaudited pro forma consolidated financial statements give effect to the following:

  •
  the contribution by Predecessor of its 50.49% general partner interest in OCIWLP to us;

  •
  the restructuring of the 1% limited partner interest in OCIWLP held by OCI Wyoming Co. ("OCIWCO"), which was owned by OCI Chemical Corporation ("OCICC") and NRP Trona LLC ("NRP"), by recapitalizing such limited partner interest into a 19.65% limited partner interest to eliminate, among other things, a $14.5 million annual preferred return to which OCIWCO was entitled. As a result of this recapitalization, our general partner interest was reduced to a 40.98% general partner interest and NRP's 48.51% general partner interest was reduced to a 39.37% general partner interest. The restructuring of the 1% limited partner interest in OCIWLP held by OCIWCO will be accounted for as a reorganization of entities under common control. Pro forma presentation of the effects of this restructuring for years

OCI RESOURCES LP

UNAUDITED PRO FORMA FINANCIAL STATEMENTS (Continued)

    ended December 31, 2010 and 2011, as if the restructuring had occurred on January 1, 2010, are as follows:

	2010
	Predecessor Historical	Pro Forma Adjustment		OCI Resources LP Pro Forma
NET INCOME	$51,623	$(2,167	)(1)	$49,456
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	36,110	(10,815	)(2)	25,295

NET INCOME ATTRIBUTABLE TO OCI WYOMING HOLDING CO.	$15,513	$8,648		$24,161

	2011
	Predecessor Historical	Pro Forma Adjustment		OCI Resources LP Pro Forma
NET INCOME	$87,986	$(1,267	)(1)	$86,719
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	58,205	(15,092	)(2)	43,113

NET INCOME ATTRIBUTABLE TO OCI WYOMING HOLDING CO.	$29,781	$13,825		$43,606

(1)
Reflects the depreciation of mining reserve assets previously associated with OCIWCO'S 1% limited partner interest resulting from the restructuring and contribution of this interest to OCI Resources. The restructuring will be accounted for as a reorganization of entities under common control and therefore depreciation of the mining reserve assets is shown based on its historical carrying value.

(2)
Reflects the recapitalization of OCIWCO's 1% limited partner noncontrolling interest in OCIWLP into a 19.65% limited partner interest and the subsequent contribution of a 10.02% limited partner interest to OCI Resources.
  •
  the redemption of all of the preferred stock and common stock of OCIWCO held by NRP in exchange for a 9.63% recapitalized limited partner interest in OCIWLP;

  •
  the contribution by OCIWCO of its 10.02% limited partner interest in OCIWLP to us;

  •
  the issuance by us of 4,775,500 common units and 9,775,500 subordinated units, representing an aggregate 72.9% limited partner interest in us, to Predecessor;

  •
  the issuance by us of 399,000 general partner units, representing a 2.0% general partner interest in us, and all of our incentive distribution rights, to our general partner;

  •
  the issuance by us of 5,000,000 common units to the public in this offering, representing a 25.1% limited partner interest in us, and the receipt by us of approximately $83.5 million in net proceeds;

  •
  the application of the net proceeds of this offering as described in "Use of Proceeds;"

  •
  our entry into an omnibus agreement with OCI Enterprises, Inc. and our general partner;

  •
  our closing of a $10 million revolving credit facility on July 18, 2013, which we have assumed is undrawn during the pro forma period; and

  •
  the closing on July 18, 2013 of the OCIWLP Credit Facility and borrowings of $135.0 million thereunder to refinance existing debt, fund a special distribution to its partners and pay debt issuance costs.

PRO FORMA STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)

FOR YEAR ENDED DECEMBER 31, 2012

(In thousands of dollars except per share data)

		Pro Forma Adjustments
	Predecessor Historical	Restructuring		OCIWLP Credit Facility		OCI Resources LP Pro Forma
SALES—Affiliates	$236,929					$236,929
SALES—Non-affiliates	225,634	—		—		225,634

Total net sales	462,563	—		—		462,563

COST OF PRODUCTS SOLD—Affiliate Royalties	12,768					12,768
COST OF PRODUCTS SOLD—Non-Affiliate	207,802	799	(b)			208,601
FREIGHT COSTS	110,155	—		—		110,155

Total cost of sales	330,725	799		—		331,524

GROSS PROFIT	131,838	(799)				131,039
SELLING AND MARKETING EXPENSES—Affiliates	5,951					5,951
SELLING AND MARKETING EXPENSES—Non-Affiliates	657					657
GENERAL AND ADMINISTRATIVE EXPENSES—Affiliates	5,155	—		—		5,155

OPERATING INCOME	120,075	(799)		—		119,276

OTHER (EXPENSE) INCOME:
Interest income	179					179
Interest expense	(1,506)			(3,305	)(j)	(4,811)
Other—net	(536)	—		—		(536)

Total other (expense) income	(1,863)	—		(3,305)		(5,168)

INCOME BEFORE PROVISION FOR INCOME TAXES	118,212	(799)		(3,305)		114,108
PROVISION FOR INCOME TAXES	16,449	(16,449	)(c)			—

NET INCOME	101,763	15,650		(3,305)		114,108
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	65,916	(9,553	)(d)	—		56,363

NET INCOME ATTRIBUTABLE TO OCI WYOMING HOLDING CO.	35,847	25,203		(3,305)		57,745

OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of Interest rate swap	35	—		—		35

COMPREHENSIVE INCOME	101,798	15,650		(3,305)		114,143
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE NONCONTROLLING INTEREST	65,936	(9,553)				56,383

COMPREHENSIVE INCOME ATTRIBUTABLE TO OCI WYOMING HOLDING CO.	$35,862	$25,203		$(3,305)		$57,760

Basic and diluted earnings per share	$35,847					$2.89

 PRO FORMA STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(In thousands of dollars except per share data)

		Pro Forma Adjustments
	Predecessor Historical	Restructuring		OCIWLP Credit Facility		OCI Resources LP Pro Forma
SALES—Affiliates	$102,291	$—		$—		$102,291
SALES—Non-affiliates	116,701	—		—		116,701

Total net sales	218,992	—		—		218,992

COST OF PRODUCTS SOLD—Affiliate Royalties	314					314
COST OF PRODUCTS SOLD—Non-Affiliate	114,330	510	(b)			114,840
FREIGHT COSTS	60,343	—		—		60,343

Total cost of sales	174,987	510		—		175,497

GROSS PROFIT	44,005	(510)		—		43,495
SELLING AND MARKETING EXPENSES—Affiliates	2,776					2,776
SELLING AND MARKETING EXPENSES—Non-Affiliates	31					31
GENERAL AND ADMINISTRATIVE EXPENSES—Affiliates	3,797	—		—		3,797

OPERATING INCOME	37,401	(510)		—		36,891

OTHER (EXPENSE) INCOME:
Interest income	35					35
Interest expense	(705)			(1,672	)(j)	(2,377)
Other—net	150	—		—		150

Total other (expense) income	(520)	—		(1,672)		(2,192)

INCOME BEFORE PROVISION FOR INCOME TAXES	36,881	(510)		(1,672)		34,699
PROVISION FOR INCOME TAXES	4,909	(4,909	)(c)			—

NET INCOME	31,972	4,399		(1,672)		34,699
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	21,963	(4,673	)(d)			17,290

NET INCOME ATTRIBUTABLE TO OCI WYOMING HOLDING CO.	10,009	9,072		(1,672)		17,409

OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of Interest rate swap	163	—		—		163

COMPREHENSIVE INCOME	32,135	4,399		(1,672)		34,862
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE NONCONTROLLING INTEREST	22,043	(4,673)		—		17,370

COMPREHENSIVE INCOME ATTRIBUTABLE TO OCI WYOMING HOLDING CO.	$10,092	$9,072		$(1,672)		$17,492

Basic and diluted earnings per share	$10,009					$0.87

PRO FORMA BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2013

(In thousands of dollars, except share amounts)

		Pro Forma Adjustments
	Predecessor Historical	Restructuring		OCIWLP Credit Facility		Offering		OCI Resources LP Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,365	$—		$135,000	(e)	$83,461	(k)	$4,036
				(30,000	)(f)	(83,461	)(l)
				(11,500	)(g)
				(91,500	)(h)
				(1,329	)(i)
Accounts receivable	89,881							89,881
Due from affiliates	22,452							22,452
Inventory	40,632							40,632
Other current assets	1,493							1,493

Total current assets	157,823			671				158,494
PROPERTY, PLANT, AND EQUIPMENT—Net	196,958	39,671	(b)					236,629
OTHER ASSETS	24			1,329	(i)			1,353

TOTAL	$354,805	$39,671		$2,000		$—		$396,476

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4,000	$—		$(4,000	)(f)	$—		$—
Accounts payable	10,142							10,142
Due to affiliates	29,150							29,150
Accrued expenses	20,814							20,814

Total current liabilities	64,106			(4,000)				60,106
LONG-TERM DEBT	46,000			135,000	(e)			155,000
				(26,000	)(f)
RECLAMATION RESERVE	3,662							3,662
DEFERRED INCOME TAXES	35,731	(35,731	)(c)					—

Total liabilities	149,499	(35,731)		105,000				218,768

EQUITY:
Common stock	1	(1	)(a)
Additional paid-in capital	73,356	(73,356	)(a)
Retained earnings	524	(524	)(a)
Common unitholders—public (5,000,000 units issued and outstanding)						83,460	(k)	83,460
Common and subordinated unitholder—OCI Wyoming Holding Co. (14,551,000 units issued and outstanding)		72,403	(a)	(46,665	)(h)	1	(k)	15,414
		38,878	(b)			(83,461	)(l)
		35,016	(c)
		(758	)(d)
General partner interest—OCI Resource Partners LLC (399,000 general partner units issued and outstanding)		1,478	(a)					2,971
		793	(b)
		715	(c)
		(15	)(d)
Accumulated other comprehensive loss—derivative financial instrument	(108)							(108)

Total partners' capital	73,773	74,629		(46,665)		—		101,737
Noncontrolling interest	131,533	773	(d)	(11,500	)(g)			75,971
				(44,835	)(h)

Total equity	205,306	75,402		(103,000)		—		177,708

TOTAL	$354,805	$39,671		$2,000		$—		$396,476

OCI RESOURCES LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.     Basis of Presentation, Transactions and this Offering

        The historical financial information is derived from the audited and unaudited condensed historical financial statements of the Predecessor. The pro forma adjustments have been prepared as if the Transactions described in this prospectus had taken place on June 30, 2013, in the case of the pro forma balance sheet, and as of January 1, 2012, in the case of the pro forma statements of operations for the year ended December 31, 2012 and the six months ended June 30, 2013 respectively. The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments.

        Upon completion of this offering, the Partnership anticipates incurring incremental selling, general and administrative expenses of approximately $3.0 million per year as a result of becoming a publicly traded partnership, including expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the New York Stock Exchange; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation. The unaudited pro forma financial statements do not reflect these incremental selling, general and administrative expenses.

2.     Pro Forma Adjustments and Assumptions

        The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments. A general description of these transactions and adjustments is provided as follows:

        Restructuring and Formation Pro Forma Adjustments:

  (a)
  Reflects issuance of common units and subordinated units in OCI Resources to Predecessor in return for Predecessor's contribution of its 50.49% general partner interest in OCIWLP and OCIWCO's contribution of its 10.02% limited partner interest in OCIWLP to OCI Resources. In addition, the elimination of Predecessor's common stock, additional paid-in-capital and retained earnings which will not be a part of our capital structure and the issuance of a 2% general partner interest in OCI Resources to our general partner.

  (b)
  Reflects the addition and resulting depreciation of mining reserve assets previously associated with OCIWCO'S 1% limited partner interest resulting from the recapitalization of this interest and contribution of a 10.02% limited partner interest to OCI Resources. The restructuring will be accounted for as a reorganization of entities under common control and therefore the mining reserve asset adjustment is shown at its ammortized historical carrying value.

  (c)
  Reflects the elimination of deferred and income taxes incurred by our Predecessor. OCI Resources is a partnership for income tax purposes and is not expected to incur income tax as a publicly traded partnership.

  (d)
  Reflects the recapitalization of OCIWCO's 1% limited partner noncontrolling interest in OCIWLP and the subsequent contribution of a 10.02% limited partner interest to OCI Resources after giving effect to the items noted in footnote (j).

        OCIWLP Credit Facility and Related Use of Proceeds Pro Forma Adjustments:

  (e)
  Reflects draw down of $135.0 million from revolver line of credit.

  (f)
  Reflects repayment of $30.0 million of existing debt ($4.0 million current and $26.0 million long term) under OCIWLP's previous credit facility.

OCI RESOURCES LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS (Continued)

  (g)
  Reflects payment of an $11.5 million special distribution by OCIWLP to its limited partner.

  (h)
  Reflects payment of a $91.5 million special distribution by OCIWLP to its general partners, 51% ($46.7 million) to OCI Resources and 49% ($44.8 million) to NRP.

  (i)
  Reflects payment of $1.3 million in debt issuance costs under the OCIWLP Credit Facility and the capitalization of these costs.

  (j)
  Reflects interest on borrowings from the OCIWLP Credit Facility at an assumed LIBOR rate of 0.3% plus 200 basis points plus amortization of the debt issuance costs.

        Offering Pro Forma Adjustments:

  (k)
  Reflects the gross proceeds to OCI Resources of $95.0 million from the issuance and sale of 5,000,000 common units at an initial public offering price of $19.00 per unit, net of underwriting discounts and commissions and other offering costs of approximately $11.5 million and $1,000 cash received from our limited partner for their limited partner interest and made in connection with the formation transaction.

  (l)
  Reflects the cash distribution of the net proceeds of this offering to OCICC via OCI Wyoming Holding Co. and OCIWCO, and the return of our organizational limited partner's initial capital contribution.

        Pro forma Basic and Diluted Earnings Per Share:

          Pro forma earnings per share is determined using the two class method and was calculated by dividing the pro forma net income attributable to common and subordinated unitholders of OCI Resources by the number of general partner units, common units and subordinated units resulting from the offering and the restructuring and formation transactions. For purposes of this calculation, 399,000 general partner units were assumed, and the weighted average number of common units and subordinated units outstanding was assumed to be 9,775,500 and 9,775,500, respectively. If the underwriters fully exercise their option to purchase additional common units, the total number of common units outstanding on a pro forma basis will not change. All units were assumed to have been outstanding since the beginning of the periods presented.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
OCI Wyoming Holding Co. and subsidiary
Atlanta, Georgia

        We have audited the accompanying consolidated balance sheets of OCI Wyoming Holding Co. (a wholly-owned subsidiary of OCI Chemical Corporation) and subsidiary (collectively, the "Company") as of December 31, 2011 and 2012 and the related consolidated statements of operations and comprehensive income, equity, and cash flows and the related notes to the consolidated financial statements for each of the three years in the period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2012 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
May 8, 2013

OCI WYOMING HOLDING CO. AND SUBSIDIARY

(A Wholly Owned Subsidiary of OCI Chemical Corporation)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2011 AND 2012

(In thousands of dollars, except share amounts)

	2011	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,761	$22,655
Accounts receivable (Note 3)	79,518	89,046
Due from affiliates (Note 12)	11,559	26,589
Inventory (Note 4)	32,150	42,124
Other current assets	1,192	688

Total current assets	151,180	181,102
PROPERTY, PLANT, AND EQUIPMENT—Net (Note 5)	200,976	204,539
OTHER ASSETS	158	68

TOTAL	$352,314	$385,709

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt (Note 7)	$4,000	$4,000
Accounts payable	15,819	13,123
Due to affiliates (Note 12)	3,708	22,316
Accrued expenses (Note 6)	31,309	26,145

Total current liabilities	54,836	65,584
LONG-TERM DEBT (Note 7)	52,000	48,000
RECLAMATION RESERVE (Note 8)	3,440	3,560
DEFERRED INCOME TAXES (Note 10)	36,890	36,137

Total liabilities	147,166	153,281

COMMITMENTS AND CONTINGENCIES (Note 11)
EQUITY:
Common stock, par value $1 per share; 1,000 shares authorized, issued and outstanding	1	1
Additional paid-in capital	73,356	73,356
Retained earnings	11,434	16,768
Common and subordinated unitholder—OCI Wyoming Holding Co.
General partner interest—OCI Resource Partners LLC
Accumulated other comprehensive loss—derivative financial instrument	(206)	(191)

Total shareholder's equity	84,585	89,934
Noncontrolling interest	120,563	142,494

Total equity	205,148	232,428

TOTAL	$352,314	$385,709

See notes to consolidated financial statements.

OCI WYOMING HOLDING CO. AND SUBSIDIARY

(A Wholly Owned Subsidiary of OCI Chemical Corporation)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(In thousands of dollars, except per share data)

	2010	2011	2012
SALES—Affiliates (Note 12)	$104,612	$168,571	$236,929
SALES—Non-affiliates	258,509	253,283	225,634

Total net sales	363,121	421,854	462,563

COST OF PRODUCTS SOLD—Affiliate royalties (Note 12)	6,554	3,985	12,768
COST OF PRODUCTS SOLD—Non-Affiliate	175,993	197,486	207,802
FREIGHT COSTS	109,155	105,668	110,155

Total cost of sales	291,702	307,139	330,725

GROSS PROFIT	71,419	114,715	131,838
SELLING AND MARKETING EXPENSES—Affiliates (Note 12)	3,667	4,043	5,951
SELLING AND MARKETING EXPENSES—Non-Affiliates	—	85	657
GENERAL AND ADMINISTRATIVE EXPENSES—Affiliates (Note 12)	5,191	6,687	5,155

OPERATING INCOME	62,561	103,900	120,075

OTHER (EXPENSE) INCOME:
Interest income	114	177	179
Interest expense	(2,778)	(1,509)	(1,506)
Other—net	(1,799)	(31)	(536)

Total other expense	(4,463)	(1,363)	(1,863)

INCOME BEFORE PROVISION FOR INCOME TAXES	58,098	102,537	118,212
PROVISION FOR INCOME TAXES (Note 10)	6,475	14,551	16,449

NET INCOME	51,623	87,986	101,763
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	36,110	58,205	65,916

NET INCOME ATTRIBUTABLE TO OCI WYOMING HOLDING CO.	15,513	29,781	35,847

OTHER COMPREHENSIVE INCOME (LOSS):
Interest rate swap	1,373	(510)	35

COMPREHENSIVE INCOME	52,996	87,476	101,798
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE NONCONTROLLING INTEREST	36,110	57,901	65,936

COMPREHENSIVE INCOME ATTRIBUTABLE TO OCI WYOMING HOLDING CO.	$16,886	$29,575	$35,862

Basic and diluted earnings per share (Note 14)	$15,513	$29,781	$35,847

Unaudited pro forma net income per common and subordinated unit—basic and diluted			$2.78
Unaudited weighted average common and subordinated units outstanding—basic and diluted			18,803,526

See notes to consolidated financial statements.

OCI WYOMING HOLDING CO. AND SUBSIDIARY

(A Wholly Owned Subsidiary of OCI Chemical Corporation)

CONSOLIDATED STATEMENTS OF EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(In thousands of dollars except share amounts)

	Common Stock			Retained Earnings (Accumulated Loss)	Accumulated Other Comprehensive Loss
			Additional Paid-In Capital			Total Shareholder's Equity	Noncontrolling Interests	Total Equity
	Shares	Amount
BALANCE—December 31, 2009	1,000	$1	$83,556	$(33,860)	$(1,373)	$48,324	$89,886	$138,210
Priority return distribution							(14,517)	(14,517)
Capital distribution							(14,700)	(14,700)
Net Income				15,513		15,513	36,110	51,623
Other Comprehensive income					1,373	1,373		1,373

BALANCE—December 31, 2010	1,000	1	83,556	(18,347)		65,210	96,779	161,989
Priority return distribution							(14,517)	(14,517)
Capital distribution			(10,200)			(10,200)	(19,600)	(29,800)
Net Income				29,781		29,781	58,205	87,986
Other Comprehensive loss					(206)	(206)	(304)	(510)

BALANCE—December 31, 2011	1,000	1	73,356	11,434	(206)	84,585	120,563	205,148
Priority return distribution							(14,517)	(14,517)
Capital distribution				(30,513)		(30,513)	(29,488)	(60,001)
Net Income				35,847		35,847	65,916	101,763
Other Comprehensive income					15	15	20	35

BALANCE—December 31, 2012	1,000	$1	$73,356	$16,768	$(191)	$89,934	$142,494	$232,428

See notes to consolidated financial statements.

OCI WYOMING HOLDING CO. AND SUBSIDIARY

(A Wholly Owned Subsidiary of OCI Chemical Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(In thousands of dollars)

	2010	2011	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$51,623	$87,986	$101,763
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,192	22,172	22,922
Deferred income taxes	(538)	2,645	(224)
(Increase) decrease in:
Accounts receivable	(3,008)	(29,619)	(9,528)
Inventory	(1,066)	(917)	(9,973)
Other current assets	2,276	(318)	261
Increase (decrease) in:
Accounts payable	938	4,054	(1,625)
Due to/from affiliates—current	3,743	(1,924)	3,367
Accrued expenses and other liabilities	4,716	6,083	(5,113)
Other	1,096	(51)	—

Net cash provided by operating activities	82,972	90,111	101,850

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,267)	(25,788)	(27,438)

Net cash used in investing activities	(7,267)	(25,788)	(27,438)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	40,000	—	—
Repayments of long-term debt	(71,250)	(4,000)	(4,000)
Priority return distribution to noncontrolling interest shareholder	(14,517)	(14,517)	(14,517)
Distribution to majority interest holder		(10,200)	(30,513)
Distribution to noncontrolling interest shareholder	(14,700)	(19,600)	(29,488)
Due to/from affiliates—noncurrent	(16,111)	—	—

Net cash used in financing activities	(76,578)	(48,317)	(78,518)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(873)	16,006	(4,106)
CASH AND CASH EQUIVALENTS:
Beginning of year	11,628	10,755	26,761

End of year	$10,755	$26,761	$22,655

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$2,659	$1,344	$1,524

Cash paid during the year for taxes	$541	$40	$—

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCE ACTIVITY:
Decrease (increase) in interest rate swap liability	$(1,373)	$510	$(35)

Capital expenditures on account	$472	$1,897	$826

See notes to consolidated financial statements.

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands except share and per share amounts)

1.     CORPORATE STRUCTURE AND OWNERSHIP

        Corporate Structure and Agreement of Limited Partnership—OCI Wyoming Holding Co. and its subsidiary (collectively, the "Company") are 100% owned by OCI Chemical Corporation ("OCICC") which is ultimately 100% owned by OCI Enterprises, Inc. ("OCIE"). OCIE is a majority-owned subsidiary of OCI Company Ltd., Seoul Korea. OCI Wyoming Holding Co. owns a 50.49% general partner interest in OCI Wyoming L.P. ("OCIWLP"), and until January 23, 2013, the remaining 48.51% general partner interest in OCIWLP was owned by Big Island Trona Company (BITCO), a wholly owned subsidiary of Anadarko Holding Company ("Anadarko"). The 1% limited partner interest in OCIWLP is owned by OCI Wyoming Co. ("OCIWCO"). Eighty percent of OCIWCO's common stock is held by OCICC, and until January 23, 2013, the remaining 20% of the common stock and 100% of the cumulative preferred stock was held by Anadarko. On January 23, 2013, Natural Resource Partners LP ("NRP") or entities controlled by NRP acquired Anadarko's interests in OCIWLP and OCIWCO.

        Pursuant to the Agreement of Limited Partnership, the owners of the 1% limited partner interest in OCIWLP are entitled to receive a cumulative annual priority return of $14,517. At December 31, 2010, 2011 and 2012, all priority return distributions had been paid. Any priority return amounts in arrears earn interest at 9%.

2.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations—The Company's operations consist solely of its investment in OCIWLP, which is in the business of mining trona ore to produce soda ash. All soda ash processed is sold through OCIWLP's sales agent, OCICC, to various domestic and European customers and to American Natural Soda Ash Corporation ("ANSAC") which is a related party for export. All mining and processing activities take place in one facility located in the Green River Basin of Wyoming.

        A summary of the Company's significant accounting policies is as follows:

        Basis of Presentation—The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiary. All significant intercompany balances have been eliminated in consolidation.

        Unaudited Pro forma Financial Information—Staff Accounting Bulletin 1.B.3 requires that certain distributions to owners prior to or concurrent with an initial public offering be considered as distributions in contemplation of that offering. Upon completion of the initial public offering of OCI Resources LP (the "Partnership"), the Partnership intends to distribute to OCICC approximately $83.5 million in cash, of which $18.0 million will be paid via OCI Wyoming Holding Co. to OCICC and $65.5 million will be paid via OCIWCO to OCICC. As part of the initial public offering of the Partnership, OCI Wyoming Holding Co. will own common and subordinated units of the Partnership and, through its wholly owned subsidiary, OCI Resource Partners LLC, will own the Partnership's general partner interest.

        Unaudited pro forma net income per common and subordinated unit—basic and diluted and unaudited weighted average common and subordinated units outstanding—basic and diluted assumes 399,000 general partner units, 9,775,500 subordinated units and 8,629,026 common units were outstanding for the year ended December 31, 2012. The Partnership's 8,629,026 common units consist of (i) the 4,775,500 common units held by OCI Wyoming Holding Co. and (ii) the 5,000,000 common units expected to be issued in the initial public offering of the Partnership, reduced by 1,146,474

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands except share and per share amounts)

common units to 3,853,526 common units, which is the number of common units that the Partnership would have been required to issue to fund the $83.5 million distribution described above, less net earnings of the Partnership available to pay such distribution on a pro forma basis. Accordingly, the number of common units that the Partnership would have been required to issue to fund the $83.5 million distribution is calculated by dividing the $83.5 million distribution, less the net earnings of $21.8 million and plus underwriting discounts and commissions and other offering costs of approximately $11.5 million, by the issuance price of $19.00 per common unit. Net earnings is calculated after giving effect to distributions already made during the year ended December 31, 2012 and the elimination of income tax incurred by the Company, as the Partnership is not expected to incur tax.

        Noncontrolling interests—Noncontrolling interests in the consolidated balance sheets represent the 1% limited partner interest in OCIWLP owned by OCIWCO and the 48.51% general partner interest in OCIWLP owned by Anadarko, and subsequently by NRP.

        Use of Estimates—The preparation of consolidated financial statements, in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Revenue Recognition—The Company recognizes revenue and records the related accounts receivable when the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) ownership has transferred to the customer, which occurs upon shipment; (3) the selling price is fixed, determinable or reasonably estimated; and (4) collectability is reasonably assured. Customer rebates are accounted for as sales deductions and are held in liability accounts until payments are made to the customers. Rebates are applicable to a small number of our domestic customers, on a contract basis. The terms vary and rebates are estimated based on customer-specific historical information. The rebates are paid either on a quarterly or an annual basis. Rebates recognized for the years ended 2010, 2011 and 2012 were $798, $696 and $579, respectively. Sales returns are not material and are not provided for by the Company.

        Freight Costs—The Company includes freight costs billed to customers for shipments administered by the Company in gross sales. The related freight costs along with cost of products sold are deducted from gross sales to determine gross profit.

        Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market mutual funds and certificates of deposit.

        Accounts Receivable—Accounts receivable are carried at the original invoice amount less an estimate for doubtful receivables. The allowance for doubtful accounts is based on specifically identified amounts that the Company believes to be uncollectible. An additional allowance is recorded based on certain percentages of aged receivables, which are determined based on management's assessment of the general financial conditions affecting the Company's customer base. If actual collection experience changes, revisions to the allowance may be required. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands except share and per share amounts)

        Inventory—Inventory is carried at the lower of cost or market on a first-in, first-out basis. Costs include raw materials, direct labor and manufacturing overhead. Market is based on current replacement cost for raw materials and stores inventory, and finished goods is based on net realizable value.

  •
  Raw material inventory includes material and natural resources being used in the mining and refining process.

  •
  Finished goods inventory is the finished product soda ash.

  •
  Stores inventory includes materials and supplies currently available for future use.

        Property, Plant, and Equipment—Property, plant, and equipment is stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of depreciable assets, principally using the straight-line method. The estimated useful lives applied to depreciable assets range from three to 20 years for machinery and equipment and 20 to 39 years for buildings and improvements. When property, plant, and equipment are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations for the period. Depreciation expense totaled $23,078, $22,060 and $22,805 for the years ended December 31, 2010, 2011 and 2012, respectively.

        The excess of the purchase price paid by OCICC over the appraised fair value of the intangible net assets in the acquisition of the Company in 1996 has been allocated to mining reserves and is being amortized on a straight line basis over the mining reserves estimated useful life. Effective January 1, 2012, the mining reserve is amortized over a remaining life of 69 years as a result of a mining reserve study completed for the year ended December 31, 2011. During 2010 and 2011, the remaining life had been 66 and 65 years, respectively. A subsequent study at March 31, 2013 revised the life of the mine to 67 years, which did not result in a change to the amortization period of the mining reserve, as this change is not material. Amortization expense totaled approximately $769, $769 and $438 for the years ended December 31, 2010, 2011 and 2012. The aggregate carrying amount of mining reserves is reported as a separate component of property, plant, and equipment (see Note 5).

        The Company's policy is to evaluate property, plant, and equipment for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value. The amount of any impairment then recognized would be calculated as the difference between estimated fair value and the carrying value of the asset.

        Derivative Instruments and Hedging Activities—The Company may enter into derivative contracts from time to time to manage exposure to the risk of exchange rate changes on its foreign currency transactions, the risk of changes in natural gas prices, and the risk of the variability in interest rates on borrowings. Gains and losses on derivative contracts are reported as a component of the underlying transactions. The Company follows hedge accounting for its hedging activities. All derivative instruments are recorded on the balance sheet at their fair values. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company designates its derivatives based upon criteria established by hedge accounting. For a derivative designated as a fair value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting gain or loss on the hedged item attributed to the risk being hedged. For a derivative designated as a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of accumulated other comprehensive income (loss) and subsequently

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands except share and per share amounts)

reclassified into earnings when the hedged exposure affects earnings. Any ineffective portion of the gain or loss is reported in earnings immediately. For derivatives not designated as hedges, the gain or loss is reported in earnings in the period of change as a component of the underlying transactions.

        Interest Rate Swap Agreement—The Company has recorded an interest rate swap within accrued expenses with an aggregate notional value of $28,000 and $26,000 and a fair value of $(510) and $(580), at December 31, 2011 and 2012, respectively.

        Income Tax—The Company has a tax allocation agreement with OCIE, under which the current tax provision and liability are calculated on a stand-alone basis. The substantive effect of this agreement requires the Company to pay to OCIE income tax based on a separate Company calculation for the inclusion of the Company in OCIE's consolidated tax return.

        The Company uses the liability method of accounting for deferred income taxes, under which deferred income taxes are recorded at statutory income tax rates, to reflect temporary differences between the financial reporting and tax bases of assets and liabilities.

        Income taxes are provided on the taxable income of OCIWLP allocated to the Company under the partnership agreement as adjusted by the tax allocation agreement.

        No federal income taxes are provided for the results of operations of OCIWLP, as it is a partnership for U.S. income tax purposes, and income taxes are payable by its partners.

        Reclamation Costs—The Company is obligated to return the land beneath its refinery and tailings ponds to its natural condition upon completion of operations and is required to return the land beneath its rail yard to its natural condition upon termination of the various lease agreements.

        The Company accounts for its land reclamation liability as an asset retirement obligation, which requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

        The estimated original liability calculated in 1996 for the refinery and tailing ponds was calculated based on the estimated useful life of the mine, which was 80 years, and on external and internal estimates as to the cost to restore the land in the future and state regulatory requirements. Effective January 1, 2012, the remaining useful life of the mine was extended by four years to 69 years, as a result of a mining reserve study completed for the year ended December 31, 2011, and resulted in the addition of a new asset retirement obligation layer. During 2010 and 2011, the remaining life had been 66 and 65 years, respectively. A subsequent study dated March 31, 2013 revised the life of the mine to 67 years, which did not result in a change to the accretion period of the retirement obligation, as this change is not material. The original liability and the new liability added because of the mine life study were discounted using credit-adjusted, risk-free rates of 7% and 4.25%, respectively, and both are being accreted throughout the estimated life of the related assets to equal the total estimated costs with a corresponding entry being recorded to interest expense.

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands except share and per share amounts)

        During 2011, the Company constructed a rail yard to facilitate loading and switching of rail cars. The Company is required to restore the land on which the rail yard is constructed to its natural condition. The estimated liability of $975 recorded during 2011 for restoring the rail yard to its natural condition is calculated based on the land lease life of 30 years, and on external and internal estimates as to the cost to restore the land in the future. The liability is discounted using a credit-adjusted, risk-free rate of 4.25% and will be accreted throughout the estimated life of the related assets to equal the total estimated costs with a corresponding entry being recorded to interest expense.

        The Company has a self-bond agreement with the Department of Environmental Quality of the State of Wyoming. As of December 31, 2011 and 2012, the amount of the bond was $21,331, which is the amount the Company would need to pay the State of Wyoming for reclamation costs if the Company ceases mining operations currently. The amount of this bond is subject to change upon periodic re-evaluation by the Land Quality Division. At December 31, 2011 and 2012, there were no liabilities recorded related to this bond.

        The Company recorded accretion expense for reclamation of its liability of $97, $112, and $120 for the years ended December 31, 2010, 2011, and 2012, respectively. At December 31, 2011 and 2012, the reclamation liability had a balance of $3,440 and $3,560, respectively (see Note 8).

        Fair Value of Financial Instruments—The following methods and assumptions were used to estimate the fair values of each class of financial instruments at December 31, 2011 and 2012.

        Cash and Cash Equivalents—The carrying amount approximates fair value due to the short maturity of the instruments.

        Long-Term Debt—The carrying amount of long-term debt approximates fair value because the interest rates fluctuate with changes in the London InterBank Offered Rate (LIBOR), and changes in the applicable credit spreads have not had a material impact on the fair value of long-term debt.

        Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Fair value accounting requires that these financial assets and liabilities be classified into one of the following three categories:

        Level 1—Quoted prices available in active markets for identical assets or liabilities

        Level 2—Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable

        Level 3—Unobservable pricing inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about what market participants would use in pricing an asset or liability

        As of December 31, 2011 and 2012 the interest rate swap contract was measured at fair value on a recurring basis using Level 2 inputs that are readily available in public markets or can be derived from information available in publicly quoted markets.

        Subsequent Events—The Company has evaluated all subsequent events through May 8, 2013, the date the consolidated financial statements were available to be issued.

        Recently Issued Accounting Standards—In June 2011, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2011-05, Presentation of Comprehensive Income, which requires an entity to present the total of comprehensive income, the components of net income, and

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands except share and per share amounts)

the components of other comprehensive income either in a single continuous statement of comprehensive income or in two but consecutive statements. Additionally, ASU No. 2011-05 eliminates the option to present comprehensive income and its components as part of the statement of stockholder's equity. With the exception of the indefinite deferral of the provisions that require companies to present, in both net income and other comprehensive income, adjustments of items are reclassified from other comprehensive income to net income. ASU No. 2011-05 became effective for 2012. The Company elected to present comprehensive income, the components of net income, and the components of other comprehensive income in a single continuous statement.

3.     ACCOUNTS RECEIVABLE

        Accounts receivable as of December 31, 2011 and 2012 consist of the following:

	2011	2012
Trade receivables	$24,240	$26,243
ANSAC receivables	47,373	53,836
Other receivables	7,990	9,709

	79,603	89,788
Allowance for doubtful accounts	(85)	(742)

Total	$79,518	$89,046

4.     INVENTORY

        Inventory as of December 31, 2011 and 2012 consists of the following:

	2011	2012
Raw materials	$2,234	$5,294
Finished goods	8,322	13,534
Stores inventory	21,594	23,296

Total	$32,150	$42,124

5.     PROPERTY, PLANT, AND EQUIPMENT

        Property, plant, and equipment as of December 31, 2011 and 2012 consist of the following:

	2011	2012
Land	$201	$201
Depletable assets	1,568	1,981
Buildings and improvements	128,051	129,842
Internal-use computer software	1,991	1,991
Machinery and equipment	559,648	561,416
Mining reserves	8,504	8,504

	699,963	703,935
Less accumulated depreciation and amortization	(508,691)	(516,408)

Property, plant, and equipment—net	191,272	187,527
Construction in progress	9,704	17,012

Total	$200,976	$204,539

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands except share and per share amounts)

6.     ACCRUED EXPENSES

        Accrued expenses as of December 31, 2011 and 2012 consist of the following:

	2011	2012
Accrued freight	$9,769	$3,304
Accrued energy	5,241	5,360
Accrued royalty	2,927	4,403
Accrued employee compensation	5,926	5,257
Other accruals	7,446	7,821

Total	$31,309	$26,145

7.     DEBT

        Long-term debt as of December 31, 2011 and 2012 consists of the following:

	2011	2012
Variable Rate Demand Revenue Bonds, principal due October 1, 2018, interest payable monthly, bearing interest at 0.20% and 0.28% at December 31, 2011 and 2012, respectively	$11,400	$11,400
Variable Rate Demand Revenue Bonds, principal due August 1, 2017, interest payable monthly, bearing interest at 0.20% and 0.28% at December 31, 2011 and 2012, respectively	8,600	8,600
Note payable to Comerica Bank, principal due quarterly installments of $1,000 beginning in 2011 with $25,000 due October 1, 2014, interest payable quarterly, bearing variable interest at 1.97% and 1.86% at December 31, 2011 and 2012, respectively	36,000	32,000

	56,000	52,000
Current portion of long-term debt	(4,000)	(4,000)

Total long-term debt	$52,000	$48,000

        The above revenue bonds require OCIWLP to maintain standby letters of credit totaling $20,333 at December 31, 2011 and 2012. These letters of credit require compliance with certain covenants, including minimum net worth, maximum debt to net worth, and interest coverage ratios. As of December 31, 2011 and 2012, OCIWLP was in compliance with these debt covenants.

        In October 2010, OCIWLP entered into a $40,000 four-year term and a $20,000 four-year revolving credit facility with Comerica Bank due October 1, 2014. No borrowings were drawn from the revolving credit facility as of December 31, 2011 and 2012. Borrowings under this term loan and the revolving credit facility bear interest at a floating rate of LIBOR plus 155 basis points. OCIWLP is required to pay a fee on the unused principal amount of the revolving credit facility at a rate per annum of 0.3%. Interest payments are due quarterly in arrears. Quarterly principal installments of $1,000 each are required, commencing on February 1, 2011, and on the first day of February, May, August, November, and thereafter until the term loan maturity date, when all remaining outstanding principal is due. The agreement requires compliance with certain covenants, including fixed charge

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands except share and per share amounts)

coverage ratio, funded debt to earnings before interest, taxes, depreciation, and amortization ratio, and tangible net worth. OCIWLP is subject to certain covenants under agreements governing the debt of OCICC, including covenants limiting OCIWLP's ability to incur indebtedness and create liens. In addition, OCIWLP cannot make distributions to its partners if an event of default exists under OCICC's debt agreements. As of December 31, 2011 and 2012, OCIWLP and OCICC were in compliance with their debt covenants.

        Aggregate maturities required on long-term debt at December 31, 2012 are due in future years as follows:

2013	$4,000
2014	28,000
2017	8,600
2018	11,400

Total	$52,000

8.     RECLAMATION RESERVE

        Reclamation reserve as of December 31, 2011 and 2012 was comprised as follows:

	2011	2012
Balance at beginning of year	$1,596	$3,440
Liabilities incurred	975
Accretion	112	120
Revisions due to change in useful life	757

Balance at end of year	$3,440	$3,560

9.     EMPLOYEE BENEFIT PLANS

        The Company participates in various benefit plans offered and administered by OCIE and is allocated its portion of the annual costs related thereto based upon employees working at the site. The specific plans are as follows:

        Retirement Plans—Benefits provided under the OCI Pension Plan for Salaried Employees and OCI Pension Plan for Hourly Employees are based upon years of service and an employee's average compensation during the final years of service, as defined. Each plan covers substantially all full-time employees hired before May 1, 2001. OCIE's funding policy is to contribute annually at least the minimum required contribution based upon years of service and an employee's average compensation during the final years of service, as defined. Reimbursements to OCIE are based on the proportion of the plan's total liabilities allocable to the Company's employees. OCIE made contributions for the years ended December 31, 2010, 2011, and 2012, in the amount of $4,058, $12,798, and $9,080 and the Company's allocated portion was $4,126, $4,836, and $9,019, respectively. The dollar amount of a cash reimbursement to the plan sponsor in any particular year will vary as a result of gains or losses sustained by the pension plan assets during the year due to market conditions. At the total OCIE level,

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands except share and per share amounts)

the pension plans had a projected benefit obligation of $95,801 and $128,981 at December 31, 2011 and 2012, respectively.

        Savings Plan—The OCI 401(k) Retirement Plan covers all eligible hourly and salaried employees. Eligibility is limited to all domestic residents and any foreign expatriates who are in the United States indefinitely. The plan permits employees to contribute specified percentages of their compensation, while OCIE makes contributions based upon specified percentages of employee contributions. The plan was amended such that participants hired on or subsequent to May 1, 2001 will receive an additional contribution from OCIE based on a percentage of the participant's base pay. Contributions made to the plan by the Company were $1,488, $1,733, and $2,367 for the years ended December 31, 2010, 2011, and 2012 respectively.

        Postretirement Benefits—Most of the Company's employees are eligible for postretirement benefits other than pensions under the OCI Post Retirement Benefit Plan, if they reach retirement age while still employed.

        OCIE accounts for postretirement benefits on an accrual basis over an employee's period of service. The postretirement plan is not funded, and OCIE has the right to modify or terminate the plan. The Company's allocated portion of OCIE's postretirement benefit costs was $1,874, $2,542, and $2,195 for the years ended December 31, 2010, 2011, and 2012 respectively.

10.   INCOME TAXES

        The provision for income taxes for the year ended December 31, 2010, 2011 and 2012 includes the following:

	2010	2011	2012
Current	$7,013	$11,906	$16,673
Deferred	(538)	2,645	(224)

Total provision for income tax	$6,475	$14,551	$16,449

        The Company's effective tax rate (excluding net income attributable to noncontrolling interest) for the year ended December 31, 2010, 2011, and 2012 includes the following:

	2010		2011		2012
	Amount	Rate Effect	Amount	Rate Effect	Amount	Rate Effect
Income tax provision at federal statutory rate	$7,695	35.00%	$15,516	35.00%	$18,304	35.00%
State and local income taxes net of federal tax benefit	198	0.90%	134	0.30%	123	0.24%
Permanent domestic production activity deduction	(1,120)	(5.09)%	(1,034)	(2.33)%	(2,098)	(4.01)%
Other	(298)	(1.36)%	(65)	(0.15)%	120	0.23%

Total provision for income tax	$6,475	29.45%	$14,551	32.82%	$16,449	31.45%

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands except share and per share amounts)

        The Company's effective tax rate excludes income taxes on income attributable to noncontrolling interest shareholders because the results of OCIWLP operations are taxed to its owners as a partnership for U.S. income tax purposes.

        The deferred tax assets (liabilities) are included in the consolidated balance sheets as of December 31, 2011 and 2012 as follows:

	2011	2012
Current deferred assets	$469	$255
Noncurrent deferred liabilities	(36,890)	(36,137)

Net deferred tax liabilities	$(36,421)	$(35,882)

        The components of the net deferred tax liabilities as of December 31, 2011 and 2012 are as follows:

	2011	2012
Deferred tax asset:
Other	$1,189	$853

Deferred tax liabilities:
Property basis difference	(24,133)	(23,790)
Mining reserve	(12,534)	(12,413)
Other	(943)	(532)

Net deferred tax liabilities	$(36,421)	$(35,882)

        Income tax positions taken by the Company have met the more-likely-than-not recognition threshold. The Company has determined that it does not have any significant uncertain tax positions at December 31, 2011 and 2012. All tax returns for the years beginning from 2010 are open for audit by the Internal Revenue Service and the respective state jurisdictions.

11.   COMMITMENTS AND CONTINGENCIES

        OCIWLP had a $693 letter of credit issued by Comerica Bank to a third-party vendor at December 31, 2011.

        OCICC entered into a 5-year freight transportation agreement with Union Pacific Company, which was effective on January 1, 2010 and sets the transportation costs for product moved on Union Pacific rail lines. If the Company does not ship a fixed percentage of its soda ash on specified routes during each 12 month period under the transportation agreement, OCICC must pay a shortfall payment to Union Pacific Company to make up for lost traffic volumes. No such payments have been made to date. Rates are adjusted annually based upon an index published by the Association of American Railroads.

        OCIWLP leases mineral rights from the U.S. Bureau of Land Management and the State of Wyoming, and was granted a mineral license by Rock Springs Royalty Corp. (RSRC), a subsidiary of Anadarko. All of these leases and the license provide for royalties based on the value of the products sold. Under the terms of our leases and license, we are required to make minimum royalty or rental

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands except share and per share amounts)

payments. OCIWLP holds a preferential right of renewal under its leases with the U.S. Bureau of Land Management and intends to continue renewing those and its other leases as has been its practice. Total royalty expense under these agreements was $8,505, $10,047, and $20,448 for the year ended December 31, 2010, 2011, and 2012, respectively.

        OCIWLP entered into a 10-year rail yard switching and maintenance agreement with a third party, Watco Companies, LLC (Watco), on December 1, 2011. Under the agreement, Watco provides rail-switching services at OCIWLP's rail yard. OCIWLP's rail yard is constructed on land leased by Watco from Rock Springs Grazing Association and on land over which Watco holds an easement from Anadarko Land Corp. The Rock Springs Grazing Association land lease is renewable every five years for a total period of 30 years (expiring in 2014 if all renewal options are exercised while the Anadarko Land Corp. easement is perpetual.) OCICC has an option agreement with Watco to cause Watco to assign these interests to OCICC at any time during the land lease and easement terms. Pursuant to the same option agreement, Watco may assign these interests to OCICC upon the expiration or termination of the switching and maintenance agreement. An annual rental of $15 is paid under the easement and an annual rental of $60 is paid under the lease.

        Commitments—As of December 31, 2012, the total minimum commitments under the Company's various operating leases, including renewal periods, due in future years are as follows:

2013	$75
2014	75
2015	75
2016	75
2017	75
2018 and thereafter	1,875

Total	$2,250

        Contingencies—From time to time, the Company has various litigation, claims, and assessments that arise in the normal course of business. Management does not believe, based upon its evaluation and discussion with counsel, that the ultimate outcome of any current matters, individually or in the aggregate, would have a material effect on the Company's financial position, results of operations, or cash flows.

12.   RELATED-PARTY TRANSACTIONS

        OCICC is the exclusive sales agent for OCIWLP responsible for promoting and increasing the use and sale of soda ash and other refined or processed sodium products produced. All actual sales and marketing costs incurred by OCICC are charged directly to OCIWLP.

        OCICC had an approximate 22%, 31% and 37% participation interest at December 31, 2010, 2011 and 2012, respectively, in ANSAC, a non-stock corporation organized by several U.S. natural soda ash producers. ANSAC was formed to promote export sales of U.S.-produced natural soda ash. ANSAC conducts its business as a not-for-profit corporation organized under the provisions of the Webb-Pomerene Act of 1918. As of December 31, 2011 and 2012, accounts receivable due from ANSAC amounted to $47,373 and $53,836 or 60% and 60%, respectively, of total accounts receivable.

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands except share and per share amounts)

ANSAC allocates its expenses to ANSAC's members using a pro rata calculation based on sales. ANSAC's allocated expenses are charged directly to OCIWLP, and are included in selling and marketing expenses and were $1,407, $1,740 and $1,920 for 2010, 2011 and 2012, respectively.

        OCIWLP also sells soda ash to OCI Alabama LLC, a wholly owned subsidiary of OCICC.

        Net sales to affiliates for the year ended December 31, 2010, 2011 and 2012 are as follows:

	2010	2011	2012
ANSAC	$97,416	$161,764	$229,533
OCI Alabama LLC	7,196	6,807	7,396

Total	$104,612	$168,571	$236,929

        Cost of products sold includes royalty expense paid by the Company to RSRC totaling $6,554, $3,985, and $12,768 in 2010, 2011, and 2012 respectively.

        OCICC also contracts with various land and sea carriers for freight transportation on behalf of the Company. All such actual freight costs are charged directly to the Company.

        Certain selling and marketing expenses and general and administrative expenses represent amounts charged from OCIE and OCICC to the Company. The amounts charged were based on actual expenditures made by OCIE and OCICC and principally relate to salaries, benefits, office supplies, professional fees, travel, computer, rent, and amortization of certain long-term assets used by the Company. Total costs charged to the Company by OCIE and OCICC, including ANSAC related charges, are as follows:

	2010	2011	2012
Selling and marketing	$3,667	$4,043	$5,951
General and administrative	$5,191	$6,687	$5,155

        At December 31, 2011 and 2012, the Company had receivables and payables with OCIE affiliated entities as follows:

	2011		2012
	Receivables from Affiliates	Payables to Affiliates	Receivables from Affiliates	Payables to Affiliates
OCIE	$907	$1,451	$647	$18,329
OCIC	10,643	2,256	24,410	2,456
Other	9	1	1,532	1,531

Total	$11,559	$3,708	$26,589	$22,316

        Accounts payable at December 31, 2011 and 2012 includes amounts payable to RSRC, a wholly owned subsidiary of Anadarko, of $1,465 and $1,951, respectively, consisting of royalties earned based upon a rate of 7% of certain net sales of soda ash produced from trona ore mined from a section owned by Anadarko.

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands except share and per share amounts)

        A cash distribution of $0, $10,200 and $30,513 in 2010, 2011 and 2012, respectively, was paid by the Company to its shareholder. In addition to the payment by OCIWLP of the priority return of $14,517 to OCIWCO, OCIWLP paid cash distributions of $14,700, $19,600 and $29,488 to the noncontrolling interest holders in 2010, 2011 and 2012, respectively.

13.   MAJOR CUSTOMERS AND SEGMENT REPORTING

        The Company has one operating segment. The Company's sales by geographic area for the year ended December 31, 2010, 2011 and 2012 are as follows:

	2010	2011	2012
Domestic	$205,331	$203,268	$199,398

International
ANSAC	97,416	161,764	229,533
Other	60,374	56,822	33,632

Total	157,790	218,586	263,165

Total Sales	$363,121	$421,854	$462,563

        The Company's largest customer by sales is ANSAC. A description of the Company's relationship with ANSAC is described in Note 12. In addition to ANSAC, the Company had sales to one customer that accounted for 11.0%, 11.8% and 11.4% of net sales during 2010, 2011 and 2012.

14.   EARNINGS PER SHARE

        OCI Wyoming Holding Co.'s earnings per share for the years ended December 31, 2010, 2011, and 2012 is calculated as follows:

	2010	2011	2012
Numerator
Net income attributable to OCI Wyoming Holding Co.	$15,513	$29,781	$35,847
Denominator
Weighted average number of shares issued	1,000	1,000	1,000
Basic and diluted earnings per share	$15,513	$29,781	$35,847

        Error Correction—Subsequent to the filing of the Company's Form S-1/A on July 22, 2013, management identified misstatements in the presentation of basic and diluted earnings per share in the consolidated financial statements for the years ended December 31, 2010, 2011, and 2012. Specifically, the number of shares in the denominator of the earnings per share calculation for each period should have been 1,000 shares rather than the 1,000,000 shares used in the calculation of basic and diluted earnings per share. The basic and diluted earnings per share for the years ended December 31, 2010, 2011 and 2012 above have been restated to correct this error.

        Earnings per share as previously presented is as follows:

	Year ended December 31
	2010	2011	2012
Basic and Diluted Earnings Per Share	$15.51	$29.78	$35.85

******

OCI WYOMING HOLDING CO. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2012 AND JUNE 30, 2013

(In thousands of dollars, except share amounts)

	December 31, 2012	June 30, 2013	Pro Forma June 30, 2013
		(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,655	$3,365	$3,365
Accounts receivable	89,046	89,881	89,881
Due from affiliates	26,589	22,452	22,452
Inventory (Note 3)	42,124	40,632	40,632
Other current assets	688	1,493	1,493

Total current assets	181,102	157,823	157,823
PROPERTY, PLANT, AND EQUIPMENT—Net	204,539	196,958	196,958
OTHER ASSETS	68	24	24

TOTAL	$385,709	$354,805	$354,805

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt (Note 4)	$4,000	$4,000	$4,000
Accounts payable	13,123	10,142	10,142
Due to affiliates	22,316	29,150	29,150
Accrued expenses	26,145	20,814	20,814
Distribution payable			83,461

Total current liabilities	65,584	64,106	147,567
LONG-TERM DEBT (Note 4)	48,000	46,000	46,000
RECLAMATION RESERVE (Note 5)	3,560	3,662	3,662
DEFERRED INCOME TAXES	36,137	35,731

Total liabilities	153,281	149,499	197,229

COMMITMENTS AND CONTINGENCIES (Note 8)
EQUITY:
Common stock, par value $1 per share; 1,000 shares authorized, issued and outstanding	1	1
Additional paid-in capital	73,356	73,356
Retained earnings	16,768	524
Common and subordinated unitholder—OCI Wyoming Holding Co			23,485
General partner interest—OCI Resource Partners LLC			2,666
Accumulated other comprehensive loss—interest rate swap	(191)	(108)	(108)

Total shareholder's equity	89,934	73,773	26,043
Noncontrolling interests	142,494	131,533	131,533

Total equity	232,428	205,306	157,576

TOTAL	$385,709	$354,805	$354,805

See notes to condensed consolidated financial statements.

OCI WYOMING HOLDING CO. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013 (UNAUDITED)

(In thousands of dollars except per share data)

	June 30, 2012	June 30, 2013
SALES—Affiliates	$120,254	$102,291
SALES—Non-affiliates	115,010	116,701

Total net sales	235,264	218,992

COST OF PRODUCTS SOLD—Affiliate royalties	7,832	314
COST OF PRODUCTS SOLD—Non-Affiliate	101,087	114,330
FREIGHT COSTS	55,213	60,343

Total cost of sales	164,132	174,987

GROSS PROFIT	71,132	44,005
SELLING AND MARKETING EXPENSES—Affiliates (Note 9)	2,212	2,776
SELLING AND MARKETING EXPENSES—Non-Affiliates	(61)	31
GENERAL AND ADMINISTRATIVE EXPENSES—Affiliates (Note 9)	3,355	3,797

OPERATING INCOME	65,626	37,401

OTHER (EXPENSE) INCOME:
Interest income	101	35
Interest expense	(745)	(705)
Other—net	(158)	150

Total other (expense) income	(802)	(520)

INCOME BEFORE PROVISION FOR INCOME TAXES	64,824	36,881
PROVISION FOR INCOME TAXES (Note 7)	9,128	4,909

NET INCOME	55,696	31,972
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	35,800	21,963

NET INCOME ATTRIBUTABLE TO OCI WYOMING HOLDING CO.	19,896	10,009

OTHER COMPREHENSIVE INCOME (LOSS):
Interest rate swap	(7)	163

COMPREHENSIVE INCOME	55,689	32,135
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE NONCONTROLLING INTEREST	35,796	22,043

COMPREHENSIVE INCOME ATTRIBUTABLE TO OCI WYOMING HOLDING CO.	$19,893	$10,092

Basic and diluted earnings per share (Note 11)	$19,896	$10,009
Unaudited pro forma net income per common and subordinated unit—basic and diluted		$0.75
Unaudited weighted average common and subordinated units outstanding—basic and diluted		19,950,000

See notes to condensed consolidated financial statements.

OCI WYOMING HOLDING CO. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)

FROM DECEMBER 31, 2012 THROUGH JUNE 30, 2013

(In thousands of dollars, except per share amounts)

	Common Stock			Retained Earnings (Accumulated Loss)	Accumulated Other Comprehensive Loss
			Additional Paid-In Capital			Total Shareholder's Equity	Noncontrolling Interests	Total Equity
	Shares	Amount
BALANCE—December 31, 2012	1,000	$1	$73,356	$16,768	$(191)	$89,934	$142,494	$232,428
Priority return distribution							(7,259)	(7,259)
Capital distribution				(26,253)		(26,253)	(25,745)	(51,998)
Net income				10,009		10,009	21,963	31,972
Other comprehensive income					83	83	80	163

BALANCE—June 30, 2013	1,000	$1	$73,356	$524	$(108)	$73,773	$131,533	$205,306

See notes to condensed consolidated financial statements.

OCI WYOMING HOLDING CO. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(In thousands of dollars)

	June 30, 2012	June 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$55,696	$31,972
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,428	11,372
Deferred income taxes	(303)	(406)
(Increase) decrease in:
Accounts receivable	(563)	(835)
Inventory	(7,006)	1,492
Other current assets	(578)	(761)
Increase (decrease) in:
Accounts payable	(2,719)	(2,981)
Due to/from affiliates—current	1,606	10,971
Accrued expenses and other liabilities	(7,979)	(5,066)
Other	2	0

Net cash provided by operating activities	49,584	45,758

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,014)	(3,791)

Net cash (used in) investing activities	(11,014)	(3,791)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(2,000)	(2,000)
Distribution to majority shareholder	(10,200)	(26,253)
Distribution to noncontrolling interest	(9,800)	(25,745)
Priority return distribution to noncontrolling interest	(7,259)	(7,259)

Net cash (used in) financing activities	(29,259)	(61,257)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,311	(19,290)
CASH AND CASH EQUIVALENTS:
Beginning of period	26,762	22,655

End of period	$36,073	$3,365

See notes to condensed consolidated financial statements.

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2012 AND 2013 (UNAUDITED)

(Amounts in thousands, except share and per share amounts)

1.     CORPORATE STRUCTURE AND OWNERSHIP

        Corporate Structure and Agreement of Limited Partnership—OCI Wyoming Holding Co. and its subsidiary (collectively the "Company") are 100% owned by OCI Chemical Corporation ("OCICC") which is ultimately 100% owned by OCI Enterprises, Inc. ("OCIE"). OCIE is a majority-owned subsidiary of OCI Company Ltd., Seoul Korea. OCI Wyoming Holding Co. owns a 50.49% general partner interest in OCI Wyoming L.P. ("OCIWLP" or "OCI Wyoming"), and until January 23, 2013, the remaining 48.51% general partner interest in OCIWLP was owned by Big Island Trona Company (BITCO), a wholly owned subsidiary of Anadarko Holding Company ("Anadarko"). The 1% limited partner interest in OCIWLP is owned by OCI Wyoming Co. ("OCIWCO"). Eighty percent of OCIWCO's common stock is held by OCICC, and until January 23, 2013, the remaining 20% of the common stock and 100% of the cumulative preferred stock was held by Anadarko. On January 23, 2013, Natural Resource Partners LP ("NRP") or entities controlled by NRP acquired Anadarko's interests in OCIWLP and OCIWCO.

        Pursuant to the Agreement of Limited Partnership, the owners of the 1% limited partner interest in OCIWLP are entitled to receive a cumulative annual priority return of $14,517. For the six months ended June 30, 2012 and 2013, all priority return distributions have been paid. Any priority return amounts in arrears earn interest at 9%. The Company distributed $26,253 to the majority shareholder and $33,004 to the non-controlling interest during the six months ended June 30, 2013 from available cash.

2.     BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accompanying unaudited condensed interim consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by GAAP for complete financial statements.

        In the opinion of management, the unaudited condensed consolidated financial statements includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial data as of June 30, 2013 and for the six months ended June 30, 2012 and 2013. The unaudited condensed consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

        Operating results for the six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this registration statement.

        Unaudited Pro forma Financial Information—Staff Accounting Bulletin 1.B.3 requires that certain distributions to owners prior to or concurrent with an initial public offering be considered as distributions in contemplation of that offering. Upon completion of the initial public offering of OCI Resources LP (the "Partnership"), the Partnership intends to distribute to OCICC approximately $83.5 million in cash, of which $18.0 million will be paid via OCI Wyoming Holding Co. to OCICC and $65.5 million will be paid via OCIWCO to OCICC. As part of the initial public offering of the Partnership, OCI Wyoming Holding Co. will own common and subordinated units of the Partnership

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SIX MONTHS ENDED JUNE 30, 2012 AND 2013 (UNAUDITED)

(Amounts in thousands, except share and per share amounts)

and, through its wholly owned subsidiary, OCI Resource Partners LLC, will own the Partnership's general partner interest. The unaudited pro forma balance sheet as of June 30, 2013 gives pro forma effect to the assumed distribution discussed above and the effect of the change in capitalization with respect to the elimination of the Company's common stock and additional paid-in capital as though the transaction were effective and the distribution payable as of that date. The unaudited pro forma balance sheet also gives effect to the elimination of deferred taxes accounted for by the Company, as the Partnership is not expected to incur tax.

        Unaudited pro forma net income per common and subordinated unit—basic and diluted and diluted and unaudited weighted average common and subordinated units outstanding—basic and diluted assumes 399,000 general partner units, 9,775,500 subordinated units and 9,775,500 common units were outstanding for the six months ended June 30, 2013. The Partnership's 9,775,500 common units consist of (i) the 4,775,500 common units held by OCI Wyoming Holding Co. and (ii) the 5,000,000 common units expected to be issued in the initial public offering of the Partnership. The number of common units that the Partnership would have been required to issue to fund the $83.5 million distribution is limited to the 5,000,000 common units of this offering and is calculated by dividing the $83.5 million distribution, plus the shortage of net earnings of $8.4 million and underwriting discounts and commissions and other offering costs of approximately $11.5 million, by the issuance price of $19.00 per common unit. Net earnings is calculated after giving effect to distributions already made on a rolling 12-month basis. Pro forma earnings for the six months ended June 30, 2013 include the elimination of income tax incurred by the Company as the Partnership is not expected to incur tax.

        The Company's significant accounting policies are described in Note 2 to the Company's Consolidated financial statements for the year ended December 31, 2012, included elsewhere in this registration statement.

        The Company has evaluated all subsequent events through August 9, 2013, the date the consolidated financial statements were available to be issued.

3.     INVENTORY

        Inventory as of December 31, 2012 and June 30, 2013 consists of the following:

	December 31, 2012	June 30, 2013
Raw materials	$5,294	$7,427
Finished goods	13,534	9,384
Stores inventory	23,296	23,821

Total	$42,124	$40,632

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SIX MONTHS ENDED JUNE 30, 2012 AND 2013 (UNAUDITED)

(Amounts in thousands, except share and per share amounts)

4.     DEBT

        Long-term debt as of December 31, 2012 and June 30, 2013 consists of the following:

	December 31, 2012	June 30, 2013
Variable Rate Demand Revenue Bonds, principal due October 1, 2018, interest payable monthly, bearing interest at 0.28% and 0.18%	$11,400	$11,400
Variable Rate Demand Revenue Bonds, principal due August 1, 2017, interest payable monthly, bearing interest at 0.28% and 0.18%	8,600	8,600
Note payable to Comerica Bank, principal due quarterly installments of $1,000 beginning in 2011 with $25,000 due October 1, 2014, interest payable quarterly, bearing variable interest at 1.86% and 1.82%	32,000	30,000

	$52,000	50,000
Current portion of long-term debt	(4,000)	(4,000)

Total long-term debt	$48,000	$46,000

        The above revenue bonds require OCIWLP to maintain standby letters of credit totaling $20,333 at December 31, 2012 and June 30, 2013. These letters of credit require compliance with certain covenants, including minimum net worth, maximum debt to net worth, and interest coverage ratios. As of December 31, 2012 and June 30, 2013, OCIWLP was in compliance with these debt covenants.

5.     RECLAMATION RESERVE

        Reclamation reserve as of December 31, 2012 and June 30, 2013 was comprised as follows:

	December 31, 2012	June 30, 2013
Balance at beginning of period	$3,440	$3,560
Accretion	120	102

Balance at end of period	$3,560	$3,662

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SIX MONTHS ENDED JUNE 30, 2012 AND 2013 (UNAUDITED)

(Amounts in thousands, except share and per share amounts)

6.     EMPLOYEE BENEFIT PLANS

        For the purposes of these condensed consolidated financial statements, the Company participates in various multi-employer benefit plans offered and administered by OCIE and is allocated its portion of the annual costs related thereto. The specific plans are as follows:

        Retirement Plans—Benefits provided under the OCI Pension Plan for Salaried Employees and OCI Pension Plan for Hourly Employees are based upon years of service and an employee's average compensation during the final years of service, as defined. Each plan covers substantially all full-time OCIWLP employees hired before May 1, 2001. OCIE's funding policy is to contribute annually at least the minimum required contribution based upon years of service and an employee's average compensation during the final years of service, as defined.

        The Company's allocated portion of OCIE's net periodic pension cost was $4,141 and $5,047 for the six months ended June 30, 2012 and 2013, respectively.

        Savings Plan—The OCI 401(k) Retirement Plan covers all eligible hourly and salaried employees. Eligibility is limited to all domestic residents and any foreign expatriates who are in the United States indefinitely. The plan permits employees to contribute specified percentages of their compensation, while the Company makes contributions based upon specified percentages of employee contributions. The Plan was amended such that participants hired on or subsequent to May 1, 2001, will receive an additional contribution from the Company based on a percentage of the participant's base pay. Contributions made to the plan by the Company were $669 and $795 for the six months ended June 30, 2012 and 2013, respectively.

        Postretirement Benefits—Most of the employees are eligible for postretirement benefits other than pensions if they reach retirement age while still employed.

        OCIE accounts for postretirement benefits on an accrual basis over an employee's period of service. The postretirement plan is not funded, and OCIE has the right to modify or terminate the plan. The Company's allocated portion of OCIE's postretirement benefit costs was $1,610 and $51 for the six months ended June 30, 2012 and 2013.

7.     INCOME TAXES

        The Company's provision for income taxes was $9,128 and $4,909 for the six months ended June 30, 2012 and 2013, respectively, resulting in an effective tax rate of 31.4% and 32.9%, respectively.

8.     COMMITMENTS AND CONTINGENCIES

        Contingencies—From time to time, the Company has various litigation, claims, and assessments that arise in the normal course of business. Management does not believe, based upon its evaluation and discussion with counsel, that the ultimate outcome of any current matters, individually or in the aggregate, would have a material effect on the Company's financial position, results of operations, or cash flows.

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SIX MONTHS ENDED JUNE 30, 2012 AND 2013 (UNAUDITED)

(Amounts in thousands, except share and per share amounts)

9.     RELATED-PARTY TRANSACTIONS

        OCICC is the exclusive sales agent for OCIWLP and through its membership in ANSAC, OCICC is responsible for promoting and increasing the use and sale of soda ash and other refined or processed sodium products produced. All actual sales and marketing costs incurred by OCICC are charged directly to OCIWLP. Selling, marketing and general administrative expenses also include amounts charged to the Company by OCIE and OCICC principally consisting of salaries, benefits, office supplies, professional fees, travel, rent and other costs of certain assets used by the Company.

        Net sales to affiliates for the six months ended June 30, 2012 and 2013 are as follows:

	Six Months Ended
	June 30, 2012	June 30, 2013
ANSAC	$116,225	$98,367
OCI Alabama LLC	4,029	3,924

Total	$120,254	$102,291

10.   MAJOR CUSTOMERS AND SEGMENT REPORTING

        The Company has one operating segment. The Company's sales by geographic area for the six months ended June 30, 2012 and 2013 are as follows:

	Six Months Ended
	June 30, 2012	June 30, 2013
Domestic	$99,776	$100,107

International
ANSAC	116,225	98,367
Other	19,263	20,518

Total	135,488	118,885

Total Sales	$235,264	$218,992

        The Company's largest customer by sales is ANSAC. In addition to ANSAC, the Company had sales to one customer that accounted for 11.3% and 6.5% of net sales for the six months ended June 30, 2012 and 2013, respectively.

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SIX MONTHS ENDED JUNE 30, 2012 AND 2013 (UNAUDITED)

(Amounts in thousands, except share and per share amounts)

11.   EARNINGS PER SHARE

        The Company's earnings per share for the six months ended June 30, 2012 and 2013 is calculated as follows:

	Six Months Ended
	June 30, 2012	June 30, 2013
Numerator
Net income attributable to OCI Wyoming Co.	$19,896	$10,009
Denominator
Weighted average number of shares issued	1,000	1,000
Basic and diluted earnings per share	$19,896	$10,009

12.   SUBSEQUENT EVENTS

        The Company entered into the OCI Wyoming Credit Facility and Ownership Restructuring Transaction in preparation for a planned initial public offering of a portion of its 50.49% interest in OCIWLP.

        OCI Wyoming Credit Facility—On July 18, 2013, OCI Wyoming entered into a $190 million senior unsecured revolving credit facility, which we refer to as the OCI Wyoming Credit Facility, with Bank of America, N.A., as administrative agent, and a syndicate of lenders, which will mature on the fifth anniversary of the closing date of such credit facility. The OCI Wyoming Credit Facility provides for revolving loans to fund working capital requirements, capital expenditures, to consummate permitted acquisitions and for all other lawful partnership purposes. As of July 18, 2013, OCI Wyoming had borrowings outstanding in the amount of $135.0 million under the OCI Wyoming Credit Facility that were used, together with $0.3 million in cash, to refinance $30.0 million of an existing credit facility, to fund an $11.5 million special distribution to OCIWCO and a $91.5 million aggregate special distribution to NRP and the Company, and to pay approximately $1.3 million of debt issuance costs. The OCI Wyoming Credit Facility has an accordion feature that allows OCI Wyoming to increase the available revolving borrowings under the facility by up to an additional $75.0 million, subject to OCI Wyoming receiving increased commitments from existing lenders or new commitments from new lenders and the satisfaction of certain other conditions. In addition, the OCI Wyoming Credit Facility includes a sublimit up to $20.0 million for same-day swing line advances and a sublimit up to $40.0 million for letters of credit. OCI Wyoming's obligations under the OCI Wyoming Credit Facility are guaranteed by each of its material domestic, and to the extent no material adverse tax consequences would result, foreign wholly owned subsidiaries. OCI Wyoming's obligations under the OCI Wyoming Credit Facility are unsecured.

        The OCI Wyoming Credit Facility contains various covenants and restrictive provisions that limit (subject to certain exceptions) OCI Wyoming's ability to:

  •
  make distributions on or redeem or repurchase units;

  •
  incur or guarantee additional debt;

  •
  make certain investments and acquisitions;

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SIX MONTHS ENDED JUNE 30, 2012 AND 2013 (UNAUDITED)

(Amounts in thousands, except share and per share amounts)

  •
  incur certain liens or permit them to exist;

  •
  enter into certain types of transactions with affiliates of OCI Wyoming;

  •
  merge or consolidate with another company; and

  •
  transfer, sell or otherwise dispose of assets.

        The OCI Wyoming Credit Facility also requires quarterly maintenance of a consolidated leverage ratio (as defined in the OCI Wyoming Credit Facility) of not more than 3.00 to 1.00 and a consolidated fixed charge coverage ratio (as defined in the OCI Wyoming Credit Facility) of not less than 1.00 to 1.00.

        In addition, the OCI Wyoming Credit Facility contains events of default customary for transactions of this nature, including (i) failure to make payments required under the OCI Wyoming Credit Facility, (ii) events of default resulting from our failure to comply with covenants and financial ratios in the OCI Wyoming Credit Facility, (iii) the occurrence of a change of control, (iv) the institution of insolvency or similar proceedings against OCI Wyoming and (v) the occurrence of a default under any other material indebtedness OCI Wyoming may have. Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of the OCI Wyoming Credit Facility, the lenders may terminate all outstanding commitments under the OCI Wyoming Credit Facility and may declare any outstanding principal of the OCI Wyoming Credit Facility debt, together with accrued and unpaid interest, to be immediately due and payable.

        Under the OCI Wyoming Credit Facility, a change of control is triggered if OCICC and its wholly-owned subsidiaries, directly or indirectly, cease to own all of the equity interests, or cease to have the ability to elect a majority of the board of directors (or similar governing body) of OCI Resources Partners LLC (or any entity that performs the functions of the Partnership's general partner). In addition, a change of control would be triggered if the Partnership ceases to own at least 50.1% of the economic interests in OCI Wyoming or cease to have the ability to elect a majority of the members of OCI Wyoming's partnership committee.

        Loans under the OCI Wyoming Credit Facility bear interest at OCI Wyoming's option at either:

  •
  a Base Rate, which equals the highest of (i) the federal funds rate in effect on such day plus 0.50%, (ii) the administrative agent's prime rate in effect on such day and (iii) one-month LIBOR plus 1.0%, in each case, plus an applicable margin; or

  •
  a LIBOR Rate plus an applicable margin. The unused portion of the OCI Wyoming Credit Facility is subject to an unused line fee ranging from 0.275% to 0.350% per annum based on OCI Wyoming's then current consolidated leverage ratio.

        Ownership Restructuring Transaction—On July 18, 2013 the following restructuring transactions were completed:

  •
  The Company contributed its 50.49% general partner interest in OCIWLP to the Partnership.

  •
  OCIWCO, which was owned by OCICC and NRP, restructured its 1% limited partner interest in OCIWLP by recapitalizing such limited partner interest into a 19.65% limited partner interest to eliminate, among other things, the $14.5 million annual preferred return to which OCIWCO was entitled. As a result of this recapitalization, the Partnership's general partner interest was

OCI WYOMING HOLDING CO. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SIX MONTHS ENDED JUNE 30, 2012 AND 2013 (UNAUDITED)

(Amounts in thousands, except share and per share amounts)

    reduced to a 40.98% general partner interest and NRP's 48.51% general partner interest was reduced to a 39.37% general partner interest.

  •
  OCIWCO redeemed all of its preferred stock and common stock held by NRP in exchange for a 9.63% recapitalized limited partner interest in OCIWLP. As a result of these transactions, (1) the Partnership owns a 40.98% general partner interest (or 51% of the outstanding general partner interest) in OCIWLP, (2) OCIWCO, which is now wholly-owned by OCICC, owns a 10.02% limited partner interest (or 51% of the outstanding limited partnership interests) in OCIWLP, and (3) NRP owns a 39.37% general partner interest (or 49% of the outstanding general partner interest) and 9.63% limited partner interest (or 49% of the outstanding limited partner interests) in OCIWLP.

  •
  At or immediately prior to the completion of the initial public offering of the Partnership, OCIWCO will contribute its 10.02% limited partner interest in OCIWLP to the Partnership.

******

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Partners of
OCI Resources LP
Atlanta, Georgia

        We have audited the accompanying balance sheet of OCI Resources LP (the "Company") as of May 3, 2013. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

        In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as May 3, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia

May 8, 2013

OCI RESOURCES LP

BALANCE SHEET

AS OF MAY 3, 2013

ASSETS
CURRENT ASSETS:
Cash	$1,000

TOTAL	$1,000

LIABILITIES AND PARTNERS' EQUITY
COMMITMENTS AND CONTINGENCIES (Note 4)
Limited partner's interest	$1,000
General partner's interest	0

TOTAL	$1,000

See notes to the balance sheet.

OCI RESOURCES LP

NOTES TO THE BALANCE SHEET

AS OF MAY 3, 2013

1. CORPORATE STRUCTURE AND OWNERSHIP

        OCI Resources LP, (the "Partnership") was formed on April 22, 2013 by OCI Wyoming Holding Co., or OCI Holdings, to hold, at the closing of our offering, a 50.49% controlling general partner interest in OCI Wyoming, L.P., or OCI Wyoming. OCI Wyoming owns and operates a trona ore mining and soda ash production facility in the Green River Basin of Wyoming. This general partner interest in OCI Wyoming is currently held by OCI Holdings. OCI Chemical Corporation, or OCI Chemical, owns 100% of the capital stock of OCI Holdings. OCI Chemical is a wholly owned subsidiary of OCI Enterprises Inc., or Enterprises. OCI Wyoming Co., or Wyoming Co., owns a 1% limited partner interest in OCI Wyoming. Wyoming Co. is owned by Enterprises and affiliates of National Resource Partners L.P., or NRP, an unaffiliated third party. NRP also owns a 48.51% general partner interest in OCI Wyoming.

        OCI Resource Partners LLC, as general partner, did not make a capital contribution to the Partnership in connection with its formation. On May 2, 2013, OCI Holdings, as the organizational limited partner, contributed $1,000 to the Partnership. Other than the capital contribution, there was no activity in the partnership between April 22, 2013 and May 3, 2013.

2. NATURE OF OPERATIONS

        The Partnership's operations will consist solely of an investment in OCI Wyoming, which is in the business of mining trona ore to produce soda ash.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation—This balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, membership interests, and cash flows have not been presented because the entity has had no business transactions or activities to date.

        Subsequent Events—The Partnership plans to file a Registration Statement on Form S-1 for an initial public offering of it common partnership units. Subsequent events have been evaluated through May 8, 2013, the date these financial statements were available to be issued.

4. COMMITMENTS AND CONTINGENCIES

        As of the date of these financial statements, the Partnership had no outstanding commitments or contingencies.

APPENDIX A
GLOSSARY OF INDUSTRY TERMS

        ANSAC:    American Natural Soda Ash Corporation, a U.S. export cooperative organized under the provisions of the Webb-Pomerene Act of 1918.

        Calciner:    A large furnace used to heat and bring about thermal decomposition of trona.

        Continuous Miner:    A machine with a large rotating steel drum equipped with tungsten carbide teeth that scrapes trona from a mining bed seam.

        Deca:    Sodium carbonate decahydrate, a natural by-product of trona ore processing.

        Effective Capacity:    The volume of soda ash that can be generated using current operational resources, taking into account scheduled and unscheduled downtime and idled capacity.

        Liquor:    A solution consisting of sodium carbonate dissolved in water.

        Longwall Mining:    A mining method employing heavy machinery to cut and remove trona from the wide face of a mine and hoist it to the surface. Longwall mining provides high production rates with low operating costs but requires large areas of medium to thick seams.

        Mining Bed:    A layer or stratum of trona.

        Mining Face:    The exposed area of an underground mine from which trona is extracted.

        MMBTU:    Million British thermal units

        MSHA:    Mine Safety and Health Administration.

        Nameplate Capacity:    Maximum potential output of a mining facility.

        Non-subsidence mining:    Any one of several mining techniques designed to prevent or avoid the collapse of the surface above the mine. Room and pillar mining, which leaves "pillars" to support the roof of a mine, is a form of non-subsidence mining.

        Operating Rate:    The amount of soda ash produced in a given year as a percentage of effective capacity for that year.

        Ore to Ash Ratio:    The number of short tons of trona ore it takes to produce one short ton of soda ash.

        Purged Liquor:    Liquor expelled into collection ponds during trona ore processing.

        Recovery Rate:    An amount, expressed as a percentage, calculated by dividing the volume of dry soda ash produced by the sum of the volume of dry soda ash produced and the losses experienced in the refinery process.

        Reserves:    That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

        Room and Pillar Mining:    A mining method wherein underground mineral seams are mined in a network of "rooms." As these rooms are cut and formed, continuous miners simultaneously load trona onto shuttle cars for hoisting to the surface. "Pillars" composed of trona are left behind in these rooms to support the roofs of the mines. Room and pillar mining is often used to mine smaller blocks or center seams.

        Run-of-Mine:    The amount of trona removed directly from the mine prior to processing.

A-1

        Seam:    Trona deposits occur in layers typically separated by layers of rock. Each layer of trona is called a "seam."

        Soda Ash:    Sodium carbonate (Na2CO3) in a powder form.

        Solution Mining:    A mining method in which ore is extracted by dissolving it in a leaching solution and pumping the dissolved ore to the surface for processing. Solution mining is used in situations where minimal seam width or deep mining beds prohibit the use of conventional underground mining techniques.

        Tailings Disposal:    Disposal of materials left over after the process of separating the soluble portion of trona ore from the non-soluble portion of trona ore.

        Trona:    Sodium sesquicarbonate (Na3H(CO3)2), a naturally occurring soft mineral, consisting primarily of sodium carbonate, or soda ash, sodium bicarbonate and water.

        Trona Ore:    Trona that has been removed from the ground.

A-2

APPENDIX B

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

OCI RESOURCES LP

A Delaware Limited Partnership

Dated as of
[*], 2013

FIRST AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF OCI RESOURCES LP

        THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF OCI RESOURCES LP dated as of [*], 2013, is entered into by and between OCI Resource Partners LLC, a Delaware limited liability company, as the General Partner, and OCI Wyoming Holding Co., a Delaware corporation, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Definitions.     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, stock acquisition, merger or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long-term, the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, "long-term" generally refers to a period of not less than twelve months.

        "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

          (a)   Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event; and

          (b)   If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

        "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property.

        "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Adjusted Operating Surplus" means, with respect to any period, (a) Operating Surplus generated with respect to such period less (b) (i) the amount of any net increase in Working Capital Borrowings (or the Partnership's proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period and (ii) the amount of any net decrease in cash reserves (or the Partnership's proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and plus (c) (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership's proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period, (ii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above and (iii) the amount of any net increase in cash reserves (or the Partnership's proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Aggregate Quantity of IDR Reset Common Units" has the meaning given such term in Section 5.11(a).

        "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property or other asset at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        "Agreement" means this First Amended and Restated Agreement of Limited Partnership of OCI Resources LP, as it may be amended, supplemented or restated from time to time.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

          (a)   the sum of:

              (i)  all cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

             (ii)  if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter; less,

          (b)   the amount of any cash reserves established by the General Partner (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

              (i)  provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter;

             (ii)  comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

            (iii)  provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

        Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Board of Directors" means, with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

        "Book Basis Derivative Items" means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

        "Book-Down Event" means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

        "Book-Up Event" means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Georgia shall not be regarded as a Business Day.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Capital Contribution" means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) current distributions that a Partner is entitled to receive but otherwise waives.

        "Capital Improvement" means (a) the construction of new capital assets by a Group Member, (b) the replacement, improvement or expansion of existing capital assets by a Group Member or (c) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member's pro rata share of the cost of the construction of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such construction, replacement, improvement or expansion is made to increase over the long-term, the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such construction, replacement, improvement, expansion or capital contribution. For purposes of this definition, "long-term" generally refers to a period of not less than twelve months.

        "Capital Surplus" means Available Cash distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(a).

        "Carrying Value" means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such property and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means a certificate in such form (including global form if permitted by applicable rules and regulations of the Depository Trust Company and its permitted successors and assigns) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "Citizenship Eligible Holder" means a Limited Partner whose nationality, citizenship or other related status the General Partner determines, upon receipt of an Eligibility Certificate or other requested information, does not or would not create under any federal, state or local law or regulation to which a Group Member is subject, a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which a Group Member has an interest.

        "Claim" (as used in Section 7.12(g)) has the meaning given such term in Section 7.12(g).

        "Closing Date" means the first date on which Common Units are sold by the Partnership to the IPO Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" for any day, means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" has the meaning given such term in Section 11.3(a).

        "Commences Commercial Service" means the date upon which a Capital Improvement is first put into commercial service by a Group Member following completion of construction, replacement, improvement or expansion and testing, as applicable.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

        "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

        "Conflicts Committee" means a committee of the Board of Directors composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group other than (i) Common Units and (ii) awards that are granted to such director in his capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).

        "Construction Debt" means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions (including incremental Incentive Distributions) on Construction Equity.

        "Construction Equity" means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions (including incremental Incentive Distributions) on other Construction Equity. Construction Equity does not include equity issued in the Initial Public Offering.

        "Construction Period" means the period beginning on the date that a Group Member enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member abandons or disposes of such Capital Improvement.

        "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Contribution Agreement" means that certain Contribution, Assignment and Assumption Agreement, dated as of [*], 2013, among the Partnership, the General Partner, OCI Holdings, OCI Chemical and OCI Wyoming Co., together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

        "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

        "Current Market Price" as of any date of any class of Limited Partner Interests, means the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

        "Deferred Issuance and Distribution" means (a) the issuance by the Partnership of a number of additional Common Units that is equal to the excess, if any, of (x) 750,000, over (y) the aggregate number, if any, of Common Units actually purchased by and issued to the IPO Underwriters pursuant to the Over-Allotment Option on the Option Closing Date(s), (b) distribution(s) of cash, pursuant to the Contribution Agreement, in an amount equal to the total amount of cash contributed by the IPO Underwriters to the Partnership on or in connection with any Option Closing Date with respect to Common Units issued by the Partnership upon the applicable exercise of the Over-Allotment Option in accordance with Section 5.3(b), if any, and (c) the issuance by the Partnership to the General Partner of 15,306 General Partner Units.

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

        "Derivative Partnership Interests" means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.

        "Disposed of Adjusted Property" has the meaning given such term in Section 6.1(d)(xii)(B).

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        "Eligibility Certificate" means a certificate the General Partner may request a Limited Partner to execute as to such Limited Partner's (or such Limited Partner's beneficial owners') federal income tax status or nationality, citizenship or other related status for the purpose of determining whether such Limited Partner is an Ineligible Holder.

        "Estimated Incremental Quarterly Tax Amount" has the meaning assigned to such term in Section 6.9.

        "Event of Withdrawal" has the meaning given such term in Section 11.1(a).

        "Excess Additional Book Basis" has the meaning given such term in the definition of "Additional Book Basis Derivative Items."

        "Excess Distribution" has the meaning given such term in Section 6.1(d)(iii)(A).

        "Excess Distribution Unit" has the meaning given such term in Section 6.1(d)(iii)(A).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

        "Expansion Capital Expenditures" means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (including periodic net payments under related interest rate swap agreements) and related fees paid during the Construction Period on Construction Debt. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

        "Final Subordinated Units" has the meaning given such term in Section 6.1(d)(x)(A).

        "First Liquidation Target Amount" has the meaning given such term in Section 6.1(c)(i)(D).

        "First Target Distribution" means $0.5750 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2013, it means the product of $0.5750 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

        "Fully Diluted Weighted Average Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes (a) the weighted average number of Outstanding Units during such period plus (b) all Partnership Interests and Derivative Partnership Interests (i) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (ii) whose conversion, exercise or exchange price, if any, is less than the Current Market Price on the date of such calculation, (iii) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (iv) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Interests and Derivative Partnership Interests shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (x) the number of Units issuable upon such conversion, exercise or exchange and (y) the number of Units that such consideration would purchase at the Current Market Price.

        "General Partner" means OCI Resource Partners LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

        "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

        "General Partner Unit" means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a "Unit."

        "Gross Liability Value" means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm's-length transaction.

        "Group" means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

        "Group Member" means a member of the Partnership Group.

        "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case, as such may be amended, supplemented or restated from time to time.

        "Hedge Contract" means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, the price of hydrocarbons, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.

        "Holder" means any of the following:

          (a)   the General Partner who is the Record Holder of Registrable Securities;

          (b)   any Affiliate of the General Partner who is the Record Holder of Registrable Securities (other than natural persons who are Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates);

          (c)   any Person that has been the General Partner within the prior two years and who is the Record Holder of Registrable Securities;

          (d)   any Person that has been an Affiliate of the General Partner within the prior two years and who is the Record Holder of Registrable Securities (other than natural persons who were Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates); and

          (e)   a transferee and current Record Holder of Registrable Securities to whom the transferor of such Registrable Securities, who was a Holder at the time of such transfer, assigns its rights and obligations under this Agreement; provided such transferee agrees in writing to be bound by the terms of this Agreement and provides its name and address to the Partnership promptly upon such transfer.

        "IDR Reset Common Units" has the meaning given such term in Section 5.11(a).

        "IDR Reset Election" has the meaning given such term in Section 5.11(a).

        "Incentive Distribution Right" means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

        "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and 6.4(b)(iii), (iv) and (v).

        "Incremental Income Taxes" has the meaning given such term in Section 6.9.

        "Indemnified Persons" has the meaning given such term in Section 7.12(g).

        "Indemnitee" means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement because such Person's status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group's business and affairs.

        "Ineligible Holder" means a Limited Partner who is not a Citizenship Eligible Holder.

        "Initial Common Units" means the Common Units sold in the Initial Public Offering.

        "Initial Limited Partners" means the Organizational Limited Partner, OCI Holdings (with respect to the Common Units and Subordinated Units received by it pursuant to Section 5.2(a)), the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2) and the IPO Underwriters upon the issuance by the Partnership of Common Units as described in Section 5.3 in connection with the Initial Public Offering.

        "Initial Public Offering" means the initial offering and sale of Common Units to the public (including the offer and sale of Common Units pursuant to the Over-Allotment Option), as described in the IPO Registration Statement.

        "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Common Units were first offered to the public for sale as set forth on the cover page of the IPO Prospectus or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

        "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) issuances of equity interests of any Group Member (including the Common Units sold to the IPO Underwriters in the Initial Public Offering) to anyone other than a member of the Partnership Group; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) capital contributions received by a Group Member.

        "Investment Capital Expenditures" means capital expenditures that are neither Expansion Capital Expenditures nor Maintenance Capital Expenditures.

        "IPO Prospectus" means the final prospectus relating to the Initial Public Offering dated September 13, 2013 and filed by the Partnership with the Commission pursuant to Rule 424 on September 16, 2013.

        "IPO Registration Statement" means the Registration Statement on Form S-1 (File No. 333-189838) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

        "IPO Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Liability" means any liability or obligation of any nature, whether accrued, contingent or otherwise.

        "Limited Partner" means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership.

        "Limited Partner Interest" means an ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (d) of the third sentence of Section 12.1, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidator" means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "Maintenance Capital Expenditures" means cash expenditures (including expenditures for the construction of new capital assets or the replacement, improvement or expansion of existing capital assets) by a Group Member made to maintain, over the long-term, the operating capacity or operating income of the Partnership Group. For purposes of this definition, "long-term" generally refers to a period of not less than twelve months.

        "Merger Agreement" has the meaning given such term in Section 14.1.

        "Minimum Quarterly Distribution" means $0.5000 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on December 31, 2013, it means the product of $0.5000 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property or other asset reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property or other asset is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

        "Net Income" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

        "Net Loss" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

        "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

        "Net Termination Gain" means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Net Termination Loss" means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(b); provided, however, the items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Notice" means a written request from a Holder pursuant to Section 7.12 which shall (i) specify the Registrable Securities intended to be registered, offered and sold by such Holder, (ii) describe the nature or method of the proposed offer and sale of Registrable Securities, and (iii) contain the undertaking of such Holder to provide all such information and materials and take all action as may be required or appropriate in order to permit the Partnership to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.12.

        "Notice of Election to Purchase" has the meaning given such term in Section 15.1(b).

        "OCI Chemical" means OCI Chemical Corporation, a Delaware corporation.

        "OCI Enterprises" means OCI Enterprises, Inc., a Delaware corporation.

        "OCI Holdings" means OCI Wyoming Holding Co., a Delaware corporation.

        "Omnibus Agreement" means that certain Omnibus Agreement, dated as of [*], 2013, among OCI Enterprises, the General Partner and the Partnership, as such agreement may be amended, supplemented or restated from time to time.

        "Operating Company" means OCI Wyoming, L.P., a Delaware limited partnership, and any successors thereto.

        "Operating Expenditures" means all Partnership Group cash expenditures (or the Partnership's proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of employees, officers and directors of the General Partner, reimbursement of expenses of the General Partner and its Affiliates, debt service payments, repayment of Working Capital Borrowings, and payments made in the ordinary course of business under any Hedge Contracts, subject to the following:

          (a)   repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of "Operating Surplus" shall not constitute Operating Expenditures when actually repaid;

          (b)   payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

          (c)   Operating Expenditures shall not include (i) Expansion Capital Expenditures or Investment Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Partners, or (iv) repurchases of Partnership Interests, other than repurchases of Partnership Interests by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Partnership Interests by the General Partner to satisfy obligations under employee benefit plans; and

          (d)   (i) amounts paid in connection with the initial purchase of a Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its scheduled settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract.

        "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

          (a)   the sum of (i) $20.0 million, (ii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Hedge Contracts (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (iii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions from Operating Surplus paid during the Construction Period (including incremental Incentive Distributions) on Construction Equity, less

          (b)   the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings, and (iv) any cash loss realized on disposition of an Investment Capital Expenditure; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but return of principal shall not be treated as cash receipts.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to, or the general counsel or other inside counsel of, the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other person selecting such counsel or obtaining such opinion.

        "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the IPO Underwriters upon exercise of the Over-Allotment Option.

        "Organizational Limited Partner" means OCI Holdings in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

        "Outstanding" means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, all Partnership Interests owned by or for the benefit of such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors.

        "Over-Allotment Option" means the over-allotment option granted to the IPO Underwriters by the Partnership pursuant to the Underwriting Agreement.

        "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

        "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means OCI Resources LP, a Delaware limited partnership.

        "Partnership Group" means, collectively, the Partnership and its Subsidiaries.

        "Partnership Interest" means any ownership interest, including any class or series of equity interest in the Partnership which shall include any Limited Partner Interests and the General Partner Interest but shall exclude any Derivative Partnership Interests.

        "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

        "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

        "Percentage Interest" means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, as the case may be, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

        "Person" means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Plan of Conversion" has the meaning given such term in Section 14.1.

        "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder, and (d) when used with respect to Holders who have requested to include Registrable Securities in a Registration

Statement pursuant to Section 7.12(a) or 7.12(b), apportioned among all such Holders in accordance with the relative number of Registrable Securities held by each such holder and included in the Notice relating to such request.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the Partnership's close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the Partnership's close of business on a particular Business Day.

        "Registrable Security" means any Partnership Interest other than the General Partner Interest and General Partner Units; provided any Registrable Security shall cease to be a Registrable Security (a) at the time a Registration Statement covering such Registrable Security is declared effective by the Commission or otherwise becomes effective under the Securities Act, and such Registrable Security may be sold or disposed of pursuant to such Registration Statement; (b) at the time such Registrable Security has been disposed of pursuant to Rule 144 (or any successor or similar rule or regulation under the Securities Act); (c) when such Registrable Security is held by a Group Member; and (d) at the time such Registrable Security has been sold in a private transaction in which the transferor's rights under Section 7.12 of this Agreement have not been assigned to the transferee of such securities.

        "Registration Statement" has the meaning given such term in Section 7.12(a) of this Agreement.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

        "Remaining Net Positive Adjustments" means, as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive

Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

        "Required Allocations" means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

        "Reset MQD" has the meaning given such term in Section 5.11(e).

        "Reset Notice" has the meaning given such term in Section 5.11(b).

        "Retained Converted Subordinated Unit" has the meaning given such term in Section 5.5(c)(ii).

        "Second Liquidation Target Amount" has the meaning given such term in Section 6.1(c)(i)(E).

        "Second Target Distribution" means $0.6250 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2013, it means the product of $0.6250 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

        "Selling Holder" means a Holder who is selling Registrable Securities pursuant to the procedures in Section 7.12 of this Agreement.

        "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee acting in good faith.

        "Subordinated Unit" means a Limited Partner Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

        "Subordination Period" means the period commencing on the Closing Date and expiring on the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending September 30, 2016 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units,

Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Surviving Business Entity" has the meaning given such term in Section 14.2(b).

        "Target Distributions" means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.

        "Third Target Distribution" means $0.7500 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2013, it means the product of $0.7500 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

        "Trading Day" means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

        "Transaction Documents" has the meaning given such term in Section 7.1(b).

        "transfer" has the meaning given such term in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.

        "Treasury Regulation" means the United States Treasury regulations promulgated under the Code.

        "Underwriting Agreement" means that certain Underwriting Agreement dated as of September 12, 2013 among the IPO Underwriters, OCI Enterprises, OCI Chemical, OCI Wyoming Holding Co., OCI Wyoming Co., the Partnership, the General Partner and the Operating Company providing for the purchase of Common Units by the IPO Underwriters.

        "Underwritten Offering" means (a) an offering pursuant to a Registration Statement in which Partnership Interests are sold to an underwriter on a firm commitment basis for reoffering to the public (other than the Initial Public Offering), (b) an offering of Partnership Interests pursuant to a Registration Statement that is a "bought deal" with one or more investment banks, and (c) an "at-the-market" offering pursuant to a Registration Statement in which Partnership Interests are sold to the public through one or more investment banks or managers on a best efforts basis.

        "Unit" means a Partnership Interest that is designated by the General Partner as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

        "Unit Majority" means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

        "Unitholders" means the Record Holders of Units.

        "Unpaid MQD" has the meaning given such term in Section 6.1(c)(i)(B).

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

        "Unrecovered Initial Unit Price" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

        "Unrestricted Person" means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an "Unrestricted Person" for purposes of this Agreement from time to time.

        "U.S. GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

        "Withdrawal Opinion of Counsel" has the meaning given such term in Section 11.1(b).

        "Working Capital Borrowings" means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

        Section 1.2    Construction.     Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and

Sections refer to Articles and Sections of this Agreement; (c) the terms "include," "includes," "including" or words of like import shall be deemed to be followed by the words "without limitation"; and (d) the terms "hereof," "herein" or "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

        Section 2.1    Formation.     The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of OCI Resources LP in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

        Section 2.2    Name.     The name of the Partnership shall be "OCI Resources LP". Subject to applicable law, the Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the regular communication to the Limited Partners immediately following such change.

        Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware shall be The Corporation Trust Company.     The principal office of the Partnership shall be located at Five Concourse Parkway, Suite 2500, Atlanta, Georgia 30328, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be Five Concourse Parkway, Suite 2500, Atlanta, Georgia 30328, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

        Section 2.4    Purpose and Business.     The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.

        Section 2.5    Powers.     The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        Section 2.6    Term.     The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

        Section 2.7    Title to Partnership Assets.     Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership asset for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership's designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

        Section 3.1    Limitation of Liability.     The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

        Section 3.2    Management of Business.     No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

        Section 3.3    Rights of Limited Partners.

          (a)   Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner's own expense:

              (i)  to obtain from the General Partner either (A) the Partnership's most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q or 8-K, or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.3(a)(i) if posted on or accessible through the Partnership's or the Commission's website);

             (ii)  to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

            (iii)  to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

          (b)   The rights to information granted to the Limited Partners pursuant to Section 3.3(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires Partnership Interests hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.3(a).

          (c)   The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

          (d)   Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

 ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP
INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

        Section 4.1    Certificates.     Record Holders of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the transfer records of the Partnership and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the transfer records of the Partnership. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner, and shall bear the legend set forth in Section 4.8(e). The signatures of such officers upon a certificate may be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Partnership with the same effect as if he were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(b) and Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing the Common Units into which such Record Holder's Subordinated Units converted, or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing the Common Units into which such Record Holders' Subordinated Units converted. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

        Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

          (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

          (b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

              (i)  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

             (ii)  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

            (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

            (iv)  satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

  If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

          (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        Section 4.3    Record Holders.     The names and addresses of Unitholders as they appear on the books of the Transfer Agent or General Partner, as applicable, shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person on the other, such representative Person shall be the Limited Partner with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Partner hereunder as, and to the extent, provided herein, including Section 10.1(c).

        Section 4.4    Transfer Generally.

          (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest (represented by General Partner Units) to another Person who is and becomes the General Partner as a result thereof, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or any part of such Limited Partner Interest to another Person who is or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

          (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void, and the Partnership shall have no obligation to effect any such transfer or purported transfer.

          (c)   Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such Person's shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner and the term "transfer" shall not include any such disposition.

          (d)   Notwithstanding anything to the contrary herein, OCI Holdings and/or OCI Resource Partners LLC (and their respective successors and assignees) may transfer, pledge, grant a security interest in, encumber and/or hypothecate any Limited Partner Interests (and such Limited Partner Interests may be transferred to, and/or acquired by, any Person in connection with the foreclosure or exercise of remedies in connection with such pledge, security interest, encumbrance and/or hypothecation), in each case without being subject to any restrictions or limitations herein.

        Section 4.5    Registration and Transfer of Limited Partner Interests.

          (a)   The General Partner shall keep or cause to be kept by the Transfer Agent on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

          (b)   The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are duly endorsed and surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded upon the Partnership's register or in the Transfer Agent's books.

          (c)   Upon the receipt of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded upon the Partnership's register or in the Transfer Agent's books.

          (d)   Except as provided in Section 4.9, by acceptance of any Limited Partner Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, or agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the transfer books of the Partnership or the Transfer Agent and such Person becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

          (e)   Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

          (f)    The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

        Section 4.6    Transfer of the General Partner's General Partner Interest.

          (a)   Subject to Section 4.6(b) below, the General Partner may transfer all or any part of its General Partner Interest without Unitholder approval or the approval of the holders of the Incentive Distribution Rights.

          (b)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

        Section 4.7    Transfer of Incentive Distribution Rights.     The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without the approval of any Limited Partner or any other Person.

        Section 4.8    Restrictions on Transfers.

          (a)   Except as provided in Section 4.8(d), notwithstanding other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

          (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to (i) avoid a significant risk of the Partnership's becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement, provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

          (c)   The transfer of a Subordinated Unit that has converted into a Common Unit or a Common Unit issued upon conversion of a Subordinated Unit shall be subject to the restrictions imposed by Section 6.7(b) and Section 6.7(c).

          (d)   Nothing contained in this Agreement, except Section 4.9, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

          (e)   Each certificate or book entry evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

    THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF OCI RESOURCES LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF OCI RESOURCES LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE OCI RESOURCES LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF OCI RESOURCES LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF OCI RESOURCES LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        Section 4.9    Eligibility Certificates; Ineligible Holders.

          (a)   The General Partner may upon demand or on a regular basis require Limited Partners, and transferees of Limited Partner Interests in connection with a transfer, to execute an Eligibility Certificate or provide other information as is necessary for the General Partner to determine if any such Limited Partners or transferees are Ineligible Holders.

          (b)   If any Limited Partner or its beneficial owners fails to furnish to the General Partner within 30 days of its request an Eligibility Certificate and other information related thereto, or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner or a transferee of a Limited Partner is an Ineligible Holder, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10 or the General Partner may refuse to effect the transfer of the Limited Partner Interests to such transferee. In addition, the General Partner shall be substituted for any Limited Partner that is an Ineligible Holder as the Limited Partner in respect of such Limited Partner Interests.

          (c)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

          (d)   Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interest (representing the right to receive its share of such distribution in kind).

          (e)   At any time after an Ineligible Holder can and does certify that it no longer is an Ineligible Holder, it may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder upon approval of the General Partner, shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Limited Partner Interests.

          (f)    If at any time a transferee of a Partnership Interest fails to furnish an Eligibility Certificate or any other information requested by the General Partner pursuant to this Section 4.9 within 30 days of such request, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that such transferee is an Ineligible Holder, the Partnership may, unless the transferee establishes to the satisfaction of the General Partner that such transferee is not an Ineligible Holder, prohibit and void the transfer, including by placing a stop order with the Transfer Agent.

        Section 4.10    Redemption of Partnership Interests of Ineligible Holders.

          (a)   If at any time a Limited Partner fails to furnish an Eligibility Certificate or any other information requested within a reasonable period of time specified by the General Partner pursuant to Section 4.9, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred his Limited Partner Interests to a Person who is not an Ineligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

              (i)  The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

             (ii)  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of each unit of Limited Partner Interests of the class to be so redeemed multiplied by the number of units of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

            (iii)  The Limited Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or Transferee at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

            (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

          (b)   The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee, agent or representative of a Person determined to be an Ineligible Holder.

          (c)   Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement and the transferor provides notice of such transfer to the General Partner. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that such transferee is not an Ineligible Holder. If the transferee fails to make such certification within a reasonable time period after the request and, in any event, before the redemption date, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        Section 5.1    Organizational Contributions.     In connection with the formation of the Partnership under the Delaware Act, the Partnership issued to the General Partner a 2% General Partner Interest in the Partnership and the General Partner was admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $1,000.00 for a Limited Partner Interest in the Partnership and was admitted as a Limited Partner of the Partnership. As of the Closing Date, the interests of the General Partner and Organizational Limited Partner shall be redeemed as provided in the Contribution Agreement and the initial Capital Contribution of the Organizational Limited Partner shall be refunded, and all interest or other profit that may have resulted from the investment or other use of such initial Capital Contribution shall be allocated and distributed to the Organizational Limited Partner.

        Section 5.2    Contributions by the General Partner and its Affiliates.

          (a)   On the Closing Date and pursuant to the Contribution Agreement, (i) the Partnership issued to the General Partner, in part representing a continuation of its 2% General Partner Interest (before giving effect to any exercise of the Over-Allotment Option and the Deferred Issuance and Distribution), and in part on behalf of the Organizational Limited Partner, 383,694 General Partner Units (subject to all of the rights, privileges and duties of the General Partner under this Agreement), and the Incentive Distribution Rights, (ii) the Partnership distributed to the Organizational Limited Partner $18,000,000 and issued to the Organizational Limited Partner 4,025,500 Common Units and 9,775,500 Subordinated Units representing a recapitalized 71.9% Limited Partner Interest (before giving effect to any exercise of the Over-Allotment Option and the Deferred Issuance and Distribution), subject to all of the rights, privileges and duties of a Limited Partner under this Agreement, (iii) OCI Wyoming Co. contributed to the Partnership its 10.02% limited partner interest in Operating Company, in exchange for a cash payment of $65,500,000, and (iv) (x) the Partnership issued to the Organizational Limited Partner, the right to receive the issuance of additional Common Units described in clause (a) of the definition of "Deferred Issuance and Distribution," (y) the Partnership issued to OCI Chemical, on behalf of the Organizational Limited Partner, the right to receive the distribution(s) of cash described in clause (b) of the definition of "Deferred Issuance and Distribution" and (z) the Partnership issued to the General Partner, on behalf of the Organizational Limited Partner, the right to receive the additional General Partner Units described in clause (c) of the definition of "Deferred Issuance and Distribution."

          (b)   Upon the issuance of any additional Limited Partner Interests by the Partnership (other than (i) the Common Units issued in the Initial Public Offering, (ii) the Common Units, Subordinated Units and Incentive Distribution Rights issued pursuant to Section 5.2(a) (including any Common Units issued pursuant to the Deferred Issuance and Distribution), (iii) any Common Units issued pursuant to Section 5.11 and (iv) any Common Units issued upon the conversion of any Partnership Interests), the General Partner may, in order to maintain the Percentage Interest with respect to its General Partner Interest, make additional Capital Contributions in an amount equal to the product obtained by multiplying (A) the quotient determined by dividing (x) the Percentage Interest with respect to the General Partner Interests immediately prior to the issuance of such additional Limited Partner Interests by the Partnership by (y) 100% less the Percentage Interest with respect to the General Partner Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership times (B) the gross amount contributed to the Partnership by the Limited Partners (before deduction of underwriters' discounts and commissions) in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership. Any Capital Contribution pursuant to this Section 5.2(b) shall be evidenced by the issuance to the General Partner of a proportionate number of additional General Partner Units.

        Section 5.3    Contributions by Limited Partners.

          (a)   On the Closing Date and pursuant to the Underwriting Agreement, each IPO Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the Underwriting Agreement.

          (b)   Upon the exercise, if any, of the Over-Allotment Option, each IPO Underwriter shall contribute cash to the Partnership on the Option Closing Date in exchange for the issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the Underwriting Agreement.

          (c)   No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units and Subordinated Units issued to OCI Holdings, pursuant to subparagraph (a) of Section 5.2, (ii) the Common Units issued to the IPO Underwriters as described in subparagraphs (a) and (b) of this Section 5.3 and (iii) the Incentive Distribution Rights issued to the General Partner.

          (d)   No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

        Section 5.4    Interest and Withdrawal.

        No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

        Section 5.5    Capital Accounts.

          (a)   The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The initial Capital Account balance attributable to the General Partner Units issued to the General Partner pursuant to Section 5.2(a) shall equal the Net Agreed Value of the Capital Contribution specified in Section 5.2(a), which shall be deemed to equal the product of the number of General Partner Units issued to the General Partner pursuant to Section 5.2(a) and the Initial Unit Price for each Common Unit (and the initial Capital Account balance attributable to each General Partner Unit shall equal the Initial Unit Price for each Common Unit). The initial Capital Account balance attributable to the Common Units and Subordinated Units issued to OCI Holdings pursuant to Section 5.2(a) shall equal the respective Net Agreed Value of the Capital Contributions specified in Section 5.2(a), which shall be deemed to equal the product of the number of Common Units and Subordinated Units issued to OCI Holdings pursuant to Section 5.2(a) and the Initial Unit Price for each such Common Unit and Subordinated Unit (and the initial Capital Account balance attributable to each such Common Unit and Subordinated Unit shall equal its Initial Unit Price). The initial Capital Account balance attributable to the Common Units issued to the IPO Underwriters pursuant to Section 5.3(a) shall equal the product of the number of Common Units so issued to the IPO Underwriters and the Initial Unit Price for each Common Unit (and the initial Capital Account balance attributable to each such Common Unit shall equal its Initial Unit Price). The initial Capital Account attributable to the Incentive Distribution Rights shall be zero. Thereafter, the Capital Account shall in respect of each such Partnership Interest be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

          (b)   For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

              (i)  Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership or disregarded entity for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or disregarded entity for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

             (ii)  All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

            (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

            (iv)  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

             (v)  An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.5(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.5(b).

            (vi)  In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

           (vii)  The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

          (c)   (i) Except as provided in this Section 5.5(c), the transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

             (ii)  Subject to Section 6.7(c), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any converted Subordinated Units ("Retained Converted Subordinated Units") or Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

          (d)   (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated, provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

             (ii)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

        Section 5.6    Issuances of Additional Partnership Interests.

          (a)   The Partnership may issue additional Partnership Interests (other than General Partner Interests) (except for General Partner Interests issued pursuant to Section 5.2(b)) and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

          (b)   Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

          (c)   The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.6, including Common Units issued in connection with the Deferred Issuance and Distribution, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.11, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests and Derivative Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests and Derivative Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests and Derivative Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

          (d)   No fractional Units shall be issued by the Partnership.

        Section 5.7    Conversion of Subordinated Units.

          (a)   All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the expiration of the Subordination Period.

          (b)   A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7

        Section 5.8    Limited Preemptive Right.     Except as provided in this Section 5.8 and in Section 5.2 and Section 5.11 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

        Section 5.9    Splits and Combinations.

          (a)   Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests (with General Partner Interests being distributed to General Partners and Limited Partner Interests being distributed to Limited Partners) to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.

          (b)   Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

          (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

          (d)   The Partnership shall not issue fractional Units or General Partner Units upon any distribution, subdivision or combination of Units or General Partner Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units or General Partner Units but for the provisions of Section 5.6(d), each fractional Unit or General Partner Unit shall be rounded to the nearest whole Unit or General Partner Unit (with fractional Units and General Partner Units equal to or greater than a 0.5 Unit or General Partner Unit being rounded to the next higher Unit or General Partner Unit).

        Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.     All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.

        Section 5.11    Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

          (a)   Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units Outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the "IDR Reset Election") to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the "IDR Reset Common Units") derived by dividing (i) the average amount of the aggregate cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.11(b)) in respect of the Incentive Distribution Rights by (ii) the average amount of the aggregate cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the "Aggregate Quantity of IDR Reset Common Units"). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. Upon the issuance of such IDR Reset Common Units, the Partnership will issue to the General Partner that number of additional General Partner Units equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner immediately prior to such issuance by (B) a percentage equal to 100% less such Percentage Interest by (y) the number of such IDR Reset Common Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance. The making of the IDR Reset Election in the manner specified in this Section 5.11 shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units and the General Partner will become entitled to receive General Partner Units on the basis specified above, without any further approval required by the General Partner or the Unitholders other than as set forth in this Section 5.11(a), at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

          (b)   To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the "Reset

  Notice") to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership's determination of the Aggregate Quantity of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

          (c)   The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units and the General Partner will be entitled to receive the related additional General Partner Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of IDR Reset Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such IDR Reset Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

          (d)   If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the IDR Reset Common Units to be issued pursuant to this Section 5.11 on or before the 30th calendar day following the Partnership's receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership's receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Interests into Common Units within not more than 12 months following the Partnership's receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

          (e)   The Minimum Quarterly Distribution and the Target Distributions, shall be adjusted at the time of the issuance of IDR Reset Common Units or other Partnership Interests pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership's receipt of the Reset Notice (the "Reset MQD"), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

          (f)    Upon the issuance of IDR Reset Common Units pursuant to Section 5.11(a), the Capital Account maintained with respect to the Incentive Distribution Rights will (i) first, be allocated to IDR Reset Common Units in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, as to any remaining balance in such Capital Account, will be retained by the holder of the Incentive Distribution Rights. If there is not sufficient capital associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.11(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (C).

 ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

        Section 6.1    Allocations for Capital Account Purposes.     For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

          (a)    Net Income.    After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

              (i)  First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the General Partner pursuant to Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for the current and all previous taxable periods; and

             (ii)  The balance, if any, (x) to the General Partner in accordance with its Percentage Interest, and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest.

          (b)    Net Loss.    After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

              (i)  First, to the General Partner and the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

             (ii)  The balance, if any, 100% to the General Partner.

          (c)    Net Termination Gains and Losses.    After giving effect to the special allocations set forth in Section 6.1(d), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

              (i)  Except as provided in Section 6.1(c)(iv), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

              (A)  First, to the General Partner until the aggregate of the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) and the Net Income allocated to the General Partner pursuant to Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for all previous taxable periods;

              (B)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the "Unpaid MQD") and (3) any then existing Cumulative Common Unit Arrearage;

              (C)  Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

              (D)  Fourth, 100% to the General Partner and all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of subclauses (1), (2), (3) and (4) is hereinafter referred to as the "First Liquidation Target Amount");

              (E)  Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of subclauses (1) and (2) is hereinafter referred to as the "Second Liquidation Target Amount");

              (F)  Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over

      (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv); and

              (G)  Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (G).

             (ii)  Except as otherwise provided by Section 6.1(c)(iii), Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:

              (A)  First, if Subordinated Units remain Outstanding, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

              (B)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

              (C)  Third, to the General Partner and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(C) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account); and

              (D)  Fourth, the balance, if any, 100% to the General Partner.

            (iii)  Any Net Termination Loss deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

              (A)  First, to the General Partner and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

              (B)  The balance, if any, to the General Partner.

            (iv)  If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), subsequent Net Termination Gain deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

              (A)  First, to the General Partner until the aggregate Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(B);

              (B)  Second, to the General Partner and the Unitholders, Pro Rata, until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(A); and

              (C)  The balance, if any, pursuant to the provisions of Section 6.1(c)(i).

          (d)    Special Allocations.    Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

              (i)  Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

             (ii)  Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) and other than an allocation pursuant to Section 6.1(d)(i), Section 6.1(d)(vi) and Section 6.1(d)(vii) with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

            (iii)  Priority Allocations.

              (A)  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an "Excess Distribution" and the Unit with respect to which the greater distribution is paid, an "Excess Distribution Unit"), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner's Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner's Percentage Interest at the time when the Excess Distribution occurs, and (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.

              (B)  After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner's Percentage Interest by (y) the sum of 100 less the General Partner's Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

            (iv)  Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704- 1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

             (v)  Gross Income Allocation.    In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

            (vi)  Nonrecourse Deductions.    Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

           (vii)  Partner Nonrecourse Deductions.    Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

          (viii)  Nonrecourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.

            (ix)  Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

             (x)  Economic Uniformity; Changes in Law.

              (A)  At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

              (B)  With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.11 equaling the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit.

              (C)  With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

              (D)  For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

            (xi)  Curative Allocation.

              (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

              (B)  The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

           (xii)  Corrective and Other Allocations.    In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

              (A)  Except as provided in Section 6.1(d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate such Additional Book Basis Derivative Items to (1) the holders of Incentive Distribution

      Rights and the General Partner to the same extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.5(d) and (2) all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to any Unitholders pursuant to Section 5.5(d).

              (B)  In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property ("Disposed of Adjusted Property"), the General Partner shall allocate (1) additional items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

              (C)  In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balances of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

              (D)  For purposes of this Section 6.1(d)(xii), the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement. In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for federal income tax purposes (the "lower tier partnership"), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A) through (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership's allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

          (xiii)  Special Curative Allocation in Event of Liquidation Prior to End of Subordination Period.    Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit, then items of income, gain, loss and deduction for the taxable period that includes the Liquidation Date (and, if necessary, items arising in previous taxable periods to the extent the General Partner determines such items may be so allocated), shall be specially allocated among the Partners in the manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

        Section 6.2    Allocations for Tax Purposes.

          (a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

          (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined to be appropriate by the General Partner (taking into account the General Partner's discretion under Section 6.1(d)(x)(D)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

          (c)   The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

          (d)   In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

          (e)   All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

          (f)    Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the

  Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that such items for the period beginning on the Closing Date and ending on the last day of the month in which the last Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; provided further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

          (g)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

        Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

          (a)   Within 45 days following the end of each Quarter commencing with the Quarter ending December 31, 2013, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. The Record Date for the first distribution of Available Cash shall not be prior to the final closing of the Over-Allotment Option or the Deferred Issuance and Distribution. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act and other applicable law, notwithstanding any other provision of this Agreement.

          (b)   Notwithstanding Section 6.3(a) (but subject to the last sentence of Section 6.3(a)), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

          (c)   The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner.

          (d)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        Section 6.4    Distributions of Available Cash from Operating Surplus.

          (a)   During the Subordination Period.    Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests issued pursuant to Section 5.6(b):

              (i)  First, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

             (ii)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

            (iii)  Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

            (iv)  Fourth, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

             (v)  Fifth, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

            (vi)  Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

           (vii)  Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

  provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

          (b)   After the Subordination Period.    Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of

  Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests issued pursuant to Section 5.6(b):

              (i)  First, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

             (ii)  Second, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

            (iii)  Third, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

            (iv)  Fourth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

             (v)  Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

  provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

        Section 6.5    Distributions of Available Cash from Capital Surplus.     Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, to the General Partner and the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a). Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

        Section 6.6    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

          (a)   The Minimum Quarterly Distribution, Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution and Target Distributions shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

          (b)   The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.

        Section 6.7    Special Provisions Relating to the Holders of Subordinated Units.

          (a)   Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x)(A), 6.7(b) and 6.7(c).

          (b)   A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

          (c)   The holder of a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 or Section 11.4 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are represented by Certificates) and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

        Section 6.8    Special Provisions Relating to the Holders of Incentive Distribution Rights.     Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in

Sections 6.4(a)(v), (vi) and (vii), Sections 6.4(b)(iii), (iv) and (v), and Section 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

        Section 6.9    Entity-Level Taxation.     If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, at its option, reduce the Minimum Quarterly Distribution and the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the "Incremental Income Taxes"), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quarterly Distribution and the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group's aggregate liability (the "Estimated Incremental Quarterly Tax Amount") for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1    Management.

          (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

              (i)  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;

             (ii)  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

            (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

            (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

             (v)  the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

            (vi)  the distribution of Partnership cash;

           (vii)  the selection, employment, retention and dismissal of employees, officers, agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

          (viii)  the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

            (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

             (x)  the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expenses and the settlement of claims and litigation;

            (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

           (xii)  the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

          (xiii)  the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

          (xiv)  the undertaking of any action in connection with the Partnership's participation in the management of any Group Member; and

           (xv)  the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

          (b)   Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each Record Holder and each other Person who may acquire an interest in a Partnership Interest or that is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement (collectively, the "Transaction Documents") (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

        Section 7.2    Certificate of Limited Partnership.     The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.3(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

        Section 7.3    Restrictions on the General Partner's Authority to Sell Assets of the Partnership Group.

        Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

        Section 7.4    Reimbursement of the General Partner.

          (a)   Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

          (b)   Subject to the Omnibus Agreement, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group's business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. This provision does not affect the ability of the General Partner and its Affiliates to enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

          (c)   The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or Derivative Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

          (d)   The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

        Section 7.5    Outside Activities.

          (a)   The General Partner, for so long as it is the General Partner of the Partnership, (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the

  Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except, in the case of clauses (i) and (ii), in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the IPO Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) subject to the limitations contained in the Omnibus Agreement, the performance of its obligations under the Omnibus Agreement, or (D) its guarantee of certain indebtedness of OCI Chemical, and the granting of a security interest in its assets to secure such guaranty.

          (b)   Subject to the terms of Section 7.5(c), each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

          (c)   Subject to the terms of Sections 7.5(a) and (b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner).No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

          (d)   The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term "Affiliates" when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

        Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

          (a)   The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member.

          (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

          (c)   No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner's Percentage Interest of the total amount distributed to all Partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

        Section 7.7    Indemnification.

          (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate's or Indemnitee's obligations pursuant to the Transaction Documents.

          (b)   Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

          (c)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

          (d)   The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

          (e)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

          (f)    For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

          (g)   In no event may an Indemnitee subject any Partner to personal liability by reason of the indemnification provisions set forth in this Agreement.

          (h)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

          (i)    The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

          (j)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.8    Liability of Indemnitees.

          (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, any Partner, or any other Persons who have acquired interests in the Partnership Interests or are otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

          (b)   The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct (whether willful or criminal) or negligence on the part of any such agent appointed by the General Partner in good faith.

          (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner or to any other Persons who are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

          (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

          (a)   Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner (in its individual capacity or its capacity as the General Partner or a Limited Partner) or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) determined by the Board of Directors to be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors to be fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, seek Unitholder approval or adopt a resolution or course of action that has not received Special Approval or Unitholder approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination or taking or declining to take such other action shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any determination by the Board of Directors that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or any determination by the Board of Directors that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the IPO Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any such duty.

          (b)   Whenever the General Partner or the Board of Directors of the General Partner, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the General Partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors of the General Partner or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in "good faith" for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in the best interests of the Partnership Group; provided, that if the Board of Directors of the General Partner is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.9(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in "good faith" for all purposes of this Agreement if the members of the Board of Directors of the General Partner making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.9(a), as applicable; provided further, that if the Board of Directors of the General Partner is making a determination that a director satisfies the eligibility requirements to be a member of a Conflicts Committee, then in lieu thereof, such determination will conclusively be deemed to be in "good faith" for all purposes of this Agreement if the members of the Board of Directors of the General Partner making such determination subjectively believe that the director satisfies the eligibility requirements to be a member of the Conflicts Committee.

          (c)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the General Partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrase, "the General Partner at its option," or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

          (d)   The General Partner's organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner's general partner, if the General Partner is a partnership.

          (e)   Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

          (f)    Except as expressly set forth in this Agreement or required by the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

          (g)   The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

          (h)   The Limited Partners expressly acknowledge that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners based on their particular circumstances) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable to the Limited Partners for monetary damages or equitable relief for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.

        Section 7.10    Other Matters Concerning the General Partner.

          (a)   The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

          (b)   The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

          (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any other Group Member.

        Section 7.11    Purchase or Sale of Partnership Interests.     The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests; provided that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

        Section 7.12    Registration Rights of the General Partner and its Affiliates.

          (a)    Demand Registration.    Upon receipt of a Notice from any Holder at any time after the 180th day after the Closing Date, the Partnership shall file with the Commission as promptly as reasonably practicable a registration statement under the Securities Act (each, a "Registration Statement") providing for the resale of the Registrable Securities, which may, at the option of the Holder giving such Notice, be a Registration Statement that provides for the resale of the Registrable Securities from time to time pursuant to Rule 415 under the Securities Act. The Partnership shall not be required pursuant to this Section 7.12(a) to file more than one Registration Statement in any twelve-month period nor to file more than three Registration Statements in the aggregate. The Partnership shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement and to remain effective and available for the resale of the Registrable Securities by the Selling Holders named therein until the earlier of (i) six months following such Registration Statement's effective date and (ii) the date on which all Registrable Securities covered by such Registration Statement have been sold. In the event one or more Holders request in a Notice to dispose of a number of Registrable Securities that such Holder or Holders reasonably anticipates will result in gross proceeds of at least $30 million in the aggregate pursuant to a Registration Statement in an Underwritten Offering, the Partnership shall retain underwriters that are reasonably acceptable to such Selling Holders in order to permit such Selling Holders to effect such disposition through an Underwritten Offering; provided the Partnership shall have the exclusive right to select the bookrunning managers. The Partnership and such Selling Holders shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information required under the terms of such underwriting agreement. In the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering.

          (b)    Piggyback Registration.    At any time after the 180th day after the Closing Date, if the Partnership shall propose to file a Registration Statement (other than pursuant to a demand made pursuant to Section 7.12(a)) for an offering of Partnership Interests for cash (other than an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement that does not permit secondary sales), the Partnership shall notify all Holders of such proposal at least five business days before the proposed filing date. The Partnership shall use commercially reasonable efforts to include such number of Registrable Securities held by any Holder in such Registration Statement as each Holder shall request in a Notice received by the Partnership within two business days of such Holder's receipt of the notice from the Partnership. If the Registration Statement about which the Partnership gives notice under this Section 7.12(b) is for an Underwritten Offering, then any Holder's ability to include its desired amount of Registrable Securities in such Registration Statement shall be conditioned on such Holder's inclusion of all such Registrable Securities in the Underwritten Offering; provided that, in the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. In connection with any such Underwritten Offering, the Partnership and the Selling Holders involved shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sells its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering. The Partnership shall have the right to terminate or withdraw any Registration Statement or Underwritten Offering initiated by it under this Section 7.12(b) prior to the effective date of the Registration Statement or the pricing date of the Underwritten Offering, as applicable.

          (c)    Sale Procedures.    In connection with its obligations under this Section 7.12, the Partnership shall:

              (i)  furnish to each Selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (B) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement; provided that the Partnership will not have any obligation to provide any document pursuant to clause (B) hereof that is available on the Commission's website;

             (ii)  if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

            (iii)  promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (B) any written comments from the Commission with respect to any Registration Statement or any document incorporated by reference therein and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto;

            (iv)  immediately notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the occurrence of any event or existence of any fact (but not a description of such event or fact) as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus contained therein, in the light of the circumstances under which a statement is made); (B) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, subject to Section 7.12(f), the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto; and

             (v)  enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities, including the provision of comfort letters and legal opinions as are customary in such securities offerings.

          (d)    Suspension.    Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in Section 7.12(c)(iv), shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by such subsection or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus.

          (e)    Expenses.    Except as set forth in an underwriting agreement for the applicable Underwritten Offering or as otherwise agreed between a Selling Holder and the Partnership, all costs and expenses of a Registration Statement filed or an Underwritten Offering that includes Registrable Securities pursuant to this Section 7.12 (other than underwriting discounts and commissions on Registrable Securities and fees and expenses of counsel and advisors to Selling Holders) shall be paid by the Partnership.

          (f)    Delay Right.    Notwithstanding anything to the contrary herein, if the General Partner determines that the Partnership's compliance with its obligations in this Section 7.12 would be detrimental to the Partnership because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone compliance with such obligations for a period of not more than six months; provided that such right may not be exercised more than twice in any 24-month period.

          (g)    Indemnification.

              (i)  In addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless each Holder selling Registrable Securities under a Registration Statement pursuant to this Section 7.12, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(g) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

             (ii)  Each Selling Holder shall, to the fullest extent permitted by law, indemnify and hold harmless the Partnership, the General Partner's officers and directors and each Person who controls the Partnership or the General Partner (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement, prospectus or free writing prospectus relating the Registrable Securities held by such Selling Holder.

            (iii)  The provisions of this Section 7.12(g) shall be in addition to any other rights to indemnification or contribution that an indemnified Person may have pursuant to law, equity, contract or otherwise.

        Section 7.13    Reliance by Third Parties.     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1    Records and Accounting.     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the register of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

        Section 8.2    Fiscal Year.     The fiscal year of the Partnership shall be a fiscal year ending December 31.

        Section 8.3    Reports.

          (a)   As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership's or the Commission's website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

          (b)   As soon as practicable, but in no event later than 50 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership's or the Commission's website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

        Section 9.1    Tax Returns and Information.     The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

        Section 9.2    Tax Elections.

          (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

          (b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

        Section 9.3    Tax Controversies.     Subject to the provisions hereof, the General Partner is designated as the "tax matters partner" (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

        Section 9.4    Withholding.     Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

        Section 10.1    Admission of Limited Partners.

          (a)   Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, OCI Holdings and the IPO Underwriters in connection with the Initial Public Offering as described in Article V, such Persons shall, by acceptance of such Partnership Interests, and upon becoming the Record Holders of such Partnership Interests, be admitted to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them and be bound by this Agreement, all with or without execution of this Agreement by such Persons.

          (b)   By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, who shall be subject to Section 10.1(c) below) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement, and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

          (c)   With respect to any Limited Partner that holds Units representing Limited Partner Interests for another Person's account (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such Limited Partner shall, in exercising the rights of a Limited Partner in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Units at the direction of the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Limited Partner is so acting without further inquiry.

          (d)   The name and mailing address of each Record Holder shall be listed on the books of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

          (e)   Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

        Section 10.2    Admission of Successor General Partner.     A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

        Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.     To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

        Section 11.1    Withdrawal of the General Partner.

          (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

              (i)  The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

             (ii)  The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

            (iii)  The General Partner is removed pursuant to Section 11.2;

            (iv)  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

             (v)  A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

            (vi)  (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner. If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

          (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Time, on September 30, 2023 the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Eastern Time, on September 30, 2023 the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates

  (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

        Section 11.2    Removal of the General Partner.     The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class and Unitholders holding a majority of the outstanding Subordinated Units (if any Subordinated Units are then Outstanding) voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

        Section 11.3    Interest of Departing General Partner and Successor General Partner.

          (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates' general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates' Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the

  Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

  For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

          (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

          (c)   If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor

  General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

        Section 11.4    Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.     Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, provided, however, that such converted Subordinated Unit shall remain subject to the provisions of Section 6.7(c), (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor in accordance with Section 11.3.

        Section 11.5    Withdrawal of Limited Partners.     No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

        Section 12.1    Dissolution.     The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

          (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

          (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

          (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

          (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

        Section 12.2    Continuation of the Business of the Partnership After Dissolution.     Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

            (i)  the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

           (ii)  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

  provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

        Section 12.3    Liquidator.     Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

        Section 12.4    Liquidation.     The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

          (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

          (b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

          (c)   All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704- 1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

        Section 12.5    Cancellation of Certificate of Limited Partnership.     Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        Section 12.6    Return of Contributions.     The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

        Section 12.7    Waiver of Partition.     To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

        Section 12.8    Capital Account Restoration.     No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

        Section 13.1    Amendments to be Adopted Solely by the General Partner.    Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

          (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

          (b)   admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

          (c)   a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

          (d)   a change that the General Partner determines, (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect (except as permitted by subsection (g) of this Section 13.1), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

          (e)   a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

          (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

          (g)   an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6;

          (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

          (i)    an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

          (j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

          (k)   a merger, conveyance or conversion pursuant to Section 14.3(d) or Section 14.3(e); or

              (i)  any other amendments substantially similar to the foregoing.

        Section 13.2    Amendment Procedures.     Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership's or the Commission's website.

        Section 13.3    Amendment Requirements.

          (a)   Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

          (b)   Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

          (c)   Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

          (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

          (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

        Section 13.4    Special Meetings.     All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

        Section 13.5    Notice of a Meeting.     Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.

        Section 13.6    Record Date.     For purposes of determining the Limited Partners who are Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.

        Section 13.7    Postponement and Adjournment.     Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited

Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        Section 13.8    Waiver of Notice; Approval of Meeting.     The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

        Section 13.9    Quorum and Voting.     The presence, in person or by proxy, of holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote at such meeting shall be deemed to constitute the act of all Limited Partners, unless a different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement.

        Section 13.10    Conduct of a Meeting.     The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

        Section 13.11    Action Without a Meeting.     If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

        Section 13.12    Right to Vote and Related Matters.

          (a)   Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

          (b)   With respect to Units that are held for a Person's account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

        Section 13.13    Voting of Incentive Distribution Rights.

          (a)   For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Partnership matter except as may otherwise be required by law, and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

          (b)   For so long as less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of Unitholders, other than amendments to this Agreement and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect. On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Subordinated Units, prior to the end of the Subordination Period, or together with the Common Units, thereafter, in either case as a single class except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Subordinated Units or Common Units, as applicable, when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement. The relative voting power of the Incentive Distribution Rights and the Subordinated Units or Common Units, as applicable, will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

          (c)   Notwithstanding Section 13.13(b), in connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the General Partner, such reduction will be in the long-term best interest of the holders of the Incentive Distribution Rights.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

        Section 14.1    Authority.     The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation ("Merger Agreement") or a written plan of conversion ("Plan of Conversion"), as the case may be, in accordance with this Article XIV.

        Section 14.2    Procedure for Merger, Consolidation or Conversion.

          (a)   Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.

          (b)   If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

              (i)  name and state of domicile of each of the business entities proposing to merge or consolidate;

             (ii)  the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

            (iii)  the terms and conditions of the proposed merger or consolidation;

            (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

             (v)  a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

            (vi)  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

           (vii)  such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

          (c)   If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

              (i)  the name of the converting entity and the converted entity;

             (ii)  a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

            (iii)  a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

            (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

             (v)  in an attachment or exhibit, the certificate of limited partnership of the Partnership; and

            (vi)  in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

           (vii)  the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

          (viii)  such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

        Section 14.3    Approval by Limited Partners.     Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

          (a)   Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

          (b)   Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

          (c)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

          (d)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

          (e)   Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

        Section 14.4    Certificate of Merger or Certificate of Conversion.     Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

        Section 14.5    Effect of Merger, Consolidation or Conversion.

          (a)   At the effective time of the merger:

              (i)  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

             (ii)  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

            (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

            (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

          (b)   At the effective time of the conversion:

              (i)  the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

             (ii)  all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

            (iii)  all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

            (iv)  all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

             (v)  a proceeding pending by or against the Partnership or by or against any of the Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

            (vi)  the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

        Section 15.1    Right to Acquire Limited Partner Interests.

          (a)   Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership, beneficial owners or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

          (b)   If the General Partner any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 90, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such

  Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent or the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

          (c)   In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

ARTICLE XVI

GENERAL PROVISIONS

        Section 16.1    Addresses and Notices; Written Communications.

          (a)   Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

          (b)   The terms "in writing", "written communications," "written notice" and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

        Section 16.2    Further Action.     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 16.3    Binding Effect.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 16.4    Integration.     This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 16.5    Creditors.     None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        Section 16.6    Waiver.     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 16.7    Third-Party Beneficiaries.     Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

        Section 16.8    Counterparts.     This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) or (b) without execution hereof.

        Section 16.9    Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

          (a)   This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

          (b)   Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

              (i)  irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

             (ii)  irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;

            (iii)  agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

            (iv)  expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

             (v)  consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

        Section 16.10    Invalidity of Provisions.     If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

        Section 16.11    Consent of Partners.     Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

        Section 16.12    Facsimile and Email Signatures.     The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
OCI RESOURCE PARTNERS LLC
By:
Name:
Title:
ORGANIZATIONAL LIMITED PARTNER:
OCI WYOMING HOLDING CO.
By:
Name:
Title:

Signature Page to First Amended and Restated
Agreement of Limited Partnership of OCI Resources LP

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
OCI Resources LP

Certificate Evidencing Common Units
Representing Limited Partner Interests in
OCI Resources LP

No.                        Common Units

        In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of OCI Resources LP, as amended, supplemented or restated from time to time (the "Partnership Agreement"), OCI Resources LP, a Delaware limited partnership (the "Partnership"), hereby certifies that (the "Holder") is the registered owner of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF OCI RESOURCES LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF OCI RESOURCES LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE OCI RESOURCES LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF OCI RESOURCES LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF OCI RESOURCES LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

        This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware

Dated:	OCI Resources LP
By: OCI RESOURCE PARTNERS LLC, Its General Partner
By:
By:

Countersigned and Registered by:
Wells Fargo Shareowner Services as Transfer Agent and Registrar
By:	Authorized Signature

[Reverse of Certificate]

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT TRANSFERS MIN ACT
TEN ENT—as tenants by the entireties	Custodian
	(Cust)	(Minor)
JT TEN—as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF
OCI RESOURCES LP

FOR VALUE RECEIVED, hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

        Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of OCI Resources LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
(Signature)
(Signature)

THE SIGNATURE(S) MUST BE
GUARANTEED BY AN ELIGIBLE
GUARANTOR INSTITUTION (BANKS,
STOCKBROKERS, SAVINGS AND LOAN
ASSOCIATIONS AND CREDIT UNIONS
WITH MEMBERSHIP IN AN APPROVED
SIGNATURE GUARANTEE MEDALLION
PROGRAM), PURSUANT
TO S.E.C. RULE 17Ad-15

        No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

OCI Resources LP

5,000,000 Common Units
Representing Limited Partner Interests

Prospectus
September 13, 2013

Citigroup

Goldman, Sachs & Co.

Barclays

Credit Suisse

        Through and including October 8, 2013 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.